      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          CORAM HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)

                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                                 (303) 292-4973

               (Address, including zip code, telephone number and
             area code of Registrant's principal executive offices)

       STATE OF DELAWARE                 33-0615337                       8082
(State or other jurisdiction of       (I.R.S. Employer        (Primary Standard Industrial
incorporation or organization)     Identification Number)     Classification Code Number)

                             ---------------------
                                JAMES M. SWEENEY
                            CHIEF EXECUTIVE OFFICER
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                                 (303) 292-4973

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

    ROBERT A. SCHWED, ESQ.                       RICHARD A. FINK, ESQ.
    OTHON A. PROUNIS, ESQ.                    JEREMY W. MAKARECHIAN, ESQ.
  REBOUL, MACMURRAY, HEWITT,                  BROBECK, PHLEGER & HARRISON
      MAYNARD & KRISTOL                   1125 SEVENTEENTH STREET, SUITE 1500
     45 ROCKEFELLER PLAZA                       DENVER, COLORADO 80202
   NEW YORK, NEW YORK 10111

                             ---------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM    AMOUNT OF
  TITLE OF SECURITIES TO BE    AMOUNT TO BE   PROPOSED MAXIMUM AGGREGATE OFFERING   REGISTRATION
          REGISTERED          REGISTERED(1)  OFFERING PRICE(2)      PRICE(3)          FEE(4)
- -------------------------------------------------------------------------------------------------
Common Stock, par value $.001
  per share..................    45,665,000        $28.31         $841,968,050       $290,334
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Based upon assumed maximum number of shares that may be issued in the transactions described herein.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) based upon the average of the high and low prices reported on NASDAQ for a share of Lincare Common Stock on May 9, 1995.
(3) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(f).
(4) The registration fee was calculated based on a fee of 1/29 of 1% of the proposed maximum aggregate offering price.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          CORAM HEALTHCARE CORPORATION

              CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND
              PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                LOCATION OF CAPTION IN JOINT
ITEM                                                                        PROXY
NO.                      FORM S-4 CAPTION                           STATEMENT/PROSPECTUS
- ----   -----------------------------------------------------  ---------------------------------
 1.    Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus.....................  Facing Page of Registration
                                                              Statement, Outside Front Cover
                                                              Page
 2.    Inside Front and Outside Back Cover Pages of
         Prospectus.........................................  Inside Front Cover Page;
                                                              Available Information; Table of
                                                              Contents
 3.    Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information..................................  Summary; Summary Historical
                                                              Consolidated Financial Data;
                                                              Comparative Per Share Data;
                                                              Investment Considerations; The
                                                              Coram Meeting; The Lincare
                                                              Meeting; The Merger
 4.    Terms of the Transaction.............................  Summary; The Merger; The Merger
                                                              Agreement; Comparative Rights of
                                                              Stockholders
 5.    Pro Forma Financial Information......................  Summary Historical Consolidated
                                                              Financial Data; Unaudited Pro
                                                              Forma Condensed Combined
                                                              Financial Statements
 6.    Material Contracts with the Company Being Acquired...  Not Applicable
 7.    Additional Information Required for Reoffering by
         Persons and Parties Deemed to Be Underwriters......  Not Applicable
 8.    Interests of Named Experts and Counsel...............  The Merger; Legal Matters;
                                                              Experts
 9.    Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities.....................  Not Applicable
10.    Information With Respect to S-3 Registrants..........  Not Applicable
11.    Incorporation of Certain Information by Reference....  Not Applicable
12.    Information With Respect to S-2 or S-3 Registrants...  Not Applicable
13.    Incorporation of Certain Information by Reference....  Not Applicable

                                                                LOCATION OF CAPTION IN JOINT
ITEM                                                                        PROXY
NO.                      FORM S-4 CAPTION                           STATEMENT/PROSPECTUS
- ----   -----------------------------------------------------  ---------------------------------
14.    Information With Respect to Registrants Other Than
         S-2 or S-3 Registrants.............................  Summary; Summary Historical
                                                              Consolidated Financial Data; Com-
                                                              parative Per Share Data; Compara-
                                                              tive Market Data; Capitalization;
                                                              Selected Historical Consolidated
                                                              Financial Data of Coram; Selected
                                                              Historical Consolidated Financial
                                                              Data of Caremark Business; Man-
                                                              agement's Discussion and Analysis
                                                              of Financial Conditions and
                                                              Results of Operations -- Coram;
                                                              Management's Discussion and
                                                              Analysis of Financial Condition
                                                              and Results of Operations -- The
                                                              Caremark Business; Business of
                                                              Coram; Management of Coram;
                                                              Security Ownership of Principal
                                                              Stockholders and Management of
                                                              Coram; Certain Relationships and
                                                              Transactions; Unaudited Pro Forma
                                                              Condensed Combined Financial
                                                              Data; Financial Statements
15.    Information With Respect to S-3 Companies............  Not Applicable
16.    Information With Respect to S-2 or S-3 Companies.....  Not Applicable
17.    Information With Respect to Companies Other Than S-2
         or S-3 Companies...................................  Summary; Summary Historical
                                                              Consolidated Financial Data;
                                                              Selected Historical Consolidated
                                                              Financial Data of Lincare;
                                                              Management's Discussion and
                                                              Analysis of Financial Condition
                                                              and Results of
                                                              Operations -- Lincare; Business
                                                              of Lincare; Management of
                                                              Lincare; Security Ownership of
                                                              Principal Stockholders and
                                                              Management of Lincare; Unaudited
                                                              Pro Forma Condensed Combined
                                                              Financial Data; Financial
                                                              Statements
18.    Information if Proxies, Consents or Authorizations
         are to be Solicited................................  Notices of Stockholder Meetings;
                                                              Outside Front Cover Page;
                                                              Summary; The Coram Meeting; The
                                                              Lincare Meeting; The Merger;
                                                              Amendment of Coram's Certificate
                                                              of Incorporation
19.    Information if Proxies, Consents, or Authorizations
         are not to be Solicited, or in an Exchange Offer...  Not Applicable

                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202

                                 June   , 1995

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Coram Healthcare Corporation, a Delaware corporation
("Coram"), to be held on           , July   , 1995, at       a.m., local time,
at           .

     At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 17, 1995 (the "Merger Agreement") between Lincare Holdings Inc., a Delaware corporation ("Lincare"), and Coram, providing for the merger (the "Merger") of CHC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Coram, with and into Lincare, with Lincare becoming a wholly-owned subsidiary of Coram. In accordance with the Merger Agreement, each share of Common Stock, par value $.01 per share, of Lincare (the "Lincare Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 1.5354 shares (the "Exchange Ratio") of Common Stock, par value $.001 per share, of Coram (the "Coram Common Stock"). Approval and adoption of the Merger Agreement also will constitute approval of the amendment of Coram's Certificate of Incorporation effective upon consummation of the Merger. Such amendment will increase the number of authorized shares of Coram Common Stock. In addition, approval and adoption of the Merger Agreement will constitute approval of the assumption by Coram of Lincare's stock option plans under which the outstanding Lincare stock options were granted.

     In addition to the proposal regarding the Merger Agreement, you will be asked to consider and vote upon (i) the election of members of the Board of Directors of Coram and (ii) a proposal, contingent upon approval of the proposal regarding the Merger Agreement, to amend Coram's 1994 Stock Option/Stock Issuance Plan (the "Coram Option Plan") to increase the number of shares authorized to be issued under the Coram Option Plan from 7,600,000 to 12,000,000. The Merger and other related matters, the election of directors and the proposal to amend the Coram Option Plan are more fully described in the accompanying Joint Proxy Statement/Prospectus. We urge you to review carefully the Joint Proxy Statement/Prospectus and the accompanying appendices.

     AFTER CAREFUL CONSIDERATION, THE CORAM BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE AMENDMENT TO CORAM'S CERTIFICATE OF INCORPORATION) AND THE AMENDMENT TO THE CORAM OPTION PLAN. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER AND THE AMENDMENT TO THE CORAM OPTION PLAN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF CORAM AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND THE AMENDMENT TO THE CORAM OPTION PLAN AT THE ANNUAL MEETING. IN ADDITION, THE CORAM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE CORAM BOARD OF DIRECTORS NAMED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

     We hope you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Accordingly, please complete, sign and date the enclosed proxy and promptly return it in the enclosed prepaid envelope. If you are present at the meeting you may, if you wish, withdraw your proxy and vote in person.

                                          Very truly yours,

                                          /s/ JAMES M. SWEENEY
                                          JAMES M. SWEENEY
                                          Chairman and
                                          Chief Executive Officer

                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on July   , 1995

To the Stockholders of
CORAM HEALTHCARE CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Coram Healthcare Corporation, a Delaware corporation ("Coram"),
will be held at       a.m., local time, on           , July   , 1995, to
consider and act upon:

          1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of April 17, 1995 (the "Merger Agreement") between Lincare Holdings Inc., a Delaware corporation ("Lincare"), and Coram, providing for the merger (the "Merger") of CHC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Coram, with and into Lincare, with Lincare becoming a wholly-owned subsidiary of Coram. In accordance with the Merger Agreement, each share of Common Stock, par value $.01 per share, of Lincare (the "Lincare Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 1.5354 shares (the "Exchange Ratio") of Common Stock, par value $.001 per share, of Coram (the "Coram Common Stock"). Approval and adoption of the Merger Agreement also will constitute approval of the amendment of Coram's Certificate of Incorporation effective upon consummation of the Merger. Such amendment will increase the number of authorized shares of Coram Common Stock. In addition, approval and adoption of the Merger Agreement will constitute approval of the assumption by Coram of Lincare's stock option plans under which the outstanding Lincare stock options were granted.

          2. The election of members of the Coram Board of Directors.

          3. A proposal to amend Coram's 1994 Stock Option/Stock Issuance Plan (the "Coram Option Plan"), contingent upon approval of the proposal regarding the Merger Agreement, to increase the number of shares authorized to be issued under the Coram Option Plan from 7,600,000 to 12,000,000.

          4. Such other business as properly may come before the Coram Meeting or any adjournment or postponement thereof.

     The Merger and other related matters (including the proposed amendment of Coram's Certificate of Incorporation) and the election of directors and the proposed amendment to the Coram Option Plan are more fully described in the accompanying Joint Proxy Statement/Prospectus and the appendices thereto, which form a part of this Notice.

     The Board of Directors of Coram has fixed the close of business on May   ,
1995 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the offices of Coram located at 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, at least ten days prior to the Coram Meeting.

     AFTER CAREFUL CONSIDERATION, THE CORAM BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE AMENDMENT OF CORAM'S CERTIFICATE OF INCORPORATION) AND THE AMENDMENT TO THE CORAM OPTION PLAN. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER AND THE AMENDMENT TO THE CORAM OPTION PLAN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF CORAM AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND THE AMENDMENT TO THE CORAM OPTION PLAN AT THE ANNUAL MEETING. IN ADDITION, THE CORAM BOARD OF DIRECTORS

RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE CORAM BOARD OF DIRECTORS NAMED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

     Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing the United States.

                                          By Order of the Board of Directors,

                                          /s/ SAM R. LENO
                                          SAM R. LENO
                                          Secretary

June   , 1995

                             YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                             LINCARE HOLDINGS INC.
                              19337 U.S. 19 NORTH
                           CLEARWATER, FLORIDA 34624

                                 June   , 1995

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Lincare Meeting") of Lincare Holdings Inc., a Delaware corporation ("Lincare"),
to be held on           , July   , 1995, at          a.m., local time,
at          .

     At the Lincare Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 17, 1995 (the "Merger Agreement") between Lincare and Coram Healthcare Corporation, a Delaware corporation ("Coram"), providing for the merger (the "Merger") of CHC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Coram, with and into Lincare, with Lincare becoming a wholly-owned subsidiary of Coram. In accordance with the Merger Agreement, each share of Common Stock, par value $.01 per share, of Lincare (the "Lincare Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 1.5354 shares (the "Exchange Ratio") of Common Stock, par value $.001 per share, of Coram (the "Coram Common Stock"). The Merger and related transactions are more fully described in the accompanying Joint Proxy Statement/Prospectus. We urge you to review carefully the Joint Proxy Statement/Prospectus and the accompanying appendices.

     AFTER CAREFUL CONSIDERATION, THE LINCARE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF LINCARE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AT THE LINCARE MEETING.

     We hope you will attend the Lincare Meeting. However, whether or not you plan to attend the meeting, it is important that your shares are represented. Accordingly, please complete, sign and date the enclosed proxy and promptly return it in the enclosed prepaid envelope. If you are present at the meeting you may, if you wish, withdraw your proxy and vote in person.

                                          Very truly yours,

                                          /s/ JAMES T. KELLY
                                          JAMES T. KELLY
                                          Chairman of the Board,
                                          Chief Executive Officer and President

                             LINCARE HOLDINGS INC.
                              19337 U.S. 19 NORTH
                           CLEARWATER, FLORIDA 34624

To the Stockholders of
LINCARE HOLDINGS INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Lincare Meeting") of Lincare Holdings Inc., a Delaware corporation ("Lincare"), will be
held at           , at          a.m., local time, on          , July   , 1995,
to consider and act upon:

          1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of April 17, 1995 (the "Merger Agreement") between Lincare and Coram Healthcare Corporation, a Delaware corporation ("Coram"), providing for the merger (the "Merger") of CHC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Coram, with and into Lincare, with Lincare becoming a wholly-owned subsidiary of Coram. In accordance with the Merger Agreement, each share of Common Stock, par value $.01 per share, of Lincare (the "Lincare Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 1.5354 shares (the "Exchange Ratio") of Common Stock, par value $.001 per share, of Coram (the "Coram Common Stock").

          2. Such other business as properly may come before the Lincare Meeting or any adjournment or postponement thereof.

     The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus and the appendices thereto, which form a part of this Notice.

     The Board of Directors of Lincare has fixed the close of business on May
  , 1995 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Lincare Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Lincare Meeting and any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the offices of Lincare located at 19337 U.S. 19 North, Clearwater, Florida 34624, at least ten days prior to the Lincare Meeting.

     AFTER CAREFUL CONSIDERATION, THE LINCARE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF LINCARE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AT THE LINCARE MEETING.

     Whether or not you plan to attend the Lincare Meeting, please execute, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing the United States.

                                          By Order of the Board of Directors,

                                          /s/ JAMES M. EMANUEL
                                          JAMES M. EMANUEL
                                          Secretary

June   , 1995

                             YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MAY 15, 1995
                         CORAM HEALTHCARE CORPORATION

                            LINCARE HOLDINGS INC.

                            JOINT PROXY STATEMENT
                         FOR MEETINGS OF STOCKHOLDERS
                        TO BE HELD ON JULY     , 1995

                           ------------------------

                         CORAM HEALTHCARE CORPORATION

                                  PROSPECTUS

                           ------------------------

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Coram Healthcare Corporation, a Delaware corporation ("Coram"), and to the stockholders of Lincare Holdings Inc., a Delaware corporation ("Lincare"), in connection with the solicitation of proxies by their respective Boards of Directors to be used at the Annual Meeting of Stockholders of Coram (the "Coram Meeting") and a Special Meeting of Stockholders of Lincare (the
"Lincare Meeting"), each of which is to be held on July   , 1995, and at any
adjournment or postponement thereof.

     At each of the Coram Meeting and Lincare Meeting, the respective stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 17, 1995 (the "Merger Agreement") between Lincare and Coram, providing for the merger (the "Merger") of CHC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Coram, with and into Lincare, with Lincare becoming a wholly-owned subsidiary of Coram. Upon consummation of the Merger, each share of Common Stock, par value $.01 per share, of Lincare (the "Lincare Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into the right to receive 1.5354 shares (the "Exchange Ratio") of Common Stock, par value $.001 per share, of Coram (the "Coram Common Stock"). Approval and adoption of the Merger Agreement by Coram's stockholders also will constitute approval of the amendment of Coram's Certificate of Incorporation (thereafter, the "Coram Certificate") effective upon consummation of the Merger. Such amendment will increase the number of authorized shares of Coram Common Stock. See "Amendment of Coram's Certificate of Incorporation." In addition, approval and adoption of the Merger Agreement will constitute approval of the assumption by Coram of the Lincare Stock Option Plans (as defined below) under which the outstanding Lincare stock options were issued. See "The Merger Agreement--Treatment of Stock Options." A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

     In addition, at the Coram Meeting the stockholders of Coram will consider and vote upon (i) the election of members of the Coram Board of Directors and
(ii) a proposal, contingent upon approval of the proposal regarding the Merger Agreement, to amend Coram's 1994 Stock Option/Stock Issuance Plan (the "Coram Option Plan") to increase the number of shares authorized to be issued thereunder from 7,600,000 to 12,000,000.

     Coram has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Coram Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus constitutes the Prospectus of Coram filed as part of the Registration Statement. All information contained herein with respect to Coram has been furnished by Coram and all information contained herein with respect to Lincare has been furnished by Lincare.

     The Coram Common Stock is quoted on the New York Stock Exchange (the
"NYSE") under the symbol "CRH." On June   , 1995, the last reported sale price
for a share of Coram Common Stock on the NYSE was $          .

                           ------------------------

     SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN CONSIDERATIONS WHICH SHOULD BE CONSIDERED IN EVALUATING THE SECURITIES OFFERED HEREBY.

                           ------------------------

THE SECURITIES ISSUABLE PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE
  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
         STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                           ------------------------

     THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED OR DELIVERED TO THE STOCKHOLDERS OF CORAM AND LINCARE ON
OR ABOUT JUNE   , 1995.

                           ------------------------

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JUNE   , 1995.

                             AVAILABLE INFORMATION

     Coram and Lincare are subject to informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The Registration Statement, as well as reports, proxy statements and other information filed by each of Coram and Lincare can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, material filed by Coram can be inspected at the offices of the New York Stock Exchange ("NYSE") at 20 Broad Street, New York, New York 10005 and material filed by Lincare can be inspected at the offices of the Nasdaq National Market System ("Nasdaq"), Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     A copy of Coram's 1994 Annual Report to Stockholders (the "Stockholders Report") is being mailed to Coram stockholders concurrently with this Joint Proxy Statement/Prospectus. The Stockholders Report includes Coram's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, without exhibits, including the financial statements and the financial statement schedules, required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act. The exhibits will be provided to any Coram stockholder upon the receipt of a written request and the payment of a 25 cents per page fee to cover Coram's costs of providing such exhibits. Requests for exhibits should be mailed to Coram Healthcare Corporation, 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, Attention: Investor Relations.

     Coram has filed the Registration Statement with the Commission covering the Coram Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto. For further information, please refer to the Registration Statement, including the exhibits thereto. Statements contained in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     All information concerning Coram contained in this Joint Proxy Statement/Prospectus has been furnished by Coram and all information concerning Lincare contained in this Joint Proxy Statement/Prospectus has been furnished by Lincare. No person is authorized to provide any information or to make any representation with respect to the matters described in this Joint Proxy Statement/Prospectus other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by Coram, Lincare or any other person. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of any offer to purchase, any securities, or a solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of Coram or Lincare since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    ----
AVAILABLE INFORMATION...........................       2
SUMMARY.........................................       5
General.........................................       5
Coram...........................................       5
CHC Acquisition Corp............................       6
Lincare.........................................       6
The Meetings....................................       6
The Coram Meeting...............................       6
The Lincare Meeting.............................       7
The Merger......................................       7
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL
  DATA..........................................      11
Coram Summary Historical Consolidated Financial
  Data..........................................      11
Caremark Business Summary Historical
  Consolidated Financial Data...................      12
Lincare Summary Historical Consolidated
  Financial Data................................      12
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL
  DATA..........................................      14
COMPARATIVE PER SHARE DATA......................      15
COMPARATIVE MARKET DATA.........................      16
INVESTMENT CONSIDERATIONS.......................      17
Implementation of Business Strategy.............      17
Dependence on Payors and Reimbursement Related
  Risks.........................................      17
Limited Operating History of Coram; Recent
  Losses........................................      18
Financial Leverage..............................      18
Dependence on Key Personnel.....................      18
Governmental Regulation.........................      19
Health Care Reform Legislation..................      20
Certain Litigation and Governmental
  Investigations................................      20
Competition.....................................      20
Potential Professional Liability................      21
Changes in Technology...........................      21
Interests of Certain Persons in the Merger......      21
THE CORAM MEETING...............................      22
General.........................................      22
Matters to be Considered at the Coram Meeting...      22
Record Date.....................................      22
Proxies.........................................      23
Quorum..........................................      23
Vote Required...................................      23
THE LINCARE MEETING.............................      25
General.........................................      25
Matters to be Considered at the Lincare
  Meeting.......................................      25
Record Date.....................................      25
Proxies.........................................      25
Quorum..........................................      26
Vote Required...................................      26
THE MERGER......................................      27
Background of the Merger........................      27
Coram's Reasons for the Merger and Board of
  Directors' Recommendation.....................      28
Opinion of Coram's Financial Advisor............      29
Lincare's Reasons for the Merger and Board of
  Directors' Recommendation.....................      32
Opinion of Lincare's Financial Advisor..........      34
Interests of Certain Persons in the Merger......      37
Certain Federal Income Tax Consequences.........      39
Regulatory Approvals............................      40
Accounting Treatment............................      40
Resale Restrictions.............................      41
THE MERGER AGREEMENT............................      42
The Merger......................................      42
Effective Time of the Merger....................      42
Conversion of Securities........................      42
Treatment of Stock Options......................      42
Exchange of Certificates........................      42
Representations and Warranties..................      43
Covenants; Conduct of Business Prior to
  Effective Time................................      44
Negotiations with Others........................      45
Management After the Merger.....................      45
Indemnification and Insurance...................      45
Conditions of the Merger........................      46
Termination.....................................      46
Effect of Termination and Abandonment...........      47
Amendment and Waiver............................      47
CAPITALIZATION..................................      48
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
  OF CORAM......................................      49
Selected Historical Financial Data of Coram.....      49
Selected Historical Financial Data of the
  Caremark Business.............................      51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS--CORAM.............................      52
History.........................................      52
Recent Developments.............................      52
Impact of Four-Way Merger and Post Four-Way
  Merger Consolidation..........................      52
The Caremark Transaction........................      53
Impact of Pricing/Volume Trends.................      54
Results of Operations...........................      54
Three Months Ended March 31, 1995 Compared to
  Three Months Ended March 31, 1994.............      55
Certain Trends from Prior Quarter...............      56
Liquidity and Capital Resources.................      59
Future Health Care Proposals and Legislation....      61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS--THE CAREMARK BUSINESS.............      62
General.........................................      62
Three Months Ended March 31, 1995 Compared to
  Three Months Ended March 31, 1994.............      62
SELECTED CONSOLIDATED FINANCIAL DATA OF
  LINCARE.......................................      65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS -- LINCARE.........................      67
Net Revenues....................................      67
Cost of Goods and Services......................      67
Operating and Other Expenses....................      67
Amortization Expense............................      68
Operating Income................................      68
Interest Expense................................      69
Income Taxes....................................      69
Acquisitions....................................      69
Liquidity and Capital Resources.................      69
BUSINESS OF LINCARE.............................      71
General.........................................      71
The Home Respiratory Market.....................      71
Operations After the Merger.....................      71
Business Strategy...............................      71
Oxygen and Other Respiratory Services...........      71
Lincare Operations..............................      72
Sales and Marketing.............................      73
Recent Acquisitions.............................      74
Quality Control.................................      74
Suppliers.......................................      74
Competition.....................................      74
Medicare and other Third Party Reimbursements...      75
Governmental Regulation.........................      76
Insurance.......................................      77
Employees.......................................      77
Environmental Matters...........................      77
Properties......................................      78
Legal Proceedings...............................      78
MANAGEMENT OF LINCARE...........................      79
Directors and Executive Officers................      79
Director's Fees.................................      80
Committees and Meetings of the Board of
  Directors.....................................      80

                                                    PAGE
                                                    ----
EXECUTIVE COMPENSATION..........................      81
Employment Agreements...........................      81
Compensation Committee Report...................      82
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND
  MANAGEMENT OF LINCARE.........................      85
COMPARATIVE RIGHTS OF STOCKHOLDERS..............      86
General.........................................      86
Number and Election of Directors................      86
No Stockholder Action by Written Consent........      86
Common Stock....................................      87
Preferred Stock.................................      87
Amendment of the Certificate of Incorporation
  and Bylaws....................................      87
Business Combinations...........................      87
Limitation of Liability of Directors............      88
Indemnification of Directors and Officers.......      88
BUSINESS OF CORAM...............................      90
General.........................................      90
History.........................................      90
Industry Overview...............................      90
Business Strategy...............................      92
Coram Consolidation Plan........................      93
The Caremark Transaction........................      93
Caremark Consolidation Plan.....................      94
Delivery of Alternate Site Health Care
  Services......................................      94
Products and Services of Coram..................      96
Organization and Operations.....................      99
Reimbursement of Services.......................      99
Quality Assurance...............................     100
Competition.....................................     100
Sales and Marketing.............................     101
Customers and Suppliers.........................     102
Governmental Regulation.........................     102
Potential Liability and Insurance...............     105
Employees.......................................     105
Facilities......................................     105
Litigation......................................     106
DESCRIPTION OF CORAM CAPITAL STOCK..............     107
Common Stock....................................     107
Preferred Stock.................................     107
Transfer Agent and Registrar....................     107
DIVIDEND POLICY.................................     107
MANAGEMENT OF CORAM.............................     108
Directors and Executive Officers of Coram.......     108
Committees and Meetings of the Board of
  Directors.....................................     109
Compliance With Section 16......................     110
EXECUTIVE COMPENSATION..........................     110
Compensation of Directors.......................     110
Summary of Cash and Certain Other Compensation
  of Executive Officers.........................     111
SUMMARY COMPENSATION TABLE......................     111
Option Grants in Last Fiscal Year...............     112
Option Exercises in Last Fiscal Year and Fiscal
  Year-End Values...............................     113
Employment Contracts and Change of Control
  Arrangements..................................     113
Compensation Committee Interlocks and Insider
  Participation.................................     113
COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION..................................     114
General Compensation Policy.....................     114
CEO Compensation................................     115
Compliance with Internal Revenue Code Section
  162(m)........................................     115
STOCK PERFORMANCE GRAPH.........................     116
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND
  MANAGEMENT OF CORAM...........................     117
CERTAIN RELATIONSHIPS AND TRANSACTIONS..........     119
AMENDMENT OF CORAM'S CERTIFICATE OF
  INCORPORATION.................................     120
PROPOSAL TO ELECT CORAM DIRECTORS...............     121
Introduction....................................     121
Information Concerning Incumbent Directors and
  Nominees to the Coram Board of Directors......     121
PROPOSAL TO AMEND THE CORAM OPTION PLAN.........     122
Introduction....................................     122
Equity Incentive Programs.......................     122
Share Reserve...................................     122
Plan Administration.............................     123
Eligibility.....................................     123
Valuation.......................................     123
Discretionary Option Grant Program..............     123
Automatic Option Grant Program..................     124
Stock Issuance Program..........................     125
General Provisions..............................     125
Option/Vesting Acceleration.....................     125
Financial Assistance............................     126
Special Tax Election............................     126
Amendment and Termination.......................     126
Option Grants...................................     127
Federal Income Tax Consequences.................     127
Option Grants...................................     127
Stock Appreciation Rights.......................     129
Direct Stock Issuances..........................     129
Accounting Treatment............................     129
Stockholder Approval............................     129
LEGAL MATTERS...................................     130
EXPERTS.........................................     130
STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING...     130
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS....................................     132
Coram Healthcare Corporation Unaudited Pro Forma
  Condensed Combined Balance Sheet..............     133
Coram Healthcare Corporation Unaudited Pro Forma
  Condensed Combined Statement of Operations....     134
Lincare Holdings Inc. Unaudited Pro Forma
  Condensed Combined Statement of Operations....     135
Coram Healthcare Corporation Unaudited Pro Forma
  Condensed Combined Statement of Operations....     136
Lincare Holdings Inc. Unaudited Pro Forma
  Condensed Combined Statement of Operations....     137
Coram Healthcare Unaudited Pro Forma Condensed
  Combined Statement of Income..................     138
Coram Healthcare Unaudited Pro Forma Condensed
  Combined Statement of Income..................     139
Notes to Unaudited Pro Forma Condensed Combined
  Financial Statements..........................     140
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES.....     F-1
APPENDIX A -- Agreement and Plan of Merger......     A-1
APPENDIX B -- Fairness Opinion of Donaldson,
  Lufkin & Jenrette Securities Corporation......     B-1
APPENDIX C -- Fairness Opinion of Alex. Brown &
  Sons Incorporated.............................     C-1
APPENDIX D -- Amendment to Certificate of
  Incorporation of Coram........................     D-1
APPENDIX E -- Amended and Restated 1994 Stock
  Option/Stock Issuance Plan....................     E-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and the appendices hereto. Stockholders are urged to read this Joint Proxy Statement/Prospectus and its appendices before voting on the matters discussed herein. As used herein, the term "Coram" refers to Coram Healthcare Corporation, and the term "Lincare" refers to Lincare Holdings Inc., in both cases including, unless the context otherwise requires, their respective subsidiaries.

                                    GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Coram Healthcare Corporation, a Delaware corporation ("Coram"), in connection with the solicitation of proxies by the Board of Directors of Coram, for use at the Annual Meeting of Stockholders of Coram (the "Coram Meeting") which is
scheduled to be held on July   , 1995. This Joint Proxy Statement/Prospectus is
also being furnished to stockholders of Lincare Holdings Inc., a Delaware corporation ("Lincare"), in connection with the solicitation of proxies by the Board of Directors of Lincare, for use at the Special Meeting of Stockholders of
Lincare (the "Lincare Meeting") which is scheduled to be held on July   , 1995.
At the Coram Meeting and the Lincare Meeting, the stockholders of Coram and the stockholders of Lincare will be asked to consider and vote upon, among other things, the proposed merger (the "Merger") of CHC Acquisition Corp., a Delaware corporation ("Merger Sub"), with and into Lincare pursuant to the terms of the Agreement and Plan of Merger dated April 17, 1995. The Merger Agreement is included in this Joint Proxy Statement/Prospectus as Appendix A. In connection with the Merger, all of the outstanding shares of common stock, $.01 par value per share, of Lincare (the "Lincare Common Stock") will be exchanged for shares of common stock, $.001 par value per share, of Coram (the "Coram Common Stock") at the rate of 1.5354 shares (the "Exchange Ratio") of Coram Common Stock for each share of Lincare Common Stock and all outstanding options to acquire Lincare Common Stock will be assumed by Coram, together with the various Lincare Stock Option Plans under which those options were granted, and the assumed options will be converted into options to purchase Coram Common Stock based on the Exchange Ratio. The information in this Joint Proxy Statement/Prospectus concerning Coram and Lincare has been furnished by each of such entities respectively.

CORAM

     Coram is the largest provider of alternate site (outside the hospital) infusion therapy and related services in the United States, operating 143 branches as of March 31, 1995, covering geographic locations in which over 90% of the population of the United States resides. Infusion therapy involves the intravenous administration of anti-infective, chemotherapy, pain management, nutrition, and other therapies. Other services offered by Coram include the provision of lithotripsy, non-intravenous infusion products and physician support services. On April 6, 1995, Coram acquired the alternate site infusion and certain related businesses of Caremark International Inc. (the "Caremark Business"), which at that time was the largest provider of alternate site infusion therapies in the United States based on breadth of services and total revenues (such acquisition, including certain financings related thereto, are collectively referred to herein as the "Caremark Transaction").

     Coram was formed on July 8, 1994 pursuant to a merger (the "Four-Way Merger") by and among T2 Medical, Inc. ("T2"), Curaflex Health Services, Inc. ("Curaflex"), Medisys, Inc. ("Medisys") and HealthInfusion, Inc. ("HealthInfusion"), each of which was a publicly-held national or regional provider of home infusion therapy and related services. The Four-Way Merger enabled Coram to become a national provider of home infusion and other alternate site health care services. On September 12, 1994, Coram further broadened its geographic coverage by acquiring H.M.S.S., Inc. ("HMSS"), a leading regional provider of home infusion therapies based in Houston, Texas. Coram is in the process of completing a branch and corporate office consolidation of its five predecessor companies (the "Coram Consolidation Plan") which is expected to result in significant annual cost savings and operating efficiencies. Coram expects to implement a similar branch office and consolidation program (the "Caremark Consolidation Plan") to integrate the Caremark Business, resulting in additional cost savings and operating efficiencies. Coram is led by a newly formed management team with extensive background in the health care industry, including James M. Sweeney, Chairman and Chief Executive Officer. Mr. Sweeney is widely regarded as having pioneered the home infusion industry when he founded the predecessor to Caremark in 1979.

     Coram's principal executive offices are located at 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, and its telephone number is (303) 292-4973.

CHC ACQUISITION CORP.

     Merger Sub is a Delaware corporation recently organized as a wholly-owned subsidiary of Coram for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with such proposed acquisition. Merger Sub's executive offices are located at 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202. Its telephone number at that address is (303) 292-4973.

LINCARE

     Lincare is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. Lincare's customers typically suffer from chronic obstructive pulmonary disease, such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen or other respiratory therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction. Lincare currently serves over 70,000 customers in 35 states through 190 operating centers.

     Lincare's principal executive offices are located at 19337 U.S. 19 North, Clearwater, Florida 34624, and its telephone number is (813) 530-7700.

                                  THE MEETINGS

THE CORAM MEETING

     The Coram Meeting will be held on July   , 1995 at           a.m., local
time, at                . At the Coram Meeting, including any adjournment
thereof, the stockholders of Coram will consider and vote on (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, (ii) the election of members of the Coram Board of Directors, (iii) a proposal, contingent upon approval of the proposal regarding the Merger Agreement, to amend the Coram Option Plan and (iv) such other business as properly may come before the Coram Meeting. Approval and adoption of the Merger Agreement by the stockholders of Coram also will constitute approval of the amendment of Coram's Certificate of Incorporation effective upon consummation of the Merger. The amendment of Coram's Certificate of Incorporation to increase the number of authorized shares of Coram Common Stock will be effective upon consummation of the Merger. See "The Coram Meeting," "The Merger Agreement" and "Amendment of Coram's Certificate of Incorporation." A vote in favor of the merger will also constitute a vote in favor of Coram's assumption of the Lincare Stock Option Plans and the outstanding options thereunder.

     The close of business on May   , 1995, has been fixed as the record date
(the "Record Date") for the determination of the stockholders of Coram entitled to notice of and to vote at the Coram Meeting. Holders of Coram Common Stock are entitled to one vote for each share of Coram Common Stock held by them. The holders of a majority of the outstanding shares of Coram Common Stock, present either in person or by properly executed proxies, will constitute a quorum at the Coram Meeting.

     The affirmative vote of holders of a majority of the outstanding shares of Coram Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. The affirmative vote of a majority of the outstanding shares of Coram Common Stock present at the Coram Meeting, either in person or by properly executed proxies, and entitled to vote is required to elect each member of the Coram Board of Directors and to approve and adopt the amendments to the
Coram Option Plan. As of the Record Date,           shares of Coram Common Stock
were issued and outstanding, of which approximately           % were
beneficially owned by directors, executive officers and affiliates of Coram
(excluding           shares
which may be acquired upon exercise of options which are exercisable within 60 days of the Record Date). See "The Coram Meeting--Vote Required."

THE LINCARE MEETING

     The Lincare Meeting will be held on July   , 1995 at           a.m., local
time, at           . At the Lincare Meeting, including any adjournment thereof, the stockholders of Lincare will consider and vote on a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and such other business as properly may come before the Lincare Meeting. The Merger Agreement provides that as of the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Coram, will be merged into and with Lincare, whereupon Lincare will become a wholly-owned subsidiary of Coram. See "The Lincare Meeting" and "The Merger Agreement--Treatment of Stock Options."

     The close of business on May   , 1995, has been fixed as the Record Date
for the determination of the stockholders of Lincare entitled to notice of and to vote at the Lincare Meeting. Holders of Lincare Common Stock are entitled to one vote for each share of Lincare Common Stock held by them. The holders of a majority of the outstanding shares of Lincare Common Stock, present either in person or by properly executed proxies, will constitute a quorum at the Lincare Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Lincare Common Stock entitled to vote thereon is required to approve and
adopt the Merger Agreement. As of the Record Date,           shares of Lincare
Common Stock were issued and outstanding, of which approximately           %
were beneficially owned by directors, executive officers and affiliates of
Lincare (excluding           shares which may be acquired upon exercise of
options which are exercisable within 60 days of the Record Date). See "The Lincare Meeting--Vote Required."

                                   THE MERGER

     Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into Lincare and each share of Lincare Common Stock outstanding immediately prior to the consummation of the Merger will be converted into the right to receive
1.5354 shares of Coram Common Stock and all Lincare Options (as defined below) will be assumed by Coram and converted into options exercisable for Coram Common Stock based on the Exchange Ratio (collectively, the "Merger Consideration"). No certificates or scrips representing fractional shares of Coram Common Stock will be issued in the Merger, but cash will be paid to stockholders in lieu thereof. See "The Merger Agreement--Conversion of Securities."

     Recommendations of the Board of Directors. The Coram Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Coram and its stockholders. Accordingly, Coram's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of Coram. The Board of Directors of Lincare believes that the terms of the Merger are fair to, and in the best interests of, Lincare and its stockholders. Accordingly, Lincare's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of Lincare. See "The Merger--Coram's Reasons for the Merger and Board of Directors' Recommendation" and "--Lincare's Reasons for the Merger and Board of Directors' Recommendation."

     Opinions of Financial Advisors. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered to the Board of Directors of Coram a written opinion dated April 17, 1995 that, as of such date and based upon and subject to certain matters as stated therein, the consideration to be paid by Coram pursuant to the Merger was fair, from a financial point of view, to the holders of Coram Common Stock. See "The Merger--Opinion of Coram's Financial Advisor." DLJ subsequently confirmed its opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of DLJ dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken by DLJ, is attached as Appendix B hereto and is incorporated herein by reference. Coram stockholders are urged to read the opinion carefully in its entirety.

     Alex. Brown & Sons Incorporated ("Alex. Brown") has acted as financial advisor to Lincare in connection with the Merger and has delivered to the Board of Directors of Lincare a written opinion dated April 17, 1995 that, as of such date, the Exchange Ratio was fair to the stockholders of Lincare from a financial point of view. Alex. Brown subsequently confirmed its April 17, 1995 opinion by delivery of an opinion dated as of the date of this Joint Proxy Statement/Prospectus. A copy of the opinion of Alex. Brown, dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, factors considered and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders of Lincare are urged to read such opinion in its entirety. See "The Merger -- Opinion of Lincare's Financial Advisor."

     Effective Time of the Merger. The Merger will be effected upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Delaware Secretary of State. The date and time of such filing (the "Effective Time") is currently expected to occur on or shortly after the date of the Coram Meeting and the Lincare Meeting and satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement. See "The Merger Agreement--Effective Time of the Merger" and "--Conditions of the Merger."

     Conditions to the Merger; Termination. The obligations of Coram and Lincare to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining requisite Coram and Lincare stockholder approvals and requisite regulatory approvals (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), (ii) the effectiveness of the Registration Statement and the receipt by Coram of all necessary approvals under applicable state securities laws, (iii) the absence of a material adverse change in the financial condition, business, properties, results of operations or prospects of the other party, (iv) the absence of any injunction prohibiting consummation of the Merger, (v) the receipt of certain legal opinions with respect to the tax consequences of the Merger and certain other matters and (vi) the receipt of accountants' letters with respect to the qualification of the Merger as a "pooling-of-interests" and customary "cold comfort" matters. See "The Merger Agreement--Conditions of the Merger."

     The Merger Agreement is subject to termination by either Coram or Lincare if the Merger is not consummated on or before October 31, 1995. In addition, the Merger Agreement may be terminated under certain circumstances by either Coram or Lincare, including circumstances under which either of the parties may be entitled to receive a termination fee. See "The Merger Agreement--Termination" and "--Effect of Termination and Abandonment."

     Surrender of Lincare Common Stock Certificates. After the Effective Time, holders of Lincare Common Stock will be furnished with a transmittal letter to be used to exchange their certificates for the Merger Consideration. Stockholders should not return any stock certificates with the form of proxy accompanying this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Exchange of Certificates."

     Treatment of Stock Options. At the Effective Time, all options to purchase shares of Lincare Common Stock (individually, a "Lincare Option") outstanding under Lincare's Amended and Restated 1991 Stock Option Plan (the "Lincare 1991 Option Plan"), Lincare's 1994 Stock Option Plan (the "Lincare 1994 Option Plan") and the Lincare Amended and Restated Non-Qualified Stock Plan (the "Non-Qualified Plan" and together with the Lincare 1991 Option Plan and the Lincare 1994 Stock Option Plan, the "Lincare Stock Option Plans") granted on or prior to the Effective Time, whether or not currently exercisable, will remain outstanding and will be assumed by Coram. Thereafter, such options will be exercisable upon the same terms and conditions as under the applicable Lincare Stock Option Plan and the applicable option agreement issued thereunder, except that (i) the number of shares of Coram Common Stock subject to each Lincare Option will be determined by multiplying the number of shares of Lincare Common Stock subject to the Lincare Option immediately prior to the Effective Time by the Exchange Ratio and (ii) the per share exercise price will be determined by dividing the per share exercise price in effect immediately prior to the Effective Time under the Lincare Option by the Exchange Ratio. Approval of the Merger Agreement by the stockholders of

Coram will constitute stockholder approval of the assumption by Coram of the Lincare Stock Option Plans. See "The Merger Agreement--Treatment of Stock Options."

     Employment Agreements. At the Effective Time, employment agreements between Coram and James T. Kelly, Howard R. Deutsch and John P. Byrnes, who are currently officers of Lincare, will become effective. Each of such agreements will be terminable at any time by either party and will contain five-year non-competition provisions. See "The Merger--Interests of Certain Persons in the Merger."

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of Coram and the Board of Directors of Lincare with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the Boards of Directors of Coram and Lincare and the management of both Coram and Lincare may have interests in the Merger that are in addition to the interests of stockholders of Coram and Lincare generally (including, without limitation, the eligibility for severance benefits). The Boards of Directors of Coram and Lincare were aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger--Interests of Certain Persons in the Merger," "The Merger Agreement--Covenants; Conduct of Business Prior to Effective Time,"
"-- Treatment of Stock Options" and "The Merger Agreement--Indemnification and Insurance."

     Regulatory Matters. Coram and Lincare each have filed pre-merger notification forms with the Federal Trade Commission and the Department of Justice under the HSR Act, and the required waiting period will expire on June 8, 1995 unless terminated at an earlier date or unless Coram or Lincare receive a request for additional information. No other material federal or state regulatory approvals must be obtained in order to consummate the Merger. See "The Merger--Regulatory Approvals."

     Certain Federal Income Tax Consequences. It is a condition to the obligation of Lincare to consummate the Merger that Lincare receive an opinion of its counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, which may be based upon certain representations and assumptions, that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"); (ii) Lincare, Merger Sub and Coram will each be a party to the reorganization within the meaning of section 368(b) of the Code; (iii) no gain or loss will be recognized by Lincare, Merger Sub or Coram as a result of the consummation of the Merger; and (iv) no gain or loss will be recognized by a stockholder of Lincare to the extent the stockholder exchanges its shares of Lincare Common Stock solely for shares of Coram Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Coram Common Stock and except with respect to the conversion and exchange of any shares of Lincare Common Stock that were acquired by the holder thereof pursuant to any employee stock option, employee stock purchase plan or otherwise as compensation). It is a condition to the obligation of Coram to consummate the Merger that Coram shall have received an opinion from its counsel, Brobeck, Phleger & Harrison, to the same effect. Lincare and Coram may each waive the requirement that it receive such an opinion. See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions of the Merger."

     Dissenters' Rights. Under the General Corporation Law of the State of Delaware (the "DGCL"), holders of Lincare Common Stock are not entitled to dissenters' rights in connection with the Merger.

     Resales of Coram Common Stock. The shares of Coram Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, and therefore may be resold without restriction by persons who are not deemed to be "affiliates" (as such term is defined under the Securities
Act) of either Coram or Lincare. See "The Merger--Resale Restrictions."

     Investment Considerations. See "Investment Considerations" for factors which should be considered in evaluating the Merger Agreement and the transactions contemplated thereby.

     Amendment of Coram's Certificate of Incorporation. Approval and adoption of the Merger Agreement by the stockholders of Coram will also constitute approval of the amendment of Coram's Certificate of Incorporation effective upon consummation of the Merger. Such amendment will increase the number of authorized shares of Coram Common Stock from 75,000,000 shares to 200,000,000 shares. See "Comparative

Rights of Stockholders," "Description of Coram Capital Stock" and "Amendment of Coram's Certificate of Incorporation."

     Proposal to Elect Coram Directors. The following individuals have been nominated for election to the Coram Board of Directors: James M. Sweeney, Patrick J. Fortune, Tommy H. Carter, Richard A. Fink, Dr. Gail R. Wilensky, Stephen G. Pagliuca, and L. Peter Smith; provided, however, that if the Merger Agreement and the transactions contemplated thereby are approved and the Merger is consummated, James T. Kelly and Frank T. Cary will be appointed to Coram's Board of Directors. See "The Merger Agreement--Management After the Merger," "Amendment of Coram's Certificate of Incorporation" and "Proposal to Elect Coram Directors."

     Proposal to Amend the Coram Option Plan. The Coram Board of Directors has approved an amendment to the Coram Option Plan, contingent upon the approval of the proposal regarding the Merger Agreement, to increase the number of shares authorized to be issued thereunder from 7,600,000, representing approximately 19% of the outstanding Coram Common Stock prior to the Effective Time, to 12,000,000, representing approximately 14% of the outstanding Coram Common Stock immediately following the Effective Time. Approval of the amendment to the Coram Option Plan by the requisite vote of Coram stockholders is not a condition to, and is not required for, consummation of the Merger. See "Proposal to Amend the Coram Option Plan."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The respective summary historical data presented in the tables below have been derived from Coram's Consolidated Financial Statements and notes thereto, the Financial Statements of the Caremark Business and the notes thereto and Lincare's Consolidated Financial Statements and the notes thereto included elsewhere herein and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram" and "--The Caremark Business" and "--Lincare". Historical financial data for Coram are based on the combined financial data of the predecessor entities and may not be comparable on a year by year basis. Certain data for Coram prior to the fiscal year ended December 31, 1992 are unavailable based upon the accounting records of such entities.

     Data for Coram and the Caremark Business for the three months ended March 31, 1995 and March 31, 1994 have been derived from unaudited consolidated financial statements. The unaudited financial statements of Coram and the Caremark Business include all adjustments consisting of normal accruals that Coram considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

     Data for Lincare for the three months ended March 31, 1995 and March 31, 1994 have been derived from unaudited consolidated financial statements. The unaudited financial statements of Lincare include all adjustments consisting of normal accruals that Lincare considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

CORAM SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                     THREE MONTHS
                                         YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                          -----------------------------------------------------   -------------------
                            1990       1991       1992       1993       1994        1994       1995
                          --------   --------   --------   --------   ---------   --------   --------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net revenue.............  $162,214   $299,851   $413,100   $462,304   $ 450,496   $113,065   $104,778
Gross profit............        --         --    188,744    177,281     137,314     36,050     29,169
Restructuring costs and
  other.................        --         --      2,385      4,468     164,520         --     (4,131)
Operating income
  (loss)................    34,178     82,144    108,564     59,532    (137,601)     9,599      8,612
Net income (loss).......  $ 22,412   $ 56,009   $ 71,858   $ 28,661   $(128,072)  $  3,211   $  4,589
Net income (loss) per
  common share..........  $    .82   $   1.67   $   1.95   $    .76   $   (3.32)  $    .08   $   0.11
Weighted average common
  and common equivalent
  shares outstanding....    27,189     33,632     36,812     37,778      38,633     38,616     40,939

                                                             DECEMBER 31, 1994      MARCH 31, 1995
                                                             -----------------    ------------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................       $  20,046             $ 21,580
Working capital...........................................          83,395               94,274
Total assets..............................................         576,115              597,451
Long-term obligations, excluding current installments.....         120,817              133,101
Stockholders' equity......................................         322,261              332,679

CAREMARK BUSINESS SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                         THREE
                                                                                      MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                      MARCH 31,
                            ----------------------------------------------------   ------------------
                              1990       1991       1992       1993       1994       1994     1995(*)
                            --------   --------   --------   --------   --------   --------   -------
                                                         (IN THOUSANDS)
HISTORICAL OPERATING DATA:
Net revenue...............  $391,200   $430,800   $457,000   $420,500   $441,900   $101,000   $96,100
Gross profit..............   150,200    158,400    135,800    119,900    103,700     26,800    19,900
Restructuring expense.....        --         --     26,700         --     25,000     25,000        --
Operating income (loss)...    48,100     58,100      1,500     20,500     (2,600)   (24,400)      100
Net income (loss).........    23,100     28,500     (2,800)     6,400     (2,400)   (25,100)     (500)

                                                             DECEMBER 31, 1994    MARCH 31, 1995(*)
                                                             -----------------    ------------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................       $   4,700             $     --
Working capital...........................................         103,200              112,500
Total assets..............................................         418,700              373,000
Long-term obligations, excluding current installments.....             600                   --
Divisional equity.........................................         301,100              330,400

- ---------------

(*) Caremark data shown as of three months ended March 31, 1995, excludes certain assets not included in the Caremark purchase agreement.

LINCARE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                            THREE
                                            YEAR ENDED DECEMBER 31,                     MONTHS ENDED
                             ------------------------------------------------------       MARCH 31,
                              PRO FORMA                                               -----------------
                               1990(1)      1991       1992       1993       1994      1994      1995
                             -----------   -------   --------   --------   --------   -------   -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Net revenue................    $70,024     $88,634   $117,403   $154,506   $201,142   $44,009   $61,223
Gross profit...............     32,512      45,521     62,570     87,239    114,334    24,839    34,959
Amortization expense.......     10,215      10,572      5,125      4,695      7,281     1,333     2,391
Operating income...........        269       9,444     27,500     46,089     62,258    13,255    19,415
Interest expense...........      5,033       4,902      1,242        387        473        63       110
Net income (loss) before
  extraordinary loss.......     (2,419)      2,847     16,139     28,252     37,953     8,129    11,862
Extraordinary loss, net of
  taxes(2).................         --          --      1,000         --         --        --        --
Net income (loss) after
  extraordinary loss.......     (2,419)      2,847     15,139     28,252     37,953     8,129    11,862
  Net income (loss) per
     common share before
     extraordinary loss....         --         .15        .64       1.01       1.34       .29       .42
  Net income (loss) per
     common share after
     extraordinary loss....         --         .15        .60       1.01       1.34       .29       .42
  Weighted average common
     and common equivalent
     shares outstanding....         --      18,713     25,334     27,911     28,307    28,303    28,526

                                                                 DECEMBER 31, 1994    MARCH 31, 1995
                                                                 -----------------    --------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................      $  16,023           $  7,266
Working capital................................................         18,517             13,013
Total assets...................................................        195,778            222,625
Long-term obligations, excluding current installments..........          6,717             14,026
Stockholders' equity...........................................        162,088            178,624

- ---------------

(1) On November 30, 1990, Lincare acquired the outstanding capital stock of Lincare Inc. from Union Carbide Corporation and members of management in a leveraged buyout (the "Buyout"). The pro forma statement of operations data for the year ended December 31, 1990 gives effect to the Buyout as if it had occurred on January 1, 1990. The pro forma adjustments as a result of the Buyout reflect (i) increased depreciation expense relating to capitalized software, (ii) increased amortization of intangible assets,
     (iii) interest expense relating to the additional indebtedness incurred and
     (iv) the related income tax effects of such adjustments. The pro forma adjustments do not reflect Lincare's acquisitions subsequent to the Buyout.

(2) Upon the prepayment of Lincare's senior and subordinated debt with the proceeds of Lincare's March 1992 initial public offering, Lincare recorded an extraordinary loss, net of taxes, of $1,000,000, attributable to (i) a prepayment premium ($300,000), (ii) unamortized loan origination fees related to the senior debt ($990,000) and (iii) unamortized discount on the subordinated debt ($357,000).

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table presents summary unaudited pro forma selected operations data for the years ended December 31, 1992, December 31, 1993, December 31, 1994 and for the three months ended March 31, 1995. This table has been prepared as if the Merger and the other transactions requiring pro forma adjustments had occurred on January 1, 1992 assuming that the Merger had been consummated and accounted for using the pooling-of-interests method of accounting.

     The following summary unaudited pro forma condensed combined financial data are provided for comparative purposes only and should be read in conjunction with the unaudited pro forma condensed combined financial statements and the notes thereto and the separate audited consolidated financial statements and related notes thereto of Coram and Lincare. See "Unaudited Pro Forma Condensed Combined Financial Statements." The following summary unaudited pro forma condensed combined financial data do not purport to be indicative of the results which actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future.

     The following summary unaudited pro forma condensed combined financial data does not reflect certain expected cost-savings from the consolidation of the operations of Coram or the Caremark Business. See "Business of Coram--Coram Consolidation Plan" and "--Caremark Consolidation Plan."

                                                                                 THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               MARCH 31,
                                         -----------------------------------     ------------------
                                           1992         1993         1994               1995
                                         --------     --------     ---------     ------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net revenue..........................    $530,503     $616,810     $1,112,485          $264,891
Cost of service......................     279,189      352,290       748,503            179,222
                                         --------     --------     ---------     ------------------
Gross profit.........................     251,314      264,520       363,982             85,669
Selling, general and administrative
  expenses...........................      77,281      110,329       181,799             45,017
Provision for estimated uncollectible
  accounts...........................      25,627       31,583        44,250              8,853
Restructuring costs and other........       2,385        1,600       143,720             (4,131)
Merger costs.........................          --        2,868        28,500                 --
Special provision for uncollectible
  accounts...........................          --           --        17,300                 --
Amortization expense.................       9,957       12,519        24,097              6,953
                                         --------     --------     ---------     ------------------
Operating income (loss)..............     136,064      105,621       (75,684)            28,977
Interest (income) expense, net.......      (1,303)         (54)       47,815             11,479
Other, net...........................         653        1,620        12,667              2,150
                                         --------     --------     ---------     ------------------
Income (loss) before taxes and
  extraordinary items................     136,714      104,055      (136,166)            15,348
Provision (benefit) for income
  taxes..............................      48,717       47,142        (2,864)             6,711
                                         --------     --------     ---------     ------------------
Income (loss) before extraordinary
  loss...............................      87,997       56,913      (133,302)             8,637
Extraordinary loss, net of taxes.....      (1,000)          --            --                 --
                                         --------     --------     ---------     ------------------
Net income after extraordinary
  loss...............................    $ 86,997     $ 56,913     $(133,302)        $    8,637
                                         ========     ========     =========     ===============
Net income (loss) per common share...        1.15          .71         (1.62)               .10
Shares used to compute income (loss)
  per share..........................      75,710       80,633        82,096             84,738

                                                                                   MARCH 31, 1995
                                                                                 ------------------
BALANCE SHEET DATA:
Cash and cash equivalents............                                                $   21,546
Working capital......................                                                   181,887
Total assets.........................                                                 1,188,376
Long-term obligations, excluding
  current installments...............                                                   444,227
Stockholders' equity.................                                                   509,303

                           COMPARATIVE PER SHARE DATA

     The following table presents historical and equivalent pro forma per share data of Coram and Lincare after giving effect to the Merger using the pooling-of-interests method of accounting, assuming the Merger had been effective during all periods presented. The pro forma equivalent data are based on the pro forma combined amounts per share multiplied by 1.0 for Coram and
1.5354 for Lincare, each representing the number of shares of Coram Common Stock issuable in exchange for one share of Coram Common Stock and Lincare Common Stock in the Merger. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and the notes thereto of Coram and Lincare and the unaudited pro forma condensed combined financial statements included elsewhere in this Joint Proxy Statement/Prospectus. Neither Coram nor Lincare paid any cash dividends during the periods presented.

                                                                  CORAM                     LINCARE
                                                         -----------------------    -----------------------
                                            PRO FORMA                  EQUIVALENT                 EQUIVALENT
                                            COMBINED     HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                            ---------    ----------    ---------    ----------    ---------
Book value per share of common stock
  outstanding at March 31, 1995..........     $7.61         $8.43        $7.61         $6.50        $11.68
Income (loss) per share from continuing
  operations before extraordinary item:
Three months ended March 31, 1995........      $.10          $.11         $.10          $.42          $.15
Year ended 1994..........................     (1.62)        (3.32)       (1.62)         1.34         (2.49)
Year ended 1993..........................       .71           .76          .71          1.01          1.09
Year ended 1992..........................      1.15          1.95         1.15           .64          1.78

                            COMPARATIVE MARKET DATA

     Coram Common Stock and Lincare Common Stock are quoted on the NYSE and Nasdaq under the symbols "CRH" and "LNCR," respectively. The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share quoted on the NYSE with respect to the Coram Common Stock and Nasdaq with respect to the Lincare Common Stock.

                                                         CORAM COMMON           LINCARE COMMON
                                                             STOCK                   STOCK
                                                        ---------------       -------------------
                                                        HIGH       LOW          HIGH       LOW
                                                        ----       ----       --------   --------
Calendar 1993:
  First Quarter...................................      $ --       $ --       $ 16 3/4   $  87/16
  Second Quarter..................................        --         --         14 1/4     11 5/8
  Third Quarter...................................        --         --         19 7/8     12 1/4
  Fourth Quarter..................................        --         --         25 1/2     19
Calendar 1994:
  First Quarter...................................      $ --       $ --       $ 25 1/2   $ 19 3/4
  Second Quarter..................................        --         --         23         18 3/4
  Third Quarter...................................        19 1/8     10 1/2     24 3/4     19 1/4
  Fourth Quarter..................................        18 3/4     14 1/2     29         23
Calendar 1995:
  First Quarter...................................      $ 26 1/2   $ 15 3/8   $ 31 1/4   $ 24 1/4
  Second Quarter (through May      , 1995)........

- ---------------

     The last reported sale prices per share of Coram Common Stock and Lincare Common Stock on April 17, 1995, the last trading day preceding public announcement of the Merger, were $25 and $29 5/16, respectively. Based on such closing sale price of Coram Common Stock, the market value of one share of Lincare Common Stock (after giving effect to the exchange of 1.5354 shares of Coram Common Stock for each outstanding share of Lincare Common Stock in
connection with the Merger) was $38.39. On June   , 1995, the closing sale price
per share of Coram Common Stock was $          and the closing sale price per
share of Lincare Common Stock was $          . Based on such closing sale price
of Coram Common Stock, the market value of one share of Lincare Common Stock (after giving effect to the exchange of 1.5354 shares of Lincare Common Stock for each outstanding share of Coram Common Stock in connection with the Merger)
was $          .

     Because the Exchange Ratio is fixed and because the market price of Coram Common Stock is subject to fluctuation, the market value of the shares of Coram Common Stock that holders of Lincare Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CORAM COMMON STOCK AND LINCARE COMMON STOCK.

                           INVESTMENT CONSIDERATIONS

     The following factors should be considered carefully by the stockholders of Coram and Lincare in connection with voting upon the Merger Agreement and the transactions contemplated thereby.

IMPLEMENTATION OF BUSINESS STRATEGY

     Coram is seeking to implement an aggressive business strategy focused on
(i) completing the Coram Consolidation Plan; (ii) implementing and completing the Caremark Consolidation Plan; and (iii) pursuing possible acquisitions of other alternate site health care companies such as Lincare. Pronounced changes are expected to occur in the markets which Coram serves, which may require adjustments to Coram's strategy. Execution of this strategy has placed and will continue to place significant demands on Coram's financial and management resources and there can be no assurance that such demands will not adversely affect Coram's future financial performance or that Coram will be successful in fully implementing its estimated cost savings, responding to ongoing changes in its markets which may require adjustments to its strategy, or in identifying, acquiring, managing or integrating additional operations. Implementation of Coram's strategy could also be affected by a number of factors beyond Coram's control, such as loss of personnel, the response of competitors and regulatory developments. While Coram generally intends to operate Lincare as a stand-alone business unit following the Merger, the Merger will involve some degree of integration between two companies that have previously operated independently, particularly with respect to the integration of certain marketing and other corporate functions. No assurance can be given that the benefits expected from such integration will be realized.

DEPENDENCE ON PAYORS AND REIMBURSEMENT RELATED RISKS

     The profitability of Coram and Lincare depends in large part on reimbursement provided by third party payors. Since alternate site care is generally less costly to third party payors than hospital-based care, alternate site providers have historically benefitted from cost containment initiatives aimed at reducing the costs of hospitalization. However, competition for patients, efforts by traditional third party payors to contain or reduce health care costs and the increasing influence of managed care payors such as health maintenance organizations ("HMOs") in recent years have resulted in reduced rates of reimbursement for services provided by alternate site providers such as Coram. During 1993 and early 1994, the alternate site infusion industry, including Coram, experienced severe reductions in the pricing of its products and services as a result of these trends.

     A significant portion of Lincare's revenues are attributable to payments received from the Medicare and Medicaid programs. The levels of revenues and profitability of Lincare are affected by the continuing efforts of these programs to contain or reduce the costs of health care. A number of changes to the Medicare and Medicaid programs are being considered in connection with recent efforts to reduce budget deficits at the federal and state levels. Among the changes under consideration is a proposal to convert all or part of Medicare into a managed care payor program. Other proposals would reduce Medicare and Medicaid expenditures by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. A significant change in coverage or a reduction in payment rates by Medicare or Medicaid could have a material adverse effect upon Lincare's business and financial condition. See "Investment Considerations--Health Care Reform Legislation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Lincare" and "Business of Lincare."

     Additionally, managed care payors and even traditional indemnity insurers increasingly are demanding fee structures and other arrangements providing for the assumption by health care providers of all or a portion of the financial risk of providing care (e.g., capitation). While Coram believes that short-term pricing pressures are stabilizing and that Coram's business strategy to become the high quality, low cost provider of choice in the markets it serves is responsive to these trends, no assurance can be given that pricing pressures will not continue or that Coram's financial results will not be adversely affected by such trends. A rapid increase in the percentage of revenue derived from managed care payors without a corresponding decrease in Coram's operating costs could have an adverse impact on Coram's profit margins. See "Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Coram," "--The Caremark Business," "--Lincare," "Business of Coram" and "Business of Lincare."

     In addition to infusion therapy and related services, Coram also provides lithotripsy services. Lithotripsy is a non-invasive technique that uses shock waves to disintegrate kidney stones. Coram's lithotripsy operations have contributed an increasing amount to Coram's operating income. A material change in the operating performance of the lithotripsy business could have a material adverse effect on the consolidated operating results of Coram. Recently, the Health Care Financing Administration ("HCFA") released a proposed rule reducing the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. The adoption of this proposed rule could have a material adverse effect on Coram's lithotripsy revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram."

LIMITED OPERATING HISTORY OF CORAM; RECENT LOSSES

     Coram is subject to the uncertainties and risks associated with a newly formed and expanding business. Coram has only been operating as a combined entity since July 8, 1994, and has incurred cumulative net losses of approximately $117.7 million (including $164.5 million of special pre-tax charges) from such date through March 31, 1995. In addition, 1994 net revenues of the Caremark Business experienced a material decline from 1993 net revenues, in each case calculated on a pro forma basis giving effect to the March 1, 1994 acquisition of Critical Care of America, Inc. The future operating results of Coram will depend on many factors, including stabilization of operating revenues and pricing pressures, the ability of Coram to implement its strategy, the level of competition, the ability to integrate other complementary businesses into its current organization, general economic conditions, the ability to attract and retain qualified personnel at competitive rates, and government regulation and reimbursement policies. See "Investment Considerations--Dependence on Payors and Reimbursement Related Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram," "--The Caremark Business" and "Business of Coram."

FINANCIAL LEVERAGE

     Coram incurred a significant amount of long-term debt in connection with the Caremark Transaction. As of March 31, 1995, Coram's pro forma consolidated long-term indebtedness after giving effect to the Caremark Transaction would have been $430.2 million and its pro forma consolidated stockholders' equity would have been $331 million. Coram's pro forma interest coverage ratio (EBITDA divided by interest expense) for the three months ended March 31, 1995, pro forma for the acquisition of the Caremark Business, would have been 2 to 1. The degree to which Coram is leveraged could (i) impair Coram's ability to finance, through its own cash flow or from additional financing, its future operations or pursue its business strategy; and (ii) make Coram more vulnerable to economic downturns, competitive and payor pricing pressures and adverse changes in government regulation. Coram believes that the Merger will strengthen Coram's balance sheet, reduce its financial leverage and increase its cash flow. Coram's pro forma interest coverage ratio for the three months ended March 31, 1995, after giving effect to the consummation of the Merger, would have been 4.3 to 1. See "The Merger--Coram's Reasons for the Merger and Board of Directors' Recommendation," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram."

     The terms of Coram's outstanding indebtedness contain a number of covenants that, among other things, restrict the ability of Coram and its subsidiaries to dispose of assets, incur debt, pay dividends, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The ability of Coram to comply with such provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default under the terms of such indebtedness.

DEPENDENCE ON KEY PERSONNEL

     Coram's operations and ability to successfully implement its business strategy are dependent on the efforts, ability and experience of James M. Sweeney, its Chairman and Chief Executive Officer, Patrick J. Fortune, its President and Chief Operating Officer, Olav B. Bergheim, its Executive Vice President, and other executive officers. The loss of some or all of these key executive officers could have a material adverse impact on Coram. Lincare is also dependent upon the ability and experience of its senior managers, and there can be no assurance that Lincare will be able to retain all of such officers subsequent to the Merger. If, for any reason, such executives do not remain active in Lincare's management, Lincare's operations could be adversely affected. Coram has entered into employment agreements with three of such executives which will become effective as of the Effective Time. See "The Merger--Interests of Certain Persons in the Merger," "Management of Coram" and "Management of Lincare."

GOVERNMENTAL REGULATION

     Each of Coram and Lincare is subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. In addition, certain federal and state laws have been enacted to prohibit physicians from referring patients for certain "designated health services" to providers with which the referring physician has an ownership or compensation arrangement. In particular, Medicare and Medicaid antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antifraud Amendments") prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antifraud Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of health care service providers and suppliers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. The Antifraud Amendments apply both to relationships with physicians and with other entities such as hospitals. In addition, Section 1877 of the Social Security Act was amended, effective January 1, 1995, to significantly broaden the number of designated health services and scope of prohibited referrals under the Medicare and Medicaid programs to providers with which physicians have ownership interests or other financial arrangements. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to all health care services. Coram's participation in and development of business relationships which in any way involve financial arrangements with physicians could be adversely affected by these amendments and similar state enactments as well as future regulatory developments in this area, while Coram's business relationships with non-physicians could be adversely affected by the Antifraud Amendments or amendments thereto, as well as by similar state enactments.

     As part of its compliance program, Coram is reviewing all of its business arrangements with physicians that may be questionable in the current regulatory environment to determine whether such arrangements need to be restructured or terminated. Because Coram may be less willing than some of its competitors to enter into business arrangements that may be questionable under existing law, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other health care providers. While Coram believes that it is in material compliance with applicable law, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of Coram.

     The businesses of Coram and Lincare are also subject to other substantial governmental regulation including state laws governing the dispensing, distribution and compounding of prescription products; state laws regulating pharmacies and the provision of home health services; and federal laws regulating the repackaging and dispensing of drugs. Failure to comply with these laws could adversely affect Coram's or Lincare's ability to continue to provide or receive reimbursement for its therapies and services. Changes in these laws and the interpretation of existing laws could have a material adverse effect on the activities of Coram or Lincare, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors.

HEALTH CARE REFORM LEGISLATION

     In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are various insurance market reforms, forms of price control, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid reimbursement. Coram cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the business of Coram or Lincare.

CERTAIN LITIGATION AND GOVERNMENTAL INVESTIGATIONS

     Coram has entered into a Stipulation of Settlement (the "Stipulation") dated as of January 27, 1995 which sets forth the principal terms of a proposed settlement of class action shareholder litigation which was initiated against T2 in 1992. The settlement provides for Coram to pay the shareholder class $25 million in cash (of which approximately $7.8 million will be contributed by one of Coram's insurance carriers), and to issue warrants to acquire an aggregate of
2.52 million shares of Coram Common Stock at an exercise price of $20.25, subject to adjustment. The Stipulation was approved by the court on May 5, 1995 and is expected to be consummated shortly thereafter; however, if the settlement is not consummated and the shareholder claims continue to be pressed, the resulting distraction of management, the costs of defending such claims and the payment of any settlement or damage award could have a material adverse effect on Coram's results of operations and financial position.

     In September 1994, T2 entered into a settlement of an investigation by the HHS Office of Inspector General ("OIG") into T2's financial arrangements with physicians (the "T2 OIG Settlement"). T2, in expressly denying liability, agreed to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The order further requires T2 to comply with certain standards when providing management or other services to physicians. Coram is implementing programs to ensure that it is in compliance with the terms and conditions of the T2 OIG Settlement and has engaged Richard P. Kusserow, the former Inspector General of HHS, as a consultant to assist Coram in developing its compliance program. However, in the event that T2 violates the T2 OIG Settlement or Coram engages in conduct that violates federal or state laws, rules or regulations, Coram may be subject to a risk of increased sanctions or penalties; including, but not limited to, partial or complete exclusion from the Medicare/Medicaid program.

     In January 1994, Lincare was advised by the United States Attorney for the Middle District of Florida that a grand jury has been investigating certain services provided by Lincare to a pharmacy that supplied medications to home respiratory patients. Under its contracts with the pharmacy, Lincare was responsible for providing various marketing, field administration and patient services to the pharmacy. The contracts were in effect from February 1989 to April 1992, and accounted for less than one percent of Lincare's revenues during such period. Lincare is cooperating with the investigation and believes that it will be able to demonstrate that its services for the pharmacy were provided in accordance with all applicable federal laws. However, no assurance can be given that the matter will be resolved promptly or that the United States Attorney will not seek penalties against Lincare or its officers.

COMPETITION

     The alternate site health care market is highly competitive and is experiencing both horizontal and vertical consolidation. Some of Coram's current and potential competitors include hospital chains and providers of multiple products and services for the alternate site health care market. On March 3, 1995, two of the largest companies in the alternate site health care industry, Abbey Healthcare Group Incorporated ("Abbey") and Homedco Group, Inc. ("Homedco"), announced an agreement to merge. The size, purchasing power, ability to bundle products and services, and relationships with physicians and payors which certain providers enjoy make them formidable competitors to Coram and Lincare. Moreover, there are relatively few barriers to entry in the local markets which Coram and Lincare serve. Local or regional companies have entered the home health care market in the past and others may do so in the future. There can be no assurance that Coram and Lincare will not encounter increased competition in the future that could limit their ability to maintain or increase their market share. Such increased competition could have a material adverse effect on the business and results of operations of Coram and Lincare. See "Business of Coram--Competition" and "Business of Lincare--Competition."

POTENTIAL PROFESSIONAL LIABILITY

     The services of each of Coram and Lincare involve an inherent risk of professional liability and, with respect to such services, while Coram and Lincare have not had any material claims for professional liability asserted against them, no assurance can be given that such claims will not be asserted in the future. While each of Coram and Lincare maintain insurance consistent with industry practice, there can be no assurance that the amount of insurance currently maintained by them will satisfy all claims made against them or that Coram will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Coram cannot predict the effect that any such claims, regardless of their ultimate outcome, might have on its business or reputation or on its ability to attract and retain patients.

CHANGES IN TECHNOLOGY

     The alternate site infusion business of Coram is dependent on physicians continuing to prescribe the administration of drugs and nutrients through intravenous and other infusion methods. Intravenous administration is often the most appropriate method for treating critically ill patients and is often the only way to administer proteins and biotechnology drugs. Nonetheless, technological advances in drug delivery systems, the development of therapies that can be administered orally and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the business of Coram.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain persons have interests in the Merger that are in addition to the interests of stockholders of Lincare generally. As of the Effective Time, three executives of Lincare will become employees of Coram pursuant to employment agreements with Coram. Certain executives of Lincare will be entitled to severance payments as a result of the termination of their respective employment arrangements with Lincare. In addition, options to acquire shares of Lincare Common Stock now held by certain members of Lincare's management will accelerate upon consummation of the Merger. Furthermore, if the Merger is approved, two members of the Lincare Board of Directors will become directors of Coram, and all Lincare directors and officers will be entitled to a continuation of now existing indemnification arrangements. Upon the consummation of the Merger, all employees of Lincare will become employees of Coram and all options to acquire shares of Lincare Common Stock will be converted into options to acquire shares of Coram Common Stock based on the Exchange Ratio. See "The Merger--Interests of Certain Persons in the Merger."

                               THE CORAM MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished by Coram to the holders of Coram Common Stock in connection with the solicitation of proxies by the Board of Directors of Coram for use at the Annual Meeting of Stockholders of
Coram to be held on July   , 1995 at                at      a.m., local time,
and any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus, the attached Notice of Meeting and the accompanying form of proxy are first being mailed to stockholders of Coram
on or about June   , 1995.

MATTERS TO BE CONSIDERED AT THE CORAM MEETING

     At the Coram Meeting, holders of shares of Coram Common Stock will consider and vote upon:

          1. A proposal to approve and adopt the Merger Agreement providing for the merger of Merger Sub with and into Lincare, with Lincare becoming a wholly-owned subsidiary of Coram. In accordance with the Merger Agreement, each share of the Lincare Common Stock outstanding immediately prior to the consummation of the Merger will be converted into the right to receive
     1.5354 shares of Coram Common Stock and all outstanding options to acquire Lincare Common Stock will be assumed by Coram and converted into options to acquire Coram Common Stock based on the Exchange Ratio. Approval and adoption of the Merger Agreement also will constitute approval of the amendment and restatement of Coram's Certificate of Incorporation effective upon consummation of the Merger. Such amendment and restatement will increase the number of authorized shares of Coram Common Stock from 75,000,000 shares to 200,000,000 shares. In addition, approval and adoption of the Merger Agreement will constitute approval of the assumption of the Lincare Stock Option Plans under which the Lincare Options were issued;

          2. The election of members of the Coram Board of Directors;

          3. A proposal to amend the Coram Option Plan, contingent upon the approval of the proposal regarding the Merger Agreement, to increase the number of shares authorized to be issued under the Coram Option Plan from 7,600,000 to 12,000,000; and

          4. Such other business as properly may come before the Coram Meeting or any adjournment or postponement thereof.

     The Coram Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the amendment and restatement of Coram's Certificate of Incorporation effective upon the consummation of the Merger). The Coram Board of Directors believes that the terms of the Merger and the proposed amendment to the Coram Option Plan are fair to, and in the best interests of, Coram and its stockholders and unanimously recommends that the holders of Coram Common Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby and FOR the amendment to the Coram Option Plan. For further information, see "The Merger--Coram's Reasons for the Merger and Board of Directors' Recommendation," "Amendment of Coram's Certificate of Incorporation" and "Proposal to Amend the Coram Option Plan." In addition, the Coram Board of Directors recommends that you vote FOR each person nominated to the Coram Board of Directors. See "Proposal to Elect Coram Directors."

     It is currently expected that representatives of Coram's principal accountants for the current year will be present at the Coram Meeting where they will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

RECORD DATE

     The Board of Directors of Coram has fixed the close of business on May   ,
1995, as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Coram Meeting. Accordingly, only holders of record of shares of Coram Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Coram Meeting. As
of the Record Date,           shares of Coram Common Stock were outstanding and
held of record by approximately           stockholders.

PROXIES

     When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Coram Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby (including the amendment and restatement of Coram's Certificate of Incorporation), FOR the election of the persons nominated to the Coram Board of Directors and FOR the amendment to the Coram Option Plan. As of the date of this Joint Proxy Statement/Prospectus, the Coram Board of Directors does not know of any other matters which are to come before the Coram Meeting. If any other matters are properly presented at the Coram Meeting for consideration, including, among other things, consideration of a motion to adjourn the Coram Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Coram, at or before the taking of the vote at the Coram Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares of Coram Common Stock and delivering it to the Secretary of Coram before the taking of the vote at the Coram Meeting or (iii) attending the Coram Meeting and voting in person (although attendance at the Coram Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Coram Healthcare Corporation, 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202,
Attention: Corporate Secretary, or hand delivered to the Secretary of Coram at or before the taking of the vote at the Coram Meeting.

     Coram will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Coram in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Coram will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in
connection therewith. In addition,                ("          ") will assist in
the solicitation of proxies by Coram for a fee of $          , plus
reimbursement of reasonable out-of-pocket expenses.

QUORUM

     The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Coram Common Stock is necessary to constitute a quorum at the Coram Meeting. Abstentions will be counted for purposes of establishing a quorum and will have the same legal effect as a vote against the adoption of the proposals to be voted upon.

VOTE REQUIRED

     Coram stockholders are entitled to one vote at the Coram Meeting for each share of Coram Common Stock held of record by them on the Record Date. The affirmative vote of the holders of a majority of the outstanding shares of Coram Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The affirmative vote of a majority of the outstanding shares of Coram Common Stock present at the Coram Meeting either in person or by properly executed proxies and entitled to vote is required to elect each member of the Coram Board of Directors and to approve the amendment to the Coram Option Plan. The Merger Agreement, the election of the Coram Board of Directors and the amendment to the Coram Option Plan will be voted upon separately. Approval of the proposed amendment to the Coram Option Plan is not a condition to, or required for, consummation of the Merger.

     As of the Record Date, Coram's directors, executive officers and affiliates
may be deemed to be beneficial owners of an aggregate of           shares of
Coram Common Stock (excluding           shares which may be acquired upon
exercise of options or other rights which are exercisable within 60 days of the
Record Date), or approximately   % of the then outstanding shares of Coram
Common Stock. Coram has been advised that its directors and executive officers intend to vote in favor of the proposals described above.

                              THE LINCARE MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished by Lincare to the holders of Lincare Common Stock in connection with the solicitation of proxies by the Board of Directors of Lincare for use at the Special Meeting of
Stockholders of Lincare (the "Lincare Meeting") to be held at           on July
  , 1995 at     a.m., local time, and any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus, the attached Notice of Meeting and the accompanying form of proxy are first being mailed to stockholders of Lincare
on or about June   , 1995.

MATTERS TO BE CONSIDERED AT THE LINCARE MEETING

     At the Lincare Meeting, holders of shares of Lincare Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly come before the Lincare Meeting.

     The Lincare Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Lincare Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Lincare and its stockholders and unanimously recommends that the holders of Lincare Common Stock vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. For further information, see "The Merger--Lincare's Reasons for the Merger and Board of Directors' Recommendation."

     It is currently expected that representatives of Lincare's accountants will be present at the Lincare Meeting, where they will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

RECORD DATE

     The Board of Directors of Lincare has fixed the close of business on May
  , 1995, as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Lincare Meeting. Accordingly, only holders of record of shares of Lincare Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Lincare Meeting. As of the
Record Date,           shares of Lincare Common Stock were outstanding and held
of record by approximately           stockholders.

PROXIES

     When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Lincare Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby. As of the date of this Joint Proxy Statement/Prospectus, the Lincare Board of Directors does not know of any other matters which are to come before the Lincare Meeting. If any other matters are properly presented at the Lincare Meeting for consideration, including, among other things, consideration of a motion to adjourn the Lincare Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Lincare, at or before the taking of the vote at the Lincare Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of Lincare Common Stock and delivering it to the Secretary of Lincare before the taking of the vote at the Lincare Meeting or (iii) attending the Lincare Meeting and voting in person (although attendance at the Lincare Meeting will not in and of itself constitute a revocation of a proxy). In addition, brokers who hold shares of Lincare Common Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Lincare Holdings Inc., 19337 U.S. 19 North, Clearwater, Florida 34624, Attention: Corporate Secretary, or hand delivered to the Secretary of Lincare at or before the taking of the vote at the Lincare Meeting.

     Lincare will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of Lincare in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Lincare will reimburse such custodians, nominees and fiduciaries for reasonable expenses
incurred in connection therewith. In addition,           ("          ") will
assist in the solicitation of proxies by Lincare for a fee of approximately
$       , plus reimbursement of reasonable out-of-pocket expenses.

     LINCARE STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURES FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH BELOW IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

QUORUM

     The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Lincare Common Stock is necessary to constitute a quorum at the Lincare Meeting. Abstentions will be counted for purposes of establishing a quorum and will have the same legal effect as a vote against the adoption of the proposals to be voted upon.

VOTE REQUIRED

     Lincare stockholders are entitled to one vote at the Lincare Meeting for each share of Lincare Common Stock held of record by them on the Record Date. The affirmative vote of the holders of a majority of the outstanding shares of Lincare Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement.

     As of the Record Date, Lincare's directors, executive officers and affiliates may be deemed to be beneficial owners of an aggregate of
shares of Lincare Common Stock (excluding        shares which may be acquired
upon exercise of options or other rights which are exercisable within 60 days of
the Record Date), or approximately    % of the then outstanding shares of
Lincare Common Stock. Lincare has been advised that its directors and executive officers intend to vote in favor of the approval and adoption of the Merger Agreement.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The alternate site health care industry has experienced dramatic growth over the last decade, with total estimated expenditures growing from $3.8 billion in 1985 to over $22 billion in 1994. The industry's rapid growth is primarily due to the cost-effectiveness of alternate site care relative to hospital care and to improvements in medical technology that have expanded the range of care that can be administered outside of traditional settings such as hospitals and physicians' offices. However, while demand for alternate site care continues to grow, alternate site providers are increasingly under pressure from payors to share the burden of containing health care costs and to improve the quality of care. This trend has led to a consolidation of providers as they seek to reduce their cost structures through economies of scale and operating efficiencies. Coram has actively participated in such consolidation through the Four-Way Merger, its acquisition of HMSS and the Caremark Transaction and believes that this consolidation trend will continue for the foreseeable future.

     Recognizing these market forces, the senior management of both Lincare and Coram have expended considerable efforts in analyzing their financial and strategic alternatives and reviewing their options for strategic combinations of the type contemplated by the proposed Merger. In July 1993, the Lincare Board of Directors met to consider a variety of strategic alternatives for Lincare. Among the alternatives considered was the possibility of a merger with another health care company. To that end, the Lincare Board of Directors retained Alex. Brown to advise it as to potential strategic combinations. From time to time thereafter, members of Lincare's management and Alex. Brown contacted and held exploratory discussions with a number of potential strategic partners, but no agreement resulted from these preliminary discussions.

     Shortly following the public announcement of the Abbey/Homedco merger in early March 1995, James M. Sweeney, the Chairman and Chief Executive Officer of Coram contacted James T. Kelly, the Chairman and Chief Executive Officer of Lincare, to express an interest in discussing a possible combination with Lincare. On March 8 and 9, 1995, representatives of senior management of both companies initially met to consider the advantages of such a combination. After this meeting, members of Lincare's management, assisted by Alex. Brown, began to conduct due diligence investigations and meetings.

     On March 29, 1995, the Lincare Board of Directors met to consider the possibility of a strategic combination with Coram. Representatives of Alex. Brown were present at the meeting and presented information on Coram, as well as certain preliminary analyses relating to a possible Coram/Lincare merger. After considering the possible business risks and advantages of such a combination, the Lincare Board of Directors requested that its legal and financial advisors continue their due diligence review and evaluation of Coram.

     Between March 30 and April 11, 1995, Lincare initiated a more comprehensive financial and legal due diligence investigation of Coram, including consideration of Coram's recently consummated acquisition of the Caremark Business. During this period, the companies began to generally discuss the principal terms of a Coram/Lincare merger. On April 12, 1995, the Lincare Board met again to discuss the results of the due diligence investigation, including a review and discussion of Coram's business and operations (including the recently acquired Caremark Business) with representatives of Alex. Brown and a review and discussion of Coram's regulatory and legal affairs with Lincare's legal advisors. The Lincare Board of Directors agreed that Lincare's management and advisors should commence negotiations of a definitive agreement. Extensive negotiations and discussions between the two companies took place between April 12 and April 16.

     During the period between March 27, 1995 and April 14, 1995, Coram and its representatives conducted financial and legal due diligence on Lincare. On April 14, Coram's Board of Directors held a telephonic meeting to discuss the status of the discussions and negotiations between the companies. On April 17, 1995, the Coram and Lincare Boards of Directors each held a special meeting to consider the provisions of the proposed Merger Agreement, including the proposed Exchange Ratio, and the transactions contemplated thereby. At such meetings, members of each company's senior management, together with its legal and financial advisors, reviewed and evaluated with their respective Board of Directors, among other things, the background of the Merger, each company's alternatives, the strategic implications of the Merger, a summary of due diligence findings, financial and valuation analyses of the transaction and the terms of the Merger Agreement. At Coram's meeting, DLJ rendered its oral opinion, which was subsequently confirmed in writing, to Coram's Board of Directors that, based upon and subject to the various considerations set forth in the opinion, as of such date, the consideration to be paid by Coram pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Coram Common Stock. Alex. Brown rendered its oral opinion to Lincare's Board of Directors, which was subsequently confirmed in writing, that, based upon and subject to the qualifications and limitations set forth in the opinion, as of such date, the Exchange Ratio was fair to the holders of Lincare Common Stock from a financial point of view. After extensive consideration, the management and directors of each company concluded that the proposed Merger was an important strategic combination for each company and in the best interest of each of its respective stockholders. Accordingly, the companies' Boards of Directors approved the Merger Agreement and the transactions contemplated thereby. The Merger Agreement was executed by the parties on the evening of April 17, 1995, and a public announcement of the signing was made on April 18, 1995, prior to the opening of the financial markets. See "The Merger--Coram's Reasons for the Merger and Board of Directors' Recommendation" and "--Lincare's Reasons for the Merger and Board of Directors' Recommendation."

CORAM'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     The Coram Board of Directors believes that the Merger will further its strategic objective of becoming the leading provider of alternate health care products and services in the United States. In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that Coram's stockholders approve the same, Coram's Board of Directors consulted with Coram management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

          1. Coram's Board of Directors concluded that the Merger would provide a key element of Coram's horizontal integration strategy of positioning itself as a "one-stop shop" for alternate site health care services and products, including infusion therapy and respiratory therapy services. The Coram Board of Directors believes that the addition of Lincare, a leading supplier of alternate site respiratory therapy services, to Coram, a leading supplier of alternate site infusion therapy services, should enhance the opportunities of the combined entity in marketing its products and services to managed care organizations, the fastest growing segment of the health care payor market.

          2. Coram's Board of Directors concluded that the Merger was consistent with Coram's strategy of providing the highest quality care at the lowest cost to the health care system. Consistent with Coram's strategy of becoming the lowest cost provider in an increasingly cost conscious health care environment, the Coram Board of Directors believes that the lowest cost and most efficient providers will have a competitive advantage in marketing their products and services. Since Coram believes that Lincare's operating margins are the highest of the major alternate site respiratory therapy providers, Lincare represented an attractive acquisition candidate in the respiratory therapy industry.

          3. Coram's Board of Directors concluded that the Merger could result in accelerated revenue growth to the extent that Lincare's respiratory therapy services could be marketed through Coram's branches which are covering geographic locations in which over 90% of the United States population resides. Moreover, the Coram Board of Directors believes that the Merger would provide Lincare with access to Coram's managed care relationships and dedicated managed care sales force, another potential source of revenue growth.

          4. Coram's Board of Directors concluded that, based on Lincare's senior management, competitive position, financial strength, businesses strategy and prospects, Lincare represented the leading independent alternate site respiratory therapy provider in the United States. The Coram Board of Directors has observed the rapid consolidation of the alternate site health care industry, including the recently announced merger agreement between Abbey and Homedco, and concluded that the Merger would enhance Coram's ability to compete more effectively against other companies in the industry.

          5. Coram's Board of Directors concluded that the Merger would strengthen Coram's balance sheet, reduce its financial leverage, increase its cash flow and improve Coram's overall financial position and results of operations. As a result of Coram's acquisition of the Caremark Business, Coram has become highly leveraged. The addition of Lincare's financial condition, results of operations and cash flows will significantly improve Coram's key leverage ratios.

          6. Coram's Board of Directors concluded that the businesses of Coram and Lincare are compatible, from product, geography and management standpoints. Because Coram does not provide respiratory therapy services and Lincare does not provide any significant infusion services, a combination of the two businesses permits the combined enterprise to offer a broad range of alternate site services without a loss of momentum or significant disruption of either business. Because Lincare does not provide respiratory therapy services in many major geographical markets in which Coram operates, the Coram Board of Directors believes that the Merger has the potential to enhance Lincare's presence on a national basis. The Coram Board of Directors also believes that the experience and operating philosophy of Lincare's senior management is compatible with Coram's senior management and that the two management teams will complement each other following the Merger.

          7. The Coram Board considered the presentation of DLJ on April 17, 1995, including DLJ's opinion that the consideration to be paid by Coram pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Coram Common Stock;

          8. The Coram Board of Directors believes that the terms and conditions of the proposed Merger Agreement, generally, are favorable to Coram's stockholders.

     Due to the wide variety of factors considered in connection with the evaluation of the Merger, the Coram Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     THE BOARD OF DIRECTORS OF CORAM UNANIMOUSLY RECOMMENDS THAT CORAM STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF CORAM'S FINANCIAL ADVISOR

     Coram retained DLJ to render a financial opinion letter to the Coram Board of Directors with respect to the fairness, from a financial point of view, of the consideration to be paid by Coram pursuant to the terms of the Merger Agreement. At the April 17, 1995 meeting of the Coram Board of Directors, DLJ rendered its written opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, such consideration was fair from a financial point of view to the holders of Coram Common Stock. DLJ subsequently confirmed its April 17, 1995 opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus.

     The full text of the written opinion of DLJ dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, matters considered and scope of the review undertaken, as well as the limitations on DLJ in rendering its opinion, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Coram stockholders are urged to read DLJ's opinion in its entirety. DLJ did not recommend to Coram that any specific exchange ratio constituted the appropriate Exchange Ratio for the Merger. The analyses performed were prepared solely as part of DLJ's analysis of the fairness, from a financial point of view, to the holders of Coram Common Stock of the consideration to be paid by Coram pursuant to the Merger Agreement and does not constitute a recommendation to any Coram stockholder as to how such stockholder should vote at the Coram Meeting. The summary of the opinion of DLJ set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     To arrive at its opinion, DLJ, among other things, (i) analyzed certain publicly available financial statements and other information of Coram and Lincare, (ii) analyzed certain internal financial statements and other financial and operating data concerning Lincare and Coram prepared by the managements of Lincare and Coram, respectively, (iii) analyzed certain financial projections prepared by the managements of Lincare and Coram, respectively, (iv) discussed the past and current operations and financial condition and the prospects of Lincare with senior executives of Lincare, (v) discussed the past and current operations and financial condition and the prospects of Coram with senior executives of Coram, and analyzed the pro forma impact of the merger on Coram's earnings per share, consolidated capitalization and certain financial ratios, (vi) reviewed the reported prices and trading activity for the Lincare Common Stock and Coram Common Stock, (vii) compared the financial performances of Lincare and Coram and the prices and trading activities of Lincare Common Stock and Coram Common Stock with that of certain other comparable publicly traded companies and their securities, (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, (ix) discussed with the respective managements of Coram and Lincare certain synergies and other benefits expected to be derived from the Merger, (x) reviewed the Merger Agreement and certain related documents and (xi) performed such other analyses as it deemed appropriate.

     In rendering its opinion, DLJ assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by DLJ for purposes of its opinion. With respect to the financial projections including the synergies and other benefits expected to result from the Merger, DLJ assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Coram and Lincare. DLJ's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to DLJ as of, the date of its opinion. In rendering its opinion, DLJ assumed that the value of the Coram Common Stock was equal to its closing stock price on April
12, 1995 and on   , 1995 for the purpose of delivering its April 17, 1995
opinion and its opinion dated as of the date of this Joint Proxy Statement/Prospectus, respectively.

     The following is a brief summary of the analyses performed by DLJ in preparation of its opinion letter dated as of April 17, 1995, and reviewed with the Coram Board of Directors.

     Stock Trading History. DLJ reviewed Coram's and Lincare's stock market trading histories and stock market performances, Coram's and Lincare's historical operating and financial information and selected financial analysts' commentary on Coram and Lincare. In its review of the stock market trading histories, DLJ reviewed the performance of the per share market price of the Coram Common Stock over the period July 11, 1994 to April 12, 1995 and the Lincare Common Stock over the period March 20, 1992 to April 12, 1995 and compared such per share market price data to the Standard & Poor's industrial average of 400 stocks and to an index comprised of six alternate site healthcare companies, including Abbey Healthcare Group, Inc., Caremark International, Inc., Healthdyne Technologies, Homedco Group, Inc., In Home Health, Inc. and Quantum Health Resources Inc., that, in DLJ's judgment, were comparable to Coram and Lincare for purposes of this analysis.

     Comparable Company Analysis. DLJ reviewed and analyzed certain available financial and market information for seven alternate site healthcare companies, including Abbey Healthcare Group, Inc., Caremark International, Inc., Coram Healthcare Corporation, Healthdyne Technologies, Homedco Group, Inc., In Home Health, Inc. and Quantum Health Resources Inc. (collectively, the "Comparable Companies") that, in DLJ's judgment, were comparable to Lincare for purposes of this analysis. Such financial and market information included, among other things, market value, earnings per share, market price as a multiple of earnings per share and aggregate enterprise value as a multiple of revenue and of earnings before interest, taxes, depreciation and amortization ("EBITDA"). The analysis indicated that based on Lincare's closing stock price on April 12, 1995 and a compilation of earnings projections by securities research analysts, Lincare traded at 17.9x forecasted earnings for the calendar year 1995 and 15.0x forecasted earnings for the calendar year 1996, and Coram traded at 23.1x forecasted earnings for the calendar year 1995 and 15.0x forecasted earnings for the calendar year 1996. These trading multiples compared to the Comparable Companies' range of multiples of 11.9x to 36.2x forecasted earnings for the calendar year 1995, with a mean (excluding the minimum and maximum) of 17.2x, and a range of multiples of 9.6x to 24.1x for the calendar year 1996 for the Comparable Companies, with a mean (excluding the minimum and maximum) of 13.9x.

     Analysis of Comparable Acquisition Transactions. DLJ reviewed the financial terms, to the extent publicly available, of forty-one selected pending and completed merger and acquisition transactions in the healthcare services industry announced since January 1, 1993 (collectively, the "Comparable Acquisition Transactions"). DLJ reviewed the prices paid in such transactions in terms of the equity value as a multiple of latest twelve months ("LTM") earnings, and in terms of the aggregate enterprise value (defined as equity value plus long-term debt and short-term debt less cash and cash equivalents (the "Aggregate Enterprise Value")) as a multiple of LTM revenue, as a multiple of LTM EBITDA and as a multiple of LTM earnings before interest and taxes ("EBIT"). DLJ noted that no transaction reviewed was identical to the Merger and that, accordingly, the foregoing analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Lincare and other factors that would affect the acquisition value of the companies to which it is being compared. The analysis indicated that, for the Comparable Acquisition Transactions, the range of multiples of equity value to LTM earnings was 13.3x to 86.1x, with a mean (excluding the minimum and maximum) of 29.2x, the range of multiples of Aggregate Enterprise Value to LTM revenue was 0.5x to 5.4x, with a mean (excluding the minimum and maximum) of 1.5x, the range of Aggregate Enterprise Value to LTM EBITDA was 5.7x to 31.9x, with a mean (excluding the minimum and maximum) of 12.6x, and the range of multiples of Aggregate Enterprise Value to LTM EBIT was 8.4x to 50.0x, with a mean (excluding the minimum and maximum) of 18.3x.

     Acquisition Premiums Analysis. DLJ reviewed the purchase premiums of the Comparable Acquisition Transactions. DLJ calculated premiums paid to the public stock price one month, one week and one day prior to the announcement of such transactions. Such premiums were applied to Lincare's stock price on April 12, 1995, the day the Exchange Ratio was determined, on April 5, 1995, one week prior to the day the Exchange Ratio was determined, and on March 13, 1995, one month prior to the day the Exchange Ratio was determined to imply hypothetical Aggregate Enterprise Values and common stock values for Lincare. The acquisitions premiums analysis indicated a hypothetical reference per share range for the Lincare Common Stock value of between $40.06 and $41.47, with a mean of $40.96.

     Discounted Cash Flow Analysis. DLJ calculated the estimated unlevered after-tax cash flows that Lincare could be expected to generate over the five-year period ending December 31, 1999, using Lincare management's projections of Lincare's future financial performance. Using these projections, DLJ then calculated estimated terminal values for Lincare at the end of the five-year period by applying multiples ranging from 8.0x to 11.0x (which DLJ believed to be appropriate for Lincare's business based on DLJ's experience and judgment) to such projections' projected 1999 EBITDA. The unlevered cash flows for the projected five-year period and the range of terminal values were then discounted to December 31, 1994 using annual discount rates ranging from 10.0% to 14.0% (chosen to reflect the weighted average cost of capital of Lincare and other similar healthcare companies) to imply the hypothetical Aggregate Enterprise Value and common stock value of Lincare. The discounted cash flow analysis indicated a hypothetical reference range for the Lincare common stock value of between $53.80 and $60.83 per share before considering the value of free cash flows resulting from expected cost savings and other potential synergies.

     Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger, including the effect of the consummation of the Merger, assuming the Exchange Ratio, on the earnings per share of Coram Common Stock following the Merger. In arriving at its opinion, DLJ's analysis considered, among other things, (i) selected analysts' estimates of Coram's 1995 and 1996 earnings per share before the Merger, (ii) Coram's and Lincare's internal management projections regarding future results and (iii) Coram's management estimates of future synergies and cost savings associated with the Merger. The actual operating results or financial position achieved by the combined company may vary from the projected results and the variations may be material.

     Contribution Analysis. DLJ compared the relative contribution of Coram and Lincare to pro forma combined revenue, EBITDA and EBIT for the calendar year 1994 on a historical basis, and for 1995 and 1996 on a projected basis both before and after giving effect to certain anticipated cost savings. DLJ noted that Lincare would have contributed on a pro forma basis during the three year period approximately 18.4% to 24.8% of combined revenue, approximately 39.9% to 58.7% of combined EBITDA and approximately 38.1% to 65.2% of combined EBIT.

     In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, DLJ confirmed the appropriateness of its reliance on the analyses used to render its April 17, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In connection with the review of the Merger by the Coram Board of Directors, DLJ performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the presentation by DLJ to the Coram Board of Directors or the analyses performed by DLJ in arriving at its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In addition, DLJ may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be DLJ's view of the actual value of Coram or Lincare. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Coram or Lincare. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. In addition, estimates relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DLJ's analysis of the fairness of the consideration, from a financial point of view, to the holders of Coram Common Stock of the consideration to be paid by Coram pursuant to the Merger Agreement and were provided to the Coram Board of Directors in connection with the delivery of DLJ's opinion.

     The Coram Board of Directors retained DLJ to render a financial opinion letter based upon its qualifications, experience and expertise. DLJ is an internationally recognized investment banking and advisory firm. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for both Coram and Lincare in the past and has been compensated for such services. On April 6, 1995, an affiliate of DLJ made a bridge loan to Coram in the amount of $150 million, the proceeds of which were to be used in connection with the acquisition of the Caremark Business. In connection therewith, pursuant to letter agreements dated March 30, 1995 and April 6, 1995, Coram agreed to pay DLJ certain customary fees and further agreed that DLJ would have the right but not the obligation to provide certain investment banking services to Coram while the bridge loan is outstanding for which it would also receive customary fees. Coram also agreed to reimburse DLJ for its out-of-pocket expenses, including the fees of its legal counsel, and to indemnify DLJ and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling DLJ or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its services. In addition, DLJ acted as an underwriter in connection with two 1992 public offerings of common stock by Lincare and was compensated for such services. In the ordinary course of DLJ's trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in debt or equity securities of Coram or Lincare.

     Pursuant to a letter agreement dated as of April 15, 1995, between Coram and DLJ, Coram retained DLJ to render a financial opinion letter to the Coram Board of Directors in connection with the Merger. Coram has paid DLJ its customary fee for delivering its opinion. Coram has also agreed to reimburse DLJ for its out-of-pocket expenses, including the fees of its legal counsel, and to indemnify DLJ and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling DLJ or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its services.

LINCARE'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     The Lincare Board of Directors has unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and recommends that the Lincare stockholders vote to approve the Merger.

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

In evaluating the proposed Merger, the Lincare Board of Directors, with the assistance of Alex. Brown and Lincare's outside legal counsel and other advisors, considered a variety of factors, including, but not limited to, the following:

          1. The Lincare Board of Directors concluded that in a rapidly changing healthcare industry, a combined Coram/Lincare business would have enhanced opportunities in the marketplace by providing a comprehensive range of alternate site infusion, respiratory therapy and other health care services. The Lincare Board of Directors believes that pricing pressures by third party payors, increased competition for patients and the increasing influence of managed care organizations, such as HMOs, will create competitive advantages for alternate site health care providers that are horizontally integrated and can offer a broad range of patient services, so-called "one-stop shopping." Many payors, including managed care organizations, have expressed a preference for the convenience and reduced administrative expenses associated with having fewer providers responsible for a broader range of patient needs.

          2. The Lincare Board of Directors has observed the rapid consolidation of the alternate site health care industry, including the recently announced merger of Abbey and Homedco, and concluded that the Merger would enhance Lincare's ability to compete more effectively against other companies in the industry. The Lincare Board of Directors believes that the rapid changes in the entire health care industry, including the growing cost containment efforts of government and private insurance reimbursement programs, will continue to drive the pace of consolidation in the industry.

          3. The Lincare Board of Directors has observed that managed care organizations and indemnity insurers increasingly are demanding capitated fee structures and other arrangements requiring health care providers to assume all or a portion of the financial risk of providing care. The Lincare Board of Directors concluded that a strategic combination with Coram, a large national alternate site provider, would permit Lincare to compete more effectively in a risk sharing environment and achieve greater potential penetration of the managed care market, which favors providers who are larger, have a broader range of services and serve broader geographic areas.

          4. The Lincare Board of Directors concluded that the businesses of Coram and Lincare are compatible and do not overlap. As a result, the combined enterprise would be able to offer a broad range of alternate site health care services without a loss of momentum or significant disruption to either business. The Lincare Board of Directors also concluded that Coram's senior management has a well-defined business strategy and considerable operational experience, which, combined with the experience of Lincare's key employees, would enable Coram's senior management to realize the full potential of a combined Lincare/Coram business.

          5. The Lincare Board of Directors concluded that the Merger would position Lincare to enhance its presence in certain geographic markets and facilitate more rapid entry into other markets through Coram's existing operations. This would not only provide opportunities for increased sales, but would also increase Lincare's visibility and enhance its opportunities to acquire other respiratory therapy companies in existing Coram and Lincare markets.

          6. The Lincare Board of Directors concluded that a strategic combination with Coram would diversify Lincare's payor mix and would increase Lincare's managed care business by providing access to Coram's managed care relationships and its dedicated managed care sales force.

          7. The Lincare Board of Directors concluded that the Merger would provide Lincare stockholders with the opportunity to have a continued equity participation in a larger, more diversified enterprise with market capitalization that will be considerably larger than Lincare's current market capitalization.

          8. The Lincare's Board of Directors concluded that the terms and conditions of the proposed Merger Agreement, generally, are favorable to Lincare's stockholders.

          9. The Lincare Board of Directors considered the presentation of Alex. Brown on April 17, 1995, including Alex. Brown's opinion that, based upon and subject to the various considerations set forth in the opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Lincare Common Stock. See "The Merger--Opinion of Lincare's Financial Advisor."

     For all of the foregoing reasons, Lincare's Board of Directors has also concluded that a combination with Coram, on the terms set forth in the Merger Agreement, is in the best interest of Lincare's stockholders. Due to the wide variety of factors considered in connection with the evaluation of the Merger, the Lincare Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     THE BOARD OF DIRECTORS OF LINCARE UNANIMOUSLY RECOMMENDS THAT LINCARE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF LINCARE'S FINANCIAL ADVISOR

     The Lincare Board of Directors retained Alex. Brown to act as its financial advisor in connection with the Merger. On April 17, 1995, Alex. Brown made a presentation to the Lincare Board of Directors with respect to the Merger and rendered its oral opinion, which was subsequently confirmed in writing, that, as of such date, based upon the facts and circumstances as they existed at the time, and subject to certain assumptions, factors and limitations set forth in such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the Lincare stockholders. Alex. Brown subsequently confirmed its April 17, 1995 opinion by delivery of a written opinion dated as of the date of this Proxy Statement/Prospectus.

     THE FULL TEXT OF THE WRITTEN OPINION OF ALEX. BROWN, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS INCLUDED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. LINCARE STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. ALEX. BROWN'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO TO BE RECEIVED BY LINCARE STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LINCARE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF ALEX. BROWN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion dated April 17, 1995, Alex. Brown (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available information concerning Lincare and Coram; (iii) reviewed certain internal financial analyses and other information concerning Lincare and Coram made available to Alex. Brown by their respective managements; (iv) held discussions with members of the senior management of Lincare and Coram regarding the business and the prospects of their respective companies and the joint prospects of a combined company; (v) held discussions with consultants to Coram regarding the business and prospects of Coram and the home infusion business which it recently acquired from Caremark; (vi) reviewed the reported price and trading activity for Lincare Common Stock and Coram Common Stock; (vii) compared certain financial and stock market information for Lincare and Coram with similar information for certain other companies whose securities are publicly traded; (viii) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part; and (ix) performed such other studies and analyses and considered such other factors as Alex. Brown deemed appropriate.

     As described in the opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy and completeness of the information furnished to or otherwise reviewed by or discussed with it for the purposes of its opinions. With respect to the financial projections used in its analyses, Alex. Brown assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgements of the senior management of Lincare and Coram as to the likely future financial performance of their respective companies. Alex. Brown also assumed, with the consent of the Lincare Board of Directors, that the Merger would be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Alex. Brown did not make an independent evaluation or appraisal of the assets of Lincare or Coram, nor was it furnished with any such evaluation or appraisal. Alex. Brown's opinions stated that such opinions were based on market, economic and other conditions as they existed and could be evaluated as of the dates of its opinions. Alex. Brown's opinions do not imply any conclusion as to the likely trading range of the Coram Common Stock following consummation of the Merger nor do they constitute a recommendation to any stockholder of Lincare as to how such stockholder should vote with respect to the Merger.

     The following is a summary of the presentation Alex. Brown made to the Lincare Board of Directors on April 17, 1995:

          Stock Price Analysis. Alex. Brown reviewed and analyzed the trading prices and volume for Lincare since March 19, 1992, the date of its initial public offering, and reviewed and analyzed the trading prices and volume for Coram over a period from July 11, 1994, the date of its formation, to April 13, 1995 (the "Comparison Period"). Alex. Brown also compared the daily closing prices of the Common Stock of Lincare and Coram with a composite index of certain selected home healthcare companies (discussed below) and the Standard & Poor's 500 Index during the Comparison Period.

          Alex. Brown also analyzed the historical exchange ratio of Lincare and Coram and noted that the Exchange Ratio represents a premium of 32.3% to the exchange ratio for the two companies as of April 13, 1995, a premium of 34.1% to the average exchange ratio during the twenty trading days prior to April 13, 1995 and a premium of 32.2% to the average exchange ratio during the thirty trading days prior to April 13, 1995.

          Analysis of Selected Publicly Traded Companies. Alex. Brown analyzed and compared certain publicly available information for Lincare and Coram with corresponding data and ratios for the following group of six publicly traded home healthcare companies: Abbey/Homedco, American HomePatient, Inc., The Olsten Corporation, Pediatric Services of America, Inc., Quantum Health Resources, Inc. and RoTech Medical Corporation (the "Selected Companies"). Coram's publicly reported latest twelve months ("LTM") net revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") were adjusted to reflect the Caremark and HMSS acquisitions for the full year 1994, to eliminate restructuring and non-recurring charges and to assume the realization of annualized cost savings achieved at Coram through February 28, 1995.

          Alex. Brown noted that the multiple of market value to projected calendar year 1995 earnings per share ("EPS"), based on the compilation of publicly available research estimates available through the Institutional Brokers Estimate Systems, for Lincare was 17.6x and for Coram was 23.2x, compared to a range for the Selected Companies of 11.6x to 23.6x, with a mean of 18.3x; and the multiple of market value to projected calendar year 1996 EPS for Lincare was 14.7x and for Coram was 15.1x, compared to a range for the Selected Companies of 9.2x to 19.2x, with a mean of 14.6x. Alex. Brown further noted that the multiple of adjusted market value (market value adjusted for debt and cash) to LTM net revenues for Lincare was 4.1x and for Coram was 1.6x, compared to a range for the Selected Companies of 0.7x to 3.4x, with a mean of 1.7x; and the multiple of adjusted market value to LTM EBITDA for Lincare was 9.9x and for Coram was 12.8x, compared to a range for the Selected Companies of 7.5x to 13.8x, with a mean of 10.0x. Alex. Brown also noted that no company used in the Selected Companies analysis was identical to Lincare or Coram and that, accordingly, an analysis of the results of the foregoing necessarily involved complex considerations and judgements concerning differences in the financial and operating characteristics of Lincare and Coram and other factors that could affect the public trading value of the companies to which they were being compared.

          Analysis of Selected Merger Transactions. Alex. Brown reviewed and analyzed twenty selected pending and completed mergers and acquisitions in the home healthcare industry which had been announced since 1987 (the "Selected Transactions"). Alex. Brown also reviewed the price paid and the implied multiples paid in the pending merger of Abbey Healthcare Group Incorporated and Homedco Group, Inc. ("Abbey/Homedco"), the most recent significant transaction in the home healthcare industry.

          Alex. Brown noted that, for the Selected Transactions, the range of multiples of equity value to projected forward year EPS were 9.6x to 31.4x with a mean of 21.2x, compared to 23.3x for the Merger; the range of multiples of adjusted purchase price (purchase price adjusted for debt and cash) to LTM net revenues was 0.6x to 5.5x with a mean of 1.8x, compared to 5.5x for the Merger; and the range of multiples of adjusted purchased price to LTM EBITDA was 5.4x to 34.0x with a mean of 14.7x, compared to 13.3x for the Merger. In addition, Alex. Brown compared the implied multiples for the Merger to the Abbey/Homedco transaction in which the multiple of equity purchase price to projected forward year EPS was 16.0x, the multiple of adjusted purchased price to LTM net revenues was 1.6x and the multiple of adjusted purchase price to LTM EBITDA was 8.7x. Alex. Brown noted that no transaction reviewed was identical to the Merger and that, accordingly, an analysis of the results of the foregoing necessarily involved complex considerations and judgements concerning differences in the financial and operating characteristics of Lincare and other factors that would affect the acquisition value of the companies to which it was being compared.

          Discounted Cash Flow Analysis. Alex. Brown performed discounted cash flow analyses for both Lincare and Coram, based upon estimates of projected financial performance for Lincare and Coram for the years 1995 through 1999 prepared by their respective managements. For each company, Alex. Brown aggregated the present value of the cash flows through 1999 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 16.0% to 20.0%. The terminal value was computed based on projected EBITDA in calendar year 1999 and a range of terminal multiples of 8.0x to 10.0x. This analysis indicated a range of values per fully diluted share of $34.52 to $49.89 for Lincare and $20.08 to $29.29 for Coram. Due to the uncertainty in the healthcare industry and the difficulty, in general, of projecting future cash flows, Alex. Brown did not place significant emphasis on this analysis.

          Pro Forma Analysis. Alex. Brown analyzed certain pro forma financial effects of the Merger, including the effect on the projected EPS of Coram following the Merger. Based on managements' projections of earnings, cost savings and revenue synergies for calendar year 1996 EPS, this analysis showed the Merger to be accretive to Coram's fully taxed, projected calendar year 1996 EPS. The actual operating results or financial position achieved by the combined company may vary from the projected results, and the variations may be material.

          Contribution Analysis. Alex. Brown analyzed the relative contributions of Lincare and Coram to the pro forma income statement of the combined company based on managements' projections for their respective companies and compared such contributions to the 49.6% pro forma ownership of Coram by the Lincare stockholders. This analysis indicated that (i) for 1995, Lincare would contribute 22.6% of net revenues, 40.1% of EBITDA and 52.3% of net income, and (ii) for 1996, Lincare would contribute 24.9% of net revenues, 39.9% of EBITDA and 45.0% of net income.

     The summary set forth above does not purport to be a complete description of the presentation by Alex. Brown to the Lincare Board of Directors or the analyses performed and factors considered by Alex. Brown in connection with its opinion dated April 17, 1995. Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in Alex. Brown's opinions. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lincare or Coram. In connection with its opinion, dated the date of this Proxy Statement/Prospectus, Alex. Brown confirmed its April 17, 1995 opinion by using procedures to update certain of such analyses and by reviewing the assumptions underlying such analyses and the factors considered in connection therewith. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Lincare Board of Directors selected Alex. Brown to serve as its financial advisor because of Alex. Brown's reputation and healthcare expertise as well as its familiarity with Lincare, Coram and their respective businesses. Alex. Brown regularly publishes research reports regarding the healthcare industry and the businesses and securities of publicly traded companies in that industry, including Lincare. In the ordinary course of its trading and brokerage activities, Alex. Brown may, from time to time, hold long or short positions in, may trade or may otherwise effect transactions, for its own account or for the account of customers, in securities of Lincare or Coram.

     Pursuant to the terms of an engagement letter dated August 10, 1993, as amended, Lincare has agreed to pay Alex. Brown a transaction fee, upon consummation of the Merger, equal to 0.8% of the aggregate value of the consideration paid in connection with the Merger. Lincare has also agreed to pay Alex. Brown a fee of $500,000 for rendering its opinion as to the fairness, from a financial point of view, of the Exchange Ratio. Such fee will be credited to the transaction fee payable upon consummation of the Merger. In addition, Lincare has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify Alex. Brown and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of Lincare and Coram with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Lincare and Coram, certain members of the Boards of Directors of Lincare and Coram and certain other persons have interests in the Merger that are in addition to the interests of stockholders of Lincare and Coram generally.

     Employment Agreements. Upon the execution of the Merger Agreement, Coram executed employment agreements with Mr. Howard R. Deutsch, Executive Vice President and a director of Lincare, and with Mr. John P. Byrnes, Senior Vice President of Lincare, setting forth certain terms and conditions concerning Coram's employment of Messrs. Deutsch and Byrnes after the Effective Time. At the Effective Time, Mr. Deutsch and Mr. Byrnes will each become an employee of Coram.

     Mr. Deutsch's Employment Agreement provides for an annual salary of
$          , plus an annual bonus which for the first three years shall not be
less than $          . Mr. Deutsch will also receive options to acquire
          shares of Coram Common Stock with an exercise price per share equal to the fair market value of the Coram Common Stock on the grant date. The option shares will vest over four years; however, if Mr. Deutsch is terminated within the first two years, the remaining unvested options may lapse. If Mr. Deutsch is terminated for any reason other than for "cause" (as defined), Coram will be obligated to pay Mr. Deutsch only the pro rata share of his base salary and guaranteed bonus to which he was entitled as of the date of termination. Effective as of the date his employment is terminated, Coram may elect to engage Mr. Deutsch as a consultant for a period which shall not exceed five years from the Effective Time. During the term of the agreement (which includes any consulting period), Mr. Deutsch is subject to a non-competition provision which prohibits him from (i) personally engaging in a competitive business and (ii) prior to the third anniversary of the Effective Time, directly or indirectly, being associated with any business or organization that competes with Lincare or its affiliates, subject to a de minimus exception.

     Mr. Byrnes's Employment Agreement provides for an annual salary of
$          , plus an annual bonus which for the first three years shall not be
less than $          . Mr. Byrnes will also receive options to acquire
          shares of Coram Common Stock with an exercise price per share equal to the fair market value of the Coram Common Stock on the grant date. The option shares will vest over four years; however, if Mr. Byrnes is terminated within the first two years, the remaining unvested options may lapse. If Mr. Byrnes is terminated for any reason other than for "cause" (as defined), Coram will be obligated to pay Mr. Byrnes only the pro rata share of his base salary and guaranteed bonus to which he was entitled as of the date of termination; provided, however, that if such termination without cause occurs prior to the second anniversary of the Effective Time, Mr. Byrnes will receive (i) a lump sum equal to twelve months salary at his then-current annual salary rate, (ii) an amount equal to his most recent annual bonus (which shall not be less than his guaranteed bonus) and (iii) any options held by Mr. Byrnes granted prior to the Effective Time by Lincare will continue to vest in accordance with their terms. Effective as of the date his employment is terminated, Coram may elect to engage Mr. Byrnes as a consultant for a period which shall not exceed five years from the Effective Time. During the term of the agreement (which includes any consulting period), Mr. Byrnes is subject to a non-competition provision which prohibits him from (i) personally engaging in a competitive business and (ii) prior to the third anniversary of the Effective Time, directly or indirectly, being associated with any business or organization that competes with Lincare or its affiliates.

     It is anticipated that, prior to the Effective Time, Coram will enter into an agreement with James T. Kelly, Lincare's President, Chairman and CEO. The agreement is expected to provide that, as of the Effective Time, Mr. Kelly will become an executive of Coram. The agreement provides that Mr. Kelly will receive
an annual salary of $            and a bonus of up to $            . If Mr.
Kelly is terminated for any reason other than cause, Coram will be obligated to pay Mr. Kelly only the pro rata share of his salary to which he was entitled as of the date of termination. Effective as of the date his employment is terminated, Coram may elect to engage Mr. Kelly as a consultant for a period which shall not exceed five years from the Effective Time. During the term of the agreement (which includes any consulting period), Mr. Kelly is subject to a non-competition provision which prohibits him from (i) personally engaging in a competitive business and (ii) prior to the third anniversary of the Effective Time, directly or indirectly, being associated with any business or organization that competes with Lincare or its affiliates subject to a de minimis exception.

     Severance Payments. Because the Merger will effect a change in control of Lincare, pursuant to their respective Employment Agreements dated November 1, 1993 with Lincare, Messrs. Kelly, Deutsch and James M. Emanuel will receive payments of $1,356,000, $1,016,000 and $703,000, respectively. These individuals will also receive the pro rata share of their respective 1995 bonuses through the Effective Time.

     Option Assumption. As provided in the Merger Agreement, by virtue of the Merger, all Lincare Options outstanding at the Effective Time under the Lincare Stock Option Plans, whether or not then exercisable, will be assumed by Coram and become exercisable for shares of Coram Common Stock. Each Lincare Option assumed by Coram will be exercisable upon the same terms and conditions as under the applicable Lincare Stock Option Plan (with appropriate adjustments to the number of shares and the exercise price to reflect the Exchange Ratio) and applicable option agreements issued thereunder, and Coram will assume the Lincare Stock Option Plans for such purposes. As of March 31, 1995, employees (or former employees) of Lincare held Lincare Options to purchase an aggregate of 2,268,750 shares of Lincare Common Stock at a weighted average price of $15.23 per share (at exercise prices ranging from $0.25 to $25.00 per share). Approval of the Merger Agreement by the stockholders of Coram will constitute stockholder approval of the assumption by Coram of the Lincare Stock Option Plans, together with the outstanding Lincare Options thereunder, and each assumed Lincare Option will be converted at the Effective Time into an option to purchase shares of Coram Common Stock based upon the Exchange Ratio. See "The Merger Agreement--Treatment of Stock Options."

     Acceleration of Options. At the Effective Time, options to purchase an aggregate 492,624 shares of Lincare Common Stock will immediately and fully vest (and be converted into options to acquire approximately 756,375 shares of Coram Common Stock), as more particularly set forth below:

                                                                        ACCELERATED
                                  OPTION HOLDER                           OPTIONS
            ---------------------------------------------------------   -----------
            James T. Kelly...........................................     100,000
            Howard R. Deutsch........................................      73,000
            James M. Emanuel.........................................      51,000
            Francis J. Sullivan......................................      76,979
            Byron R. Krogen..........................................      58,734
            John P. Byrnes...........................................      77,059
            Steven K. Boyd...........................................      36,651
            Peter E. Mosby...........................................       9,123
            Helen M. Sheridan........................................       9,123
            Michael T. Fricke........................................         960
                                                                        -----------
            Total:...................................................     492,629*

- ---------------

*Five share difference attributable to rounding of fractional shares.

     Indemnification and Insurance. Under the terms of the Merger Agreement, Coram is required to ensure that all provisions for indemnification (including insurance coverage) existing on the date of the Merger Agreement in favor of any current and former officers, directors, employees and agents of Lincare or its subsidiaries (the "Indemnified Parties"), as set forth in the respective charter, bylaws, or pursuant to other agreements in effect on the date of the Merger Agreement, survive the Merger, without modification, for a period of at least six years from the Effective Time; provided, however, that Coram is obligated to maintain such insurance coverage, (i) only to the extent that it is available for an annual premium not in excess of two times the last annual premium paid by Lincare or its subsidiaries prior to the date of the Merger Agreement and (ii) for six years after the Effective Time.

     Board of Directors. Pursuant to the Merger Agreement, if the Merger Agreement is approved and the Merger is consummated, Coram has agreed to cause James T. Kelly and Frank T. Cary, now members of the Lincare Board of Directors, to be elected to Coram's Board of Directors, which will consist of seven members.

     Interest of Lincare's Counsel. A partner of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Lincare, owns an aggregate of 700 shares of Lincare Common Stock.

     Other Employee-Related Matters. As of the Effective Time, Coram will continue to employ all of the employees of Lincare and its subsidiaries, provided, however, that nothing in the Merger Agreement or in any other agreement will be deemed to create any other employment status other than employment at will with respect to such employees. Lincare's current employee benefit plans will remain in effect immediately following the Effective Time. Such benefit plans may be terminated to the extent that reasonably comparable benefits (including credit for past service) are made available to such former employees of Lincare under Coram's employee benefit plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the principal federal income tax consequences of the Merger to holders of shares of Lincare Common Stock who hold their shares as capital assets. The discussion is based on laws, regulations, rulings and decisions currently in effect. The discussion does not take account of rules that are applicable to stockholders of Lincare that are subject to special treatment under the Code, including without limitation, insurance companies, dealers in stocks and securities, financial institutions, tax-exempt organizations, foreign persons and stockholders who acquired shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. The discussion also does not address state, local or foreign tax consequences of the Merger. No rulings have been or will be requested from the Internal Revenue Service with respect to the tax consequences of the Merger. Each holder of shares of Lincare Common Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that holder.

     General. It is a condition to the obligation of Lincare to consummate the Merger that Lincare shall have received an opinion of its counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, to the effect that: (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the Code; (ii) Lincare, Merger Sub and Coram will each be a party to the reorganization within the meaning of section 368(b) of the Code; (iii) no gain or loss will be recognized by Lincare, Merger Sub or Coram as a result of the consummation of the Merger; and (iv) no gain or loss will be recognized by a holder of shares of Lincare Common Stock to the extent the holder exchanges its shares of Lincare Common Stock solely for shares of Coram Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Coram Common Stock and except with respect to the conversion and exchange of any shares of Lincare Common Stock that were acquired by the holder thereof pursuant to any employee stock option, employee stock purchase plan or otherwise as compensation). It is a condition of the obligation of Coram to consummate the Merger that Coram shall have received an opinion to the same effect from its counsel, Brobeck, Phleger & Harrison. Each such opinion may be based upon certain representations and assumptions. Lincare and Coram may each waive the requirement that it receive such an opinion as a condition to its obligation to consummate the Merger. Assuming the Merger qualifies as a reorganization, the principal federal income tax consequences of the Merger to holders of Lincare Common Stock will be as described below.

     Receipt Solely of Coram Common Stock. A holder of Lincare Common Stock who receives solely Coram Common Stock in the Merger (except for cash in lieu of a fractional share interest as described below) in exchange for all shares of Lincare Common Stock owned by such holder will not recognize gain or loss upon such exchange for federal income tax purposes. The tax basis of the Coram Common Stock received in such an exchange will be equal to the basis of the Lincare Common Stock exchanged therefor (except for the basis attributable to any fractional share interest in Coram Common Stock, as discussed below). The holding period of such Coram Common Stock will include the holding period of the Lincare Common Stock surrendered in exchange therefor, provided that the Lincare Common Stock is held as a capital asset at the Effective Time.

     Cash Received in Lieu of Fractional Shares. A holder of Lincare Common Stock who receives cash in the Merger in lieu of a fractional share interest in Coram Common Stock will be treated for federal income tax purposes as having received such fractional share interest and sold it for the cash received. Such stockholder will recognize gain or loss as of the Effective Time equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the shares of Lincare Common Stock exchanged for the fractional share interest that is deemed sold. Such gain or loss will be capital gain or loss if the stockholder holds the Lincare Common Stock exchanged for the fractional share as a capital asset at the Effective Time and will be long-term capital gain or loss if such Lincare Common Stock is considered to have been held for more than one year.

REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Coram and Lincare filed premerger notification and report forms with the FTC and the Antitrust Division on May 9, 1995.

     The waiting period under the HSR Act for Coram and Lincare will expire on June 8, 1995 (thirty days after the date of filing), unless the period is terminated sooner pursuant to Coram's and Lincare's request for early termination of the waiting period. If Coram or Lincare receive a request for additional information from the FTC or the Antitrust Division prior to the expiration of the waiting period, the period will terminate twenty days after Coram and Lincare have substantially complied with the request.

     At any time before or after the Effective Time, the Justice Department, FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Coram to divest itself, in whole or in part, of Lincare or of other businesses conducted by Coram. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Coram will prevail. The obligations of Coram and Lincare to consummate the Merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger. Each party has agreed to use its best efforts to have any such injunction or order lifted. See "The Merger Agreement--Conditions of the Merger" and "-- Termination."

     Coram and Lincare are not aware of any license or regulatory permit which is material to the business of Coram or Lincare and which is likely to be adversely affected by consummation of the Merger or of any approval or other action by any state, federal or foreign government or governmental agency (other than routine re-licensing procedures) that would be required prior to the Merger.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon Coram and Lincare receiving letters from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, regarding those firms' concurrence with Coram management's and Lincare management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. See "The Merger Agreement--Conditions of the Merger." Under the pooling-of-interests accounting method, (i) the recorded historical cost basis of the assets and liabilities of both Coram and Lincare will be carried forward to the operations of Coram generally at their recorded amounts and (ii) financial statements of Coram issued subsequent to the consummation of the Merger will be restated to include the combined financial position, results of operations and cash flows for Coram and Lincare for all periods presented therein. Certain events, including certain transactions with respect to Coram

Common Stock or Lincare Common Stock by affiliates of Coram or Lincare, respectively, may prevent the Merger from qualifying as a pooling-of-interests for accounting and financial reporting purposes. See "The Merger--Resale Restrictions."

RESALE RESTRICTIONS

     All shares of Coram Common Stock received by Lincare stockholders in the Merger will be freely transferable, except that shares of Coram Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Coram or Lincare prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Coram or as otherwise permitted under the Securities
Act). Persons who may be deemed to be affiliates of Coram or Lincare generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires each of Coram and Lincare to exercise its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of his or her shares of Lincare Common Stock or Coram Common Stock (other than through conversion to Coram Common Stock pursuant to the Merger) until such time as financial results covering at least 30 days of post-merger combined operations of Coram have been published, either by issuance of a quarterly earnings report on a Form 10-Q or other public issuance which includes such information. A Coram or Lincare affiliate will not be prohibited from selling up to 10% of the shares such affiliate holds during the aforementioned period if the requirements of Rule 145 are met.

                              THE MERGER AGREEMENT

     THE DETAILED TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN FULL AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY DESCRIPTION OF THE TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.

THE MERGER

     Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Lincare and thereupon Lincare will become a wholly-owned subsidiary of Coram. The Merger will have the effects specified in the DGCL.

EFFECTIVE TIME OF THE MERGER

     Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Coram and Lincare will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Coram and Lincare have agreed upon and designated in such filing as the Effective Time.

CONVERSION OF SECURITIES

     Pursuant to the Merger Agreement, as of the Effective Time, each issued and outstanding share of Lincare Common Stock will be converted into the right to receive 1.5354 shares of Coram Common Stock. All shares of Lincare Common Stock converted in the Merger will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive, without interest, shares of Coram Common Stock upon surrender of such certificate and cash in lieu of fractional shares of Coram Common Stock.

TREATMENT OF STOCK OPTIONS

     Pursuant to the Merger Agreement, at the Effective Time, all Lincare Options then outstanding under the Lincare Stock Option Plans will remain outstanding and will be assumed by Coram. Each Lincare Option assumed by Coram will be exercisable upon the same terms and conditions as under the applicable Lincare Stock Option Plan and the applicable option agreement issued thereunder, except that (i) the number of shares of Coram Common Stock subject to each Lincare Option will be determined by multiplying the number of shares of Lincare Common Stock subject to the Lincare Option immediately prior to the Effective Time by the Exchange Ratio and rounding down to the next whole share and (ii) the per share exercise price will be determined by dividing the per share exercise price in effect immediately prior to the Effective Time under the Lincare Option by the Exchange Ratio and rounding down to the next whole share. Approval of the Merger Agreement by the stockholders of Coram will constitute stockholder approval of the assumption by Coram of the Lincare Stock Option Plans under which the Lincare Options were granted.

EXCHANGE OF CERTIFICATES

     As of the Effective Time, Coram will deposit with           , as exchange
agent for the Lincare Common Stock (the "Exchange Agent"), for the benefit of the holders of shares of Lincare Common Stock, for exchange in accordance with the Merger Agreement, certificates representing the shares of Coram Common Stock to be issued in exchange for certificates that represented shares of Lincare Common Stock immediately prior to the Effective Time.

     Promptly after the Effective Time, Coram will cause the Exchange Agent to mail to all holders of record of Lincare Common Stock a letter of transmittal to be used by such holders in forwarding their certificates representing such shares ("Certificates") and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Coram Common Stock and cash in lieu of fractional shares.

LINCARE STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT.

     No fractional shares of Coram Common Stock will be issued and any holder of shares of Lincare Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be in an amount equal to such holder's proportionate interest in the net proceeds from the Exchange Agent's sale in the open market of the aggregate fractional shares of Coram Common Stock issuable in the Merger.

     No dividends or other distributions declared after the Effective Time on Coram Common Stock will be paid to the holder of any shares represented by a Certificate until such Certificate is surrendered for exchange. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of Coram Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time therefor payable with respect to such whole shares of Coram Common Stock, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such whole shares of Coram Common Stock, less the amount of any withholding taxes which may be required thereon.

     At or after the Effective Time, there will be no transfers on the transfer books of Lincare of shares of Lincare Common Stock which were outstanding immediately prior to the Effective Time.

     Any portion of the monies from which cash payments in lieu of fractional interests in shares of Coram Common Stock will be made (including the proceeds of any investments thereof) and any shares of Coram Common Stock that are unclaimed by the former stockholders of Lincare six months after the Effective Time will be delivered to Coram. Any former stockholders of Lincare who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to Coram only as a general creditor for payment of their shares of Coram Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Coram Common Stock, deliverable in respect of each share of Coram Common Stock such stockholder holds.

     No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Certificates.

     In the event any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of Coram Common Stock. The Board of Directors of Coram may, as a condition to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Coram a bond in such sum as it may direct as indemnity against any claim that may be made against Coram with respect to the Certificate alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things, each of Coram's and Lincare's: (i) organization and similar corporate matters; (ii) authorization, execution, delivery, performance and enforceability of the Merger Agreement; (iii) capital structure and the ownership of their respective subsidiaries; (iv) other material investment interests; (v) conflicts under certificates of incorporation or bylaws or comparable organizational documents, required consents and approvals, and breaches of material contracts; (vi) compliance with material laws and regulations; (vii) documents filed by each of Coram and Lincare with the Commission and the accuracy of information contained therein; (viii) litigation; (ix) absence of certain material changes; (x) tax matters; (xi) employee benefit plans; (xii) labor matters; (xiii) absence of actions preventing the accounting for the Merger as a pooling-of-interests; (xiv) the use of brokers in arranging the Merger; (xv) related party transactions, and
(xvi) no undisclosed material liabilities. The Merger Agreement contains a further representation and warranty by Coram relating to the authorization of the Coram Common Stock to be issued in the Merger and the reasonableness of certain cost savings estimates provided by Coram to Alex. Brown.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

     Each of Coram and Lincare has agreed (and has agreed to cause its subsidiaries), among other things, prior to the Effective Time, unless the other agrees in writing or as otherwise required or permitted by the Merger Agreement,
(i) to conduct its operations only according to their usual, regular and ordinary course; and (ii) to use all reasonable efforts, and to cause each of its subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationship with those persons having business relationships with them. In addition, each of Coram and Lincare has also agreed among other things, prior to the Effective Time, unless the other agrees in writing or as otherwise required or permitted by the Merger Agreement, that each of them shall not: (i) amend its certificate of incorporation or bylaws; (ii) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on April 17, 1995 (and, in the case of Coram, except pursuant to the terms of other agreements and instruments outstanding as of April 17, 1995 and except for up to 500,000 additional shares of Coram Common Stock that may be issued for general corporate purposes), issue any shares of its capital stock or change its capitalization as it existed on April 17, 1995;
(iii) issue any option, warrant or conversion right or other right not existing on April 17, 1995 to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on April 17, 1995; (iv) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs; (v) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect other than, in the case of Coram, to increase the number of shares authorized to be issued under the Coram Option Plan; (vi) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (vii) directly or indirectly acquire any shares of its capital stock or capital stock of any of its subsidiaries; (viii) change the number of shares of Coram Common Stock or Lincare Common Stock, as the case may be, issued and outstanding by effecting a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ix) permit any of its subsidiaries to sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, except in the ordinary course of business, (x) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except under credit facilities existing as of April 17, 1995 as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to credit facilities existing as of April 17, 1995, (xi) except as provided in clause (xii) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, or (xii) acquire, propose to acquire or enter into an agreement to acquire, any assets, stock or other interests of a third party except, in the case of Lincare, cash acquisitions utilizing existing cash resources and amounts available under Lincare's credit facilities as of April 17, 1995 and pending transactions as of April 17, 1995, or, in the case of Coram, cash transactions permitted under Coram's credit facilities (in each case which are of a nature so as not to cause the filing or effectiveness of the Joint Proxy Statement/Prospectus to be delayed).

     Coram and Lincare have agreed that, during the period from April 17, 1995 until the Effective Time, neither Coram nor Lincare will take any action that would interfere with the ability of the parties to treat the Merger as a "pooling-of-interests" for accounting purposes.

     Both Coram and Lincare have agreed (i) to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and filing of certain documents under federal and state securities laws and with applicable government entities, and (ii) to use all reasonable efforts to obtain and deliver to each other certain letters from "affiliates," as such term is defined under Rule 145 of the Securities Act.

NEGOTIATIONS WITH OTHERS

     The Merger Agreement provides that, prior to the Effective Time, each of Coram, Lincare, and their subsidiaries shall not, and shall cause each of their officers, directors, employees, agents, legal and financial advisors or affiliates not to, directly or indirectly, make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of such party's business and properties or any interest in such party's securities or debt securities whether by purchase, merger, purchase of assets, tender offer, exchange offer, business combination or otherwise (a "Third Party Transaction"). Neither party, nor any subsidiary of such party, nor any of their respective officers, directors, legal and financial advisors, agents and affiliates shall, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect a Third Party Transaction involving any person other than Coram and Lincare unless a party shall have received an unsolicited written offer from a person other than Coram or Lincare to effect a Third Party Transaction and such party determines in good faith with the advice of outside legal counsel that, in the exercise of the fiduciary obligations of the Board of Directors under applicable law, such information is required to be provided to or such discussions or negotiations are required to be undertaken with the person submitting such unsolicited written offer. Prior to the Effective Time, each of Coram and Lincare will promptly communicate to the other party the terms of any proposal which it may receive in respect of any Third Party Transaction and will keep such other party informed as to the status of any actions, including negotiations or discussions, taken pursuant to the immediately preceding sentence. As soon as practicable following the Effective Time, each of Coram and Lincare will promptly request that each person who has executed a confidentiality agreement in connection with the consideration of a Third Party Transaction return all confidential information furnished to such person by or on behalf of Coram or Lincare, as the case may be.

MANAGEMENT AFTER THE MERGER

     Coram is obligated to take all action necessary to cause James T. Kelly and Frank T. Cary to be elected as directors of Coram for terms expiring at the 1996 Annual Meeting of Stockholders.

INDEMNIFICATION AND INSURANCE

     Coram will ensure that all provisions for indemnification existing on the date of the Merger Agreement in favor of the Indemnified Parties as set forth in the respective charter, bylaws or pursuant to other agreements of Lincare or its subsidiaries survive the Merger without modification for a period of at least six years from the Effective Time.

     For a period of six years after the Effective Time, Coram is obligated to maintain in effect policies of directors' and officers' liability insurance covering the Indemnified Parties, who are presently covered by Lincare insurance policies, that are substantially no less advantageous to such Indemnified Parties than such existing policies; provided, that Coram will not be required, in order to maintain or procure such coverage, to pay an annual premium in excess of two times the current annual premium paid by Coram for its existing coverage (the "Cap"); provided, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Coram will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     Coram will pay all expenses, including attorneys' fees, that may be incurred by any of the Indemnified Parties in enforcing the indemnity and other obligations referred to above. The rights of each Indemnified party will be in addition to any other rights such person may have under the Coram Certificate, the Coram Bylaws, the DGCL or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or other persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

CONDITIONS OF THE MERGER

     The respective obligations of Coram and Lincare to consummate the Merger are subject to the fulfillment of certain conditions, including, without limitation, the following: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Coram and Lincare entitled to vote thereon; (ii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) neither Coram nor Lincare shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement shall have become effective and no stop order with respect thereto shall be in effect; (v) all necessary approvals under state securities laws relating to the issuance or trading of the Coram Common Stock to be issued in connection with the Merger shall have been received; (vi) Lincare and Coram shall have received letters from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, regarding those firms' concurrence with Coram management's and Lincare management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement; (vii) the shares of Coram Common Stock issuable to the holders of the Lincare Common Stock and the Lincare Options shall have been approved for listing on the NYSE and (viii) all consents authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made.

     The obligations of each of Coram and Lincare to effect the Merger also are subject to the fulfillment or waiver by the other party prior to the Effective Time of certain conditions including, without limitation, the following: (i) the other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed by it under the Merger Agreement and the representations and warranties of the other party contained in the Merger Agreement shall be true and correct (other than representations made as of a particular time); (ii) Coram and Lincare shall have received the opinion of their respective tax counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Coram and Lincare will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (iii) Coram and Lincare shall have received a "comfort" letter from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, covering matters customarily included in comfort letters relating to transactions similar to the Merger and (iv) from the date of the Merger Agreement through the Effective Time, there will not have occurred any change in the financial condition, business, properties, or results of operations or prospects of the other party that would have a material adverse effect on such other party and its subsidiaries, taken as a whole.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after approval by the stockholders of Coram and Lincare:

          (a) by the mutual consent of Coram and Lincare;

          (b) by either Lincare or Coram, if (i) the Merger has not been consummated by October 31, 1995; (ii) the approval of Coram's stockholders or Lincare's stockholders has not been obtained prior to October 31, 1995 at a meeting duly convened therefor or at any adjournment thereof, or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable;

          (c) by Coram, at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Coram, by action of the Coram Board of Directors, if (i) a Third Party Transaction has been proposed and the Coram Board determines that termination is required to comply with its fiduciary duties to the Coram stockholders; (ii) there has been a breach by Lincare of any representation or warranty contained in the Merger Agreement which would have a material adverse effect on Lincare; (iii) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Lincare, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Coram to Lincare or (iv) the Lincare Board of Directors has modified or withdrawn its determination to recommend that the stockholders of Lincare approve the Merger Agreement and the transactions contemplated thereby (other than a modification indicating that the Lincare Board of Directors is considering a Third Party Transaction in the exercise of its fiduciary duties to the stockholders of Lincare).

          (d) by Lincare, at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Lincare, by action of the Lincare Board of Directors, if (i) a Third Party Transaction has been proposed and the Lincare Board of Directors determines that termination is required to comply with its fiduciary duties to the Lincare stockholders; (ii) there has been a breach by Coram of any representation or warranty contained in the Merger Agreement which would have a material adverse effect on Coram; (iii) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Coram, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Lincare to Coram or
     (iv) the Coram Board of Directors has modified or withdrawn its determination to recommend that the stockholders of Coram approve the Merger Agreement and the transactions contemplated thereby (other than a modification indicating that the Coram Board of Directors is considering a Third Party Transaction in the exercise of its fiduciary duties to the stockholders of Coram).

EFFECT OF TERMINATION AND ABANDONMENT

     If (i) Lincare terminates the Merger Agreement in favor of a Third Party Transaction or (ii) Coram terminates the Merger Agreement pursuant to the events discussed in clause (iv) of paragraph (c) above, then, within ten days following such termination, Lincare (or the successor thereto) will pay Coram by wire transfer in immediately available funds a fee of $15 million, plus expenses of up to $3 million. Thereafter, if a Third Party Transaction is consummated by Lincare within nine months of the date the Merger Agreement is terminated, Lincare (or any successor thereto) will pay to Coram an additional $15 million by wire transfer of same day funds within ten days following the closing date of such Third Party Transaction.

     If (i) Coram terminates the Merger Agreement in favor of a Third Party Transaction or (ii) Lincare terminates the Merger Agreement pursuant to the events discussed in clause (iv) of paragraph (d) above, then, within ten days following such termination, Coram (or the successor thereto) will pay Lincare by wire transfer in immediately available funds a fee of $15 million, plus expenses of up to $3 million. Thereafter, if a Third Party Transaction is consummated by Coram within nine months of the date the Merger Agreement is terminated, Coram (or any successor thereto) will pay to Lincare an additional $15 million by wire transfer of same day funds within ten days following the closing date of such Third Party Transaction.

AMENDMENT AND WAIVER

     Subject to applicable law, (a) the Merger Agreement may be amended at any time by action taken by the respective Boards of Directors of the parties, and
(b) the parties, by action taken by their respective Boards of Directors, may, at any time prior to the Effective Time, extend the time for performance of any obligation or action required of the other party under the Merger Agreement, may waive inaccuracies in representations and warranties made to it in the Merger Agreement and any document delivered pursuant thereto and may waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement. Any such amendment or waiver will only be valid if set forth in a written instrument signed on behalf of each of the parties to the Merger Agreement.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Coram, the Caremark Business and Lincare as of March 31, 1995 and the pro forma capitalization of Coram as of March 31, 1995, after giving effect to the consummation of the Caremark Transaction and the proposed Merger. This table should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram," "--The Caremark Business," "--Lincare," "Selected Historical Consolidated Financial Data of Coram," "Selected Historical Financial Data of the Caremark Business" and "Selected Consolidated Financial Data of Lincare."

                                                                       MARCH 31, 1995
                                                     ---------------------------------------------------
                                                                   HISTORICAL
                                                     HISTORICAL     CAREMARK     HISTORICAL    PRO FORMA
                                                       CORAM        BUSINESS      LINCARE      COMBINED
                                                     ----------    ----------    ----------    ---------
                                                     (DOLLARS IN THOUSANDS)
Cash..............................................    $  21,580     $      --     $   7,266    $ 21,546
                                                     ----------    ----------    ----------    ---------
Short-term debt:
  Current portion of long-term debt(1)............        5,562            --         5,857      42,019
                                                     ----------    ----------    ----------    ---------
     Total short-term debt........................        5,562            --         5,857      42,019
                                                     ----------    ----------    ----------    ---------
Long-term debt, net of current portion:
  Former Credit Facility..........................      122,300                                      --
  Senior Credit Facility:
     Revolving Credit Facility....................                                   10,000      10,000
     Term Loan....................................                                              173,426
     Bridge Notes.................................                                              150,000
  Junior Convertible Subordinated PIK Note........                                               75,000
  Junior Non-Convertible Subordinated PIK Note....                                               25,000
  Other indebtedness(1)(2)........................       10,801            --         4,026      10,801
                                                     ----------    ----------    ----------    ---------
     Total long-term debt.........................      133,101            --        14,026     444,227
                                                     ----------    ----------    ----------    ---------
Stockholders' equity:
  Coram common stock, par value $.001, 75,000,000
     shares authorized 39,454,218 shares issued
     and outstanding as of March 31, 1995(3)          $      39                                $     39
  Lincare common stock, par value $.01,
     100,000,000 shares authorized; 27,472,262
     shares issued and outstanding as of March 31,
     1995.........................................                                      275          28
  Additional paid-in capital......................      347,071                      82,469     429,787
  Unrealized loss in available-for-sale
     securities...................................         (193)                                   (193 )
  Retained earnings(Accumulated deficit)(4).......      (14,238)      330,400        95,880      79,642
                                                     ----------    ----------    ----------    ---------
     Total stockholders' equity...................      332,679       330,400       178,624     509,303
                                                     ----------    ----------    ----------    ---------
     Total capitalization.........................    $ 471,342     $ 330,400     $ 198,507    $995,549
                                                       ========      ========      ========    ========

- ---------------

(1) Generally consist of unsecured, non-interest bearing deferred acquisition obligations for Lincare.
(2) Includes $9.8 million of capital leases secured by equipment and approximately $6.6 million of convertible subordinated debentures issued by HealthInfusion prior to the Four-Way Merger.
(3) Does not include an aggregate of up to 8,527,627 shares issuable upon exercise of options, warrants and other rights to purchase shares of Coram Common Stock upon the consummation of the Caremark Transaction, including 2,777,775 shares issuable upon conversion of the Junior Convertible Subordinated PIK Note.
(4) Represents the accumulated deficit related to the operations of Coram prior to the Caremark Transaction.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CORAM

SELECTED HISTORICAL FINANCIAL DATA OF CORAM

     The following table sets forth selected historical financial data and other operating information of Coram. The information as of December 31, 1994 and for the year then ended has been derived from the consolidated financial statements of Coram which have been audited by Ernst & Young LLP, independent auditors. The information as of December 31, 1993 and for each of the two years in the period ended December 31, 1993 have been derived from financial statements audited by other auditors. Ernst & Young's report on the consolidated financial statements for the three years in the period ended December 31, 1994, which appears elsewhere herein, includes an explanatory paragraph regarding the combination of T2, Curaflex, Medisys and HealthInfusion and that the consolidated financial statements for the two years in the period ended December 31, 1993 were audited by other independent auditors. The information as of December 31, 1990, 1991, 1992 and 1993 and for the two years in the period ended December 31, 1991 has been derived from the separate financial statements of T2, Curaflex, Medisys and HealthInfusion which were audited by other independent auditors. Interim unaudited information for the three months ended March 31, 1994 and 1995, reflect, in the opinion of the management of Coram, all adjustments necessary for a fair presentation of such information. Results for the three months ended March 31, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The following selected historical financial data should be read in conjunction with Coram's consolidated financial statements and schedules and accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram" appearing elsewhere herein.

                                                                                               THREE MONTHS
                                              FISCAL YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                  -------------------------------------------------------   -------------------
                                    1990       1991       1992        1993        1994        1994       1995
                                  --------   --------   ---------   ---------   ---------   --------   --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenue.....................  $162,214   $299,851   $ 413,100   $ 462,304   $ 450,496   $113,065   $104,778
Cost of service.................        --         --     224,356     285,023     313,182     77,015     75,609
                                  --------   --------   ---------   ---------   ---------   --------   --------
Gross profit....................        --         --     188,744     177,281     137,314     36,050     29,169
Selling, general &
  administrative expenses ......        --         --      48,927      75,706      81,907     19,584     17,885
Provision for estimated
  uncollectible accounts........        --         --      24,036      29,751      19,517      4,732      4,013
Amortization of goodwill........        --         --       4,832       7,824       8,971      2,135      2,790
Provision for litigation
  settlement....................        --         --          --          --      23,220         --         --
Merger costs....................        --         --          --       2,868      28,500         --         --
Restructuring costs.............        --         --       2,385       1,600      95,500         --     (4,131)
Special provision for
  uncollectible accounts........        --         --          --          --      17,300         --         --
                                  --------   --------   ---------   ---------   ---------   --------   --------
Operating income (loss).........    34,178     82,144     108,564      59,532    (137,601)     9,599      8,612
Interest income.................        --         --       4,940       3,746       2,469        715        402
Interest expense................        --         --      (2,860)     (3,916)     (7,414)    (1,168)    (3,436)
Minority interest...............        --         --      (4,638)     (9,715)    (12,622)    (2,391)    (2,432)
Other income (loss).............        --         --       3,969       7,862         865        151        338
                                  --------   --------   ---------   ---------   ---------   --------   --------
Income (loss) before income
  taxes.........................        --         --     109,975      57,509    (154,303)     6,906      3,484
Provision (benefit) for income
  taxes(1)......................        --         --      38,117      28,848     (26,231)     3,695     (1,105)
                                  --------   --------   ---------   ---------   ---------   --------   --------
Net income (loss)...............  $ 22,412   $ 56,009   $  71,858   $  28,661   $(128,072)  $  3,211   $  4,589
                                  =========  =========  ==========  ==========  ==========  =========  =========
Net income (loss) per common
  share:
  Primary.......................  $    .82   $   1.67   $    1.95   $     .76   $   (3.32)  $    .08   $    .11
Weighted average common shares
  outstanding:
  Primary.......................    27,189     33,632      36,812      37,778      38,633     38,616     40,939

                                                               DECEMBER 31,                          MARCH 31,
                                         --------------------------------------------------------    ----------
                                           1990        1991        1992        1993        1994         1995
                                         --------    --------    --------    --------    --------    ----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents.............   $     --    $     --    $     --    $ 22,971    $ 20,046     $ 21,580
Working capital.......................     69,977     123,563     165,150     124,992      83,395       94,274
Total assets..........................    207,340     334,613     476,422     555,877     576,115      597,451
Long-term debt, net of current
  portion.............................      4,121      15,257      20,653      40,156     120,817      133,101
Stockholders' equity..................    143,257     230,539     394,514     438,872     322,261      332,679

- ---------------

(1) Assumes "normal" federal income tax rate of 41% applied to taxable income. Taxable income is income before the provision for income taxes plus non-deductible goodwill amortization.

SELECTED HISTORICAL FINANCIAL DATA OF THE CAREMARK BUSINESS

     The following table sets forth selected historical financial data and other operating information of the Caremark Business. The information as of December 31, 1994 and 1993 and for the three years in the period ended December 31, 1994 has been derived from the consolidated financial statements of the Caremark Business which have been audited by Price Waterhouse LLP, independent auditors, as indicated in their report included elsewhere in this Joint Proxy Statement/Prospectus. The information as of December 31, 1992, 1991 and 1990 and for the two years in the period ended December 31, 1991 has been derived from unaudited financial statements; however, such data reflect all adjustments which, in the opinion of management, are necessary to present fairly the results of operations and financial position of the Caremark Business. Interim unaudited information for the three months ended March 31, 1995 reflect, in the opinion of the management, all adjustments necessary for a fair presentation of such information except that Coram anticipates that it will record a special charge associated with a revaluation of specific accounts, including accounts receivable. The charges associated with such revaluation cannot be presently estimated. Results for the three months ended March 31, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The following selected historical financial data should be read in conjunction with the consolidated financial statements and schedules of the Caremark Business and accompanying notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Caremark Business" appearing elsewhere herein.

                                                                                            THREE MONTHS ENDED
                                                FISCAL YEAR ENDED DECEMBER 31,                   MARCH 31,
                                     ----------------------------------------------------   -------------------
                                       1990       1991       1992       1993       1994       1994       1995
                                     --------   --------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenue......................... $391,200   $430,800   $457,000   $420,500   $441,900   $101,000   $ 96,100
Cost of service.....................  241,000    272,400    321,200    300,600    338,200     74,200     76,200
                                     --------   --------   --------   --------   --------   --------   --------
Gross profit........................  150,200    158,400    135,800    119,900    103,700     26,800     19,900
                                     --------   --------   --------   --------   --------   --------   --------
Selling general & administrative
  expenses..........................   56,200     63,900     82,200     68,300     58,700     19,400     14,200
Provision for estimated
  uncollectible accounts............   45,700     30,400     25,400     31,100     22,600      6,300      4,300
Amortization of goodwill............    2,200      9,600         --         --         --        500      1,300
Provision for litigation
  settlements.......................       --         --         --         --         --                    --
Merger costs........................       --         --         --         --         --                    --
Restructuring costs.................       --         --     26,700         --     25,000     25,000         --
                                     --------   --------   --------   --------   --------   --------   --------
Operating income (loss).............   46,100     54,500      1,500     20,500     (2,600)   (24,400)       100
Interest income.....................       --         --         --         --         --                    --
Interest expense....................       --         --         --         --         --                    --
Minority interest...................  (10,100)   (12,300)   (10,700)    (9,900)    (3,500)      (800)      (500)
Other (loss)........................      100      1,200      5,400        500      2,000        100       (100)
                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes...   36,100     43,400     (3,800)    11,100     (4,100)   (25,100)      (500)
Provision for taxes(1)..............   15,000     18,500     (1,000)     4,700     (1,700)        --         --
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)................... $ 21,100   $ 24,900   $ (2,800)  $  6,400   $ (2,400)  $(25,100)  $   (500)
                                     =========  =========  =========  =========  =========  =========  =========
Net income (loss) per common share:
Primary.............................      N/A        N/A        N/A        N/A        N/A        N/A        N/A
Weighted average common shares and
  common share equivalents
  outstanding:......................      N/A        N/A        N/A        N/A        N/A        N/A        N/A

                                                                                                  MARCH 31, 1995
                                                             DECEMBER 31,                       ------------------
                                         ----------------------------------------------------
                                           1990       1991       1992       1993       1994        (UNAUDITED)
                                         --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents............    $ 18,200   $ 21,400   $ 12,600   $  1,600   $  4,700        $     --
Working capital......................      89,700    117,400    102,300     80,400    103,200         112,500
Total assets.........................     187,000    219,100    278,200    206,600    418,700         373,000
Long-term debt.......................          --         --         --        300        600              --
Divisional equity....................     130,200    141,500    153,200    123,400    301,100         330,400

- ---------------

(1) Assumes "normal" federal income tax rate of 40% applied to taxable income. Taxable income is income before the provision for income taxes plus non-deductible goodwill amortization.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS--CORAM

HISTORY

     The operations of Coram commenced on July 8, 1994 as a result of a merger of T2, Curaflex, HealthInfusion, and Medisys, each of which was a publicly held national or regional provider of alternate site infusion therapy and related services. Pursuant to the Four-Way Merger, which was accounted for as a pooling of interests, each of these companies became and is now a wholly-owned subsidiary of Coram. On September 12, 1994, Coram acquired all of the capital stock of HMSS, a leading regional provider of home infusion therapies, in a transaction accounted for as a purchase. On April 6, 1995, Coram completed the Caremark Transaction as a result of which it became the largest provider of alternate site infusion therapy services in the United States, with branches covering geographic locations in which over 90% of the population of the United States resides. Coram is led by a newly formed management team with extensive background in the health care industry, including James M. Sweeney, Chairman and Chief Executive Officer.

RECENT DEVELOPMENTS

     On April 17, 1995, Coram entered into an agreement to merge with Lincare. Upon the consummation of the Merger, Coram believes it will become the largest provider of alternate site health care in the United States based on pro forma 1994 net revenue. The combination of Coram and Lincare is expected to accelerate revenue growth through the expansion of Lincare's respiratory therapy business into existing Coram markets and through cross-marketing activities involving Coram and Lincare customer relationships. Lincare's financial performance is expected to enhance Coram's financial position by providing additional revenue, earnings and cash flow and by strengthening key financial ratios. No assurances can be made as to the amount of revenue growth that can be realized or the level of financial enhancement that will actually be realized, if any.

     Coram is also in the process of soliciting offers for its institutional pharmacy business known as Pharmcare, Inc. ("Pharmcare"), which had revenues of approximately $20 million and contributed approximately $0.8 million to Coram's operating income in 1994. Coram expects the sale of Pharmcare to be completed in the second quarter of 1995. Coram is continuing to evaluate the strategic fit and short-term value of each of the partnerships and businesses inherited from its predecessor entities, and management will consider additional divestitures of other non-strategic businesses during 1995. Coram does not anticipate that such divestitures will be material to its business. As part of its strategy, Coram engages in acquisition discussions from time to time with alternate site providers, some of which acquisitions, if consummated, would be material to Coram.

IMPACT OF FOUR-WAY MERGER AND POST FOUR-WAY MERGER CONSOLIDATION

     During the quarter ended September 30, 1994, Coram recorded a special charge of $17.3 million to provide for anticipated uncollectible accounts and other receivables as a result of Coram's decision to implement standardized policies for recognition of contractual and other allowances and to provide for the disruptions experienced before and during the Four-Way Merger and post Four-Way Merger transition process.

     Coram also recorded charges of $23.2 million, representing the estimated cash and non-cash costs of settling certain pre-Four-Way Merger litigation matters, including an agreement in principle to settle the T2 shareholders litigation, the T2 OIG Settlement and the settlement of a dispute with the former principals of a company acquired by T2 in 1992.

     During the same quarter, Coram initiated a merger and restructuring plan to reduce future operating costs, improve productivity and gain efficiencies through consolidation of redundant infusion centers and corporate offices, reductions in personnel and elimination or discontinuance of investments in certain joint ventures and other non-infusion facilities. The Coram Consolidation Plan provides for the elimination of approximately 100 of Coram's home infusion branch facilities and the consolidation of corporate administrative operations into one location, with a corresponding significant reduction of branch and corporate personnel. In connection with the Coram Consolidation Plan, Coram recorded charges of $28.5 million in estimated merger costs and $95.5 million in estimated restructuring costs in the quarter ended September 30, 1994, including charges to assimilate HMSS. Management believes these costs to be non-recurring; however, actual costs may vary from the recorded charges as the Coram Consolidation Plan continues. Coram anticipates that the branch and corporate consolidation portions of the Coram Consolidation Plan are expected to be substantially completed by the third quarter of 1995 and that the Coram Consolidation Plan, when fully implemented, will generate annual cost savings of approximately $70 million. Coram expects these savings will result from reductions in personnel described above and related costs, facilities rent, operating and depreciation costs, corporate overhead and procurement savings. In the first half of 1995, these savings will be partially offset by the costs of relocation, retention and retraining of personnel, currently expected to range between $3.0 million and $5.0 million. No assurances can be given, however, as to the aggregate cost savings to be achieved by Coram or the timing thereof.

     In the aggregate, Coram recorded non-recurring charges of approximately $164.5 million in the second and third quarters of 1994 related to the Four-Way Merger and the implementation of the Coram Consolidation Plan.

THE CAREMARK TRANSACTION

     Effective as of April 1, 1995, Coram acquired the Caremark Business from Caremark International Inc. and its wholly-owned subsidiary, Caremark, Inc. ("Caremark"), for $309 million, consisting of (i) $209 million in cash and (ii) $100 million principal amount of Junior Subordinated PIK Notes payable to Caremark, consisting of a $75 million 7% Convertible Subordinated PIK Note (the "Junior Convertible Subordinated PIK Note") and a $25 million 12% Non-Convertible Subordinated PIK Note (the "Junior Non-Convertible Subordinated PIK Note"). The Caremark Transaction was structured as an asset purchase. Accordingly, Coram assumed only certain specified liabilities of the Caremark Business, which, in particular, expressly exclude any liabilities associated with the pending investigation of Caremark by the Office of Inspector General of the U.S. Department of Health and Human Services. See "Business of Coram--The Caremark Transaction."

     In connection with the Caremark Transaction, Coram repaid all of its $123.8 million indebtedness under its former credit facility with Toronto Dominion (Texas) Inc. (the "Former Credit Facility"). The cash paid by Coram in connection with the Caremark Transaction and the repayment of indebtedness under the Former Credit Facility, together with related fees and expenses, were financed through: (i) borrowings under a new credit facility (the "Senior Credit Facility") with Chemical Bank, as Agent, providing for aggregate commitments of up to $300 million, including a $100 million revolving credit facility, and (ii) $150 million from the issuance of Senior Subordinated Bridge Notes (the "Bridge Notes"). See "Business of Coram--The Caremark Transaction."

     Effective as of the Caremark Transaction, Coram has become highly leveraged. Coram believes that its primary liquidity needs will be cost of debt service, restructuring costs and working capital and that cash generated by operations and amounts available under the revolving credit portion of the Senior Credit Facility will be sufficient to meet its liquidity needs.

     Coram believes that the combination of Coram and the Caremark Business has created an entity which will be able to leverage its cost base more efficiently through a reduction in branch facilities, and which is expected to be able to benefit from significant economies of scale and operating synergies, particularly with regard to procurement, regulatory compliance and patient outcomes tracking. Substantial cost savings are expected to be realized from elimination of geographically duplicative branches, the elimination of duplicative corporate overhead expenses, procurement savings and the implementation of the best demonstrated business practices of Coram's predecessor entities and the Caremark Business throughout the combined entity. No assurances can be made as to the amount of cost savings, if any, that actually will be realized. Coram expects to record a charge against earnings in the second quarter of 1995 in connection with the Caremark Consolidation Plan.

IMPACT OF PRICING/VOLUME TRENDS

     Coram has recently experienced pricing pressure from payors related to its alternate site infusion therapy services. Coram believes, however, that short-term pricing declines within individual payor groups have moderated in late 1994 and the first quarter of 1995. Moreover, alternate site infusion therapy patient volume has increased since the Four-Way Merger. No assurance can be given, however, that such trends will continue. The increasing prevalence and influence of managed care payors are expected to continue to apply pressure on pricing for Coram's services. Coram believes that alternate site health care providers will increasingly face lower operating margins as managed care organizations constitute an increasing percentage of the mix of the industry's revenues, and that maintaining growth in patient volumes will be necessary to offset lower margins. In addition, there can be no assurance that Coram's lithotripsy operations will not also experience pricing pressure in the future. HCFA has issued a proposed rule that would, if implemented, significantly reduce the amount Medicare would reimburse its beneficiaries for the cost of lithotripsy procedures performed in an ambulatory surgery center or on an out-patient basis at a hospital. Such a proposal might result in similar efforts by other third-party payors to limit reimbursement for lithotripsy procedures. Coram is in the process of developing new revenue enhancing programs such as one-stop shopping for managed care payors, physician practice management services and disease-state carve-outs to offset future pricing declines.

RESULTS OF OPERATIONS

     The following table shows certain items as a percentage of Coram's net revenue for the periods indicated:

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------      MARCH 31,
                                                   1992       1993       1994         1995
                                                   -----      -----      -----      ---------
Net revenue.....................................   100.0%     100.0%     100.0%       100.0%
Cost of service.................................    54.3       61.6       69.5         72.2
                                                   -----      -----      -----      ---------
  Gross margin..................................    45.7       38.4       30.5         27.8
Selling, general and administrative expenses....    11.8       16.4       18.2         17.1
Provision for estimated uncollectible
  accounts......................................     5.8        6.4        4.3          3.8
Amortization of goodwill........................     1.2        1.7        2.0          2.6
Provision for litigation settlements............      --         --        5.2           --
Merger costs....................................      --        0.6        6.3           --
Restructuring costs.............................     0.6        0.4       21.2         (3.9)
Special provision for uncollectible accounts....      --         --        3.8           --
                                                   -----      -----      -----      ---------
  Total operating expenses......................    19.4       25.5       61.0         19.6
  Operating income (loss).......................    26.3       12.9      (30.5)         8.2
Interest income.................................     1.2        0.8        0.6           .4
Interest expense................................    (0.7)      (0.9)      (1.7)        (3.3)
Minority interest in net income of consolidated
  joint ventures................................    (1.1)      (2.1)      (2.8)        (2.3)
Other income, net...............................     0.9        1.7        0.2           .3
                                                   -----      -----      -----      ---------
Income (loss) before income taxes...............    26.6       12.4      (34.2)         3.3
Provision (benefit) for income taxes............     9.2        6.2       (5.8)        (1.1)
                                                   -----      -----      -----      ---------
Net income (loss)...............................    17.4%       6.2%     (28.4)%        4.4%
                                                   =====      =====      =====      ==========

THREE MONTHS ENDED MARCH 31, 1995 COMPARED TO THREE MONTHS ENDED MARCH 31, 1994

     Net Revenue. Net revenue for the first quarter of 1995 decreased by $8.3 million or 7.3% to $104.8 million compared to the same period in 1994. Management believes that the decrease was attributable to a variety of factors including: (i) the industry pricing pressures discussed above, (ii) therapy and payor mix shifts, (iii) the restructuring and, in some cases, termination of physician relationships (including in-office infusion services) which were potentially incompatible with new regulatory requirements and (iv) the implementation of consistent company-wide policies for the recognition of contractual and other allowances. Approximately $5.9 million, or 71% of the decrease, was attributable to discontinued in-office infusion services ("Intra-Care"). From the first quarter of 1994 to the first quarter of 1995, prices for infusion therapy services declined in the range of 11% to 12%, with the majority of such decline occurring during the first and second quarters of 1994.

     Gross Profit. Gross profit for the first quarter of 1995 decreased $6.9 million to $29.2 million, a decrease of 19.1%, as compared to the same period in 1994. Gross margin decreased to 27.8% in the first quarter of 1995 compared to 31.9% for the same period in 1994. The primary source of this decrease was related to price reductions resulting from the industry pricing pressures discussed above and other causes included therapy and payor mix shifts, the implementation of consistent company-wide policies for the recognition of contractual allowances and policies and procedures related to accounting for inventory. Offsetting the gross profit decrease was a reduction in clinical services expenses of $4.0 million resulting from the partial completion of the Coram Consolidation Plan.

     In the first quarter of 1995, Coram converted from five separate decentralized accounts payable systems to a new centralized system. At the same time, accounts payable accrual procedures were standardized, resulting in $1.7 million of drugs and supplies being expensed in the first quarter 1995 that were utilized in prior periods. Adjusting for this charge, the gross margin for the first quarter of 1995 was 29.5%.

     Operating Expenses. Selling, general and administrative expenses decreased $1.7 million or 8.7% for the first quarter of 1995 compared to the same period in 1994. This decrease was primarily due to a $2.1 million credit pertaining to an agreement by one of Coram's insurance carriers to pay for certain legal fees incurred in conjunction with the T2 shareholder litigation. In addition, a $1.1 million reduction in salaries resulted from the closure of two corporate offices and the elimination of 100 corporate staff positions and a $1.4 million reduction in general expenses was realized in connection with the partial completion of the Coram Consolidation Plan. These reductions were offset by temporary costs necessary to support the restructuring activities which were not chargeable to restructuring reserves. These costs included (i) training, (ii) travel, (iii) consulting fees, (iv) system implementation costs and (v) additional audit and tax work. Additional costs were incurred during the first quarter of 1995 associated with the initiation and development of certain revenue enhancing programs.

     A benefit of $4.1 million was recorded to restructuring costs in the first quarter as a result of the sale of Coram's home pediatrics business ("Kid's Medical") which was originally expected to result in a loss. Kid's Medical had historically accounted for approximately $5 million in quarterly gross revenue. In total, operating expenses, including the benefit from the sale of Kid's Medical, were $5.9 million less in the first quarter of 1995 than in the same period in the prior year, a decrease of 22.3%.

     Operating Income. Operating income for the first quarter of 1995 decreased from the first quarter of 1994 by $1.0 million or 10.3% as a result of the $6.9 million decrease in gross profit, which was offset, in part, by the $5.9 million reduction in operating expenses.

     Other Income and Expenses. Interest expense increased by $2.3 million for the first quarter of 1995 over the same period in the prior year primarily due to increased borrowings by Coram in order to finance acquisitions, merger costs and other working capital needs.

     Provision (Benefit) for Income Taxes. During the first quarter of 1995, Coram recorded a tax benefit in the amount of $1.1 million compared to a $3.7 million expense in the same period in the prior year. The tax benefit was the result of tax deductions from the continued consolidation activities of Coram during the quarter. While no assurance can be given in this regard, it is expected that these tax deductions will enable Coram to recover taxes that have been paid in a prior year.

     Net Income. Net income for the first quarter of 1995 increased $1.4 million to $4.6 million, an increase of 42.9% as compared to the same period in 1994. Major components of this increase include: (i) the $4.8 million favorable tax variance, (ii) the $4.1 million benefit from the sale of Kid's Medical and
(iii) the $2.1 million benefit to operating expenses for the legal fees to be paid by one of Coram's insurers in connection with the T2 shareholders litigation.

     Restructuring costs. Restructuring costs reflect a $4.1 million gain on the sale of Kid's Medical. The potential divestiture of additional non-strategic businesses are currently being evaluated. Management monitors restructuring costs on an ongoing basis and believes that the Coram Consolidation Plan will be substantially completed by the third quarter of 1995. Currently, management believes that remaining reserves as of March 31, 1995 are sufficient to provide for remaining costs to be incurred to complete the Coram Consolidation Plan.

     Through March 31, 1995, Coram had completed a significant portion of the branch consolidation process, including the closure of 115 infusion branch facilities, two corporate facilities, and a reduction of approximately 650 employees. The following table summarizes the utilization of restructuring reserves through March 31, 1995 (in thousands):

                                                            NON-CASH
                                                   ---------------------------          TOTAL
                                                      ACCRUALS/                  --------------------
                                          CASH     ASSET WRITEDOWN   DISPOSALS   RECORDED   COMPLETED
                                         -------   ---------------   ---------   --------   ---------
    Merger Costs........................ $25,100       $   600        $   600    $ 25,700    $25,700
                                         =======   ============       =======     =======   ========
    Personnel Reduction Costs........... $11,200       $   600        $   600    $ 11,800    $11,800
    Facility Reduction Costs............   3,800        16,300          9,600      20,100     13,400
    Discontinuance Costs................     100        32,600         12,300      32,700     12,400
                                         -------   ---------------   ---------   --------   ---------
    Restructuring Costs................. $15,100       $49,500*       $22,500*   $ 64,600    $37,600
                                         =======   ============       =======     =======   ========

- ---------------

* The accompanying balance sheet reflects assets net of the $49,500 of established accruals and reserves. Charges against those established reserves pertaining to disposals completed through March 31, 1995 aggregate $22,500.

CERTAIN TRENDS FROM PRIOR QUARTER

     Management believes that comparisons of financial results between the first quarter of 1995 and the first quarter of 1994 should be supplemented in the case of Coram because, prior to July 8, 1994, the activities of Coram were conducted separately by each of the predecessor entities. Accordingly, the following discussion provides certain comparative information between the first quarter of 1995 and the fourth quarter of 1994.

     Net revenue decreased by $8.8 million or 7.7% from the fourth quarter of 1994. The major source of the decrease is the normal seasonality exhibited by both the infusion and the lithotripsy businesses between the fourth and first quarters. The restructuring and termination of physician contracts and the closure of Intracare facilities represented the majority of the remainder. Price and payor mix effects were partially offset by an increase in patient days. Gross profit decreased $4.3 million to $29.2 million or 27.8% of revenue in the first quarter of 1995 from $33.5 million or 29.5% of revenue in the fourth quarter of 1994. The decrease is attributable to a $1.7 million one-time out of period costs related to the standardization of accounts payable accrual procedures in the first quarter of 1995. Total clinical services costs were reduced by more than $3.9 million or 9.2% between the fourth quarter of 1994 and the first quarter of 1995, 60% of which was due to a reduction in salaries as non-sales field positions were eliminated through operation consolidation. The remaining 40% arose from facility closures which reduced both general support and lease costs.

     Operating expenses, including the benefit from the sale of Kid's Medical, decreased by $9.0 million from the fourth quarter of 1994 to the first quarter of 1995. The balance of the decrease resulted from permanent reductions in selling, general and administrative expenses due to the implementation of the Coram Consolidation Plan, which was offset by a number of one-time or short-term cost increases associated with establishing a single corporate headquarters and with increases resulting from continuing merger and acquisition activity. Partially offsetting both one-time and recurring benefits were one-time or short-term costs and recurring costs associated with new programs. Coram incurred short-term costs attributable to consolidation, restructuring, and merger and acquisition activity totaling approximately $2.0 million to $3.0 million which were expensed in the first quarter of 1995. Selling, general and administrative expenses were reduced by $4.5 million to $17.9 million from the fourth quarter of 1994 to the first quarter of 1995. $2.1 million of this reduction resulted from an insurance carrier's one-time payment of certain legal fees incurred in connection with the T2 shareholder litigation. The remaining $2.4 million resulted from the implementation of the Coram Consolidation Plan.

     Operating income increased by $4.7 million to $8.6 million from the fourth quarter of 1994 to the first quarter of 1995. This was achieved through the continuing implementation of the Coram Consolidation Plan, as well as the recording of one-time favorable transactions in operating expenses related to legal expenses covered by an insurance carrier and the divestiture of Kid's Medical, partially offset by short-term and other non-recurring costs described above.

1994 COMPARED TO 1993

     Net revenue. Net revenue for the year ended December 31, 1994 declined by 2.6% from the prior year. Net revenue from Coram's home infusion therapy business declined primarily due to the pricing pressures imposed by third-party indemnity and managed care payors discussed above and the termination of certain physician relationships by Coram. Net revenue from Coram's IntraCare (outpatient infusion therapy) business declined by approximately $12.2 million due to direct competition from physicians. This decline in net revenue was offset by a $9.5 million increase in net revenue from Coram's lithotripsy business and the addition of an estimated $14 million of net revenue resulting from the HMSS acquisition. Additional factors affecting 1994 net revenue were the implementation of consistent company-wide policies for recognition of contractual and other allowances, an effort to eliminate unprofitable business relationships and the renegotiation of physician relationships which were potentially incompatible with new regulatory requirements. Revenues for the fourth quarter of 1994 were $113.6 million, as compared to $119.9 million in the third quarter of 1994 on a pro forma basis including the HMSS acquisition for a full quarter, representing a decline of 5.3%. While no assurance can be given regarding Coram's future revenues, management believes that its fourth quarter net revenue may be a more accurate reflection of Coram's current operating environment than Coram's 1994 reported revenue taken as a whole.

     Gross margin. Gross margin decreased to 30.5% in 1994 from 38.4% in 1993. This decrease was related primarily to the decline in pricing, changes in payor mix, and the revenue recognition policy changes discussed above and the fact that branch consolidations and corresponding reductions in fixed costs had not been fully completed by year end. Other factors that affected gross margin included patient and therapy mix changes and short-term costs not includable in the restructuring charges which were necessary to facilitate the integration of Coram's operating companies. However, despite this year-to-year decrease, gross margin increased from 28.5% in the third quarter of 1994 to 29.5% in the fourth quarter of 1994, primarily due to the implementation of the Coram Consolidation Plan and reduced pricing pressures. Coram expects gross margin to increase from its current level as cost savings are realized in connection with the Coram Consolidation Plan.

     Selling, general and administrative expense. Selling, general and administrative expenses ("SG&A") increased 8.2% over the prior year primarily as a result of the acquisition of HMSS. Excluding duplicative costs related to the Four-Way Merger and the acquisition of HMSS, SG&A expenses for 1994 remained substantially constant as compared to the prior year. Reductions in overall payroll and other administrative costs since consummation of the Four-Way Merger were partially offset by costs incurred in the same period to establish a new corporate office prior to the realization of cost savings through planned reductions of the corporate staffs of the merged companies. Due to the integration process, certain personnel and professional fees, special incentive programs, travel, recruiting, relocation and other administrative expenses charged to operations, but necessary and related to the merger and consolidation activities, contributed to the increase in

SG&A. Coram estimates that the incremental expense related to these items was approximately $3.0 million. Additional costs of this type are expected to be incurred during the balance of the consolidation process.

     Provision for estimated uncollectible accounts. The provision for estimated uncollectible accounts (including a special provision of $17.3 million in 1994 in connection with the Four-Way Merger) increased to 8.2% of net revenue in 1994 from 6.4% in 1993. This increase was related to disruptions in Coram's collection activities experienced during the Four-Way Merger and post-Four-Way Merger transaction process as well as continuing changes in reimbursement patterns, including the retroactive effect of case management discounts and discounts demanded by indemnity insurers.

     Amortization of Goodwill. Amortization of goodwill increased in 1994 as a result of a full year of amortization being taken for acquisitions completed during 1993, as well as the acquisition of HMSS on September 12, 1994.

     Provision for Litigation Settlements. The provision for litigation settlements represents the estimated cash and non-cash costs of settling certain litigation matters, including the T2 shareholder litigation, the T2 OIG Settlement and the settlement of a dispute with the former principals of a company acquired by T2 in 1992.

     Operating Income (Loss). Coram incurred an operating loss of $137.6 million in 1994, compared to operating income of $59.5 million in the prior year. Excluding the merger, restructuring and litigation charges and special accounts receivable provision aggregating $164.5 million, which were taken as discussed above, Coram's operating income would have been $26.9 million. Coram's lithotripsy business contributed approximately $19.9 million of operating income in 1994 (after minority interest of $10.8 million) compared to a contribution of $15.9 million (after minority interest of $8.9 million) in 1993, excluding the allocation of certain corporate overhead costs. Based on its current contribution to operating income, any material change in the operations of the lithotripsy business could have a material adverse effect on the consolidated operating results of Coram.

     Net Interest Expense. Interest expense increased over the prior year primarily due to increased borrowings used to finance acquisitions, merger costs and other working capital needs.

     Minority Interest. Minority interest in net income of consolidated joint ventures increased primarily due to the acquisition of majority interests in several lithotripsy companies during the latter half of 1993.

     Other Income. The higher level of other income in 1993 compared to 1994 is primarily due to the $6.4 million gain realized on the sale of T2's respiratory business in 1993.

     Taxes. Coram's effective tax benefit rate for 1994 was approximately 17%. The rate was substantially below the expected benefit at combined statutory federal and state rates due primarily to the non-deductibility of goodwill amortization, certain merger costs and the inability of Coram to currently recognize income tax benefit for losses created by certain restructuring, litigation and receivable charges.

1993 COMPARED TO 1992

     Net Revenue. Net revenue for the year ended December 31, 1993 increased by 11.9% over the prior year. The increase was primarily the result of increased volume from acquisitions, offset by pricing pressures on Coram's home infusion therapy business imposed by third-party indemnity and managed care payors. IntraCare net revenue increased approximately $3.5 million over the prior year while lithotripsy net revenue increased $30.3 million as a result of both acquisitions and internal growth.

     Gross Margin. Gross margin decreased to 38.4% in 1993 from 45.7% in the prior year due primarily to the pricing pressures discussed above and changes in patient and therapy mix.

     Selling, General and Administrative Expense. Selling, general and administrative ("SG&A")expenses increased 54.7% over the prior year to 16.4% of net revenue compared to 11.8% in the prior year. The increase was primarily the result of lower than historical revenue gains without a corresponding decrease in the fixed components of SG&A, as well as legal and accounting fees associated with a special internal inquiry conducted by T2.

     Provision for Estimated Uncollectible Accounts. The provision for estimated uncollectible accounts increased primarily as a result of changes in reimbursement patterns, including the retroactive effect of case management discounts and larger discounts demanded by indemnity insurance carriers, although as a percentage of sales it remained the same as the prior year.

     Operating Income. Coram's operating income in 1993 was $59.5 million compared to $108.6 million in the prior year. Coram's lithotripsy business contributed approximately $15.8 million of operating income in 1993 (after minority interest of $8.9 million) compared to a contribution of $3.7 million in 1992 (after minority interest of $1.4 million), excluding the allocation of certain corporate overhead costs and before reflecting the minority interest in those operating results, which are reflected in the non-operating section of Coram's consolidated statement of operations.

     Other income. Other income includes net interest expense which increased, compared to net interest income in the prior year, primarily due to increased borrowings used to finance acquisitions. Minority interest in net income of consolidated joint ventures increased primarily due to the acquisition of majority interests in several lithotripsy companies. Other income in 1993 includes the gain of $6.4 million on the sale of T2's respiratory business.

LIQUIDITY AND CAPITAL RESOURCES

     A number of events in fiscal 1994 had a significant impact on Coram's financial statements, liquidity and results of operations. These events included the Four-Way Merger, the settlement of the T2 OIG Investigation and the T2 shareholders litigation and the implementation of the Coram Consolidation Plan.

     As of December 31, 1994, Coram had recorded restructuring charges of approximately $95.5 million in connection with the implementation of the Coram Consolidation Plan. Actual charges against the reserve were $56.8 million, consisting principally of write downs to discontinue certain non-core businesses. Of the total non-recurring charges of $164.5 million incurred in 1994 for the settlement of litigation, the Coram Consolidation Plan and the special provision for uncollectible accounts, approximately $33.0 million of such charges were paid in cash and charged against the reserves in 1994. Coram anticipates that the remainder of these charges, totaling approximately $65.5 million, will be paid from cash from Coram's operations, cost savings recognized from the Coram Consolidation Plan, proceeds from the sale of certain non-core businesses and borrowings under the Senior Credit Facility.

     The reserve for settlement of the T2 shareholder litigation represents Coram's estimate of the net costs of the ultimate disposition of the litigation based on discussions between the parties regarding the possible settlement of such litigation. It is anticipated that such litigation will be resolved pursuant to the terms of the proposed settlement agreement which was approved by the court on May 5, 1995 or that Coram's ultimate liability will not exceed such estimate.

     Coram's cash, cash equivalents and marketable securities at March 31, 1995 was $37.1 million (including restricted cash of approximately $7.3 million), an increase of $0.5 million from December 31, 1994. The ratio of total debt to equity was .44 to 1 at March 31, 1995 compared to .42 to 1 at December 31, 1994. The increase in the debt ratio is primarily attributable to borrowings by Coram under the Former Credit Facility subsequent to the Four-Way Merger. Working capital at March 31, 1995 was $94.3 million compared to $83.8 million at December 31, 1994. The principal reason for the increase in working capital is the receivable related to the sale of Kid's Medical.

     Under the Senior Credit Facility, Coram has (i) a $200 million term loan facility (the "Term Loan Facility") with a maturity date of April 6, 2000, and
(ii) a $100 million revolving credit facility (the "Revolving Credit Facility"), with a maturity date of April 6, 2000, of which up to $20 million is available in the form of letters of credit. As of April 30, 1995, the available borrowing base under the Revolving Credit Facility was $100 million and the amount borrowed under the term loan facility was $200 million. The loans under the Senior Credit Facility bear interest at a rate equal to, at Coram's option, (i) the Alternate Base Rate

(as defined hereafter) for the respective interest period plus the Applicable Margin (as defined hereafter) ("ABR Loans") or (ii) the Eurodollar Rate (as defined hereafter) as determined by Chemical for the respective interest period plus the Applicable Margin ("Eurodollar Loans"). "Applicable Margin" means a percentage per annum ranging (a) in the case of ABR Loans, from 1.50% to 0.50%, and (b) in the case of Eurodollar Loans, from 2.50% to 1.50%, in each case based upon Coram's ability to maintain certain financial ratios determined as provided in the Senior Credit Facility. "Alternate Base Rate" means with respect to an interest period, an interest rate per annum equal to the highest of (1) the rate of interest publicly announced by Chemical as its prime rate in effect at its principal office in New York City, (2) the secondary market rate for three month certificates of deposit (adjusted for reserves and assessments) plus 1% and (3) the federal funds rate in effect from time to time plus 0.5%. "Eurodollar Rate" means, with respect to an interest period, an interest rate per annum equal to the product of (a) the LIBO rate in effect for such interest period and (b) Statutory Reserves (as defined in the Senior Credit Facility). The Senior Credit Facility is secured by the stock of all of Coram's subsidiaries and contains standard financial covenants and conditions limiting Coram's ability to engage in certain activities. The proceeds of the loans under the Senior Credit Facility were used to repay amounts outstanding under the Former Credit Facility, to fund a portion of the cash purchase price for the Caremark Business and to pay certain expenses in connection therewith.

     Interest on the $75 million Junior Convertible Subordinated PIK Note is payable semi-annually at the rate of 7% per annum. The Junior Convertible Subordinated PIK Note will mature on the earlier to occur of October 1, 2005 or an event of default. Prior to the second anniversary of the initial date of issuance, interest is payable in cash or in additional Junior Convertible Subordinated PIK Notes, at the election of Coram. Thereafter, interest will be payable in cash, subject to the satisfaction of certain financial tests set forth in the Senior Credit Facility. The Junior Convertible Subordinated PIK Note may not be prepaid or redeemed for three years following the initial issuance date without the written consent of the holder thereof. Thereafter, the Junior Convertible Subordinated PIK Note is, at the option of Coram, redeemable, in whole or in part, subject to normal redemption terms and conditions, and subject to restrictions on optional redemption contained in the Senior Credit Facility. The Junior Convertible Subordinated PIK Note will be convertible at Coram's option at any time subsequent to one year following the date of issuance, in whole or in part, into such number of shares of Coram Common Stock determined by dividing the aggregate principal amount by the conversion price in effect at the time of such conversion. The conversion price of the Junior Convertible Subordinated PIK Note is $27 per share, subject to adjustment. Coram is required to file, and to use its best efforts to cause to become effective on or before the first anniversary of the initial date of issuance of the Junior Convertible Subordinated PIK Note, a registration statement covering the shares of Coram Common Stock issuable upon conversion thereof. Coram is required to maintain the effectiveness of such registration statement for a three-year period following the original effective date of the registration statement. In the event that there is a "change in control" (as defined) of Coram, the holder of the Junior Convertible Subordinated PIK Note may require Coram to repurchase such note at a purchase price equal to the principal amount thereof, plus accrued interest thereon.

     Interest on the $25 million Junior Non-Convertible Subordinated PIK Note is payable semi-annually at the rate of 12% per annum. The Junior Non-Convertible Subordinated PIK Note will mature on the earlier to occur of September 30, 2005 or an event of default. Prior to the second anniversary of the initial date of issuance, interest will be payable in cash or in additional Junior Non-Convertible Subordinated PIK Notes, at the election of Coram. Thereafter, interest will be payable in cash, subject to satisfaction of certain financial tests set forth in the Senior Credit Facility. The Junior Non-Convertible Subordinated PIK Note may be prepaid or redeemed, in whole or in part, at any time at Coram's option, without penalty or premium, and subject to restrictions on optional redemption contained in the Senior Credit Facility. In the event that there is a change in control of Coram, the holder of the Junior Non-Convertible Subordinated PIK Note may require Coram to repurchase such note at a purchase price equal to the principal amount thereof, plus accrued interest thereon.

     The Bridge Note was issued on April 6, 1995 to an affiliate of DLJ Bridge, Inc., pursuant to a securities purchase agreement, as an unsecured obligation of Coram, in a principal amount of $150 million. The Bridge Note initially bears interest at an annual rate equal to the sum of (i) the rate of interest publicly announced by

The Bank of New York from time to time as its prime rate plus (ii) 3.00% plus
(iii) an additional percentage amount, equal to 1.00% from and including October 5, 1995 and increasing by an additional 0.50% from and including each quarterly anniversary of such date for as long as the Bridge Note remain outstanding. Such interest will be payable quarterly in arrears on the 30th day of March, June, September and December commencing on June 30, 1995. The principal amount of the Bridge Note, together with any accrued and unpaid interest thereon, will initially be due and payable in full on April 5, 1996. Commencing on the six month anniversary of issuance, the Bridge Note will also bear a duration fee, payable in arrears on October 5, 1995 and on the 5th day of each January, April and July 1996, of 0.25% of the average aggregate principal amount of the Bridge Note outstanding during the three-month period (or, in the case of the payment due in October 1995, the six-month period) then ended. Coram may, at its option, redeem (and does intend to redeem as soon as reasonably practicable) the Bridge Note, upon ten days' notice to the holder of the Bridge Note. The redemption price therefor will be 100% of the principal amount of the Bridge Note plus accrued and unpaid interest thereon; provided that the funds for such redemption are raised in a transaction in which DLJ or any of its affiliates has acted as exclusive agent or sole underwriter. The agreement pursuant to which the Bridge Note was issued contains customary covenants and events of default.

FUTURE HEALTH CARE PROPOSALS AND LEGISLATION

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Coram anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, Coram cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS--THE CAREMARK BUSINESS

GENERAL

     Throughout 1993 and 1994, the Caremark Business experienced pricing pressure from payors related to its home infusion therapy business, including lower pricing as a result of increased emphasis on managed care growth. In addition, subsequent to the acquisition of Critical Care of America, Inc. ("CCA"), the Caremark Business continued to experience a decline in revenue and operating profitability. Negative publicity relating to the ongoing investigation of Caremark by the OIG, together with the uncertainty caused by the January 30, 1995 announced sale of the Caremark Business to Coram, has contributed to these declines. These negative trends continued through the first quarter of 1995. There can be no assurance that the quarterly declines in revenue experienced during 1994 will not continue.

THREE MONTHS ENDED MARCH 31, 1995 COMPARED TO THREE MONTHS ENDED MARCH 31, 1994

     Net revenue. Net revenue for the three months ended March 31, 1995 of $96.1 million were $4.9 million, or 4.8%, lower than the comparable 1994 period. Effective March 1, 1994, the Caremark Business acquired CCA, which contributed to higher net revenue for the quarter ended March 31, 1994. Subsequent to this acquisition and continuing through 1994 and the quarter ended March 31, 1995, the Caremark Business has experienced patient volume decreases as well as downward pressure on pricing through increased emphasis on managed care growth. In addition, Coram management believes that revenues were adversely affected by adverse publicity surrounding the ongoing federal investigation by the OIG during 1994 and 1995, together with the uncertainty caused by the January 30, 1995 announced sale of the Caremark Business to Coram.

     Cost of services. Cost of services during the quarter ended March 31, 1995 was $76.2 million, or 79.3% of net revenue, compared to $74.2 million, or 73.5% of net revenue, for the quarter ended March 31, 1994. The higher percentage experienced during the quarter ended March 31, 1995 resulted from the allocation of certain fixed branch facility network costs over the lower level of net revenue. In addition, as plans to integrate the Caremark Business with Coram were under development during the 1995 first quarter, the Caremark Business did not reduce certain field service costs commensurate with the decline in net revenue it experienced in 1995.

     Amortization of goodwill. Amortization of goodwill during the quarter ended March 31, 1995 was $1.3 million compared to $0.5 million for the quarter ended March 31, 1994. This increase results from three months of goodwill amortization associated with the CCA acquisition during the 1995 first quarter compared to one month of goodwill amortization incurred during the 1994 first quarter as the CCA acquisition was effective March 1, 1994.

     Provision for estimated uncollectible accounts. The provision for estimated uncollectible accounts was $4.5 million, or 4.7% of net revenue, for the quarter ended March 31, 1995 compared to $6.3 million, or 6.2% of net revenue, for the quarter ended March 31, 1994.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $14.2 million, or 14.3% of net revenue, during the quarter ended March 31, 1995 compared to 19.4 million, or 14.9% of net revenue, for the quarter ended March 31, 1994.

1994 COMPARED TO 1993

     Net revenue. Net revenue in 1994 increased $21.4 million, or 5.1%, over 1993 net revenue of $420.5 million. Effective March 1, 1994, the Caremark Business acquired CCA. Pro forma for a full year impact of the CCA acquisition, 1994 net revenue were $473 million, or a 27.8% decrease from pro forma 1993 net revenue of $656.6 million, including the CCA acquisition. Coram believes this significant decrease in pro forma net revenue was due to a variety of factors including a stronger emphasis on managed care growth, industry pricing declines, as well as the adverse negative publicity surrounding the ongoing federal investigation of Caremark by the OIG. In addition, the quarterly revenue trends for the Caremark Business during

1994 was $123 million, $112 million and $105 million for the second, third and fourth quarters, respectively. There can be no assurance that these quarterly declines in revenues will not continue.

     Cost of services. Cost of services in 1994 increased $37.6 million, or 12.5%, over 1993. The increase was due principally to the service costs added as a consequence of the higher patient levels brought on by the CCA acquisition. As a percentage of net revenue, cost of services in 1994 was 76.5% compared to 71.5%. This higher rate resulted from the patient volume and pricing declines which occurred subsequent to the CCA acquisition.

     Selling, general and administrative expenses. Selling, general and administrative expenses in 1994 were $13.5 million, or 19.9% lower than in 1993, principally due to the elimination of certain corporate office and field administrative overhead in 1994, as well as a fourth quarter 1994 reduction in the sales and marketing organization. Partially offsetting this reduction was an increase in goodwill amortization of $3.9 million principally due to the CCA acquisition. As a percentage of net revenue, selling, general and administrative expenses were 12.3% and 16.1% in 1994 and 1993, respectively. The lower percentage occurred as a result of both lower spending levels and the effects of spreading certain fixed expenses over the higher level of 1994 net revenue.

     Provision for estimated uncollectible accounts. The 1994 provision for estimated uncollectible accounts was 5.1% of net revenues compared to 7.4% of net revenues in 1993.

     Restructuring and integration charges. The Caremark Business recorded a pre-tax charge of $25.0 million in the first quarter of 1994 for estimated costs to integrate the operations of CCA, acquired in March 1994. This charge consists primarily of estimated exit costs to close redundant branch facilities and related headcount reductions.

     Minority interest. Minority interest decreased in 1994 as the Caremark Business experienced a lower level of partnership activity than in 1993.

     Other income net. In 1994, the Caremark Business sold a portion of its interest in a partnership that provided durable medical equipment. This sale resulted in a profit of $0.5 million.

     Income tax expense. The effective rate of income tax benefit was 41.5% in 1994 compared to the effective rate of income tax expense of 42.3% in 1993. The 1994 effective rate was higher than the federal statutory rate of 35.0% principally due to the effect of state income taxes. In 1993, the inclusion of state income taxes was also the principal reason the effective income tax rate increased from the federal statutory rate.

1993 COMPARED TO 1992

     Net revenue. Net revenue in 1993 of $420.5 million were $36.5 million, or 8.0%, lower than 1992 net revenues. The decline in net revenue is primarily attributable to industry pricing pressure, together with increased competition.

     Cost of services. Cost of services decreased $20.6 million to $300.6 million in 1993 from $321.2 million in 1992. As a percentage of net revenue, cost of services was 71.5% in 1993 and 70.3% in 1992. As a percentage of net revenue, cost of services increased as a consequence of the decline in net revenue. In response to the competitive pricing pressures being experienced, the Caremark Business undertook a restructuring program designed to reduce certain costs which lowered the amount of 1993 cost of services.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $13.9 million in 1993 compared to 1992 and represented 16.2% and 18.0% of net revenues in 1993 and 1992, respectively. The decrease is due to the reduction in marketing and administrative expenses that occurred in connection with the restructuring program adopted in respect of the Caremark Business.

     Provision for estimated uncollectible accounts. The provision for estimated uncollectible accounts was 7.4% of net revenue in 1993 compared to 5.6% in 1992. During 1992, reserves were adjusted downward based on positive collection experience. The provision for doubtful accounts in 1993 is reflective of more normalized levels. During 1993 the Caremark Business began a program to reorganize its billing and collection function to a regionalized basis from a local branch office basis.

     Restructuring and integration charges. During 1992, a pre-tax charge of $26.7 million was recorded for a restructuring program to reorganize sales and operations functions in the field, standardize operations throughout the Caremark Business and consolidate certain facilities and administrative functions.

     Minority interest. In 1993, the Caremark Business' ownership interest in one of its more significant hospital partnerships was reduced to a level requiring a change from the consolidation to the equity method of accounting, thus eliminating minority interest associated with this investment.

     Sundry income net. In 1992, the Caremark Business received a payment of $4.5 million as a settlement of a lawsuit.

     Income tax expense. The effective rate of income tax expense in 1993 was 42.3% compared to the 1992 effective rate of income tax benefit of 26.3%. In 1993, the effective rate varied from the federal statutory rate of 35.0% principally due to state income taxes. In 1992, the effective rate of income tax benefit attributable to state income tax benefits was offset by the non-deductibility of goodwill amortization and certain other expenses, lowering the overall effective rate of income tax benefit.

                SELECTED CONSOLIDATED FINANCIAL DATA OF LINCARE

    The selected consolidated financial data presented below under the caption "Statements of Operations Data" and "Balance Sheet Data" for the eleven months ended November 30, 1990, as of and for the one month ended December 31, 1990, and as of and for the years ended December 31, 1991, 1992, 1993, and 1994, are derived from the consolidated financial statements of Lincare, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of and for the years ended December 31, 1992, 1993 and 1994, and the report of KPMG Peat Marwick LLP thereon, are included elsewhere herein. The selected consolidated financial data for the three months ended March 31, 1994, and as of and for the three months ended March 31, 1995, have been derived from unaudited consolidated financial statements. Interim unaudited information for the three months ended March 31, 1994 and 1995 reflect, in the opinion of the management of Lincare, all adjustments necessary for a fair presentation of such information. Results for the three months ended March 31, 1995 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

    The data set forth below are qualified by reference to, and should be read in conjunction with, the consolidated financial statements as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994, the related notes and the audit report, which refers to a change in the method of accounting for income taxes, and Management's Discussion and Analysis of Financial Condition and Results of Operations--Lincare included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                              LINCARE
                         PREDECESSOR      LINCARE        PRO       --------------------------------------------------------------
                         ------------   -----------    FORMA(1)                                                      THREE
                            ELEVEN          ONE       ----------                                                 MONTHS ENDED
                         MONTHS ENDED   MONTH ENDED   YEAR ENDED           YEAR ENDED DECEMBER 31,                 MARCH 31,
                           NOV. 30,      DEC. 31,      DEC. 31,    ----------------------------------------   -------------------
                             1990          1990          1990       1991       1992       1993       1994       1994       1995
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
                                                      (UNAUDITED)                                                 (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
  OPERATIONS DATA:
Net revenues...........    $ 63,646       $ 6,377      $ 70,024    $88,634   $117,403   $154,506   $201,142   $44,009    $61,223
Cost of goods and
  services.............       8,024           810         8,834     10,631     16,215     21,115     29,058     6,027      9,112
Operating expenses.....      19,068         1,925        20,993     23,746     28,475     34,388     44,347     9,803     13,207
Selling, general and
  administrative
  expenses.............      17,971         1,979        19,949     24,499     28,354     34,623     43,249     9,818     12,664
Bad debt expense.......       1,299           (20)        1,279      1,006      1,591      1,832      1,546       433        489
Depreciation expense...       5,667           673         7,685      8,736     10,143     11,764     13,403     3,340      3,945
Amortization expense...       1,451           887        10,215     10,572      5,125      4,695      7,281     1,333      2,391
Non-recurring
  expense..............         800            --           800         --         --         --         --        --         --
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
Operating income.......       9,366           124           269      9,444     27,500     46,089     62,258    13,255     19,415
Interest income........       1,045            --         1,045        327        465        611        434       138        134
Interest expense.......      (3,092)         (419)       (5,033)    (4,902)    (1,242)      (387)      (473)      (63 )     (110 )
Gain on disposal of
  property and
  equipment............           1            --             1         58         16        233        101        79          7
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
Income (loss) before
  income taxes and
  extraordinary loss...       7,320          (295)       (3,717)     4,927     26,739     46,546     62,320    13,409     19,446
Income tax expense
  (benefit)............       3,287          (123)       (1,298)     2,080     10,600     18,294     24,367     5,280      7,584
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
Income (loss) before
  extraordinary loss...       4,033          (172)       (2,419)     2,847     16,139     28,252     37,953     8,129     11,862
Extraordinary loss, net
  of taxes.............          --            --            --         --      1,000         --         --        --         --
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
Net income (loss)......       4,033          (172)       (2,419)     2,847     15,139     28,252     37,953     8,129     11,862
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
Less preferred
  dividends............         807            --            --         --         --         --         --        --         --
                         ------------   -----------   ----------   -------   --------   --------   --------   --------   --------
Net income (loss)
  available for
  common...............    $  3,227       $  (172)     $ (2,419)   $ 2,847   $ 15,139   $ 28,252   $ 37,953   $ 8,129    $11,862
                         ===========    ===========   =========    =======   ========   ========   ========   =======    =======
Income (loss) per
  common share:
  Income (loss) before
    extraordinary
    loss...............                   $  (.01)                 $   .15   $    .64   $   1.01   $   1.34   $   .29    $   .42
                                        ===========                =======   ========   ========   ========   =======    =======
  Net income
    (loss)(2)..........                   $  (.01)                 $   .15   $    .60   $   1.01   $   1.34   $   .29    $   .42
                                        ===========                =======   ========   ========   ========   =======    =======
Weighted average common
  and common equivalent
  shares outstanding...                    16,000                   18,713     25,334     27,911     28,307    28,303     28,526
                                        ===========                =======   ========   ========   ========   =======    =======
Pro forma income (loss)
  per common share(3)
  Income before
    extraordinary
    loss...............                                            $   .23
  Extraordinary loss,
    net of taxes.......                                               (.05)
                                                                   -------
  Net income...........                                            $   .18
                                                                   =======

                                                      DECEMBER 31,
                                 ------------------------------------------------------     MARCH 31,
                                  1990       1991        1992        1993        1994         1995
                                 -------    -------    --------    --------    --------    -----------
                                                            (IN THOUSANDS)                 (UNAUDITED)
BALANCE SHEET DATA:
Working capital...............   $ 7,445    $10,105    $ 26,134    $ 35,642    $ 18,517     $  13,013
Total assets..................    73,041     84,277     108,024     147,084     195,778       222,625
Long-term obligations,
  excluding current
  installments................    41,884     42,486       6,233       7,512       6,717        14,026
Redeemable preferred stock....    10,428     12,076          --          --          --            --
Stockholders' equity..........     3,828      6,721      82,435     117,058     162,088       178,624

- ---------------

(1) On November 30, 1990, Lincare acquired the outstanding capital stock of Lincare Inc. in the Buyout. The pro forma statement of operations data for the year ended December 31, 1990 gives effect to the Buyout as if it had occurred on January 1, 1990. The pro forma adjustments as a result of the Buyout reflect (i) increased depreciation expense relating to capitalized software, (ii) increased amortization of intangible assets, (iii) interest expenses relating to the additional indebtedness incurred and (iv) the related income tax effects of such adjustments. The pro forma adjustments do not reflect Lincare's acquisitions subsequent to the Buyout.

(2) Upon the prepayment of Lincare's senior and subordinated debt with the proceeds of Lincare's March 1992 initial public offering, Lincare recorded an extraordinary loss, net of taxes, of $1,000,000, attributable to (i) a prepayment premium ($300,000), (ii) unamortized loan origination fees related to the senior debt ($990,000) and (iii) unamortized discount on the subordinated debt ($357,000).

(3) For purposes of the pro forma income (loss) per common share calculations, Lincare's March 1992 initial public offering and the application of the proceeds therefrom is assumed to have been completed on January 1, 1991.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS -- LINCARE

     The following discussion should be read in conjunction with the historical financial statements and notes thereto of Lincare included elsewhere herein.

NET REVENUES

     The following table sets forth for the periods indicated a summary of Lincare's net revenues by source:

                                                                                   THREE MONTHS
                                                YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                            --------------------------------    ------------------
                                              1992        1993        1994       1994       1995
                                            --------    --------    --------    -------    -------
                                            (IN THOUSANDS)
Oxygen and other respiratory therapy.....   $106,200    $141,918    $184,927    $40,970    $55,880
Home medical equipment and other.........     11,203      12,588      16,215      3,039      5,343
                                            --------    --------    --------    -------    -------
Total....................................   $117,403    $154,506    $201,142    $44,009    $61,223
                                            ========    ========    ========    =======    =======

     Net revenues for the three months ended March 31, 1995 increased by $17,214,000 (or 39.1%) compared with the three months ended March 31, 1994. Approximately $8,729,000 of the net revenue increase is attributable to acquisitions and the balance of approximately $8,485,000 reflects internal growth.

     Net revenues for the year ended December 31, 1994 increased by $46,636,000 (or 30.2%) over 1993. Net revenues for the year ended December 31, 1993 increased by $37,103,000 (or 31.6%) over 1992. The increases are attributable to Lincare's sales and marketing efforts that emphasize quality and customer service, and the effect of the acquisitions completed by Lincare. Lincare estimates that approximately $29,948,000 of the increase in revenues for year ended December 31, 1994, and $18,791,000 of the increase in revenues for the year ended December 31, 1993, were attributable to the acquired businesses. Approximately $20,788,000 of the net revenue increase for the year ended December 31, 1994 and $14,272,000 for the year ended December 31, 1993, was attributable to volume growth in Lincare's core business.

     The annual Medicare inflation price adjustments and certain other price increases contributed approximately $4,040,000 to the increase for the year ended December 31, 1993. On August 10, 1993, Congress passed the Omnibus Reconciliation Act of 1993 ("OBRA 93") which required changes to be made effective January 1, 1994, in the Medicare reimbursement of certain items of home medical equipment. Lincare estimates that these Medicare price changes resulted in a revenue reduction of approximately $4,100,000 for the year ended December 31, 1994. The OBRA 93 legislation provides for a consumer price index update, effective January 1, 1995, of approximately 2.5%. No additional impact from OBRA 93 is expected in 1995.

COST OF GOODS AND SERVICES

     Cost of goods and services as a percentage of net revenues was 14.9% for the three months ended March 31, 1995 compared with 13.7% for the three months ended March 31, 1994. The increase is primarily attributable to the increased home medical equipment product mix of some of the acquisitions made in 1994.

     Cost of goods and services as a percentage of net revenues was 14.4% in 1994 and was 13.7% and 13.8% for the years ended December 31, 1993 and 1992, respectively. The increase in 1994 is primarily attributable to the nebulizer product line which had a significant reduction in reimbursement resulting from OBRA 1993 and the increased home medical equipment product mix of some of the acquisitions made during the year.

OPERATING AND OTHER EXPENSES

     Operating expenses as a percentage of net revenues was 21.6% for the three months ended March 31, 1995 compared with 22.3% for the three months ended March 31, 1994. This improvement was primarily due to Lincare's successful integration of acquired businesses into its existing locations and internal sales growth.

     Operating expenses for the year ended December 31, 1994 decreased to 22.0% of net revenues, compared to 22.3% and 24.3% for the years ended December 31, 1993 and 1992, respectively. This improvement is primarily due to Lincare's successful integration of acquired businesses into its existing operations. Lincare has been able to maintain a cost structure that, with increases in net revenues, has permitted Lincare to spread its overhead over a larger base of revenues, resulting in significant improvements in operating income.

     Selling, general and administrative expenses as a percentage of net revenues decreased to 20.7% for the three months ended March 31, 1995 compared with 22.3% for the three months ended March 31, 1994. The improvement is attributable to Lincare's ability to leverage its infrastructure, with selling, general and administrative expenses increasing by 29.0% while revenues grew by 39.1%.

     Selling, general and administrative expenses have increased each year in absolute dollars by reason of increased net revenues but have decreased as a percentage of net revenues as a result of Lincare's continued cost containment efforts. Selling, general and administrative expenses expressed as a percentage of net revenues decreased to 21.5% for the year ended December 31, 1994 compared with 22.4% and 24.2% for the years ended December 31, 1993 and 1992, respectively.

     Bad debt expense as a percentage of net revenues was 0.8% for the year ended December 31, 1994 compared with 1.2% and 1.4% for the years ended December 31, 1993 and 1992, respectively. The reduction in bad debt expense during these periods is attributable to the implementation of additional procedures for handling reimbursement claims, which have decreased the time required for the submission and processing of third party payor claims. In addition, Lincare's accounts receivable collection in 1994 equaled 99.7% of the sales revenue recorded for the year.

     Lincare's increased depreciation expense reflects increased capital expenditures primarily for additional oxygen equipment to service Lincare's growing customer base. Depreciation expense as a percentage of net revenues decreased to 6.7% for the year ended December 31, 1994 compared with 7.6% and 8.6% for the years ended December 31, 1993 and 1992, respectively.

AMORTIZATION EXPENSE

     Amortization expense for the three months ended March 31, 1995 increased to $2,391,000 compared with $1,333,000 for the three months ended March 31, 1994. The increase is attributable to the amortization of intangible assets acquired in 1994 and the first quarter of 1995.

     Lincare's intangible assets were $98,055,000 as of December 31, 1994. Of this total, $9,205,000 (consisting of the value assigned to customer lists) is being amortized over a period of 10 to 36 months, $6,055,000 (consisting of various covenants not to compete) over a period of three to eight years, and $82,795,000 (consisting of goodwill) over a period of 40 years. In March 1992 unamortized loan origination fees aggregating $990,000 pertaining to the senior bank loans were expensed as an extraordinary non-cash item upon the repayment of Lincare's senior debt with a portion of the proceeds of Lincare's March 1992 initial public offering.

     During 1994, Lincare amortized $7,281,000 of its intangible assets (3.6% of net revenues) compared to $4,695,000 (3.0% of net revenues) in 1993 and $5,125,000 (4.4% of net revenues) in 1992.

OPERATING INCOME

     As shown in the table below, operating income for the three months ended March 31, 1995 increased to $19,415,000 compared with $13,255,000 for the three months ended March 31, 1994 and operating income for the year ended December 31, 1994 increased by $16,169,000 over 1993. Operating income for the year ended December 31, 1993 increased by $18,589,000 over 1992. The percentage increases in operating income are attributable to Lincare's revenue growth and efforts to control costs.

                                                                               THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              MARCH 31,
                                           -------------------------------     -------------------
                                            1992        1993        1994        1994        1995
                                           -------     -------     -------     -------     -------
                                           (IN THOUSANDS)
Operating income........................   $27,500     $46,089     $62,558     $13,255     $19,415
Percentage of net revenue...............     23.4%       29.8%       31.0%       30.1%       31.7%

INTEREST EXPENSE

     Interest expense for the year ended December 31, 1994 was $473,000, compared to $387,000 and $1,242,000 for the years ended December 31, 1993 and 1992, respectively. The increase in 1994 is attributable to Lincare's use of its revolving line of credit during the year. The decrease in 1993 is attributable to Lincare's repayment of its $30,623,000 senior term loan and $12,000,000 of subordinated debt obligations, which were outstanding during the first quarter 1992, with the net proceeds of Lincare's initial public stock offering in March 1992.

INCOME TAXES

     Lincare's effective income tax rate was 39.1% for the year ended December 31, 1994, 39.3% for 1993 and 39.6% for 1992.

     Effective January 1, 1993 Lincare changed its method of accounting for income taxes to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Standards No. 109, "Accounting for Income Taxes." Upon adoption, the provisions of the statement were applied without restating prior years' financial statements. The cumulative effect of the change in the method of accounting for income taxes was not material.

ACQUISITIONS

     For a description of business combinations entered into by Lincare during 1994 and 1993, see "Business of Lincare-Recent Acquisitions" and Note 12 to the Consolidated Financial Statements.

     The intangible assets acquired in the Buyout resulted in amortization expense of $443,000, $1,090,000 and $2,312,000 in 1994, 1993 and 1992,
respectively. Depreciation expense associated with the computer software acquired in the Buyout was $1,344,000 and $1,467,000 in 1993 and 1992 respectively. The computer software was fully amortized in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided from operating activities was $20,088,000 for the three months ended March 31, 1995 compared with $12,000,000 for the three months ended March 31, 1994.

     At December 31, 1994, Lincare's working capital was $18,517,000, as compared to $35,642,000 at December 31, 1993, and $26,134,000 at December 31, 1992.

     Net cash provided by operating activities was $66,018,000 for the year ended December 31, 1994, compared with $51,392,000 for the year ended December 31, 1993, and $32,176,000 for the year ended December 31, 1992. A significant portion of Lincare's assets consists of accounts receivables from third party payors that provided reimbursement for the services provided by Lincare. Because of Lincare's ability to collect its accounts receivable on a timely basis, Lincare has not been required to obtain interim financing of its accounts receivable to satisfy operating needs.

     Net cash used in investing and financing activities was $28,845,000 for the three months ended March 31, 1995 compared with $30,850,000 for the three months ended March 31, 1994. First quarter activity included Lincare's investment of $27,033,000 in business acquisitions, payments of $4,075,000 related to deferred acquisition obligations and the borrowing of $8,000,000 from its available $50,000,000 revolving line of credit.

     Net cash used in investing and financing activities amounted to $79,733,000, $41,530,000 and $24,035,000 for the years ended December 31, 1994,
1993 and 1992, respectively. These amounts primarily represent capital expenditures, business acquisitions, loan repayments and capital leases.

     In March 1992, Lincare issued 6,700,000 shares of Common Stock in its initial public offering and received net proceeds of $42,446,000. The net proceeds were used to repay $42,623,000 in outstanding debt. In April 1992, Lincare's underwriters purchased an additional 1,005,000 shares of Common Stock upon exercise of their over-allotment option which generated an additional $6,543,000 in net proceeds. These proceeds were primarily used by Lincare to redeem $6,312,000 of Lincare's Series A Preferred Stock.

     In December 1992, Lincare completed a second public offering of 3,550,000 shares of its common stock, including 2,950,000 shares sold by certain selling shareholders. This offering generated $6,475,000 of net proceeds to Lincare. These proceeds were used to redeem outstanding shares of Lincare's Series A Preferred Stock and increase working capital for general corporate purposes.

     As of December 31, 1994, Lincare's principal sources of liquidity consisted of $18,517,000 of working capital and $23,000,000 available under its revolving line of credit. On February 10, 1995, Lincare increased the amount it may borrow under the revolving line of credit from $25,000,000 to $50,000,000. Lincare believes that internally generated funds, together with funds that may be borrowed under such credit facility, will be sufficient to meet Lincare's anticipated capital requirements over the foreseeable future.

     Upon the repayment of Lincare's debt in March 1992, Lincare recorded an extraordinary loss, net of taxes, of $1,000,000. Such extraordinary loss, before applicable tax effect, is comprised of (i) $990,000 of unamortized loan origination fees pertaining to Lincare's senior debt, (ii) $300,000 of prepayment premium for the early payment of such debt, and (iii) $357,000 of unamortized original issue discount attributable to Lincare's subordinated debt. Of such amounts, only the $300,000 prepayment premium and $357,000 of unamortized original issue discount required the use of cash. The unamortized original discount on the subordinated debt is included with the $12,000,000 principal amount of subordinated debt that was repaid with the net proceeds of Lincare's March 1992 initial public offering.

     Lincare anticipates that capital expenditures for 1995 will be approximately $28.0 million and that over the next several years its capital expenditure requirements will grow faster than the growth in its revenue. Lincare believes that it will be able to generate sufficient funds internally to meet its short-term and long-term capital expenditure requirements.

     Lincare's future liquidity will continue to be dependent upon its operating cash flow and management of accounts receivable. In view of Coram's intention to operate Lincare as a stand-alone business unit following the consummation of the Merger, the Merger should not have an immediate impact on Lincare's liquidity although there can be no assurance that Lincare's liquidity will not be affected by the debt service, working capital or other capital needs of the combined enterprise.

                              BUSINESS OF LINCARE

GENERAL

     Lincare is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. Lincare's customers typically suffer from chronic obstructive pulmonary disease, such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen or other respiratory therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction. Lincare currently serves over 70,000 customers in 35 states through 190 operating centers.

     On November 30, 1990, Lincare acquired all of the outstanding capital stock of Lincare, Inc. from Union Carbide Corporation and members of management in the Buyout.

THE HOME RESPIRATORY MARKET

     Lincare estimates that the home respiratory therapy market (including home oxygen equipment and respiratory therapy services) had revenues of approximately $1.5 to $2.0 billion in 1994, having grown by an estimated 8% to 10% per year over the last five years. This growth reflects the significant increase in the number of persons afflicted with chronic obstructive pulmonary disease, which is attributable, to a large extent, to the increasing proportion of the population over the age of 65.

OPERATIONS AFTER THE MERGER

     Coram presently intends to continue the operations of Lincare as a stand-alone business unit following the Merger, while integrating certain marketing and corporate functions. See "The Merger--Coram's Reasons for the Merger and Board of Directors' Recommendation."

BUSINESS STRATEGY

     Lincare's strategy has been to increase its market share through internal growth and acquisitions. During the three months ended March 31, 1995, Lincare purchased the outstanding stock or certain assets of ten businesses with combined annual revenues of approximately $17 million. In 1994, Lincare acquired twenty local and regional competitors with combined annual revenue of approximately $35 million. In addition to expanding Lincare's presence in current markets, several of these acquisitions also established Lincare in two new states.

     Revenue growth has been dependent upon the overall growth rate of the home respiratory care market, as well as on opportunities to increase market share through effective marketing efforts and selective acquisitions of local or regional competitors. Lincare believes that the growing cost containment efforts of government and private insurance reimbursement programs and an increasingly competitive environment have accelerated consolidation trends within the home health care industry and that the Merger would permit Lincare to achieve certain competitive advantages. See "The Merger--Lincare's Reasons for the Merger and Board of Directors' Recommendation."

     Lincare will continue to concentrate on providing oxygen and other respiratory therapy services to patients in the home and to provide home medical equipment and other services where it believes such services will enhance Lincare's primary business. In 1994, oxygen and other respiratory therapy services accounted for over 90% of Lincare's revenues.

OXYGEN AND OTHER RESPIRATORY SERVICES

     Lincare's primary business is to provide oxygen and other respiratory therapy items and services to patients in the home. When a patient is referred to one of Lincare's operating centers by a physician, hospital discharge planner or other source, Lincare's customer representative obtains the necessary medical and insurance coverage information and coordinates the delivery of patient care. The prescribed respiratory equipment is delivered by one of Lincare's representatives to the customer's home, where instructions and training are given to the customer regarding appropriate equipment use and maintenance. Following the initial setup, Lincare representatives make periodic visits to the customer's home, the frequency of which is dictated by the type of equipment. Lincare's services are coordinated with the customer's physician. During the period that Lincare performs services for a customer, the customer remains under the physician's care and medical supervision. Lincare employs respiratory therapists to perform certain training and other functions in connection with its services. The respiratory therapists are licensed where required by applicable law.

     Home Oxygen Equipment. The major types of oxygen delivery equipment are oxygen concentrators and liquid oxygen systems. Each method of delivery has different characteristics that make it more or less suitable to specific patent applications.

          Oxygen concentrators are stationary units that provide a continuous flow of oxygen by filtering ordinary room air. Concentrators are most commonly used by patients confined to the home or with only minimal mobility.

          Liquid oxygen systems are thermally insulated containers of liquid oxygen, consisting of a stationary unit and a portable unit, which are most commonly used by ambulatory patients.

          Other Respiratory Therapy Services. The other respiratory therapy services of Lincare consist primarily of:

          Nebulizers and associated respiratory medications therapy provide aerosol therapy;

          Apnea monitors provide respiratory alarm systems for infants at risk for sudden infant death syndrome;

          Continuous positive airway pressure devices maintain open airways in patients suffering from obstructive sleep apnea by providing airflow at prescribed pressures during sleep;

          Non-invasive bi-level ventilation provides nocturnal ventilatory support for neuromuscular and chronic obstructive pulmonary disease patients. This therapy improves daytime function and decreases incidents of acute illness; and

          Ventilators support respiratory function in severe cases of respiratory failure where the patient can no longer sustain the mechanics of breathing without the assistance of a machine.

     Through a limited number of operating centers, Lincare provides home sleep studies, infusion therapy and enteral nutritional care, prenatal care, and prosthetic care.

     Lincare also supplies home medical equipment, such as hospital beds, wheelchairs and other supplies that may be required by respiratory patients.

LINCARE OPERATIONS

     Management. Each of Lincare's 190 operating centers is managed by a center manager who has responsibility and accountability for the operating and financial performance of the center. This decentralization of managerial decision-making enables Lincare's operating centers to respond promptly and effectively to local market demands and opportunities. Lincare believes that the personalized nature of customer requirements and referral relationships characteristic of the home health care business mandates Lincare's localized operating structure.

     Service and marketing functions are performed at the local operating level, while strategic development, financial control and operating policies are administered at the executive level. Reporting mechanisms are in place at the operating center level to monitor performance and ensure field accountability.

     A regional management layer consisting of 22 area managers directly supervises individual operating center managers, serving as an additional mechanism for assessing and improving performance of Lincare's operations. Lincare's operating centers are served by nine regional billing centers which control all billing and reimbursement functions.

     MIS Systems. Lincare believes that the proprietary management information systems developed by it is one of its key competitive advantages and provide management with a critical tool to measure and evaluate performance levels throughout Lincare. Management reviews numerous reports, including monthly reports containing information critical to the evaluation process, detailing revenues and profitability by individual center, accounts receivable and cash collection management, equipment controls and utilization, customer activity, and manpower trends. Lincare has a staff of nine full-time computer programmers which permits Lincare to continually enhance its computer systems in order to provide timely financial and operational information and to respond promptly to changes in reimbursement regulations and policies.

     Account Receivable Management. Lincare derives a majority of its revenues from reimbursement by third party payors. In most instances, Lincare invoices and collects payments directly from Medicare, Medicaid and private insurance carriers, as well as directly from customers under co-insurance provisions. The following table sets forth the approximate percentages of Lincare's revenues derived from various payor categories.

                                                                      YEAR ENDED
                                   PAYORS                          DECEMBER 31, 1994
            -----------------------------------------------------  -----------------
            Medicare and Medicaid programs.......................          58%
            Private insurance....................................          25
            Direct payment and other(1)..........................          17
                                                                          ---
                                                                          100%

- ---------------

(1) The direct payment category is comprised primarily of co-insurance amounts received from beneficiaries of Medicare and private insurance coverage.

     While reimbursement is a complicated process involving the submission of claims to multiple payors, each having its own claims requirements, Lincare's proprietary MIS systems have decreased the time required for the submission and processing of these claims. Lincare's systems are capable of tailoring the submission of claims to the specifications of the individual payors. Lincare's in-house MIS capability also enables it to adjust quickly to any regulatory or reimbursement changes. These features serve to decrease the processing time of claims by payors, resulting in a more rapid turnover of accounts receivable. In addition, Lincare is capable of submitting claims electronically to any Medicare carrier or other third party payor that can receive electronic claims submissions.

     Lincare's net accounts receivable in terms of days sales outstanding was 45 days as of December 31, 1993 and 40 days as of December 31, 1994.

SALES AND MARKETING

     Favorable trends affecting the U.S. population and home health care have created an environment which should produce increasing demand for the services provided by Lincare. The average age of Americans is increasing, and as a person ages more health care services are required. In addition, the well-documented major structural changes in health care are moving more services into the home and out of institutions.

     Sales activities are generally carried out by Lincare's full-time sales representatives located at its operating centers with assistance from the center managers. In addition to promoting the high quality of Lincare's services, the sales representatives are trained to provide information concerning the advantages of home respiratory care. Sales representatives are often licensed respiratory therapists who are highly knowledgeable in the provision of supplemental oxygen.

     Lincare primarily acquires new customers through referrals. Lincare's principal sources of referrals are physicians, hospital discharge planners, prepaid health plans, clinical case managers and nursing agencies. Lincare's sales representatives maintain continual contact with these medical professionals in order to strengthen these relationships.

     Lincare's current base of referral sources provides a steady flow of customers in recognition of Lincare's reputation for providing high-quality service to patients. While Lincare views its referral sources as fundamental to its business, no single referral source accounts for more than 1.0% of Lincare's revenues.

Lincare has more than 70,000 active customers, and the loss of any single customer or group of customers would not materially impact Lincare's business.

     Joint Commission on Accreditation of Healthcare Organizations. Lincare has received accreditation from JCAHO, a private non-profit organization that has established voluntary standards for the provision of home health care services, for all its operating centers.

     Accreditation by the JCAHO represents a marketing benefit to Lincare's operating centers and provides for a recognized quality assurance program throughout Lincare. Lincare anticipates that referral sources may in the future require accreditation as a prerequisite to referring patients to individual home health care companies. Several proposals have been made to require health care providers to be accredited or licensed by independent agencies in order to participate in government reimbursement programs, and such a requirement has been adopted by certain payors.

RECENT ACQUISITIONS

     In 1993, Lincare acquired, in unrelated acquisitions, certain operating assets of ten local and regional competitors and, in a single transaction, the common stock of five related companies. The operations acquired in 1993 had aggregate annualized revenues of approximately $18.0 million at the time of acquisition. These acquisitions resulted in the addition of 17 new operating centers.

     In 1994, Lincare acquired, in unrelated acquisitions, certain operating assets of 16 local and regional competitors, the common stock of three companies and, in a single transaction, certain assets of five related companies. The operations acquired in 1994 had aggregate annualized revenues of approximately $35.0 million at the time of acquisition. These acquisitions resulted in the addition of 35 new operating centers.

     In the three months ended March 31, 1995, Lincare acquired, in unrelated transactions, the capital stock of five local and regional competitors and certain operating assets of five companies. The operations acquired through March 31, 1995 had aggregate annualized revenues of approximately $17 million at the time of acquisition. These acquisitions resulted in the addition of 8 new operating centers.

QUALITY CONTROL

     Lincare is committed to providing consistently high quality products and services. Lincare's quality control procedures are designed to promote greater responsiveness and sensitivity in dealing with individual customer needs and to provide the highest level of quality assurance and convenience to the referring physician. Licensed respiratory therapists and registered nurses provide professional health care support and assist in Lincare's sales and marketing efforts.

SUPPLIERS

     Lincare purchases its oxygen and equipment from a variety of suppliers. Lincare is not dependent upon any single supplier and believes that its oxygen and equipment needs can be provided by several manufacturers.

COMPETITION

     The home respiratory care market is a fragmented and highly competitive market that is served by Lincare and other national providers and, Lincare estimates, by over 2,000 regional and local companies.

     The quality of service is the single most important competitive factor within the home respiratory care market. The relationships between a home respiratory care company and its customers and referral sources are highly personal. There is no incentive for either the physician or the patient to alter this relationship so long as the home respiratory care company is providing responsive, professional and high-quality service. Other key competitive factors are strength of local ties to the referral community and efficiency of reimbursement and accounts receivable management systems.

     Home respiratory care companies normally compete based on service. Reimbursement levels are established by the fee schedules promulgated by Medicare, Medicaid or by the individual determinations of private insurance companies. Furthermore, marketing efforts by home respiratory care companies are directed toward referral sources which do not share financial responsibility for the payment of services provided to customers.

MEDICARE AND OTHER THIRD PARTY REIMBURSEMENT

     As a supplier of home oxygen and other respiratory therapy services for the home health care market, Lincare files claims with Medicare Part B, the Supplementary Medical Insurance Program, which was established by the Social Security Act of 1965. Suppliers of home oxygen and other respiratory therapy services have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly suffering from respiratory disease.

     Congress enacted legislation passed as part of the Omnibus Budget Reconciliation Act of 1987 ("OBRA 1987") that significantly changed reimbursement for home oxygen, respiratory therapy services and home medical equipment. This legislation changed reimbursement from charged-based pricing by individual suppliers to a single price for each item paid to all suppliers in specific geographic areas within each Medicare carrier's jurisdiction. Under the provisions of OBRA 1987, home oxygen equipment is generally reimbursed at a set single monthly payment amount, regardless of the type of oxygen equipment provided. OBRA 1987 also defined whether certain home medical equipment would be paid on a rental or sale basis and established 15 month rental payment ceiling on certain home medical equipment.

     The Omnibus Budget Reconciliation Act of 1990 ("OBRA 1990") provided that the fee schedules established under OBRA 1987 were to be adjusted annually at a rate equal to the change in the Consumer Price Index less 1 percent through December 31 1992, and increased by the Consumer Price Index in 1993. OBRA 1990 also made new changes to Medicare Part B reimbursement which were implemented in 1991. These changes included a national standardization of Medicare rates for certain equipment categories, as well as reductions in amounts paid for home medical equipment rentals.

     The Omnibus Reconciliation Act of 1993 ("OBRA 93") reduced the rate of increase allowed for certain items of home medical equipment. Lincare estimates a net reduction, due to OBRA 93, in its Medicare reimbursement of approximately $4 million for 1994. The OBRA 93 legislation provides a consumer price index update, effective January 1, 1995, of approximately 2.5%. No additional impact from OBRA 93 is expected for 1995.

     Federal and state budgetary and other cost-containment pressures will continue to impact the home respiratory care industry. Lincare cannot predict what new federal and state budgetary proposals will be adopted and, if adopted, what effect, if any, such proposals would have on Lincare's business.

     Claims under the federal Medicare program are processed by private insurance companies under contract arrangements with HCFA. In 1993, the Medicare program began implementing a plan to reduce the number of carriers administering Part B of the Medicare program from approximately sixty carriers to four regional carriers. This transition to regional carriers was completed in 1994.

     A significant portion of Lincare's revenues are attributable to payments received from the Medicare and Medicaid programs. The levels of revenues and profitability of Lincare are affected by the continuing efforts of these programs to contain or reduce the costs of health care. A number of changes to the Medicare and Medicaid programs are being considered in connection with recent efforts to reduce budget deficits at the federal and state levels. Among the changes under consideration is a proposal to convert all or part of Medicare into a managed care payor program. Other proposals would reduce Medicare and Medicaid expenditures by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In January 1995, HCFA announced its intention to adjust Medicare payment amounts for oxygen and oxygen equipment on the grounds that such amounts are not "inherently reasonable." To make such adjustments, HCFA is required to consider specific economic factors and to provide notice and an opportunity for public comment. It is expected that this process could take at least one year. Lincare cannot predict whether any reductions will ultimately be adopted or the impact any such adjustment would have on Lincare's business. In addition, HCFA and the Medicare carriers are currently considering a draft medical policy that would require repeated attempts to use a metered dose inhaler ("MDI") prior to approving Medicare coverage for a nebulizer. There have also been reduced payments for bronchodilator medications used with nebulizers. These efforts could result in reductions in Medicare coverage or payment for certain of Lincare's products. A significant change in coverage or a reduction in payment rates by Medicare or Medicaid could have a material adverse effect upon Lincare's business and financial condition. Because of restrictions on reimbursement by government programs and the pressures to contain the growth in the costs of such programs, Lincare also bears the risk that reimbursement rates set by such programs will not keep pace with inflation. Although the moderate inflation rates of the past several years have not posed significant problems for Lincare, a substantial increase in the rate of inflation without a corresponding increase in reimbursement rates would adversely affect Lincare's business.

GOVERNMENTAL REGULATION

     The federal government and all states in which Lincare currently operates regulate various aspects of its business. In particular, Lincare's operating centers are subject to federal laws covering the repackaging and dispensing of drugs (including oxygen) and regulating interstate motor-carrier transportation. Lincare's locations also are subject to state laws governing, among other things, pharmacies, nursing services and certain types of home health agency activities. Certain of Lincare's employees are subject to state laws and regulations governing the ethics and professional practice of respiratory therapy, pharmacy and nursing.

     Fraud and Abuse. Lincare's operations are subject to the illegal remuneration provisions of the Social Security Act (sometimes referred to as the "anti-kickback" statute) and similar state laws that impose criminal and civil sanctions on persons who knowingly and willfully solicit, offer, receive or pay any remuneration, whether directly or indirectly, in return for, or to induce, the referral of a patient for treatment, or, among other things, the ordering, purchasing, or leasing, of items or services that are paid for in whole or in part by Medicare, Medicaid or similar state programs. Violations of the federal anti-kickback statute are punishable by criminal penalties, including imprisonment, fines and exclusion of the provider from future participation in the Medicare and Medicaid programs. Civil exclusion for anti-kickback violations also can be imposed through an administrative process, without the imposition of civil monetary penalties. In addition, the government contends that violations of the anti-kickback statute may be prosecuted as false claims under Medicare law, the penalties for which include return of payments received, fines and exclusion from participation. Federal enforcement officials may also attempt to use other general federal statutes to reach behavior considered fraudulent or abusive, including the Federal False Claims Act, which provides for penalties of up to $10,000 per claim plus treble damages, and permits private persons to sue on behalf of the government in qui tam actions. While the federal anti-kickback statute expressly prohibits transactions that have traditionally had criminal implications, such as kickbacks, rebates or bribes for patient referrals, its language has been construed broadly and has not been limited to such obviously wrongful transactions. Court decisions state that, under certain circumstances, the statute is also violated when one purpose (as opposed to the "primary" or a "material" purpose) of a payment is to induce referrals. However, a Federal Appeals Court recently held that Medicare program exclusion and other sanctions were not appropriate unless the person or entity knew the complained of behavior violated the statute and the person or entity intended to violate the statute. The government is seeking a rehearing of that decision. Congress has considered federal legislation that would expand the federal anti-kickback statute to include the same broad prohibitions regardless of payor source. In addition to the payment or receipt of illegal remuneration for the referral or generation of Medicare or Medicaid business, the fraud and abuse law covers other billing practices that are considered fraudulent (such as presentation of duplicate claims, or claims for services not actually rendered or for procedures that are more costly than that actually rendered) or abusive (such as claims presented for services not medically necessary based upon a misrepresentation of fact), subject to the same remedies described above.

     In addition, an increasing number of states in which Lincare operates have laws, which vary from state to state, prohibiting certain direct or indirect remuneration or fee-splitting arrangements between health care providers for the referral of patients to a particular provider, including pharmacies and home health agencies. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties.

     Prohibition on Physician Referrals. Under the Omnibus Budget Reconciliation Act of 1993 ("Stark II"), it is unlawful for a physician to refer patients for certain designated health services to an entity with which the physician has a financial relationship. While respiratory therapy is not a "designated health service," component parts of such therapy are: specifically, outpatient prescription drugs, durable medical equipment and home health services are included as designated health services under Stark II. A "financial relationship" under Stark II is defined as an ownership or investment interest in, or a compensation arrangement between, the physician and the entity. The entity is prohibited from claiming payment under the Medicare or Medicaid programs for services rendered pursuant to a prohibited referral and is liable for the refund of amounts received pursuant to prohibited claims. The entity also can receive civil penalties of up to $15,000 per improper claim and can be excluded from participation in the Medicare and Medicaid programs. Comparable provisions applicable to clinical laboratory services became effective in 1992. Stark II provisions which may be relevant to Lincare became effective on January 1, 1995. Although Lincare believes that Stark II is not applicable in any material respect to Lincare's operations, because of its broad language, Stark II may be interpreted by the OIG of HHS to apply to Lincare's operations.

     About one-half of all states have enacted some form of physician self-referral law that regulates ownership interests in or compensation arrangements between physicians and health care service providers to which they refer patients. These laws vary from measures that require physicians to disclose their financial interests to outright prohibitions similar to Stark II. In most cases, state physician self-referral laws apply to all payors, government and private. Lincare believes that most state laws are inapplicable to the businesses in which Lincare operates or contain exemptions that appear to be applicable to Lincare's operations.

     Health care is an area of rapid legislative and regulatory change. Changes in the law or new interpretations of existing laws can have an effect on permissible activities, the relative costs associated with doing business, and the amount of reimbursement by government and third party payors. Lincare cannot predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, and of possible changes in national health care policies, including those pertaining to managed care organizations, which are currently the focus of national political discussion. Future legislative and regulatory changes could have an adverse impact on Lincare.

INSURANCE

     Lincare currently has in force general liability and product liability insurance, each with a coverage limit of $10.0 million. In addition, Lincare has professional liability insurance with a coverage limit of $1.0 million per occurrence and $3.0 million in the aggregate. Lincare's product liability insurance provides coverage on a claims-made basis, while its general liability insurance is on an occurrence basis, and all policies are subject to annual renewal.

EMPLOYEES

     As of April 30, 1995, Lincare had approximately 1,900 employees. None of Lincare's employees are currently covered by collective bargaining agreements. Lincare believes that the relations between Lincare's management and its employees are good.

ENVIRONMENTAL MATTERS

     Management believes that Lincare is currently in compliance in all material aspects with applicable federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Management does not believe it will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that compliance will materially affect its capital expenditures, earnings or competitive positions.

PROPERTIES

     Lincare leases under third party lease arrangements all of Lincare's facilities, except two locations which it owns. Lincare believes that its facilities are adequate for present and foreseeable operations.

LEGAL PROCEEDINGS

     In January 1994, Lincare was advised by the United States Attorney for the Middle District of Florida that a grand jury has been investigating certain services provided by Lincare to a pharmacy that supplied medications to home respiratory patients. Under its contracts with the pharmacy, Lincare was responsible for providing various marketing, field administration and patient services to the pharmacy. The contracts were in effect from February 1989 to April 1992, and accounted for less than one percent of Lincare's revenues during such period. Lincare is cooperating with the investigation and believes that it will be able to demonstrate that its services for the pharmacy were provided in accordance with all applicable federal laws. However, no assurance can be given that the matter will be resolved promptly or that the United States Attorney will not seek penalties against Lincare or its officers.

     Lincare is also involved in certain other claims and legal actions arising in the ordinary cause of business. In the opinion of Lincare, the ultimate disposition of all matters will not have a material adverse impact on Lincare's financial position or results of operations.

                             MANAGEMENT OF LINCARE

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information regarding the current executive officers and directors of Lincare.

             NAME               AGE                           POSITION
- ------------------------------  ---   --------------------------------------------------------
James T. Kelly................  48    Chairman of the Board, Chief Executive Officer,
                                      President and Director
Howard R. Deutsch.............  41    Executive Vice President, General Counsel and Director
James M. Emanuel..............  46    Chief Financial Officer, Secretary and Director
Andrew M. Paul................  39    Director
Chester B. Black..............  49    Director
Frank T. Cary.................  74    Director
Thomas O. Pyle................  55    Director

     All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Executive officers serve at the discretion of the Board of Directors.

     JAMES T. KELLY was elected Chairman of the Board in April 1994 and has served as the Chief Executive Officer of Lincare's business since June 1986. Mr. Kelly has been the President and a director of Lincare's predecessor since its founding in November 1987, and the President, Chief Executive Officer and a director of Lincare since its formation in November 1990. Prior to becoming Lincare's Chief Executive Officer, Mr. Kelly served in a number of capacities within the Mining and Metals Division of Union Carbide Corporation ("Union Carbide") over a nineteen-year period, departing as Director of Marketing in May 1986.

     HOWARD R. DEUTSCH has served as Executive Vice President and General Counsel and as a director of Lincare's predecessor since its founding in 1987 and as Executive Vice President and General Counsel and as a director of Lincare since its formation in November 1990. From 1980 to 1987, Mr. Deutsch served as Division Counsel for Union Carbide. Mr. Deutsch is responsible for managing and implementing Lincare's acquisition program.

     JAMES M. EMANUEL has served as the Chief Financial Officer of Lincare's business since January 1984, and has been Chief Financial Officer of Lincare's predecessor since November 1987. Mr. Emanuel has served as the Chief Financial Officer and as a director of Lincare since November 1990. Mr. Emanuel served in numerous financial capacities at Union Carbide between 1973 and 1984, and acted as Business Controller of Union Carbide's Cryogenic Equipment Business immediately prior to joining the Lincare business.

     ANDREW M. PAUL has been a director of Lincare since its formation in 1990. Mr. Paul was Chairman of the Board of Lincare from November 1990 to April 1994. Mr. Paul is a general partner of Welsh, Carson, Anderson, and Stowe ("WCAS"), a private venture capital partnership. Previously he was an associate in the venture capital group of Hambrecht & Quist Incorporated for one year. Mr. Paul is also a director of Quorum Health Group, Inc., a company that owns hospitals and provides management and consulting services to third party owners, Emcare Holdings Inc., a leading provider of physician services management in hospital emergency departments and related urgent care centers, Medcath Inc., a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices, and several private companies.

     CHESTER B. BLACK has been a director of Lincare since January 1991. Since November 1990, Mr. Black has served as Chairman and Vice Chairman of Med Alliance, Inc. From June 1989 until November 1990, Mr. Black was Chairman and President of RB Diagnostic, which also provides diagnostic imaging services. From May 1986 until June 1989, Mr. Black was President of AdvaCare, Inc., a predecessor in interest to RB Diagnostic.

     FRANK T. CARY has been a director of Lincare since July 1991. Mr. Cary served as IBM's Chief Executive Officer from 1973 to 1981. He retired from IBM on July 1, 1983. He continued as a member of the

IBM board and its executive committee until April 30, 1991. Mr. Cary is also a director of AEA Investors, Inc., Capital Cities/ABC, Inc., Celgene Corporation, Cygnus Therapeutic Systems, ICOS Corporation, Lexmark International, Inc., ONTOS, Inc., and SPS Transaction Services, Inc.

     THOMAS O. PYLE became a director of Lincare in 1995. Mr. Pyle served as Chief Executive Officer of Harvard Community Health Plan from 1978 to 1991. From 1993 to 1994, he served as Chief Executive Officer of MetLife HealthCare Management Company. He is now Senior Advisor to The Boston Consulting Group and serves as a director of Millipore Corporation, Unilab Corporation, Codman Research Group, Employee Managed Care Corporation, Coordinated Care Corporation, Controlled Risk Insurance Company, Ltd., and as Chairman of the Health Outcomes Institute.

DIRECTOR'S FEES

     Other than Chester B. Black, Frank T. Cary and Thomas O. Pyle, who each receive $20,000 per annum, directors do not receive any compensation for their services, but are reimbursed for expenses. Lincare's directors are also eligible to participate in Lincare's stock option plans.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The committees of the Board of Directors consist of an Audit Committee, a Compensation Committee and a Stock Plan Committee. During fiscal 1994, all directors attended 75% or more of the total meetings of the Board of Directors and Committees of the Board of Directors on which they served. The Board of Directors held four meetings during 1994.

     Audit Committee. The Audit Committee recommends to the Board of Directors the annual appointment of independent accountants with whom the committee reviews the audit fees, scope and timing of the audit, the adequacy of internal controls and any other services rendered. The Audit Committee held one meeting for fiscal 1994. The Audit Committee is comprised of Messrs. Cary, Emanuel, and Pyle. Mr. Pyle replaced Mr. Mannion, a former director of Lincare, as a member of the Audit Committee effective February 1, 1995.

     Compensation Committee. The Compensation Committee reviews and recommends the executive compensation and bonuses of the executives of Lincare. The Compensation Committee is comprised of Messrs. Paul and Black and held one meeting in fiscal 1994.

     Stock Plan Committee. The Stock Plan Committee administers the stock option plans of Lincare and held two meetings during fiscal 1994. The Stock Plan Committee is comprised of Messrs. Paul and Black. Mr. Black replaced Mr. Mannion, a former director of Lincare, as a member of the Stock Plan Committee, effective January 23, 1995.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Lincare to each of its executive officers.

                                                                            LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION        ---------------------------
                                           ----------------------------    OPTIONS       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS     GRANTED #   COMPENSATION(1)
- -----------------------------------------  ----    --------    --------   ---------   ---------------
James T. Kelly...........................  1994    $200,280    $472,000        -0-        $ 7,500
Chief Executive Officer                    1993    $195,000    $409,575    606,000         $9,750
                                           1992    $189,300    $293,000        -0-         $9,465
Howard R. Deutsch........................  1994    $157,140    $346,500        -0-        $ 7,500
Executive V.P.                             1993    $153,000    $297,650    294,000         $7,650
                                           1992    $148,700    $213,800        -0-         $7,435

James M. Emanuel.........................  1994    $108,900    $239,500        -0-        $ 5,445
Chief Financial Officer                    1993    $106,000    $205,525    150,000         $5,300
                                           1992    $102,804    $148,825        -0-         $5,140

- ---------------

(1) Lincare makes a contribution of 5% of each participating employee's annual base salary to Lincare's 401(k) Plan, however in 1994 the plan had a maximum annual base salary level of $150,000 as a result of changes made by the Code.

                     OPTION GRANTS SINCE DECEMBER 31, 1993

     No options were granted to Lincare's executive officers in fiscal 1994. The following options were granted to Lincare's executive officers in 1995:

                                                                   NUMBER OF OPTION
                                    NAME                            SHARES GRANTED
            ----------------------------------------------------   ----------------
            James T. Kelly......................................        100,000
            Howard R. Deutsch...................................         73,000
            James M. Emanuel....................................         51,000

     The following table sets forth aggregate options exercised by Lincare's executive officers in fiscal 1994.

                AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF
                                                                         NUMBER OF        UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY
                                                                         OPTIONS AT        OPTIONS AT
                                             SHARES                        FY-END          FY-END(1)
                                            ACQUIRED        VALUE       EXERCISABLE/      EXERCISABLE/
                  NAME                     ON EXERCISE    REALIZED     UNEXERCISABLE     UNEXERCISABLE
- ----------------------------------------   -----------    ---------    --------------    --------------
James T. Kelly..........................       106,798    $2,282,856     606,000/-0-     $8,810,000/-0-
Howard R. Deutsch.......................       100,000    $2,626,250     312,482/-0-     $4,502,607/-0-
James M. Emanuel........................       105,000    $2,875,000     181,044/-0-     $3,080,015/-0-

- ---------------

(1) Value is calculated using the Lincare closing stock price on December 31, 1994 of $29.00 per share less the exercise price for such shares.

EMPLOYMENT AGREEMENTS

     Lincare has employment agreements expiring on December 31, 1996 with each of its executive officers. Under the employment agreements, Mr. Kelly serves as CEO and President of Lincare at a current annual salary of $205,740, Mr. Deutsch serves as Executive Vice President and General Counsel at a current annual salary of $161,400 and Mr. Emanuel serves as Chief Financial Officer at a current annual salary of $111,840. Each agreement provides for annual cost of living adjustments and for such salary increases as may be determined by the Board of Directors in its sole discretion. In addition to salary, the employment agreements provide for bonus compensation, if certain financial targets are met, equal to the employees' respective shares of a bonus pool computed as a percentage of Lincare's cash flow from operations. Furthermore, each employment agreement provides that, if Lincare terminates the employee other than "for cause", or if there is a "Change of Control of Lincare", such employee shall receive an amount equal to his then-current annual base salary plus an amount equal to his bonus compensation in respect of the immediately preceding calendar year. The employment agreements also provide that in consideration of each employee's covenant not to compete he shall be entitled to receive upon the termination of the employment term an amount equal to his then current annual salary plus an amount equal to his bonus compensation in respect of the immediately preceding calendar year; provided, however, that Lincare shall not be obligated to pay such amounts to the employee if the employee voluntarily terminates his employment with Lincare prior to December 31, 1996. See "The Merger--Interests of Certain Persons in the Merger."

COMPENSATION COMMITTEE REPORT

     Lincare's executive compensation programs are intended to attract, retain and motivate high quality executives with a performance-based compensation package that promotes its growth and enhancement of Stockholder value. The compensation programs consist of two significant portions, (i) cash compensation and (ii) equity-based incentive compensation, generally through the grant of stock options pursuant to Lincare's Non-Qualified Plan, its 1991 Option Plan, and its 1994 Option Plan.

     Lincare's executive compensation programs are administered by two committees of the Board of Directors--the Compensation Committee and the Stock Plan Committee (collectively, the "Committees"). The role of each Committee is distinct from that of the other. The Compensation Committee administers the cash portion of the executive compensation package, and the Stock Plan Committee administers the equity-based incentive portion. The Committees are made up of outside directors.

CASH COMPENSATION

     The Compensation Committee views the cash compensation component to be in recognition of the contribution by the executive officers of Lincare to its historical financial performance. Determination of the size of this portion of the compensation package, as described below, is based on an objective, performance-based formula.

     The cash compensation of each of Lincare's executive officers, including its Chief Executive Officer and President, James T. Kelly, was determined for fiscal 1994 pursuant to each executive officer's Employment Agreement. See "Executive Compensation." The base salary component of cash compensation is indexed for inflation, and no merit salary increases were granted in 1992, 1993 or 1994. The bonus component of the executive officer's cash compensation is determined under an objective formula based on Lincare's cash flow from operations in accordance with the Employment Agreements. As a result of significant improvements in Lincare's cash flow from operations from 1993 to 1994, the cash bonuses paid to executive officers increased commensurately in 1994. See "Executive Compensation."

     The base salaries and bonus formula were negotiated by the executive officers, on the one hand, and an independent committee of the board of directors on the other, as of November 1, 1993, the date the Employment Agreements were executed.

EQUITY-BASED INCENTIVE COMPENSATION

     Non-Qualified Stock Option Plan. On November 30, 1990, the Board of Directors approved the Non-Qualified Plan, which provides an opportunity for selected employees, officers and directors of Lincare to purchase Lincare Common Stock. Lincare is authorized to issue an aggregate 2,973,768 shares over the ten
(10)-year term of the Non-Qualified Plan. The terms and conditions of each option granted under the Non-

Qualified Plan are specified by the Plan Administrator, in its sole discretion, and are to be set forth in a written option agreement between Lincare and the participant in such form as the Plan Administrator shall approve. The terms and conditions of each option are such (and each option agreement is to expressly so state) that each option issued thereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422A of the Internal Revenue Code of 1986 but will be a "non-qualified stock option" for federal, state and local income tax purposes.

     The Plan Administrator is the Stock Plan Committee of the Board of Directors. The Stock Plan Committee determines (i) which participants shall be granted an option to purchase Lincare Common Stock under the Non-Qualified Plan;
(ii) the number of shares for which a participant will be granted such an option; (iii) the amount to be paid by a participant and the exercise price of the granted option; (iv) the time or times and the conditions subject to which options may be made and become exercisable; (v) the form of consideration that may be used to pay for shares issued upon exercise of an option; (vi) the circumstances under which shares of Lincare Common Stock acquired upon exercise of any option may be subject to repurchase by Lincare; and (vii) a vesting provision for any option relating to the time (or the circumstance) when the option may be exercised by a participant.

     The Plan Administrator is authorized to grant options under the Non-Qualified Plan which have exercise prices below the fair market value of the Lincare Common Stock on the grant date. The Plan Administrator also has the authority under the Non-Qualified Plan to grant options which have a term in excess of ten (10) years.

     1991 Option Plan. As of December 31, 1991, the Board of Directors approved the 1991 Option Plan. The 1991 Option Plan provides an opportunity for employees, officers and directors of Lincare and its subsidiaries to purchase Lincare Common Stock. The 1991 Option Plan provides for the granting of "non-qualified stock options" and "incentive stock options" to acquire Lincare Common Stock and/or the granting of rights (an "Award") to purchase Lincare Common Stock on a "restricted stock" basis. Lincare is authorized to issue an aggregate 1,600,000 shares of Lincare Common Stock over the ten (10)-year term of the 1991 Option Plan. The terms and conditions of individual option agreements may vary, subject to the following guidelines: (i) the option exercise price of incentive stock options may be no less than market value on the date of grant; the option price on non-qualified options may be less than market value on the date of grant; (ii) the term of all incentive stock options may not exceed ten years from the date of grant; the term of all non-qualified options may exceed ten years; and (iii) no options may be granted after December 31, 2001.

     The 1991 Option Plan is administered by the Stock Plan Committee. The Stock Plan Committee determines (i) which employees, officers and directors of Lincare and its subsidiaries shall be granted an option or Award under the 1991 Option Plan; (ii) the number of shares for which an employee will be granted such an option or Award; (iii) the amount to be paid by the grantee upon exercise of an option or Award; (iv) the time or times and the conditions subject to which options or Awards may be made and become exercisable; and (v) the form of consideration that may be used to pay for shares issued upon exercise of such option or Award.

     1994 Option Plan. As of May 31, 1994, the Board of Directors approved the 1994 Option Plan. The 1994 Option Plan provides an opportunity for employees, officers and directors of Lincare and its subsidiaries to purchase Lincare Common Stock. The 1994 Option Plan provides for the granting of "non-qualified stock options" and "incentive stock options" to acquire Lincare Common Stock and/or the granting of rights (an "Award") to purchase Lincare Common Stock on a "restricted stock" basis. Lincare is authorized to issue an aggregate 500,000 shares of Lincare Common Stock over the ten (10)-year term of the 1994 Option Plan. The terms and conditions of individual option agreements may vary, subject to the following guidelines: (i) the option exercise price of incentive stock options may be no less than market value on the date of grant; the option price on non-qualified options may be less than market value on the date of grant;
(ii) the term of all incentive stock options may not exceed ten years from the date of grant; the term of all non-qualified options may exceed ten years; and
(iii) no options may be granted after May 31, 2004.

     The 1994 Option Plan is administered by the Stock Plan Committee. The Stock Plan Committee determines (i) which employees, officers and directors of Lincare and its subsidiaries shall be granted an option or Award under the 1994 Option Plan; (ii) the number of shares for which an employee will be granted such an option or Award; (iii) the amount to be paid by the grantee upon exercise of an option or Award; (iv) the time or times and the conditions subject to which options or Awards may be made and become exercisable; and (v) the form of consideration that may be used to pay for shares issued upon exercise of such option or Award.

     The options outstanding under the Lincare Stock Option Plans are non-assignable except upon death and generally become exercisable in installments over the optionee's period of continued service with Lincare. All options granted to date under the three plans have an exercise price equal to the fair market value of the Lincare Common Stock on the grant date and have a maximum term of approximately ten (10) years. As previously indicated, a number of outstanding options under the Lincare Stock Option Plans will accelerate and become fully exercisable for all the option shares at the Effective Time of the Merger. The three plans will be assumed by Coram in the Merger and will thereafter be administered by the Compensation Committee of the Coram Board of Directors.

     The focus of the Stock Plan Committee in administering the equity incentives awarded to executive officers is on providing incentive to Lincare's senior management team to remain with Lincare and to continue to contribute significantly to its performance record.

     In the opinion of the Stock Plan Committee, stock option grants are by definition performance-based, in that the value of the option only increases through an increase in Lincare's stock price. Thus, to the extent of their option holdings, the interests of the executive officers are aligned with the interests of the stockholders in maximizing Lincare's stock price. This approach is evidenced by the fact that to date, (i) all grants to executive officers under Lincare's stock plans have been subject to some delay in exercisability based on performance or continued employment, and (ii) all grants under Lincare's stock plans have been made at an exercise price equal to the fair market value of Lincare's stock as of the date of grant. Therefore, without an increase in stock price, the options are of no value. While Lincare's stock plans reserve the flexibility to issue options without a delay in exercisability or at an exercise price less than fair market value, the Stock Plan Committee's general philosophy is that option grants should be made with an exercise price equal to fair market value, with some element of forfeitability.

     The Stock Plan Committee also believes that it is in the best interest of the stockholders for the executive officers to have a significant equity incentive to maximize the value of Lincare's stock. The amount of this incentive, in the Committee's view, should be determined based on long-term considerations, to balance the short-term formula-based mechanism contained in Lincare's cash compensation system. Therefore, by design, the award of option grants is based on the Stock Plan Committee's perception of the overall value of the executive officer to Lincare's long-term growth potential.

GRANTS TO EXECUTIVE OFFICERS

     No options were granted to Lincare's executive officers in fiscal 1994. In fiscal 1995, James T. Kelly, Howard R. Deutsch and James M. Emanuel received options to acquire 100,000, 73,000 and 51,000 shares of Lincare Common Stock, respectively.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                           AND MANAGEMENT OF LINCARE

     The following table sets forth information as of March 31, 1995 with respect to the beneficial ownership of Lincare's Common Stock by each person who is known by Lincare to beneficially own more than 5% of the Common Stock and by each director and by all directors and executive officers as a group.

                                                                       SHARES BENEFICIALLY
                          BENEFICIAL OWNER                                    OWNED          PERCENT
- ---------------------------------------------------------------------  -------------------   -------
Putnam Investments, Inc.(1)..........................................       3,428,514          12.5
One Post Office Square
Boston, Massachusetts 02109
FMR Corporation(2)...................................................       3,149,828          11.5
82 Devonshire Street
Boston, Massachusetts 02109
James T. Kelly(3)....................................................         652,000           2.3
Howard R. Deutsch(4).................................................         691,394           2.5
James M. Emanuel(5)..................................................         377,676           1.4
Andrew M. Paul(6)....................................................          43,853            .2
Chester B. Black(7)..................................................           6,000            --
Frank T. Cary(7).....................................................          30,032            .1
Thomas O. Pyle.......................................................              --            --
All Executive Officers and Directors
as a Group (seven persons)...........................................       1,800,955           6.3

- ---------------

(1) The shares reported are held by two subsidiaries of Putnam Investments, Inc., both of which subsidiaries are registered investment advisers. All information relating to shares held by Putnam Investments, Inc. and its subsidiaries is derived from a Schedule 13G filed with the Securities and Exchange Commission and received by Lincare on February 7, 1995.

(2) All information relating to shares held by FMR Corporation is derived from a
     Schedule 13G filed with the Securities and Exchange Commission and received by Lincare on February 13, 1995.

(3) Includes options to purchase 506,000 shares of Common Stock that are currently exercisable. Does not include options to purchase 100,000 shares of Common Stock that will become exercisable upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

(4) Includes options to purchase 294,000 shares of Common Stock that are currently exercisable. Does not include options to purchase 73,000 shares of Common Stock that will become exercisable upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

(5) Includes options to purchase 150,000 shares of Common Stock that are currently exercisable. Does not include options to purchase 51,000 shares of Common Stock that will become exercisable upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

(6) Includes options to purchase 18,000 shares of Common Stock that are currently exercisable.

(7) Includes options to purchase 6,000 shares of Common Stock that are currently exercisable.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

     As a result of the Merger, holders of Lincare Common Stock will become stockholders of Coram and the rights of all such former Lincare stockholders will thereafter be governed by the Coram Certificate, the Coram Bylaws and the DGCL. The rights of the holders of Lincare Common Stock are presently governed by the Restated Certificate of Incorporation of Lincare (the "Lincare Certificate"), the Bylaws of Lincare (the "Lincare Bylaws") and the DGCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Coram and Lincare, sets forth certain differences between the Coram Certificate and the Lincare Certificate and between the Coram Bylaws and the Lincare Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "Available Information."

NUMBER AND ELECTION OF DIRECTORS

     The Coram Bylaws provide that Coram's Board of Directors will initially consist of seven members. Thereafter, the number of directors will be fixed or altered exclusively by resolutions adopted by the Coram's Board of Directors. Each director will hold office until his or her successor is elected and qualified or until his or her earlier resignation.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Coram Bylaws provide that, at a special meeting of stockholders called for that purpose, the Coram Board, or any individual director, may be removed from office only for cause or by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote at a special meeting called for that purpose.

     The Lincare Board currently consists of seven directors. The Lincare Bylaws provide that the number of directors will be fixed from time to time by the Lincare Board, but shall not be less than five nor more than eleven. Directors are elected at the annual meeting and hold office until the next meeting and until their successors are elected and qualify or until they sooner die, resign or are removed. Any vacancy in the Lincare Board may be filled by the action of the holders of a majority of the issued and outstanding stock (i) present in person or by proxy at a meeting of holders of such stock and entitled to vote for the election of directors or (ii) by written consent of such holders.

     In addition, the Lincare Bylaws provide that, with certain exceptions, any director or directors may be removed either for or without cause at any time by the action of the holders of a majority of the issued and outstanding stock (i) present in person or by proxy at a meeting of holders of such stock and entitled to vote for the election of directors or (ii) by written consent of such holders.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Coram Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting, except as permitted by resolutions of Coram's Board of Directors fixing the powers and preferences of any class or series of shares as to which Coram's Board of Directors has been expressly vested with authority to fix the powers and preferences.

     The Lincare Bylaws provide that, unless otherwise provided in the Lincare Certificate, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     The provisions of the Coram Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions would also prevent the holders of a majority of the voting power of Coram Common Stock from unilaterally using the written consent procedure to take stockholder action.

COMMON STOCK

     The terms of the Coram Common Stock are substantially identical to those of the Lincare Common Stock.

PREFERRED STOCK

     Pursuant to the Coram Certificate, Coram's Board of Directors is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares of each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. See "Description of Coram Capital Stock--Preferred Stock." The Lincare Certificate contains substantially similar provisions relating to Lincare Preferred Stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Each of the Coram Certificate and the Lincare Certificate is silent as to amendment. Section 242 of the DGCL provides that, except for certain circumstances, amendments to a corporation's certificate of incorporation are to be approved at the annual or a special meeting of stockholders by a majority of the outstanding stock entitled to vote.

     The Coram Certificate and the Coram Bylaws provide that the Coram Bylaws may ordinarily be amended or repealed, or new Bylaws may ordinarily be adopted,
(i) by the affirmative vote of the holders of at least a majority of Coram Common Stock, (ii) by unanimous written consent of Coram's Board of Directors, or (iii) by the affirmative vote of the majority of Coram's Board of Directors at any regular or special meeting. Any Bylaws adopted or amended by the stockholders may be amended or repealed by the Board of Directors or the stockholders. However, the Coram Certificate provides that the affirmative vote of the holders of at least 80% of Coram Common Stock is required to alter, amend or repeal Bylaws relating to quorum and voting at stockholders' meetings, the number and term of office of directors, filling vacancies of directors, removal and resignation of directors, and the rights of directors with respect to indemnification.

     The Lincare Certificate and the Lincare Bylaws provide that the Lincare Bylaws may be altered, amended or repealed (i) by the Board of Directors at any regular or special meeting, except that any alteration of the provisions relating to the number of directors requires the written consent of all directors, or (ii) by the affirmative vote or written consent of the holders of a majority of the issued and outstanding stock.

BUSINESS COMBINATIONS

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation will not engage in any business combination with an "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and shares subject to employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Coram Certificate does not exclude Coram from the restrictions imposed under
Section 203 of the DGCL. Similarly, the Lincare Certificate does not exclude Lincare from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Coram to negotiate in advance with Coram's Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

LIMITATION OF LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty of care, subject to certain limitations. Each of the Coram Certificate and the Lincare Certificate includes such a provision to the maximum extent permitted by law.

     While the Coram Certificate and the Lincare Certificate provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     Coram's Certificate limits Coram's directors' liability for monetary damages to Coram and its stockholders for breaches of fiduciary duty to the fullest extent permitted under the DGCL. In addition, Coram's Certificate provides that Coram shall, to the fullest extent permitted by law, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors and officers of Coram.

     The Coram Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Coram, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that Coram will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Coram's Board of Directors. The right to indemnification will be a contract right and will include the right to be paid by Coram the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to Coram of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified. Coram may provide indemnification to employees and agents of Coram with the same scope and effect as the foregoing indemnification of directors and officers.

     The indemnification rights conferred by Coram are not exclusive of any other right to which a person seeking indemnification may be entitled under any laws, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Coram may maintain insurance on behalf of its directors, officers, employees and agents. Additionally, the Merger Agreement requires such insurance to be maintained by Coram covering present and former officers, directors, employees, trustees and agents of Lincare for a period of at least six years from the Effective Date, subject to certain limitations. See "The Merger Agreement--Indemnification and Insurance."

     The Lincare Bylaws provide for indemnification of directors and officers on terms substantially similar to the Coram Bylaws. The Lincare Bylaws do not provide for indemnification for employees and agents of Lincare.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or other persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

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

                               BUSINESS OF CORAM

GENERAL

     As a result of the Caremark Transaction, Coram is the largest provider of alternate site infusion therapy services in the United States, based on revenues, number of branches and patients served. Coram operates 220 branch facilities (150 after giving effect to anticipated closings under the Coram Consolidation Plan and the Caremark Consolidation Plan) located throughout the United States. Coram seeks to be the industry's low cost provider of alternate site health care services by maximizing economies of scale. Through economies of scale, combined with a broadening product line and a geographically diverse network of field locations, Coram intends to provide "one-stop shopping" to managed care organizations, the fastest growing segment of the health care payor market. By combining the HCMS business with its existing operations, Coram believes that it is has significantly improved its ability to market its services to managed care organizations. Coram also believes that the Caremark Business has the industry's leading management information systems. Coram believes that access to these systems will accelerate its development of patient costs and outcomes tracking systems, which will allow Coram to offer managed care payors increased services, including the use of risk sharing and capitated contracts.

HISTORY

     James M. Sweeney, Coram's Chairman and Chief Executive Officer, is widely regarded as having pioneered the development of the home infusion industry when he founded Home Health Care of America, Inc. ("HHC") in 1979, which later changed its name to Caremark, to provide home infusion services to patients who would otherwise have had to remain in hospitals. While the concept of home health care initially received little support, its growth accelerated in the 1980s spawning several national companies, including Caremark, T2, CCA and National Medical Care. Caremark was acquired by Baxter International Inc. in 1987, and later spun off as a part of Caremark International in 1992. The Caremark Business acquired in the Caremark Transaction is the successor to HHC.

     Coram and its predecessors, T2, Curaflex, HealthInfusion and Medisys, have been engaged in the business of providing alternate site health care treatment services since 1984. Coram was formed on July 8, 1994 pursuant to the Four-Way Merger by and among T2, Curaflex, HealthInfusion and Medisys, each of which were publicly-held national and/or regional providers of home infusion therapy and related services, in order to become a national provider of home infusion and other alternate site health care services. On September 12, 1994, Coram further broadened its geographic coverage by acquiring HMSS, a leading regional provider of home infusion therapies based in Houston, Texas. Since closing the HMSS transaction, Coram has implemented and is in the process of completing a branch and corporate office consolidation of its five existing companies which is expected to result in significant annual cost savings and operating efficiencies.

INDUSTRY OVERVIEW

     The alternate site health care industry, which consists in large part of home nursing, intravenous infusion and respiratory therapy services, durable medical equipment, physical therapy services and pharmaceutical therapies delivered primarily in the home, physicians' offices and outpatient centers, has grown dramatically over the past decade. According to a report published by HCFA, total expenditures for alternate site health care increased from approximately $3.8 billion in 1985 to approximately $22 billion in 1994. The industry's rapid growth has been primarily due to the cost effectiveness of alternate site treatment as compared to hospital treatment, continued advances in medical technology which have facilitated the provision of sophisticated care in non-traditional settings and increased acceptance of alternate site care by the medical community, patients and payors. Also contributing to the growth of the industry is the increase in the over-65 population, which has a higher incidence of illness and disability.

     The alternate site intravenous infusion industry, the principal market segment in which Coram currently participates, has historically been the fastest-growing segment of the alternate site health care market, with total revenues of approximately $4.4 billion in 1994. During 1993 and early 1994, the alternate site infusion industry experienced severe reductions in the pricing of its products and services, primarily due to the efforts of

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third party and governmental payors to monitor and reduce the cost of services provided by alternate site infusion companies. Accordingly, alternate site infusion companies, including Coram, have reported decreased operating margins and declining growth rates as a result of such cost containment efforts. Although Coram believes that such cost containment efforts will continue, Coram believes that short-term pricing pressures in the alternate site infusion industry have stabilized.

     Coram believes that the following trends, among others, will continue to have a significant impact on the alternate site health care industry: (i) increasing utilization of alternate site health care services, (ii) increasing influence of managed care organizations, (iii) growing cost containment pressures and (iv) accelerating consolidation and merger trends.

     Since the early 1980's, providing acute and chronic care for serious illnesses outside the hospital has been recognized as a critical component of health care cost containment because the delivery of certain therapies in an alternate site setting is considerably more effective than those associated with inpatient hospital stays. Coram believes that the alternate site health care industry will continue to benefit from cost containment measures which governmental and private payors have adopted to encourage reduced hospital admissions and reduced lengths of stays in hospitals. Such measures should continue to lead to an increase in the use of alternate site health care due to its significantly lower cost when compared to similar care provided in traditional settings. In addition to cost savings, the alternate site health care industry should continue to benefit from advances in medical technology. Significant progress has been made to simplify, miniaturize, computerize and create more portable medical care equipment and disposable devices, allowing for the maintenance of high medical standards in alternate site settings. As a result, many medical conditions can currently be treated in alternate site settings, including pulmonary diseases, neurological conditions, infectious diseases, digestive disorders, AIDS-related symptoms, various forms of cancer and conditions related to the primary diseases such as pain and nausea. Growth in alternate site health care has also been facilitated by increased acceptance on the part of physicians, payors and patients. The American Medical Association Council on Scientific Affairs and Medical Education has recommended that training in the principles and practice of home health care be incorporated into the undergraduate, graduate and continuing education of physicians. Managed care organizations and other third-party payors are also encouraging alternate site care as a cost-effective alternative to extended hospital stays. Coram believes that as alternate site care becomes more and more prevalent, patients will generally become more receptive to it as well.

     In response to rapidly rising health care costs, health care payors are increasingly utilizing managed care organizations such as HMOs and PPOs as cost-effective alternatives to traditional fee-for-service health insurance plans. In many major markets and larger cities where managed care organizations have focused their cost containment efforts, their market share has grown rapidly at the expense of traditional indemnity insurers. The annual growth in health care patients covered by managed care is estimated to be approximately 7% to 10% per year, and managed care payors currently account for approximately 32% to 37% of all alternate site health care patients. As managed care organizations have grown in size and power, they have increased their ability to influence or dictate patient referrals by physicians to alternate site health care providers. Coram believes that the terms upon which alternate site health care providers deliver their services will increasingly be determined by contracts with managed care organizations, and that revenues from the patients of managed care organizations will continue to increase as a percentage of Coram's overall revenues.

     In response to escalating health care costs, government and private payors have undertaken substantial revisions in their payment methodologies and have increased significantly the degree to which they monitor the utilization of all health care services including alternate site health care services. Discounted pricing structures on infusion therapies have increasingly been imposed on alternate site health care providers by third party payors. Coram believes that arrangements with HMOs and PPOs, pursuant to which alternate site health care providers contract to provide services on a discounted fixed-fee basis or a capitated basis based on the number of members of the HMO or PPO, regardless of the actual costs incurred and services provided, will become increasingly popular. Coram believes that cost containment pressures on the health care industry will continue to increase as managed care organizations become more active in monitoring, reviewing and managing care programs and comprise a greater share of the industry's revenues relative to traditional fee-for-service indemnity insurers. However, Coram believes that increasing patient volumes attributable to the

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

relative cost-effectiveness of alternate site health care will offset, to some extent, pressures on prices resulting from the increase in managed care organizations as a percentage of payor mix. Coram also believes that managed care organizations will begin to focus more strongly on reducing total health care systems costs as opposed to focusing solely on the prices providers charge for individual therapies.

     The alternate site health care industry is highly fragmented, with few providers offering a broad range of services on a national basis. Coram believes that the cost containment pressures and the increasing influence of managed care organizations will result in increased consolidation among alternate site health care providers. Smaller providers will typically lack the regulatory expertise, operating efficiencies and economies of scale to operate in a low-cost environment and contract with large managed care organizations. Larger providers will increasingly be motivated to obtain significant operating leverage through expansion of economies of scale, market share and geographic coverage through acquisitions. In addition, trends toward a more consolidated industry have grown since increased economies of scale have come to be viewed as a necessary response to increased cost containment pressure as the alternate site health care industry has evolved from a revenue to a revenue/cost basis of competition.

BUSINESS STRATEGY

     To achieve its objective of becoming the leading provider of alternative site health care services in the United States, management has implemented a strategic plan which has four key elements:

     - NATIONAL DELIVERY SYSTEM WITH LOCAL MARKET FOCUS. As a result of the Caremark Transaction, Coram has the broadest nationwide presence of any alternate site infusion therapy services provider, with centers covering geographic locations in which over 90% of the population of the United States resides. Coram believes that managed care organizations and other third party payors seeking to ease the administrative burden associated with managing multiple provider relationships will increasingly turn to those alternate site health care providers who are able to meet their needs for multiple therapies and types of services on a national level. In operating its national network, Coram intends to emphasize a local market focus in order to manage the varying mix of payor groups and customer needs in each of the markets it serves. Coram believes that this strategy will make Coram the provider of choice for local, regional and national payors.

     - HIGHEST QUALITY, LOWEST COST CARE. Coram is positioning itself to offer patients, physicians and payors the highest quality, lowest cost national and local delivery system for home infusion and other alternate site health care services. Through expanded use of management and clinical information systems, Coram will seek to improve clinical and economic outcomes for a variety of patient groups, with the intention of reducing overall health care systems costs to payors and providers. In addition, Coram believes that economies of scale, procurement savings and operating efficiencies resulting from the Coram Consolidation Plan and the Caremark Consolidation Plan will enable it to offer the lowest cost delivery system in the industry. In particular, management believes that utilizing the most efficient operating practices from each of the predecessor companies will enable Coram to take advantage of the increasingly cost conscious managed care environment.

     - "ONE STOP SHOPPING" FOR ALTERNATE SITE HEALTH CARE PRODUCTS AND SERVICES. Coram believes that alternate site providers who are able to offer managed care organizations and other third party payors a single source from which to obtain a broad range of products and services will have a competitive advantage in attracting health care payors seeking to improve the overall management of health care. In order to become a single source provider, Coram is pursuing a horizontal integration strategy primarily through acquisitions, and, to the extent necessary, by seeking to subcontract the services that it currently does not provide directly to specialized providers. This strategy positions Coram as a "one-stop shop" for alternate site services and products, including infusion therapy, respiratory therapy, home nursing, medical equipment supply, and physical therapy services. Coram's scale, broad product line, high quality and national presence should enable it to successfully market its products and services to managed care organizations, the fastest growing segment of the payor market.

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

     - INTEGRATED MANAGEMENT OF DISEASE STATES. Coram has identified significant opportunities to eliminate unnecessary costs related to the treatment of certain high cost diseases such as cancer and AIDS/HIV. As part of its longer term strategy, Coram plans to offer disease state management to regional and national payors on a risk sharing and capitated basis. Coram intends to develop its own internal capabilities as well as developing the necessary physician and hospital networks, clinical protocols, counseling and hospice services required to provide comprehensive care to particular disease categories. Coram believes that this vertical integration along disease specific categories will be attractive to payors and will lead them to "carve out" and assign the care of such diseases to those providers most capable of providing such care.

CORAM CONSOLIDATION PLAN

     Subsequent to the Four-Way Merger, Coram developed and began to implement the Coram Consolidation Plan, which it publicly announced on September 7, 1994. The objective of the Coram Consolidation Plan has to significantly reduce Coram's cost structure through the elimination of duplicative corporate and administrative expenses and the closure of overlapping branch facilities. Coram expects to realize additional cost savings through the renegotiation of its procurement contracts. Coram identified 101 branches, representing 42% of its 240 branches, to be closed, with a targeted headcount reduction of approximately 20%. As of March 31, 1995, Coram had closed 115 branches, terminated approximately 656 employees and renegotiated approximately ten vendor contracts. Coram expects to complete the Coram Consolidation Plan during the third quarter of 1995, resulting in estimated annualized cost savings of approximately $70 million; however, no assurance can be given as to the aggregate cost savings to be achieved by Coram from the Coram Consolidation Plan or the timing thereof.

     Beyond consolidation, Coram views continued cost reduction and quality improvement as key strategic imperatives. Coram is developing a broad set of low cost provider initiatives whose main components are defining and disseminating best demonstrated operating practices from "benchmark" branches to those branches in which performance can be upgraded and reengineering the basic processes that operate within branches in order to create improved performance. These techniques are well developed outside of the health care industry and Coram believes that they will be applicable to the alternate site health care industry. Coram believes that savings from these programs will begin to be realized in late 1995; such savings are not included in the above estimates.

THE CAREMARK TRANSACTION

     Effective as of April 1, 1995 Coram consummated the Caremark Transaction by purchasing substantially all of the assets of Caremark's alternate site infusion business, the HCMS business and the Women's Health Business for $309 million consisting of (i) $209 million in cash and (ii) $100 million aggregate principal amount of Junior Subordinated PIK Notes.

     The purchase price may be increased or decreased by up to $15 million, plus an additional increase or decrease of up to $3 million depending upon the amount of certain employee health plan liabilities, based on the net assets of the Caremark Business on April 1, 1995. Up to $5 million of such net asset adjustment is payable by Caremark or Coram, as the case may be, in cash. Any such purchase price increase or decrease in excess of $5 million is payable by Caremark or Coram, as the case may be, by surrendering or issuing, respectively, additional Junior Convertible Subordinated PIK Notes.

     The Caremark Transaction was structured as an asset purchase pursuant to which all of the assets of Caremark and Caremark International used in or related to the Caremark Business (collectively, the "Acquired Assets") and only the liabilities of the Caremark Business (i) adequately reflected or fully reserved against in a net assets statement of the Caremark Business dated as of December 31, 1994, (ii) which are immaterial and incurred in the ordinary course of business, (iii) which arise after the closing of the Caremark Transaction (the "Caremark Closing") under contracts assumed by Coram at the Caremark Closing and (iv) certain specified employee liabilities (collectively, the "Assumed Liabilities") were assumed by Coram at the Caremark Closing. Other assets (the "Excluded Assets") and all remaining liabilities of Caremark and Caremark International (the "Excluded Liabilities"), including, without limitation, liabilities associated with

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the pending investigation of Caremark by the OIG, remain the responsibility of
Caremark and Caremark International.

     The Purchase Agreement provides for indemnification by each of the parties thereto of the other within certain limits. Under the terms of the Purchase Agreement, Caremark and Caremark International, jointly and severally, will indemnify Coram and its affiliates against any liabilities arising out of (i) the breach by Caremark of any of its covenants under the Purchase Agreement,
(ii) the failure of any representation or warranty made by Caremark in the Purchase Agreement to be true in all respects as of the date of the Purchase Agreement and the Caremark Closing, (iii) the use, operation or ownership of any of the Excluded Assets, (iv) any Excluded Liability and (v) certain other liabilities, including the failure of Caremark to obtain certain consents and approvals necessary to transfer the assets of the Caremark Business; provided, however, that with respect to breaches by Caremark of any representation or warranty the aggregate of all such liabilities and damages exceeds $10 million. With respect to breaches by it of any representation or warranty, the total amount Caremark may be required to pay is limited to $130 million and the representations and warranties, subject to certain exceptions, will expire on the second anniversary of the Caremark Closing. With respect to all other claims for indemnification (including any claims related to the pending investigation of Caremark by the OIG), Caremark must indemnify Coram without any minimum threshold and without limitation as to time or amount. Pursuant to the Purchase Agreement, Coram will indemnify Caremark and Caremark International against any liabilities arising out of the (i) material breach by Coram of any of its covenants under the Purchase Agreement, (ii) the failure of any representation or warranty made by Coram in the Purchase Agreement to be true in all respects as of the date of the Purchase Agreement and the Caremark Closing, (iii) the use, operation or ownership of any of the Acquired Assets after the Caremark Closing or (iv) any Assumed Liabilities.

     Concurrently with the Caremark Transaction, Coram contributed the Caremark Business to a subsidiary of Coram, Inc., a newly formed wholly-owned subsidiary ("CI") and Coram contributed to CI all of the outstanding capital stock of its direct or indirect subsidiaries. As a result of these transactions, all of the operations conducted by Coram immediately prior to the Caremark Closing and the Caremark Business are conducted through subsidiaries of CI, and the only asset of Coram is all of the capital stock of CI.

CAREMARK CONSOLIDATION PLAN

     Coram expects to realize substantial cost savings from the Caremark Consolidation Plan. Coram has tentatively identified 66 of 77 total Caremark Business treatment centers which have significant geographical overlap with Coram's existing facilities. The Caremark Consolidation Plan includes the elimination of duplicative overhead expenses, the closure of overlapping branch facilities, systems integration and the renegotiation of procurement contracts. In conjunction with the Caremark Consolidation Plan, it is currently estimated that a charge to earnings will be incurred to reflect the estimated costs of integrating the operations of Caremark into Coram. Total annualized savings expected to be realized from the Caremark Consolidation Plan are estimated to be in excess of $45 million based on current information available to management; however, no assurance can be given regarding the aggregate cost savings to be achieved by Coram from the Caremark Consolidation Plan.

DELIVERY OF ALTERNATE SITE HEALTH CARE SERVICES

     General. Infusion patients are generally referred to Coram following diagnosis of a specific disease or upon discharge from a hospital. Either the patient's physician or a managed care payor will generally determine the infusion company to which a patient will be referred. The referring physician will generally determine whether the patient is a candidate for home infusion treatment or outpatient infusion therapy. Because drugs administered intravenously tend to be more potent and complex than oral drugs, the delivery of intravenous drugs generally requires patient training, specialized equipment and periodic monitoring by skilled nurses. Most therapies require either a gravity-based flow control device or an electro-mechanical pump to meter the drugs. Some therapies are administered continuously; most, however, are taken for a given number of hours per day. Coram's nurses and pharmacists work with the patient's doctor to track the patient's condition and update the therapy as necessary. Treatments can last from a few days to years.

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

     Branch Facilities. The delivery of infusion services is coordinated through regional infusion centers or "branches," whose functions include (i) patient intake (usually physician-based), (ii) a pharmacy/mixing facility staffed by pharmacists and pharmacy technicians, (iii) materials management, including drug and supply inventory and delivery, (iv) billings, collections and benefit verification, (v) sales to local referral services, including doctors, hospitals and payors, and (vi) general management. Coram's branch facilities typically are leased and consist of 2,000 to 20,000 square feet of office space in suburban office parks in close proximity to major medical facilities. A typical branch has a fully equipped pharmacy, offices for administrative personnel and a small storage warehouse. Facilities are staffed with three to fifteen full-time employees, and a typical branch includes a manager, a licensed pharmacist, registered nurses and sales and administrative personnel. Each facility serves the metropolitan area in which it is located, generally within a two-hour driving radius, as well as outlying locations where it can arrange appropriate nursing services. Satellite facilities are also used. These smaller centers contain limited supplies and pharmacy operations, and are used as dispatch centers serving a specified geographical area. Coram currently has 40 full centers and 100 satellite centers. The Caremark Business has 78 full centers, with no true satellite facilities.

     In-Home Patient Care. Before accepting a patient for home infusion treatment, the staff of the local branch works closely with the patient's physician or clinicians and hospital personnel in order to assess the patient's suitability for home care. This assessment process includes an analysis of the patient's physical condition and of social factors such as the stability of the patient's home life and the availability of family members or others who can assist in the administration of the patient's therapy, if necessary. It also includes a review of compliance with the requirements of the patient's insurance carrier.

     When a patient's suitability for home care has been confirmed, the patient and the patient's family (or others) receive training and education concerning the therapy to be administered, including proper infusion technique and care and use of intravenous devices and other equipment used in connection with the therapy. Assessment and training are generally performed by Coram's nurses.

     Prior to the patient receiving treatment services from Coram, the treating physician devises the patient's plan of care and transmits it to the local branch's clinical support team, including its nurses and pharmacists. This team will work with the treating physician to administer the plan of care and monitor the patient's progress. Throughout the patient's therapy, the local branch's clinical support team will regularly provide the treating physician with reports on the patient's condition, allowing the treating physician to play an active role in the patient's treatment. The treating physician always remains responsible for the patient's care, including changing the patient's plan of care to meet the patient's needs and handling patient emergencies.

     Upon the patient's arrival home, a nurse from the local branch typically oversees the administration of the patient's first home infusion treatment. Thereafter, the frequency of nursing visits depends upon the particular therapy of the patient involved. During these subsequent visits, the nurse may check and adjust the patient's infusion site, intravenous lines and related equipment, obtain blood samples, change the pump settings and/or drug administration after consulting with the physician and assess the patient's condition and compliance with the plan of care. The patient's nutrition supplies and prescription drugs are typically delivered on a weekly basis, depending on the therapy and the particular drugs being used. Nurses will visit the patient as needed to monitor the therapy, draw blood tests, check wounds and catheter insertion points, and check the patient's overall medical condition.

     The treating physician remains actively involved in monitoring his or her patient's treatment by devising the patient's initial plan of treatment, monitoring the plan's administration and revising the plan as necessary. In addition, each branch has a medical advisory board comprised of local physicians who review quality assurance and patient services issues and consult with Coram on maintaining and improving its quality of care and patient service at the local level.

     Outpatient Facilities. Coram's ambulatory outpatient infusion therapy centers have proven to be synergistic with its core home infusion therapy business. Physicians use outpatient facilities to treat their patients when the patient does not require hospitalization, but is not an ideal candidate for home care because of severity of illness, complexity of therapy or environmental concerns. Patients report to the facility for administration of the required therapy and return home that day. Therapies commonly administered at

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outpatient facilities include first dose antibiotics, complex or lengthy chemotherapy regimens and transfusion of both red blood cells and platelets. Other procedures may include the insertion of long line venous catheters, aerosol therapies for prophylaxis and instruction related to such therapies.

     The Caremark Business offers a coordinated range of infusion therapy and related services targeted to specific disease states such as HIV/AIDS and transplant therapies through its network of outpatient centers that serve major U.S. metropolitan markets. The centers, called "Caremark Connections(TM)." and "Caremark Corners(TM).", provide infusion therapies, aerosolized pentamidine, nutritional assessment, counseling and support services and educational programs. The Caremark Business's transplant therapies program offers a range of infusion therapies directed at the special needs of transplant patients. Such patients are discharged from hospital care yet require continuing anti-infective therapy since the patients have their immune systems suppressed in order to reduce the risk of graft-versus-host-disease and organ/tissue infection. Such therapies include antibiotic, antiviral and antifungal therapies.

PRODUCTS AND SERVICES OF CORAM

     Infusion Therapy. Coram provides a variety of infusion therapies, principally anti-infective therapy, parenteral nutrition, chemotherapy and pain management therapy. The initiation and duration of these therapies is determined by a physician based upon a patient's diagnosis, treatment plan and response to therapy. Certain therapies, such as anti-infective therapy, are generally used in the treatment of temporary conditions such as infections, while others, such as parenteral nutrition, may be required on a long-term or permanent basis. The infusion therapies are either administered at the patient's home by an employee of Coram or the Caremark Business or at a regional outpatient facility operated by Coram or the Caremark Business. In patient groups such as immune repressed patients (e.g., AIDS/HIV, cancer and transplant patients) anti-infective therapy must be provided episodically over the duration of the primary disease or for the remainder of the patient's life.

     The following table sets forth the aggregate percentages of patient revenues derived by Coram and the Caremark Business from the designated types of infusion therapies during the year ended December 31, 1994:

                                                                                      CAREMARK
                                                                             CORAM    BUSINESS
                                                                             -----    --------
Anti-Infective............................................................     40%        33%
Parenteral and Enteral Nutrition..........................................     27%        37%
Chemotherapy..............................................................     11%         3%
Pain Management...........................................................     10%         3%
Other Therapies...........................................................     12%        24%
                                                                             -----    --------
Total.....................................................................    100%       100%
                                                                             =====    =======

     Anti-Infective Therapy. Anti-infective therapy is the infusion of antibacterial, anti-viral or anti-fungal medications into the patient's bloodstream for the treatment of a variety of infectious diseases, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart valves), wound infections, infections associated with AIDS and infections of the kidneys and urinary tract. Generally, intravenous anti-infection drugs are delivered through a peripheral catheter inserted in a vein in the patient's arm and are generally more effective when infused directly into the bloodstream than when taken orally.

     Parenteral and Enteral Nutrition. Total parenteral nutrition therapy or "TPN" involves the intravenous feeding of life-sustaining nutrients to patients with impaired or altered digestive tracts due to a gastrointestinal illness or condition, such as an intestinal obstruction or inflammatory bowel disease. The therapy is administered through a central catheter, surgically implanted into a major blood vessel to introduce the nutrient solution into the bloodstream. The nutrient solutions may contain amino acids, dextrose, fatty acids, electrolytes, trace minerals and vitamins. In many cases, the underlying illness or condition from which parenteral nutrition patients suffer is recurrent in nature, requiring periodic re-hospitalization for treatment followed by resumption of parenteral nutrition at home. Some patients must continue this type of therapy for life. Enteral nutrition therapy is administered to patients who cannot eat as a result of an obstruction to the

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upper gastrointestinal tract or other medical condition. Enteral nutrition therapy is often administered over a long period, generally for more than six months.

     Chemotherapy. Chemotherapy is the administration of cytotoxic drugs to patients suffering from various types of cancer either alone or as adjuvant (an immunological agent that increases the antigenic response) to other therapies such as radiation or surgery. Coram has been advised that breast, lung, colon, prostate and ovarian cancer, among others, are most conducive to outpatient chemotherapy treatment. Chemotherapy generally is administered periodically for several weeks or months. A majority of the nurses employed by Coram are certified to administer chemotherapy. The nature of drugs that are used to treat cancer is such that side effects such as nausea and amnesia occur in most patients. This requires the administration of additional agents to treat those side effects.

     Pain Management Therapy. Pain management therapy is the administration of analgesic drugs to patients suffering from acute or chronic pain. It is often administered in conjunction with intravenous chemotherapy or intravenous therapy given to patients with cancer or AIDS. This type of therapy is often administered in a way that permits the patient to regulate the infusion of analgesic drugs in proportion to the severity of the pain the patient experiences, improving the medical outcome at the same time as drug use is reduced.

     Other Therapies. Coram and the Caremark Business provide other technologically advanced therapies such as intravenous inotrope therapy for patients with congestive heart failure or for those who are awaiting cardiac transplants, intravenous anti-coagulant therapy for prevention of blood clots, myeloid growth factor therapy for various anemias, and anti-nauseant therapy for chemotherapy induced emesis. Hydration therapy involves the intravenous administration of fluids to increase the patient's fluid volume; it is often administered in conjunction with intravenous chemotherapy. Coram also provides patients with biological response modifiers including recently FDA approved drugs available due to breakthroughs in recombinant DNA technology. These drugs include colony stimulating factors such as G-CSF, GM-CSF, Erythropoietin and interferons that enhance the hematopoietic system to boost production of white or red blood cells. In addition, Coram provides therapies for other diseases such as thalassemia, alpha-1-antititrypsin (AAT) deficiency, hemophilia, primary immune deficiencies, growth deficiencies and recurring gastrointestinal diseases. Coram continually evaluates new infusion therapies and intends to add therapies which enable it to continue providing full service to its patients and payors.

     Lithotripsy. Lithotripsy is a non-invasive technique that uses shock waves to disintegrate kidney stones. Depending on the particular lithotripter used, the patient is sedated using either a general or an epidermal anesthetic while seated in a bath or lying on a treatment table. The operator of the lithotripter machine locates the stone using fluoroscopy or ultrasound and directs the shock waves toward the stone either through the water in the bath or across a fluid membrane placed next to the patient's body. The shock waves then fragment the stone thereby enabling the patient to pass the fragments through his or her urinary tract. Because lithotripsy is non-invasive and is provided on an outpatient basis, lithotripsy is an attractive alternative to other more invasive techniques otherwise used in treating urinary tract stones or to extended hospital stays waiting for the stone to pass.

     As of May 1, 1995, Coram owned a controlling interest in 15 lithotripsy partnerships as well as a wholly owned lithotripter maintenance company. Coram's lithotripsy partnerships currently operate an aggregate of 31 lithotripsy machines that provide services in 180 locations in 18 states. The other owners of the partnerships are primarily physicians, many of whom utilize the partnership's equipment to treat their patients. Ten of the 31 lithotripsy machines are stationary and located at hospitals or ambulatory surgery centers, while the other 21 machines are mobile, allowing them to be moved in order to meet patient needs and market demands. Coram's lithotripsy partnerships typically lease the machine on a per procedure basis to the hospital, ambulatory surgery center or other facility providing care to the patient. In some cases, the lithotripsy partnership bills the patient directly for the use of the partnership's machine.

     Coram's agreements with its lithotripsy physician partners contemplate that Coram will acquire the remaining interest in each partnership at a defined price in the event that legislation is passed or regulations are adopted that would prevent the physician from owning an interest in the partnership and using the

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partnership's lithotripsy equipment for the treatment of his or her patients.
While current interpretations of existing law are subject to considerable uncertainty, Coram believes that physician participation in its partnership arrangements fall within exemptions provided under current law. If, however, Coram were required to acquire the minority interest of its physician partners in each of its lithotripsy partnerships, the cost would be material to Coram.

     Coram's lithotripsy operations have contributed an increasing amount to Coram's operating income. However, there can be no assurance that lithotripsy reimbursement rates will remain at their current levels and Coram believes the amounts the partnerships currently receive for their machines will be increasingly subject to pricing pressures similar to the pricing pressures that have been exerted on Coram's infusion therapy business. Recently, HCFA released a proposed rule reducing the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. Coram cannot predict what the final rate for such reimbursement will be or what effect, if any, the adoption of this proposed rule would have on lithotripsy revenues and whether this decreased reimbursement rate will be applied to lithotripsy procedures performed at hospitals, where a majority of Coram's lithotripsy machines are currently utilized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram."

     Physician Practice Management Services. Coram is implementing a physician practice management business that will provide a variety of consulting and administrative services to small and medium-sized physician groups. Coram estimates that over 80% of the physicians in the United States practice either alone or in a small group practice. As a result of growing pressure on physicians to control costs and the rising influence of managed care organizations, Coram believes that physicians have a growing need for external management services. Through its physician services business, Coram intends to provide consulting and administrative services in the following areas: development and management; office systems, including computerization, financial management, billing and collections; practice marketing and development; other in-office services such as infusion therapy; mergers, acquisitions, affiliations and ventures; and managed care and third party payor contract opportunities. In addition, Coram intends to offer consulting and management services to service organizations and other health care providers that will offer a package of health care services to third party payors.

     HCMS. The HCMS is a proprietary system developed in 1993 which provides utilization and physician network management services to large managed care organizations through the use of a sophisticated information system. HCMS provides one stop shopping for alternate site health care services through network management of alternate site providers and services. HCMS allows the Caremark Business to accept and manage capitated contracts with managed care organizations and is marketed to HMOs and PPOs. As of January 31, 1995, HCMS had 11 such arrangements (eight of which are fully capitated) covering approximately
1.8 million covered lives.

     Immune Deficiency Therapy. The Caremark Business provides therapies and services to individuals suffering from immune system deficiencies as well as certain diseases (e.g., hepatitis) of non-specific origins. Products provided in such therapies include immune globulin for the treatment of immune system deficiencies.

     Women's Health. The Women's Health business provides alternate site obstetrical and gynecological support services. The Women's Health services include: monitoring for uterine contraction, blood pressure, heart rate, weight, urine protein and glucose level; pharmaceutical products distribution; dietitian services; integrated nursing support; diabetes management; pregnancy-induced hypertension management; and fertility management.

     Other Health Care Businesses. In addition to operating infusion therapy companies and providing the other services described above, Coram was also involved during 1994 in certain other health care businesses. Such complementary businesses amounted to less than 1% of Coram's net revenues for the fiscal year ended December 31, 1994, and some or all of such businesses are under review for possible divestiture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coram."

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

ORGANIZATION AND OPERATIONS

     General. Coram, prior to the integration of the Caremark Business, conducts its alternate site health care business operations through approximately 143 branches which are managed through six area offices reporting to the Executive Vice President. The area office provides each of its branches with key management direction and support services. Coram's organizational structure is designed to create operating efficiencies associated with centralized services and purchasing while also promoting local decision making. Coram believes that its decentralized approach to management facilitates high quality local decision making, allows it to attract and retain experienced local managers and allows it to be responsive to local market needs.

     Operating Systems and Controls. An important factor in Coram's ability to closely monitor its operating locations will be the reliability of its management information systems. Besides routine revenue and cost reporting, Coram is developing a performance model for monitoring district and branch operations. Actual operating results derived from Coram's management information systems will be compared to the performance model, enabling all levels of management to identify areas requiring improvement. Coram believes that the use of common, specific performance matrixes and the identification of best demonstrated practices will expedite operating improvement.

     Coram has begun to implement standardized management information systems throughout Coram. This has enabled Coram to begin standardizing operating processes, track profit and loss performance by branch, control and manage accounts receivable, process customer orders, reduce administrative overhead and gather branch operating statistics for comparisons and management decision making.

     Coram has recently begun to standardize and simplify its financial systems. This will enable Coram to access more detailed financial information and respond accordingly. Moreover, Coram expects that managed care organizations and other referral sources and health care providers will benefit from these sophisticated reporting capabilities, thereby giving Coram a further competitive advantage.

     Coram endeavors to ensure that its local managers have the autonomy and ability to perform effectively by providing them with training, comprehensive policies and procedures and standardized systems. Coram is designing management incentive plans that reward performance based on revenue increases, earnings contribution, accounts receivable collection, inventory control and control of capital expenditures.

     The HCMS maintains a clinical outcomes management and reporting program which is a key resource in contracting with managed care organizations. The data base of over 60,000 patients, which Coram believes is the industry's largest and most comprehensive, allows the Caremark Business to monitor trends and provide specific patient and therapy census data to payors. Each of the 77 branches of the Caremark Business operates on a common systems platform which is linked to corporate headquarters through a wide area network. The functional capabilities of this management information system, which Coram believes is the leading system in the industry, includes patient registration, pharmacy, ancillary order processing, purchasing and inventory management, contracts, pricing, accounts receivable, billing, cash application, fixed asset (e.g., pumps) tracking, general ledger, outcomes monitoring and utilization review. The system is fully integrated with the patient data base which facilitates the tracking of operating activities such as nursing visits and outcomes reporting.

REIMBURSEMENT OF SERVICES

     Virtually all of the revenues of Coram are derived from third-party payors, including private insurers, managed care organizations such as HMOs and PPOs, and governmental payors such as Medicare and Medicaid. Similar to other medical service providers, Coram experiences lengthy reimbursement periods as a result of third-party payment procedures. Consequently, management of accounts receivable through effective patient registration, billing, collection and reimbursement procedures is critical to financial success and continues to be a high priority for all levels of management. Coram has developed substantial expertise in processing claims and carefully screens new cases to determine whether adequate reimbursement will be available. Individual branches are responsible for their own billing and collections, within strict guidelines. Coram believes that accounts receivable management is best accomplished at the local level because of direct

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

relationships with payors and the ability of branch personnel to identify and react promptly to billing discrepancies.

     The reimbursement systems of the Caremark Business, which Coram believes are the leading systems in the industry, are in the process of being regionalized into four locations. The Caremark Business has adopted a regionalized approach to reimbursement management to facilitate billing and collection efforts from managed care organizations, to reduce costs and leverage its investment in systems, training and managerial supervision and to enhance financial control over collections and regulatory compliance. System enhancements to the reimbursement systems have been made to facilitate regionalized reimbursement from local branch reimbursement. The Caremark Business currently performs Medicare billing out of its corporate headquarters.

     Medicare has developed a national fee schedule for respiratory therapy, home medical equipment and infusion therapy which provides reimbursement for 80% of the amount of any fee on the schedule. The remaining 20% co-insurance portion is not paid by Medicare. In most cases, Medicaid reimburses the remaining 20% for "medically indigent" patients. In other cases, Coram bills and actively monitors other third-party payors or patients responsible for co-insurance reimbursement.

     Reimbursement coverage is provided through private sources, such as insurance companies, self-insured employers and patients, and through the federal Medicare and Medicaid programs. Private payors typically reimburse a higher amount for a given service and provide a broader range of benefits than governmental payors, although net revenues and gross profits from private payors have been affected by the continuing efforts of private payors to contain or reduce the costs of health care. An increasing percentage of Coram's private payor revenue has been derived in recent years from contracts with HMOs, PPOs and other managed care providers. Although these contracts often provide for negotiated reimbursement at reduced rates, they generally result in lower bad debts, provide for faster payment terms and generate a greater volume than other third-party payors.

     The following table sets forth the approximate percentages of Coram's and the Caremark Business's net revenue attributable to private, governmental and managed care payors, respectively, for the year ended December 31, 1994:

                                                                    YEAR ENDED DECEMBER 31, 1994
                                                                   ------------------------------
                                                                                        COMBINED
                                                                   CORAM    CAREMARK    PRO FORMA
                                                                   -----    --------    ---------
Private Insurance and Other Payors..............................     58%        48%         53%
Medicare and Medicaid Programs..................................     28%        22%         25%
Managed Care Organizations......................................     14%        30%         22%
                                                                   -----    --------    ---------
  Total.........................................................    100%       100%        100%
                                                                   =====    =======     ========

QUALITY ASSURANCE

     Coram has established quality assurance programs to ensure that service standards are implemented and that the objectives of those standards are met. As of May 1, 1995, all of the branch offices of Coram and the Caremark Business had received or are in the process of applying for accreditation by JCAHO. Coram's quality assurance program also includes quality audits of branches by a member of Coram's quality assurance department.

COMPETITION

     The alternate site health care market is highly competitive and is experiencing both horizontal and vertical consolidation. Some of Coram's current and potential competitors include hospital chains and providers of multiple products and services for the alternate site health care market. On March 3, 1995, two of the largest companies in the alternate site health care industry, Abbey and Homedco, announced an agreement to merge. The size, purchasing power, ability to bundle products and services; and relationships with physicians and payors which certain of these providers enjoy make them formidable competitors to Coram. Moreover, there are relatively few barriers to entry in the local markets that Coram serves. Local or

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

regional companies have entered the home health care market in the past and others may do so in the future. There can be no assurance that Coram will not encounter increased competition in the future that could limit its ability to maintain or increase its market share. Such increased competition could have a material adverse effect on Coram's business and results of operations.

     Coram competes on the basis of a number of factors, including quality of care and service, reputation within the medical community, geographical scope and price. As it achieves low cost provider status, Coram believes that it can compete effectively in each of its service areas with respect to all of the above factors. The achievement of the operating scale required to achieve low cost provider status is a critical source of competitive advantage and a major objective of Coram's consolidation strategy.

     Competition within the alternate site health care delivery system has been affected by the decision of third party payors and their case managers to become more active in monitoring and directing the care delivered to their beneficiaries. Accordingly, relationships with such payors and their case managers and inclusion within preferred provider and other networks of approved or accredited providers may become a prerequisite to Coram's ability to serve many of the patients treated by it. Similarly, the ability of Coram and its competitors to align themselves with other health care service providers may increase in importance as managed care providers and provider networks seek out providers who offer a broad range of services that may exceed the range of services currently offered by Coram.

SALES AND MARKETING

     Coram's products and services are marketed through its field sales force, branch sales personnel and various media formats. Most of Coram's new patients are referred by hospitals, medical groups, home care agencies and case managers. Coram's sales force is responsible for establishing and maintaining referral sources. All sales employees receive a base salary plus incentive bonuses based on collected net revenue. Coram recently established improved sales training programs enabling its sales force to generate more revenue from current referral sources and to assist them in targeting and developing new referral sources. Coram believes that JCAHO accreditation of its branches is important to its sales and marketing efforts, particularly with large customers.

     Coram's network of field representatives enables it to market its home health care services to numerous sources of patient referrals, including physicians, hospital discharge planners, hospital personnel and HMOs. Marketing is focused on specific product lines and in specific payor groups. Products such as physician services and disease state carveouts that are considerably different than the base infusion therapy and ancillary service business are supported by specialty marketing and sales support personnel. The sales resources of the Caremark Business include specialists focused on the Women's Health Business and disease states such as transplants and AIDS/HIV.

     As a result of escalating pressures to contain health care costs, third-party payors are participating to a greater extent in decisions regarding health care alternatives and are more important in the referral process. In response, Coram has modified its sales and development focus and is aggressively pursuing agreements with third party payors and is seeking to participate in managed service organizations and provider networks that will provide high quality, cost effective care. Coram has recruited a dedicated sales force to enhance Coram's efforts to market and sell its services to managed care payors. Managed care sales representatives are deployed in each branch and a separate national accounts sales force reports to the Vice President, Managed Care Sales and Marketing. Since commencing such marketing efforts, Coram has successfully negotiated approximately 400 managed care contracts, including agreements with CIGNA and Travelers Health Network ("Travelers"). Pursuant to these arrangements, Coram provides services to members of the managed care organization on a non-exclusive basis at negotiated prices in specified geographic areas. For example, Coram was recently awarded a nationwide contract to be one of three providers authorized to coordinate the delivery of infusion, durable medical equipment, respiratory therapy, home nursing and other services to the approximately 5.3 million beneficiaries of Travelers. Coram has subcontracted for those alternate site services it has agreed to deliver under the Travelers contract which it is currently unable to provide directly. The

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

Caremark Business also has a sales force dedicated to managed care organizations, and currently has agreements with over 350 managed care accounts including Metropolitan Life, CIGNA and Prudential.

CUSTOMERS AND SUPPLIERS

     Coram provides alternate site health care services and products to a large number of patients and no single payor accounted for more than 5% of the net revenue of either Coram or the Caremark Business during the year ended December 31, 1994, excluding Medicare and Medicaid payors. Coram purchases products from a large number of suppliers. Coram considers its relationships with its vendors to be good and believes that substantially all of its products are available from alternative sources on terms not materially less favorable to Coram than its present sources.

GOVERNMENTAL REGULATION

     General. Coram's alternate site infusion facilities are subject to extensive federal and state law regulating, among other things, the provision of pharmacy, home care, and nursing services, health planning, health and safety, environmental compliance and toxic waste disposal. Coram is also subject to fraud and abuse and self-referral laws which affect Coram's business relationships with physicians and other health care providers and its reimbursement from government payors. Generally, all states require infusion companies to be licensed pharmacies and to have appropriate state and federal registrations for dispensing controlled substances. Some states require infusion companies to be licensed as nursing or home health agencies and to obtain medical waste permits. In addition, certain employees of Coram are subject to state laws and regulations governing the ethics and professional practice of pharmacy and nursing. Coram may be required to obtain additional certification to continue to participate in governmental payment programs, such as Medicare and Medicaid.

     The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect Coram's business and could prevent the location involved from offering products and services to patients. Coram's revenues and net earnings could be adversely affected as a result of any such change or sanctions. Coram believes it complies in all material respects with these and all other applicable laws and regulations. The health care services industry will continue to be subject to intense regulation at the federal and state levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of Coram will not be reviewed and challenged or that health care reform, if enacted, will not result in a material adverse change to Coram.

     Fraud and Abuse. Coram's operations are subject to the illegal remuneration provisions of the Social Security Act (sometimes referred to as the "anti-kickback" statute) and similar state laws that impose criminal and civil sanctions on persons who knowingly and willfully solicit, offer, receive or pay any remuneration, whether directly or indirectly, in return for, or to induce, the referral of a patient for treatment, or, among other things, the ordering, purchasing, or leasing, of items or services that are paid for in whole or in part by Medicare, Medicaid or similar state programs. Violations of the federal anti-kickback statute are punishable by criminal penalties, including imprisonment, fines and exclusion of the provider from future participation in the Medicare and Medicaid programs. Civil exclusion for anti-kickback violations also can be imposed through an administrative process, without the imposition of civil monetary penalties. In addition, the government contends that violations of the anti-kickback statute may be prosecuted as false claims under Medicare law, the penalties for which includes return of payments received, fines and exclusion from participation. Federal enforcement officials may also attempt to use other general federal statutes to reach behavior considered fraudulent or abusive, including the Federal False Claims Act, which provides for penalties of up to $10,000 per claim plus treble damages, and permits private persons to sue on behalf of the government in qui tam actions. While the federal anti-kickback statute expressly prohibits transactions that have traditionally had criminal implications, such as kickbacks, rebates or bribes for patient referrals, its language has been construed broadly and has not been limited to such obviously wrongful transactions. Court decisions state that, under certain circumstances, the statute is also violated when one purpose (as opposed to the "primary" or a "material" purpose) of a payment is to induce referrals. However a Federal Appeals Court recently held that Medicare program exclusion and other sanctions were not appropriate unless the person or

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

entity knew the complained of behavior violated the statute and the person or entity intended to violate the statute. The government is seeking a rehearing of that decision. Congress has considered federal legislation that would expand the federal anti-kickback statute to include the same broad prohibitions regardless of payor source. In addition to the payment or receipt of illegal remuneration for the referral or generation of Medicare of Medicaid business, the fraud and abuse law covers other billing practices that are considered fraudulent (such as presentation of duplicate claims, or claims for services not actually rendered or for procedures that are more costly than that actually rendered) or abusive (such as claims presented for services not medically necessary based upon a misrepresentation of fact), subject to the same remedies described above.

     In addition, an increasing number of states in which Coram operates have laws, which vary from state to state, prohibiting certain direct or indirect remuneration or fee-splitting arrangements between health care providers for the referral of patients to a particular provider, including pharmacies and home health agencies. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties.

     Coram is developing an internal regulatory compliance review program and has retained Richard J. Kusserow, the former Inspector General of the HHS, to act as a consultant to assist Coram in developing its compliance program. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of Coram.

     Prohibition on Physician Referrals. Under Stark II, it is unlawful for a physician to refer patients for certain designated health services to an entity with which the physician has a financial relationship. While infusion therapy is not a "designated health service," component parts of such therapy are: specifically, outpatient prescription drugs, parenteral and enteral nutrition equipment and supplies, durable medical equipment and home health services are included as designated health services under Stark II. A "financial relationship" under Stark II is defined as an ownership or investment interest in, or a compensation arrangement between, the physician and the entity. The entity is prohibited from claiming payment under the Medicare or Medicaid programs for services rendered pursuant to a prohibited referral and is liable for the refund of amounts received pursuant to prohibited claims. The entity also can receive civil penalties of up to $15,000 per improper claim and can be excluded from participation in the Medicare and Medicaid programs. Comparable provisions applicable to clinical laboratory services became effective in 1992. Stark II provisions which may be relevant to Coram became effective on January 1, 1995. Because of its broad language Stark II may be interpreted by the OIG of HHS to apply to Coram's operations. Consequently, Stark II has required Coram to restructure certain existing compensation agreements with physicians or, in the alternative, to refuse to accept referrals for designated health services from such physicians to bring its financial relationships with referring physicians into material compliance with the provisions of Stark II, including relevant exceptions. Coram is reviewing all of its business arrangements with physicians that may be questionable in the current regulatory environment to determine whether such arrangements need to be restructured or terminated. However, if Coram does not achieve such material compliance, and Stark II is broadly interpreted by HHS to apply to Coram, such application of Stark II could have a material adverse effect on Coram.

     About one-half of all states have enacted some form of physician self-referral law that regulates ownership interests in or compensation arrangements between physicians and health care service providers to which they refer patients. These laws vary from measures that require physicians to disclose their financial interests to outright prohibitions similar to Stark II. In most cases, state physician self-referral laws apply to all payors, government and private. Coram believes that most state laws are inapplicable to the businesses in which Coram operates or contain exemptions that appear to be applicable to Coram's operations. Where state law does apply, Coram has restructured its business arrangements or implemented other methods for complying and maintaining compliance with such laws.

     Medicare and Health Care Reform. Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable by the program to health care providers in order to achieve deficit reduction targets, among other reasons. Legislation or regulations may be enacted in the future that may substantially reduce the amount paid for Coram's services. Further, statutes or regulations may be adopted which impose additional requirements in order for Coram to be eligible to participate in the federal

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

and state payment programs. Such new legislation or regulations may adversely affect Coram's business operations. There is significant national concern today about the availability and rising cost of health care in the United States. It is anticipated that new federal and/or state legislation will be passed and regulations adopted to attempt to provide broader and better health care and to manage and contain its cost. Coram is unable to predict the content of any legislation or what, if any, changes may occur in the method and rates of its Medicare and Medicaid reimbursement or in other government regulations that may affect its businesses, or, whether such changes, if made, will have a material adverse effect on its revenues and net earnings.

     State Laws Regarding Provision of Medicine and Insurance. The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although Coram believes its operations as currently conducted are in material compliance with existing applicable laws, certain aspects of Coram's business operations have not been the subject of state or federal regulatory interpretation. There can be no assurance that review of Coram's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of Coram or that the health care regulatory environment will not change so as to restrict Coram's existing operations or their expansion. In addition, expansion of the operations of Coram to certain jurisdictions may require structural and organizational modifications of Coram's form of relationships with physician groups, would could have an adverse effect on Coram.

     Most states have laws regulating insurance companies and HMOs. Coram is not qualified in any state to engage in the insurance or HMO businesses. As the managed care business evolves, state regulators may begin to scrutinize the practices of, and relationships between, third-party payors, medical service providers and entities providing management and other services to medical service providers with respect to the application of insurance and HMO laws and regulations. Coram does not believe that its practices, which are consistent with those of other health care companies, would subject it to such laws and regulations. However, given the limited regulatory history with respect to such practices, there can be no assurance that states will not attempt to assert jurisdiction. Coram may be subject to prosecution by state regulatory agencies, and accordingly may be required to change or discontinue certain practices which could have a material adverse effect on Coram.

     Pharmacies and Home Health Agencies. All states require pharmacies to be licensed and all of Coram's pharmacies are licensed in the states in which they are located. All these pharmacies also have Controlled Substances Registration Certificates issued by the Drug Enforcement Administration of the United States Department of Justice. Many states in which Coram operates also require home infusion companies to be licensed as home health agencies. Coram's branches are licensed as home health agencies in all such states except four, where it has applied for licensure. The failure of a branch facility to obtain, renew or maintain any required regulatory approvals or licenses could adversely affect its continued expansion and the existing operations of that branch facility.

     Other Regulations. Coram's operations are subject to various state hazardous waste disposal laws. Those laws as currently in effect do not classify most of the waste produced during the provision of Coram's services to be hazardous, although disposal of non-hazardous medical waste is also subject to regulation. OSHA regulations require employers of workers who are occupationally subject to blood or other potentially infectious materials to provide those workers with certain prescribed protections against bloodborne pathogens. The regulatory requirements apply to all health care facilities, including Coram's branches, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide hepatitis B vaccinations, personal protective equipment, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures, and engineering and work practice controls. Employers are also required to comply with certain record-keeping requirements. Coram believes it is in material compliance with the foregoing laws and regulations. Some states have established certificate of need programs regulating the establishment or expansion of health care facilities, including certain of Coram's facilities.

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     Coram believes it is in material compliance with current applicable laws and regulations. In September 1994, Coram entered into a settlement with the OIG regarding an investigation of T2's financial arrangements with physicians which requires T2 to adhere to a compliance program in rendering its services. No assurance can be made that in the future Coram's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority. Such investigation could result in any, or any combination, of the penalties discussed above depending upon the agency involved in such investigation and prosecution. No assurance can be given that Coram's activities will not be reviewed or challenged by regulatory authorities. Coram monitors legislative developments and would seek to restructure a business arrangement if Coram determined that one or more of its business relationships placed it in material noncompliance with such a statute. The health care service industry will continue to be subject to substantial regulation at the federal and state levels, the scope and effect of which cannot be predicted by Coram. Any loss by Coram of its various federal certifications, its authorization to participate in the Medicare and Medicaid programs or its licenses under the laws of any state or other governmental authority from which a substantial portion of its revenues are derived would have a material adverse effect on its business.

POTENTIAL LIABILITY AND INSURANCE

     Participants in the health care market are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Coram is from time to time subject to such suits as a result of the nature of its business. Coram maintains general liability insurance with coverage limits of $1 million per occurrence and in the aggregate annually, professional liability insurance on each of its professionals with coverage limits of $1 million per claim and in the aggregate annually and excess liability coverage of $25 million per occurrence and in the aggregate annually. In addition, Coram maintains a $25 million excess umbrella insurance policy that covers liabilities in excess of Coram's other liability policies subject to certain exclusions. Each of these policies provides coverage on an "occurrence" basis and has certain exclusions from coverage. Coram's insurance policies must be renewed annually.

     A successful claim against Coram in excess of Coram's insurance coverage could have a material adverse effect upon Coram's business and results of operations. Claims against Coram, regardless of their merit or eventual outcome, also may have a material adverse effect upon Coram's reputation. There can be no assurance that the coverage limits of Coram's insurance policies will be adequate. While Coram has been able to obtain liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms, if available at all.

EMPLOYEES

     As of March 31, 1995, Coram had approximately 2,350 full-time employees, 600 part-time and 600 per diem employees and the Caremark Business had approximately 3,325 employees, 1,350 of which are part-time. None of such employees is currently represented by a labor union or other labor organization. Approximately 50% of such employees are nurses and pharmacists, with the remainder consisting primarily of sales and marketing representatives, reimbursement representatives, financial and systems professionals and managers. Coram believes that its employee relations are good.

FACILITIES

     Coram's headquarters are temporarily located in Denver, Colorado and consist of approximately 16,000 square feet of office space leased through July 1996. Coram has entered into a ten year lease for 35,000 square feet of office space in a new headquarters facility near Boulder, Colorado, commencing July 1996. Pending the closure of such facilities pursuant to the Coram Consolidation Plan, Coram leases facilities which formerly were the corporate headquarters of Curaflex, HealthInfusion, Medisys and HMSS. Coram also owns a building containing approximately 27,000 square feet of space which formerly served as the headquarters of T2. As of May 1, 1995, Coram had 143 branch facilities in the United States. The Caremark Business has 77 branch facilities.

LITIGATION

     Coram has entered into a Stipulation dated as of January 27, 1995 which sets forth the principal terms of a settlement of shareholder litigation which was originally initiated against T2 in 1992. The settlement provides for Coram to pay the shareholder class $25 million in cash (of which approximately $7.8 million will be contributed by one of Coram's insurance carriers), and to issue warrants to acquire an aggregate of 2.52 million shares of Coram Common Stock at an exercise price of $20.25, subject to adjustment. The Stipulation was approved by the court on May 5, 1995 and is expected to be consummated in the near future. However, if the settlement is not consummated and the shareholder claims continue to be pressed, the resulting distraction of management, the costs of defending such claims and the payment of any settlement or damage award could have a material adverse effect on Coram's results of operations and financial position.

     In September, 1994, T2 entered into the T2 OIG Settlement. T2, in expressly denying liability, agreed to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The order further requires T2 to comply with certain standards when providing management or other services to physicians. Coram is implementing programs to ensure that it is in compliance with the terms and conditions of the T2 OIG Settlement and has engaged Richard P. Kusserow, the former Inspector General of the U.S. Department of Health and Human Services, as a consultant to assist Coram in developing its compliance program. However, in the event that T2 violates the T2 OIG Settlement or Coram engages in conduct that violates Federal or state laws, rules or regulations, Coram may be subject to a risk of increased sanctions or penalties; including, but not limited to, partial or complete exclusion from the Medicare/Medicaid program.

     Coram is subject to certain claims and lawsuits, the outcome of which are not determinable at this time. In the opinion of management, any liability that might be incurred by Coram upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the consolidated financial condition or results of operations of Coram.

                       DESCRIPTION OF CORAM CAPITAL STOCK

     The authorized capital stock of Coram consists of 75,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share.

COMMON STOCK

     As of May 8, 1995, there were 39,682,277 shares of Common Stock outstanding held by approximately 3,150 shareholders of record and Coram believes that it had more than 36,850 beneficial owners of its Common Stock as of such date.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Coram, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are not entitled to cumulate their votes in the election of directors. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable. See "Dividend Policy."

PREFERRED STOCK

     The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, powers and restrictions, including the liquidation preferences and the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Because the terms of the Preferred Stock may be fixed by the Board of Directors without stockholder action, the Preferred Stock could be issued quickly with terms calculated to delay or prevent a change in control of Coram, or to make the removal of management more difficult. Under certain circumstances this could have the effect of decreasing the market price of the Common Stock. One advantage of the Preferred Stock is that it could be issued by Coram as consideration for an acquisition. Coram has no outstanding Preferred Stock and does not presently contemplate the issuance of any Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is the Bank of Boston.

                                DIVIDEND POLICY

     Coram has not paid or declared any cash dividends on its capital stock since its inception. Coram currently intends to retain all future earnings for use in the expansion and operation of its business. Accordingly, Coram does not anticipate paying cash dividends on the Coram Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of Coram's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of Coram, contractual restrictions and general business conditions. The Senior Credit Facility and the Bridge Note generally prohibit Coram from paying dividends or making distributions to its stockholders without the consent of the lenders and contains restrictions on the ability of Coram to pay such dividends or make such distributions. Future borrowings with other lenders, if any, may also limit Coram's ability to pay cash dividends.

                              MANAGEMENT OF CORAM

DIRECTORS AND EXECUTIVE OFFICERS OF CORAM

     The following table sets forth the name, age, principal occupations and business experience during the last five years of each of the directors and executive officers of Coram. The executive officers serve at the pleasure of the Board of Directors of Coram. Each member of the Board of Directors holds office until the next meeting of the stockholders of Coram or until his successor is elected and qualified.

             NAME                 AGE                          POSITIONS
- ------------------------------    ---     ----------------------------------------------------
James M. Sweeney..............    52      Chairman and Chief Executive Officer
Patrick J. Fortune............    47      President, Chief Operating Officer and Director
Olav B. Bergheim..............    44      Executive Vice President
Sam R. Leno...................    49      Vice President, Secretary and Chief Financial
                                          Officer
Tommy H. Carter...............    52      Vice Chairman of the Board of Directors
Richard A. Fink...............    40      Director
Stephen G. Pagliuca...........    40      Director
L. Peter Smith................    45      Director
Dr. Gail R. Wilensky..........    50      Director

     Mr. Sweeney has been Chairman and Chief Executive Officer of Coram since July 1994. Mr. Sweeney was the Chairman and Chief Executive Officer of McGaw, Inc., and served as a member on the Board of Directors of McGaw, Inc. from October 1990 until he resigned effective February 7, 1994. From February 1988 to October 1990, Mr. Sweeney was the Chairman and Chief Executive Officer of CarePartners, Inc., a provider of patient monitoring services and home therapies. Mr. Sweeney was the founder of Caremark, Inc., formerly the largest home infusion therapy company in the United States, and served as its Chairman and Chief Executive Officer from June 1979 to February 1988.

     Mr. Fortune has been President and Chief Operating Officer of Coram since August 1994, and a Director since November, 1994. Between 1991 and August 1994, Mr. Fortune served as Corporate Vice President--Information Management, at Bristol-Myers Squibb where he was responsible for worldwide information technology, planning, systems integration and organization consolidation. Prior to 1991, Mr. Fortune was Senior Vice President and Group Executive at Packaging Corporation of America and a Group Corporate Vice President at Baxter Healthcare Corporation ("Baxter Healthcare").

     Mr. Bergheim has been Executive Vice President of Coram since March 1995. Prior to March 1995, Mr. Bergheim held various positions with Baxter Healthcare for 18 years, most recently as Group Corporate Vice President and President, Baxter Cardiovascular Group.

     Mr. Leno has been Vice President and Chief Financial Officer of Coram since July, 1994, and Secretary since November, 1994. Between October, 1989 and July, 1994, Mr. Leno served as Vice President of Finance and Information Technology for the Hospital Business of Baxter Healthcare. Prior to October, 1989, Mr. Leno held various executive positions with Baxter Healthcare and American Hospital Supply Corporation.

     Mr. Carter has served as a director of Coram since July 1994. Between September 1993 and July 1994, Mr. Carter was Chief Executive Officer and President of T2. Prior to September 1993, Mr. Carter, a co-founder of T2, served as President of T2 from 1984 to October 1988 and as a director from 1984 to 1990. Mr. Carter came out of retirement to assume the duties of President and Chief Executive Officer in September 1993. From November 1978 to May 1984, Mr. Carter served in various capacities with Kendall McGaw Corporation, a manufacturer of intravenous fluids and equipment, including Regional Manager, National Sales Administration Manager, and Vice President of Sales and Marketing for the United States.

     Mr. Fink has served as a director of Coram since July 1994. Mr. Fink has been a partner of the law firm of Brobeck, Phleger & Harrison since October 1987 and is currently Chairman of that firm's 140-attorney Business & Technology Group.

     Mr. Pagliuca has served as a director of Coram since July 1994. Mr. Pagliuca founded Information Partners, a venture capital and management buyout company based in Boston, Massachusetts, in 1989 and has been Managing Director since that time, focusing on health care and information industry private-equity investment opportunities. Prior to 1989, Mr. Pagliuca was a partner at Bain & Company, a management consulting firm based in Boston, Massachusetts, where he concentrated on the health care and information industries.

     Mr. L. Peter Smith has served as a director of Coram since July 1994. Between November 1993 and July 1994, Mr. Smith was director of Medisys, Inc. ("Medisys"). Mr. Smith served as the Managing Partner of AllCare Health Services, Inc., which was acquired by Medisys in December of 1992. Mr. Smith is also President and serves on the Board of Directors of Ralin Medical, Inc. ("Ralin"), a company specializing in ambulatory cardiac monitoring. Prior to joining Ralin in 1990, Mr. Smith served in various capacities with Baxter Healthcare. From 1984 through 1989 he was president of the home infusion therapy division of Baxter Healthcare. Mr. Smith also serves on the Board of Directors of Sabratek, Inc. and AMSYS, Inc.

     Dr. Wilensky has served as a director of Coram since November 1994. Since January 1993, Dr. Wilensky has served as a Senior Fellow at Project HOPE. From March 1992 to January 1993, Dr. Wilensky served in the Bush Administration as Deputy Assistant to the President for Policy Development, responsible for advising the President on health and welfare issues. From January 1990 to March 1992, Dr. Wilensky served in the Department of Health and Human Services, where she directed the Medicare and Medicaid programs. From April 1983 to January 1990, Dr. Wilensky was Vice President, Division of Health Affairs at Project HOPE. Dr. Wilensky is an elected member of the Institute of Medicine of the national Academy of Sciences. She has also served as a member of the Physician Payment Review Commission and the Health Advisory Committee of the General Accounting Office. Dr. Wilensky also serves as a Director of United HealthCare Corporation, Syncor International Corporation and Advanced Tissue Sciences, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Coram Board of Directors met five times during the fiscal year ended December 31, 1994. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Coram Board of Directors held subsequent to the date of their election or appointment to the Board and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. The directors also took actions by unanimous written consent seven times.

     Coram has an Audit Committee, a Compensation Committee and a Compliance and Quality Assurance Committee. Coram does not have an executive or nominating or similar committee. The Board generally acts in its entirety upon matters which might otherwise be the responsibility of such committees.

     Coram Audit Committee. The Coram Audit Committee is composed of Messrs. Smith and Pagliuca, each a non-employee director of Coram. The Audit Committee's principal functions are: (i) to recommend to the Coram Board of Directors the independent public accountants to be engaged by Coram and to arrange or approve the details of their engagement, including the remuneration to be paid; (ii) to review on a continuing basis the independence of the public accountants; (iii) to review with the independent public accountants, the Chief Financial Officer and other personnel of Coram, Coram's general policies and procedures with respect to audits and accounting and financial controls, the general accounting and reporting principles and practices applied in preparing the financial statements and conducting financial audits of Coram, the interim and year-end financial statements and any certification, report or opinion which the independent public accountants propose to render in connection with such statements; (iv) to implement changes suggested by the independent public accountants or the Audit Committee; and (v) and to maintain the adequacy of Coram's accounting practices and system of internal accounting controls. The Audit Committee did not meet during the fiscal year ended December 31, 1994.

     Coram Compensation Committee. The Coram Compensation Committee consists of Messrs. Fink and Pagliuca, each a non-employee director of Coram. The Compensation Committee's principal functions are: (i) to recommend to the Coram Board of Directors the salaries and other terms of employment for the senior executive officers of Coram and make recommendations to the Coram Board of Directors with respect to proposals for new benefits, incentive plans or programs; (ii) to approve the grant of options for all employees of Coram and establish the proper level of stock options to be granted to the executive and managerial group; and (iii) to review the recommendations of the Chairman of the Coram Board and Chief Executive Officer for grants of stock options and ensure that such recommendations are within the guidelines authorized by the Coram Board of Directors. The Compensation Committee met seven times during the fiscal year ended December 31, 1994 and informally at various other times.

     The Coram Compliance and Quality Assurance Committee, established by the Coram Board of Directors in February 1995, consists of Dr. Gail R. Wilensky and Richard A. Fink. The Compliance and Quality Assurance Committee is responsible for overseeing and ensuring Coram's compliance with applicable laws, regulations, and a corporate code of conduct currently under development by Coram, as well as providing oversight of Coram's corporate compliance program as it relates to the conduct of its business to ensure that the highest standards of business, professional, legal and personal ethics are being met by Coram in the delivery of its services and products.

COMPLIANCE WITH SECTION 16

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Coram's directors, executive officers and persons who beneficially own greater than 10% of a registered class of Coram's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Based solely upon its review of copies of the Section 16 reports Coram has received and written representations from certain reporting persons, Coram believes that during its fiscal year ended December 31, 1994, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Fees for Board Service. Directors who are employees of Coram receive no additional compensation for service on the Board of Directors. Non-employee directors of Coram receive no compensation for each Board meeting attended; however, all out-of-pocket expenses of directors related to meetings attended are reimbursed by Coram.

     Outside Directors' Automatic Option Grant Program. Non-employee members of the Coram's Board of Directors participate in the Automatic Option Grant Program in effect under the Coram Option Plan. Each individual who served as a non-employee Board member on July 28, 1994 (other than Mr. Carter) received an automatic option grant under the program for 75,000 shares of Coram Common Stock at an exercise price of $11.00 per share, the fair market value on such date. Accordingly, Messrs. Fink, Pagliuca and Smith each received such a 75,000-share option grant. On November 7, 1994, the date of her appointment to the Coram Board of Directors, Dr. Wilensky received an automatic option grant for 75,000 shares of Coram Common Stock at an exercise price of $15.375 per share. Each 75,000-share option grant is immediately exercisable for all of the option shares. However, any shares purchased under the option will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of Board service prior to vesting in such shares. With respect to the options granted to Messrs. Fink, Pagliuca and Smith, the optionee will vest in twenty-five percent (25%) of the option shares upon completion of one year of Board service measured from July 8, 1994 and will vest in the balance in a series of equal monthly installments over the next thirty-six (36) months of Board service thereafter. Dr. Wilensky will vest in 25% of the option shares upon completion of one year of service measured from the grant date and will vest in the balance in a series of equal monthly installments over the next thirty-six (36) months of Board service thereafter.

     On July 28, 1994, Mr. Carter received a non-statutory stock option grant to purchase 94,500 shares of Coram Common Stock at an exercise price of $11.00 per share. The option becomes exercisable in a series of three (3) successive equal annual installments over Mr. Carter's period of Board service, with the first such installment to become exercisable on the first anniversary of the option grant date.

     On the date of each annual stockholders meeting, beginning with the 1995 Annual Meeting, each individual who will continue to serve as a non-employee Board member will receive a non-statutory stock option to purchase 2,500 shares of Coram Common Stock at an exercise price equal to the fair market value of the Coram Common Stock on the automatic option grant date. Each option will be immediately exercisable for all of the option shares. However, any shares purchased under the option will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of Board service prior to vesting in such shares. The optionee will vest in the option shares in a series of equal monthly installments over twelve (12) months of Board service measured from the automatic option grant date.

     The shares subject to the option granted to Mr. Carter and to each automatic option granted to the other non-employee Board members under the Coram Option Plan will vest in full upon (i) the optionee's cessation of Board service due to death or disability, (ii) an acquisition of Coram by merger or asset sale or (iii) a hostile change in control of Coram.

     The option granted to Mr. Carter and each automatic option granted to the other non-employee Board members includes a limited stock appreciation right which will allow the optionee, upon the successful completion of a hostile tender offer for more than 50% of Coram's outstanding securities, to surrender that option to Coram, in return for a cash distribution in an amount per surrendered option share equal to the highest price per share of Coram Common Stock paid in the tender offer less the exercise price payable per share.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain summary information concerning the comp ensation paid by Coram to Coram's Chief Executive Officer and each of the other two most highly compensated executive officers (collectively, the "Named Executive Officers"), determined as of the end of Coram's fiscal year for the fiscal year ended December 31, 1994. Information with respect to fiscal years prior to the last completed fiscal year is not provided because the registrant was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act at any time prior to July 8, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                             ANNUAL COMPENSATION(1)         ------------
                                        ---------------------------------      STOCK
                                                             OTHER ANNUAL     OPTIONS       ALL OTHER
 NAME AND PRINCIPAL POSITIONS    YEAR    SALARY     BONUS    COMPENSATION       (#)        COMPENSATION
- -------------------------------  -----  ---------  --------  ------------   ------------   ------------
James M. Sweeney...............  1994   $     -0-  $     --    $     --      3,000,000      $3,596,918(2)
Chairman and Chief Executive
Officer
Patrick J. Fortune.............  1994     161,762    87,000     171,129(3)     350,000              --
President and Chief Operating
Officer

Sam R. Leno....................  1994     126,202        --      31,769(4)     150,000              --
Vice President and Chief
Financial Officer

- ---------------

(1) Reflects salary, bonus and other annual compensation paid by the registrant since its formation on July 8, 1994.

(2) Consists of a cash fee paid to Mr. Sweeney for financial advisory services rendered in connection with the formation of Coram pursuant to an agreement with T2. See "Certain Relationships and Related Transactions."

(3) Consists of reimbursed expenses paid to Mr. Fortune in connection with his move to Denver, Colorado.

(4) Consists of reimbursed expenses paid to Mr. Leno in connection with his move to Denver, Colorado.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning captions granted to each of the Named Executive Officers during the fiscal year ended December 31, 1994. In addition, in accordance with the rules of the Commission, there are shown hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Except for the limited stock appreciation rights described in footnote (3) below, no stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended December 31, 1994.

                                                                                         POTENTIAL REALIZABLE
                                                                                               VALUE AT
                                            INDIVIDUAL GRANTS                               ASSUMED ANNUAL
                     ---------------------------------------------------------------           RATES OF
                       NUMBER OF      % OF TOTAL                                              STOCK PRICE
                      SECURITIES       OPTIONS                                             APPRECIATION FOR
                      UNDERLYING      GRANTED TO    EXERCISE PRICE                          OPTION TERM(1)
                        OPTIONS      EMPLOYEES IN     PER SHARE                        -------------------------
       NAME          GRANTED(2)(3)   FISCAL YEAR      ($/SH)(4)      EXPIRATION DATE       5%            10%
- -------------------  -------------   ------------   --------------   ---------------   -----------   -----------
James M. Sweeney...    3,000,000         60.0           $11.00         July 27, 2004   $20,753,522   $52,593,503
Patrick J.
  Fortune..........      350,000          7.0            11.75         July 31, 2004     2,586,329     6,554,266
Sam R. Leno........      150,000          3.0            11.00         July 27, 2004     1,037,676     2,629,675

- ---------------
(1) Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the remaining term of the option (ten years), subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock options exercises and Coram Common Stock holdings are dependent on the future performance of the Coram Common Stock and overall stock market conditions.

(2) The options granted to Messrs. Sweeney, Fortune and Leno are immediately exercisable for all the option shares. However, any shares purchased under the options will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The optionee will vest in twenty-five percent (25%) of the option shares upon completion of one year of service measured from the grant date and will vest in the balance in a series of equal monthly installments over the next thirty-six (36) months of service thereafter. The shares subject to Mr. Sweeney's options will immediately vest in full upon
    (i) an acquisition of Coram by merger or asset sale or (ii) a hostile change in control of Coram, and the options will remain exercisable for such vested shares until the expiration of the ten (10)-year option term. The shares subject to Messrs. Fortune and Leno's options will immediately vest in full upon an acquisition of Coram by merger or asset sale, unless Coram's repurchase right with respect to the unvested option shares is transferred to the acquiring entity. In the event either Messrs. Fortune or Leno's service is involuntarily terminated within eighteen (18) months following
    (i) an acquisition of Coram by merger or asset sale in which Coram's repurchase right is assigned to the acquiring entity or (ii) a hostile change in control of Coram, all unvested shares subject to such options will immediately vest in full. Each of Messrs. Fortune and Leno's options have a maximum term of 10 years, subject to earlier termination in the event of the cessation of their service with Coram.

(3) Each option granted to the Named Executive Officers includes a limited stock appreciation right which allows the optionee, upon the successful completion of a hostile tender offer for more than 50% of Coram's outstanding securities, to surrender that option to Coram in return for a cash distribution in an amount per surrendered option share equal to the highest price per share of Coram Common Stock paid in the tender offer less the exercise price payable per share.

(4) The exercise price for each option may be paid in cash, in shares of Coram's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Coram may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any Federal and state income tax liability incurred by the optionee in connection with such exercise.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the aggregate number of options exercised during the fiscal year ended December 31, 1994, by each of the Named Executive Officers of Coram and outstanding options held by each such officer at December 31, 1994. None of the Named Executive Officers exercised any stock appreciation rights during the 1994 fiscal year. The stock appreciation held by such individuals at the end of that fiscal year are described at footnote (3) above, under "Option Grants in Last Fiscal Year."

                                         NUMBER OF UNEXERCISED OPTIONS AT DECEMBER     VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                                         31, 1994                               AT DECEMBER 31, 1994(2)
                                        -------------------------------------------   -------------------------------------------
                 SHARES                               EXERCISABLE/                                  EXERCISABLE/
               ACQUIRED ON    VALUE                    SUBJECT TO                                    SUBJECT TO
    NAME        EXERCISE     REALIZED   EXERCISABLE   REPURCHASE(1)   UNEXERCISABLE   EXERCISABLE   REPURCHASE(1)   UNEXERCISABLE
- -------------  -----------   --------   -----------   -------------   -------------   -----------   -------------   -------------
James M.
 Sweeney.....         --          --         0          3,000,000           0             $ 0        $16,500,000         $ 0
Patrick J.
 Fortune.....         --          --         0            350,000           0               0          1,662,500           0
Sam R.
 Leno........         --          --         0            150,000           0               0            825,000           0

- ---------------

(1) The options granted to Messrs. Sweeney, Fortune and Leno are immediately exercisable for all the option shares. However, any shares purchased under the options are subject to repurchase by Coram, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. Each optionee will vest in the option shares in a series of installments upon the optionee's continued service over a four
    (4)-year period measured from the option grant date. No option shares have vested as of December 31, 1994.

(2) Value is determined by subtracting the exercise price from the fair market value (the closing price for the Common Stock as reported by the New York Stock Exchange) as of December 30, 1994 ($16.50) and multiplying the resulting number by the number of underlying shares of Common Stock.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     Coram does not presently have any employment contracts in effect with the Chief Executive Officer or any of the other executive officers named in the Summary Compensation Table.

     The shares subject to the options granted to Coram's Chief Executive Officer under the 1994 Stock Option/Stock Issuance Plan (as described above in Footnote (2) to the Individual Grants Table in the section entitled "Option Grants in Last Fiscal Year") will immediately vest in full upon (i) an acquisition of Coram by merger or asset sale or (ii) a hostile change in control of Coram. The Merger will not cause such shares to vest in full.

     The shares subject to the options granted to the other Named Executive Officers will immediately vest in full upon an acquisition of Coram by merger or asset sale, unless such options are assumed by the acquiring entity. In the event the optionee's service is involuntarily terminated within eighteen (18) months following (i) an acquisition of Coram by merger or asset sale in which the option is assumed by the acquiring entity or (ii) a hostile change in control of Coram, the shares subject to such options will immediately vest in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard A. Fink and Stephen G. Pagliuca were the only two members of the Compensation Committee of Coram during the last completed fiscal year. Messrs. Fink and Pagliuca are both non-employee directors of Coram who have not previously been in Coram's employ. Mr. Fink is a partner in a law firm that rendered various legal services to Coram in 1994. No executive officer of Coram serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Coram's Board of Directors or Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     As members of the Compensation Committee of Coram's Board of Directors, it is our duty to set the base salary of certain executive officers each fiscal year and to approve the individual bonus programs to be in effect for those individuals. In addition, we have the exclusive authority to award stock options under the Coram Option Plan to Coram's executive officers and other key employees. The following is a summary of the policies which governed our decisions concerning the compensation paid to Coram's executive officers for the fiscal year ended December 31, 1994, including the compensation reflected in the tables which appear elsewhere in this Proxy Statement.

GENERAL COMPENSATION POLICY

     Introduction. Coram was established in July 1994 through the merger of four separate publicly-held corporations. Our major objective for the 1994 fiscal year was to implement a compensation structure which would retain the services of those executive officers of the four merged companies who we identified as essential to Company's long-term financial success. Accordingly, we developed a compensation policy with three major objectives: (i) maintain the base salary levels of the executive officers at substantially the level in effect for them at the time of the merger, (ii) provide a significant equity component in the form of stock option grants which would serve to strengthen the mutuality of interests between the executive officers and Coram's shareholders, and (iii) establish an annual bonus program tied to both Coram's attainment of financial objectives and the individual's level of performance.

     Factors. The primary factors which we considered in establishing the components of each executive officer's compensation package for the 1994 fiscal year are summarized below. We may, however, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years.

     * Base Salary. As indicated, the base salary of each executive officer for the 1994 fiscal year was maintained at substantially the same level in effect for that individual at the time of the merger. As a result, we did not exercise any independent judgment with respect to the base salary levels in effect for Coram's executive officers for the 1994 fiscal year and simply retained the rates of base salary previously established for those individuals by the merged companies with which they were employed at the time of the merger. On the basis of our knowledge of the home health care industry, we believe that these base salary levels are competitive with the companies in the home health care industry with which Coram competes for executive talent. However, we did not, through one or more external salary surveys for the industry, independently confirm the specific percentiles at which the base salary levels in effect for Coram's executive officers stood in relation to other companies in the industry. We felt that the most appropriate vehicle to incent Coram's executive officers to remain with the company and to contribute to Coram's financial success was to have a substantial portion of their total compensation package be in the form of the long-term equity component described below.

     Because it was not our intent for the 1994 fiscal year to target the base salary levels in effect for the executive officers at a designated percentile of the salary levels in effect for other companies in the home health care industry, there is no meaningful correlation between Coram's salary levels and the rates of base salary in effect for those companies which are taken into account in the Industry Index utilized for purposes of the stock price performance graph which follows this report.

     * Long-Term Incentive Compensation. The option grants which we make under the Coram Option Plan to the executive officers are intended to advance our overall objective in subjecting a substantial portion of each officer's compensation package to Company performance measured in terms of stock price appreciation. Accordingly, the option grants were designed to align the interests of Coram's executive officers with those of the shareholders and provide each officer with a significant incentive to manage Coram from the perspective of an owner with an equity stake in the business. Each grant allows the executive officer to acquire shares of Coram Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). The option shares vest in periodic installments over a specified period (generally four years), contingent upon the executive officer's continued employment with Coram. Accordingly, the option will provide a return to the executive officer only if he or she remains with Coram, and then only if the price of Coram's Common Stock appreciates.

     The size of the option grant to each executive officer was set at a level which we felt was appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with Coram, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. We also took into account the number of unvested options held by the executive officer at the time of the new grant, including options granted to such individual prior to the July 1994 merger by his or her former employer and assumed by Coram in the merger.

     We have established certain general guidelines by which we seek to target a fixed number of unvested option shares for each executive officer based upon his or her current position with Coram and his or her potential for growth within Coram, i.e. future responsibilities and possible promotions over the option term. However, we do not strictly adhere to these guidelines in making stock option grants, and the relative weight which we give to the various factors varies from individual to individual, as the circumstances warrant.

     * Annual Incentive Compensation. For the 1994 fiscal year, we awarded a performance bonus to Mr. Fortune, Coram's President and Chief Operating Officer, in an amount equal to 54% of his base salary. This bonus was awarded in lieu of a bonus that Mr. Fortune would have been entitled to receive had he remained with his previous employer. No other executive officers were awarded bonuses for the 1994 fiscal year.

CEO COMPENSATION

     Coram's Chief Executive Officer, Mr. James M. Sweeney, did not receive a salary with respect to services rendered to Coram in the 1994 fiscal year. Mr. Sweeney was a paid a consulting fee of approximately $3.5 million for financial services rendered pursuant to an agreement which he entered into with T2 Medical, Inc. prior to the consummation of the July, 1994 merger of that company with Coram. The amount of the fee paid to Mr. Sweeney was determined as a fixed percentage of the average total market capitalization of Coram, as determined over the ten (10) trading day period immediately following the merger. Accordingly, we did not exercise any discretion with respect to this particular payment. In addition, Mr. Sweeney will not be paid any base salary for his continued service as Chief Executive Officer during the 1995 fiscal year.

     On the effective date of the Four-Way Merger, Mr. Sweeney was granted an option for 3,000,000 shares of Coram Common Stock as the principal inducement for him to serve as Coram's Chairman of the Board. The option has an exercise price per share of $11 based on the market price of the common stock on the grant date and will vest in a series of installments as Mr. Sweeney continues in Coram's service over the four year period measured from the grant date. Accordingly, Mr. Sweeney's compensation is tied directly to shareholder value in the form of stock price appreciation over the period of his continued service with Coram, and there is no guaranteed level of compensation in effect for him.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     As a result of Section 162(m) of the Internal Revenue Code, Coram is allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation does not exceed $1 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance based. However, any payments which qualify as performance-based compensation are not taken into account for purposes of this limitation. On the basis of this distinction, the Coram Option Plan has been specifically designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify for performance-based treatment.

     We do not expect that the compensation to be paid to Coram's executive officers for the 1995 fiscal year will exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, we will defer any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

     The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of Coram's Board of Directors.

                                        Richard A. Fink
                                        Stephen G. Pagliuca

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total stockholder returns assuming reinvestment of dividends for (i) Coram, (ii) the companies included in the Standard & Poor 500 Stock Index and (iii) the companies comprising the Dow Jones Industry Index for Health Care Providers for the period commencing July 11, 1994, the date Coram Common Stock was first publicly traded, through December 31, 1994. The stockholder returns are based upon an assumed $100 investment made on July 11, 1994 in each of three charted alternatives.

                                 CORAM HEALTH-                     DJ HEALTH
      Measurement Period           CARE COR-                     CARE PROVID-
    (Fiscal Year Covered)          PORATION         S&P 500           ERS
    ---------------------        -------------      -------      ------------
7/94                                  100             100             100
12/94                                 115             104             101

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                            AND MANAGEMENT OF CORAM

     The following table sets forth as of April 27, 1995, the number of owners of Coram's outstanding Common Stock, beneficially owned by (i) each person known to Coram to be the owner of more than 5% of any such class, (ii) each of Coram's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of Coram as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to Coram. Unless otherwise indicated, the address of each person named below is 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202.

                                                      NUMBER OF SHARES      PERCENTAGE OF SHARES OF
       NAME AND ADDRESS OF BENEFICIAL OWNER          OF COMMON STOCK(1)   COMMON STOCK OUTSTANDING(1)
- ---------------------------------------------------  ------------------   ---------------------------
James M. Sweeney(2)................................      3,000,000                    7.0*
Patrick J. Fortune(3)..............................        350,000                       *
Olav B. Bergheim(4)................................            -0-                      --
Sam R. Leno(5).....................................        150,000                       *
Tommy H. Carter(6).................................         77,587                       *
Richard A. Fink(7).................................         75,000                       *
Stephen G. Pagliuca(8).............................         75,000                       *
L. Peter Smith(9)..................................        135,081                       *
Dr. Gail R. Wilensky(10)...........................         75,000                       *
All Executive Officers and Directors as a group (9
  persons)(11).....................................      3,937,668                    9.0%
Tiger Management Corporation(12)...................      3,672,596                    9.3%

- ---------------

  *  Less than 1%

 (1) Shares of Coram Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, Coram understands that the persons named in the table above have sole voting and investment power with respect to all shares of Coram Common Stock shown as beneficially owned by them. No percent of class is shown for holdings of less than 1%. Percentage computations are based on 39,682,277 shares of Coram Common Stock outstanding as of April 27, 1995.

 (2) Includes 3,000,000 shares subject to an option granted to Mr. Sweeney on July 28, 1994, which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter.

 (3) Includes 350,000 shares subject to an option granted to Mr. Fortune on August 1, 1994 (the "August Option Grant"), which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon August 1, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter. Does not include 50,000 shares subject to an option granted to Mr. Fortune on February 1, 1995, which options will vest as to 25% of the option shares upon February 1, 1996, and will vest as to the balance in the same manner as the August Option Grant.

 (4) Does not include 300,000 shares subject to an option granted to Mr. Bergheim on March 8, 1995, which option will vest as to 25% of the option shares on March 8, 1996, and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months hereafter.

 (5) Includes 150,000 shares subject to an option granted to Mr. Leno on July 28, 1994, which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter.

 (6) Does not include 94,500 shares subject to an option granted to Mr. Carter on July 28, 1994, which option will vest in three equal and successive annual installments over Mr. Carter's continued period of service with Coram measured from July 28, 1994 and which was granted to Mr. Carter in cancellation of his existing contractual right to receive an option grant for 150,000 shares of T2 Common Stock in September 1994.

 (7) Includes 75,000 shares subject to an option granted to Mr. Fink on July 28, 1994, which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of services prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

 (8) Includes 75,000 shares subject to an option granted to Mr. Pagliuca on July 28, 1994, which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

 (9) Includes 75,000 shares subject to an option granted to Mr. Smith on July 28, 1994, which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

(10) Includes 75,000 shares subject to an option granted to Dr. Wilensky on November 7, 1994, which option is immediately exercisable, but any option shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. The optionee will vest as to 25% of the option shares upon November 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon her completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

(11) Includes an aggregate of 3,800,000 shares subject to options that have been granted to Messrs. Sweeney, Fortune, Bergheim, Leno, and all non-employee directors of Coram following consummation of the Merger, which options have the terms and conditions described in footnotes (2)-(10).

(12) Includes an aggregate of 3,672,596 shares of Coram Common Stock which may be deemed to be beneficially owned by Tiger Management Corporation, a Delaware Corporation ("TMC"), Panther Partners L.P., a Delaware limited partnership ("Panther"), Panther Management Company L.P., a Delaware limited partnership ("PMCLP"), and Julian H. Robertson, Jr.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Sweeney was paid a fee of approximately $3.5 million for financial advisory services pursuant to an agreement with T2 in connection with the merger (the "Merger") which formed Coram on July 8, 1994. The fee paid to Mr. Sweeney was determined as a percentage of the average total market capitalization of Coram as determined over the ten trading day period immediately following the Merger. In connection with the relocation of Coram's corporate headquarters to Denver, Colorado, Coram made a loan of $650,000 to Mr. Leno which loan bears interest at the applicable interest rate under the Internal Revenue Code. The principal amount of such loans is due no later than one year from the date of origination. Mr. Fink is a partner in a law firm that rendered various legal services to Coram in 1994 and continuing to render such services in 1995.

     Mr. Charles A. Laverty served briefly as an executive officer and director of Coram during the last fiscal year. As a result of the Merger and restructuring of Coram, Mr. Laverty became eligible to receive certain payments pursuant to the terms of an Employment Contract dated as of July 8, 1994 between Mr. Laverty and Coram, including a severance/noncompete payment of $2.5 million payable in 36 monthly installments. In 1994, payments under such contract totaled approximately $536,300. Coram also forgave a note in the amount of approximately $400,000 from Mr. Laverty, payable to a predecessor entity of Coram, as part of Mr. Laverty's severance.

     Mr. Miles E. Gilman served briefly as an executive officer and director of Coram during the last fiscal year. As a result of the Merger and restructuring of Coram, Mr. Gilman received certain payments pursuant to the terms of a Severance/Non-Compete Agreement dated as of July 8, 1994 between Mr. Gilman and Coram, including a severance payment of $326,000 and a post-termination noncompete covenant payment of $2,000,000.

     Mr. William J. Brummond served briefly as an executive officer and director of Coram during the last fiscal year. As a result of the Merger and restructuring of Coram, Mr. Brummond became eligible to receive certain payments pursuant to the terms of a Severance/Noncompete Agreement dated as of July 8, 1994, between Mr. Brummond and Coram, including a severance/noncompete payment of approximately $822,000, payable in 36 monthly installments. In 1994, payments under such contract totaled approximately $400,000.

                              AMENDMENT OF CORAM'S
                          CERTIFICATE OF INCORPORATION

     Approval and adoption of the Merger Agreement by the holders of the outstanding shares of Coram Common Stock will also constitute approval of the amendment of Coram's Certificate of Incorporation to increase the number of authorized shares of Coram Common Stock (the "Authorized Shares Amendment"). The Authorized Shares Amendment would increase the number of authorized shares of Coram Common Stock from 75,000,000 shares to 200,000,000 shares effective upon consummation of the Merger. Without such amendment, Coram would have insufficient shares of Common Stock authorized to consummate the Merger. In addition, the Coram Board of Directors believes that the adoption of the Authorized Shares Amendment is advantageous to Coram and its stockholders, providing additional authorized shares of Coram Common Stock that could be used from time to time, without further action or authorization by the stockholders (except as may be required by law or by any stock exchange on which Coram securities may then be issued), for corporate purposes which the Coram Board may deem desirable, including, without limitation, stock splits, stock dividends or other distributions, financings, acquisitions, stock grants, stock options and employee benefit plans. While Coram has no present plans, agreements or commitments for the issuance of additional shares of Coram Common Stock (except in connection with the Merger as described herein), other than pursuant to its employee benefit plans, upon the exercise of stock options and warrants and the conversion of outstanding debt securities, the Coram Board of Directors believes that the availability of these shares would allow Coram to issue additional shares of Coram Common Stock if market or other conditions indicate that such a course of action is advisable.

     The foregoing is a summary of the proposed amendment to Coram's Certificate of Incorporation. The foregoing summary is qualified in its entirely by reference to the complete text of such amendment, a copy of which is attached as Appendix D hereto and is underscored to reflect changes from Coram's current Certificate of Incorporation.

     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE HOLDERS OF CORAM COMMON STOCK WILL CONSTITUTE APPROVAL OF THE FOREGOING AMENDMENT TO THE CORAM CERTIFICATE OF INCORPORATION.

                       PROPOSAL TO ELECT CORAM DIRECTORS

INTRODUCTION

     Seven directors are to be elected and qualified at the Coram Meeting. In the absence of written instructions to the contrary, proxies representing shares of Coram Common Stock will be voted FOR the election of each of the persons listed in the following paragraph as directors of Coram for a term commencing on the date of the Coram Meeting and continuing until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified; provided, however, that if the Merger Agreement and the transactions contemplated thereby (including the amendment to the Coram Certificate of Incorporation) are approved and the Merger is consummated, pursuant to the Merger Agreement, James T. Kelly and Frank T. Cary will be appointed to Coram's Board of Directors. See "The Merger Agreement--Management After the Merger." In the event that any nominee for director should become unavailable or declines to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for an additional nominee designated by Coram. As of the date of this Joint Proxy Statement/Prospectus, the Coram Board of Directors has no knowledge that any of the persons named will be unavailable or will decline to serve. None of the nominees has any family relationship among themselves or with any executive officer of Coram.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO THE CORAM BOARD OF DIRECTORS

     Information is set forth below concerning the nominees for election as directors of Coram. All of the incumbent directors are nominees for election as directors at the Coram Meeting. Each nominee has furnished information as to his
beneficial ownership of Coram Common Stock as of May   , 1995, and, if not
employed by Coram, the nominee's principal occupation. Each nominee has consented to being named in this Joint Proxy Statement/Prospectus, as a nominee for director of Coram and has agreed to serve as a director of Coram if elected. None of the nominees for director has entered into any arrangement or understanding pursuant to which such person is to be selected as a director or nominee for director.

                                                                                         DIRECTOR
                  NAME                    AGE             POSITION WITH CORAM             SINCE
- ----------------------------------------  ---     -----------------------------------    --------
James M. Sweeney........................  52      Director, Chairman and Chief             1994
                                                  Executive Officer
Patrick J. Fortune......................  47      Director, President and Chief            1994
                                                  Operating Officer
Tommy H. Carter.........................  52      Director                                 1994
Richard A. Fink.........................  40      Director                                 1994
Stephen G. Pagliuca.....................  40      Director                                 1994
L. Peter Smith..........................  45      Director                                 1994
Dr. Gail R. Wilensky....................  50      Director                                 1994

     For biographical information with respect to each of the nominees, see
                             "Management of Coram."

           THE CORAM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
              "FOR" APPROVAL OF ALL NOMINEES FOR DIRECTOR TO SERVE
         UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR
                SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

                    PROPOSAL TO AMEND THE CORAM OPTION PLAN

INTRODUCTION

     The stockholders are being asked to vote on a proposal to approve an amendment to the Coram Option Plan which will increase the number of shares of Common Stock reserved for issuance under the Coram Option Plan by an additional 4,400,000 shares. The Coram Board of Directors believes that the share increase is appropriate in light of the significant increase in the number of outstanding shares of Common Stock which will result from the consummation of the Merger. The 7,600,000 shares reserved for issuance under the Coram Option Plan prior to the share-increase amendment represent approximately 19% of the total number of shares of Common Stock outstanding prior to the Merger. If both the 4,400,000 share increase to the Coram Option Plan and the Merger are approved by the stockholders at the Annual Meeting, then the resulting 12,000,000 share reserve under the Coram Option Plan will represent approximately 14% of the total number of shares of Common Stock which will be outstanding immediately after the Merger. The increased share reserve will allow Coram to continue to use equity incentives as the primary vehicle to attract and retain the services of key individuals essential to Coram's long-term success.

     The Coram Option Plan originally became effective on July 8, 1994, and the 4,400,000 share increase was authorized by the Coram Board of Directors on
            , 1995, subject to stockholder approval at the Annual Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the amendment to the Coram Option Plan.

     The terms and provisions of the Coram Option Plan are summarized below. The summary, however, does not purport to be a complete description. Copies of the actual plan document may be obtained by any stockholder upon written request to Coram's Secretary at the corporate offices in Denver, Colorado.

EQUITY INCENTIVE PROGRAMS

     The Coram Option Plan contains three separate equity incentive programs:
(i) the Discretionary Option Grant Program under which key employees, certain non-employee directors and consultants may be granted options to purchase shares of the Common Stock, (ii) the Automatic Option Grant Program under which option grants are to be made at specific intervals to the non-employee members of the Coram Board of Directors and (iii) the Stock Issuance Program under which eligible individuals may be issued shares of Common Stock directly, either through the immediate purchase of those shares or as a bonus tied to the performance of services or Coram's attainment of financial milestones.

SHARE RESERVE

     The maximum number of shares of Common Stock issuable over the term of the Coram Option Plan may not exceed 12,000,000 shares (including the 4,400,000 shares subject to approval under this Proposal). The shares may be drawn from either authorized but previously unissued shares of Coram's Common Stock or from shares reacquired by Coram, including shares purchased by Coram on the open market and held as treasury shares. In no event, however, may any one individual be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 5,000,000 shares of Common Stock in the aggregate over the term of the Coram Option Plan.

     If any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without Coram's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Coram Option Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options, separately exercisable stock appreciation rights and direct share issuances over the term of the Coram Option Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option and (iii) the number and/or class of securities for which option grants will subsequently be made under the Automatic Option Grant Program to each newly-elected or continuing non-employee Board member.

PLAN ADMINISTRATION

     The Compensation Committee of the Coram Board of Directors serves as the primary administrator of the Discretionary Option Grant and Stock Issuance Programs, with full power and authority to determine the awards which are to be made under those programs. The Coram Board of Directors or any other committee of the Coram Board of Directors may exercise separate but concurrent jurisdiction over those two programs with respect to option grants and stock issuances made to individuals who are not subject to the short-swing profit restrictions of the Federal securities laws. All grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and no administrative discretion with respect to those grants will be exercised by the Compensation Committee, the Coram Board of Directors or any other Board committee.

     The Compensation Committee in its capacity as primary administrator of the Discretionary Option Grant and Stock Issuance Programs and any other entity exercising administrative discretion under those programs will be collectively referred to in this summary as the Plan Administrator.

ELIGIBILITY

     Officers and other key employees of Coram or its operating subsidiaries, the non-employee members of the board of directors of any operating subsidiary who are not otherwise serving as members of the Coram Board of Directors, and independent consultants and advisors to Coram and its operating subsidiaries will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Coram Board of Directors will only be eligible to participate in the Automatic Option Grant Program.

     As of April 30, 1995, it was estimated that four (4) executive officers and 31 other key employees were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, and five (5) non-employee Board members were eligible to participate in the Automatic Option Grant Program.

VALUATION

     The fair market value per share of Coram Common Stock on any relevant date under the Coram Option Plan will be the closing selling price per share on that date, as reported on the New York Stock Exchange. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of fair market value.

     The fair market value of the Common Stock on the Record Date was $     per
share.

                       DISCRETIONARY OPTION GRANT PROGRAM

     The principal features of the Discretionary Option Grant Program may be summarized as follows:

     The exercise price of each granted option will not be less than 85% of the fair market value of the Coram Common Stock on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator will have complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to Coram's repurchase rights or (iii) which become exercisable in installments for vested shares over the optionee's period of service.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any or all vested shares for which those options are exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of those options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     Any unvested shares of Coram Common Stock will be subject to repurchase by Coram, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator will have complete discretion in establishing the vesting schedules for such unvested shares and will have full authority to cancel Coram's outstanding repurchase rights with respect to those shares in whole or in part at any time.

     The Plan Administrator may grant options with tandem or limited stock appreciation rights. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from Coram equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Coram Common Stock. Officers of Coram subject to the short-swing profit restrictions of the Federal securities laws may also be granted limited stock appreciation rights in connection with their option grants. Any option with such a limited stock appreciation right in effect for at least six months may be surrendered to Coram upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of Coram's outstanding securities. In return for the surrendered option, the officer will be entitled to a cash distribution from Coram in an amount per surrendered option share equal to the excess of (i) the highest price per share of Coram Common Stock paid in such hostile tender offer over (ii) the option exercise price.

     The Plan Administrator will have the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the Discretionary Grant Program which have exercise prices in excess of the then current market price of the Coram Common Stock and to issue replacement options with an exercise price based on the market price of the Coram Common Stock at the time of the new grant.

                         AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Grant Option Program, each individual who was serving as a non-employee Board member on July 28, 1994 (other than Mr. Carter) received at that time an option grant for 75,000 shares of Coram Common Stock with an exercise price of $11.00 per share. A similar 75,000-share option grant will be made to each individual who first becomes a non-employee Board member after July 28, 1994, whether through election by Coram's stockholders or appointment by the Coram Board of Directors. In addition, on the date of each Annual Stockholders Meeting, beginning with the 1995 Annual Meeting, each individual who will continue to serve as a non-employee Board member will automatically be granted, whether or not he or she is standing for re-election at that particular Annual Meeting, a stock option to purchase 2,500 shares of Coram Common Stock, provided such individual has served as a non-employee Board member for at least six months. There will be no limit on the number of such 2,500-share option grants any one non-employee Board member may receive over his or her period of Board service.

     If the Lincare Merger is effected, then Messrs. Kelly and Cary will, upon their subsequent appointment to the Board, each receive an automatic option grant for 75,000 shares of Coram Common Stock.

     Each option granted under the Automatic Grant Program will be subject to the following terms and conditions:

          - Each option granted will be a non-statutory option and will have a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's cessation of Board service under certain circumstances.

          - The exercise price per share will be equal to 100% of the fair market value per share of the Coram Common Stock on the automatic grant date.

          - Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by Coram, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares.

          - The 75,000 shares subject to the initial automatic option grant made to each non-employee Board member will vest as follows: twenty-five percent (25%) of the option shares will vest upon the optionee's completion of one year of Board service measured from the grant date (or from July 8, 1994 for the grant made on July 28, 1994), and the balance of the option shares will vest in a series of successive equal monthly installments upon the optionee's completion of each additional month of Board service over the next thirty-six (36) months thereafter. The 2,500 shares subject to each annual automatic grant will vest in a series of twelve (12) successive equal monthly installments, with the first such installment to vest one month after the automatic grant date.

          - The shares subject to each automatic option grant will immediately vest should any of the following events occur while the optionee continues to serve on the Board: (i) the optionee's death or permanent disability,
     (ii) an acquisition of Coram by merger or asset sale or (iii) a hostile change in control of Coram (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members).

          - Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of Coram's outstanding securities, each automatic option grant which has been outstanding for at least six months may be surrendered to Coram for a cash distribution per surrendered option share in an amount equal to the excess of (A) the highest price per share of Common Stock paid in such hostile tender offer over (B) the exercise price payable per share.

                             STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to the Corporation. Shares may also be issued solely as a bonus for past services.

     Shares issued under the Stock Issuance Program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of service or Coram's attainment of designated performance goals. Unvested shares will be subject to certain transfer restrictions and to repurchase or cancellation by Coram upon either the participant's cessation of service prior to vesting in those shares or the non-attainment of the applicable performance goals. The Plan Administrator will, however, have the discretionary authority to accelerate the vesting of any unvested shares in whole or in part at any time.

                               GENERAL PROVISIONS

OPTION/VESTING ACCELERATION

     In the event that Coram is acquired by merger or asset sale, each option at the time outstanding under the Coram Option Plan will automatically become exercisable for all of the shares of Coram Common Stock at the time subject to that option and may be exercised for any or all of such shares as fully-vested shares. However, an outstanding option under the Discretionary Option Grant Program will not so accelerate if and to the extent: (i) such option is either to be assumed by the successor corporation (or parent thereof) or is otherwise to be replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant. However, any outstanding option under the Discretionary Grant Program which does not accelerate at the time of the acquisition will automatically accelerate in full in the event the optionee's service terminates within eighteen (18) months after such acquisition. Immediately following the consummation of the acquisition, all outstanding options under the Coram Option Plan will terminate and cease to be exercisable, except to the extent assumed by the successor corporation (or its parent company).

     All of Coram's outstanding repurchase rights under the Discretionary Option Grant and Stock Issuance Programs will also terminate, and the shares subject to those terminated rights will become fully vested, upon the acquisition, except to the extent (i) one or more of those repurchase rights are expressly assigned to the successor corporation (or its parent company) or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time of issuance. However, any repurchase rights which continue in effect with respect to an individual's unvested shares under the Coram Option Plan will automatically terminate should that individual's service with Coram terminate within eighteen (18) months after the acquisition.

     In connection with a hostile change in control of Coram (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members), the Plan Administrator has full power and authority to provide for the acceleration of one or more outstanding options under the Discretionary Option Grant Program so that each such option will, immediately prior to the change in control, become exercisable for the total number of shares of Coram Common Stock at the time subject to such option and may be exercised for any or all of such shares as fully-vested shares. The Plan Administrator may also provide for the automatic termination of all of the outstanding repurchase rights held by Coram under the Discretionary Option Grant and Stock Issuance Programs (with the concurrent vesting of the shares subject to those terminated rights) in the event of such change in control. Alternatively, the Plan Administrator may condition such accelerated option vesting and termination of the repurchase rights upon the optionee's cessation of service under certain prescribed circumstances following the change in control.

     The acceleration of vesting in the event of a change in the ownership or control of Coram may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Coram.

FINANCIAL ASSISTANCE

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options granted under the Discretionary Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of non-statutory options or unvested shares under the Discretionary Grant or Stock Issuance Program with the right to have Coram withhold a portion of the shares of Coram Common Stock otherwise issuable to such individuals in satisfaction of the Federal and state income and employment tax liability incurred by such individuals in connection with the exercise of those options or the vesting of the shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Coram Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

     The Board may amend or modify the Coram Option Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the Coram Option Plan at any time, and the Coram Option Plan will in all events terminate on December 31, 2003.

OPTION GRANTS

     The table below shows, as to the executive officers named in the Summary Compensation Table below and the various indicated groups, the following information with respect to option transactions effected during the period from July 8, 1994 to May 1, 1995: (i) the number of shares of Coram Common Stock subject to options granted under the Coram Option Plan during that period and
(ii) the weighted average exercise price payable per share under such options.

                                                                               WEIGHTED AVERAGE
                                                              NUMBER OF       EXERCISE PRICE OF
                      NAME AND POSITION                     OPTION SHARES     GRANTED OPTIONS($)
    ------------------------------------------------------  -------------     ------------------
    James M. Sweeney......................................    3,000,000              11.00
      Chairman and Chief Executive Officer
    Patrick J. Fortune....................................      400,000              12.99
      President, Chief Operating Officer and Director
    Olav Bergheim.........................................      300,000              22.25
      Executive Vice President
    Sam R. Leno...........................................      150,000              11.00
      Vice President and Chief Financial Officer
    All current executive officers as a group (4
      persons)............................................    3,850,000              12.08
    Tommy H. Carter.......................................       94,500              11.00
      Director
    Richard A. Fink.......................................       75,000              11.00
      Director
    Stephen G. Pagliuca...................................       75,000              11.00
      Director
    L. Peter Smith........................................       75,000              11.00
      Director
    Dr. Gail R. Wilensky..................................       75,000             15.375
      Director
    All non-employee directors as a group (5 persons).....      394,500              11.83
    All employees, including officers who are not
      executive officers, as a group (36 persons).........    1,875,000              16.53

     As of May 1, 1995, no shares of Coram Common Stock had been issued under the Coram Option Plan, 6,094,500 shares of Coram Common Stock were subject to outstanding options, and 5,905,500 shares of Coram Common Stock were available for future option grants including the 4,400,000-share increase which the stockholders are being asked to approve under this Proposal. As of May 1, 1995, no options had been granted on the basis of the 4,400,000 share increase.

                        FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

     Options granted under the Coram Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the option exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then Coram will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such those on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will Coram be allowed a deduction with respect to the optionee's disposition of the purchased shares. Coram anticipates that the ordinary income recognized in connection with most disqualifying dispositions of incentive stock option shares under the Coram Option Plan will be deductible by Coram and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of Coram Common Stock under a non-statutory option. These special provisions may be summarized as follows:

          - If the shares acquired upon exercise of the non-statutory option are subject to repurchase by Coram at the original exercise price in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the corporation's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

          - The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     Coram will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the corporation in which such ordinary income is recognized by the optionee. Coram anticipates that the ordinary income recognized upon the exercise of most non-statutory options under the Coram Option Plan will be deductible by Coram and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers.

STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Coram will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCES

     The tax principles applicable to direct stock issuances under the Coram Option Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

                              ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to Coram's earnings equal to the amount by which the fair market value of the shares on the grant or issue date exceeds the exercise or issue price of the shares. Such expense will be accruable by Coram over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to Coram's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining Coram's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against Coram's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Coram Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

                              STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the shares of Coram's outstanding Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal is required for approval of the amendment to the Coram Option Plan which will increase the number of shares of Coram Common Stock authorized for issuance under such Plan by an additional 4,400,000 shares. If such stockholder approval is not obtained, then any options granted on the basis of such share increase will terminate without becoming exercisable for any of the shares of Coram Common Stock subject to those options, no additional options will be granted on the basis of such share increase, and the Coram Option Plan will terminate once the balance of the share reserve as last approved by the stockholders has been issued pursuant to outstanding option grants or direct stock issuances under the Coram Option Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CORAM VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CORAM OPTION PLAN.

                                 LEGAL MATTERS

     The legality of the shares of Coram Common Stock to be issued in connection with the Merger will be passed upon for Coram by Brobeck, Phleger & Harrison, Newport Beach, California. Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York, is acting as counsel for Lincare in connection with certain legal matters relating to the Merger and the transactions contemplated thereby. A partner of Brobeck, Phleger & Harrison who serves as a director of Coram has been granted an option to acquire up to 75,000 shares of Coram's Common Stock pursuant to the Automatic Option Grant Program of the Coram Option Plan in his capacity as a director. As of March 31, 1995, a partner of Reboul, MacMurray, Hewitt, Maynard & Kristol owned an aggregate 700 shares of Lincare Common Stock.

                                    EXPERTS

     The consolidated financial statements of Coram as of December 31, 1994 and for the year then ended included in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. The consolidated financial statements of Coram as of December 31, 1993 and for each of the two years in the period ended December 31, 1993 have been audited as to combination only and, with respect to T2 Medical, Inc. for the two years in the period ended December 31, 1993, as to the adjustments applied to present the statements of operations, stockholders' equity, and cash flows on a December 31 rather than a September 30 year end by Ernst & Young LLP, independent auditors, and have been combined from the financial statements of T2 Medical, Inc., Curaflex Health Services, Inc., HealthInfusion, Inc., and Medisys, Inc. (which are not presented separately herein) audited by others. The financial statements of those entities as of December 31, 1993 and for the two years in the period then ended were audited by Deloitte & Touche LLP as it relates to T2 Medical, Inc., as of September 30, 1993, and for the two years in the period ended September 30, 1993 (whose report expresses an unqualified opinion and includes an explanatory paragraph relating to Material Uncertainties concerning certain pending claims against T2 Medical, Inc.), KPMG Peat Marwick LLP, as it relates to Curaflex Health Services, Inc., Arthur Andersen LLP, as it relates to HealthInfusion, Inc., and Coopers & Lybrand, Independent Accountants, as it relates to Medisys, Inc. whose reports are included elsewhere herein. The financial statements referred to above are included in the consolidated financial statements of Coram in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP as it relates to Curaflex and the report of Coopers & Lybrand, Independent Accountants, as it relates to Medisys, Inc., each covering the December 31, 1993, financial statements refer to a change in method of accounting for income taxes to adopt the provisions of the Financial Accounting Boards' Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes).

     The financial statements of the Caremark Business at December 31, 1994 and for the year then ended included in this Joint Proxy Statement/Prospectus have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Lincare as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994 have been included in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993, consolidated financial statements refers to a change in the method of accounting for income taxes.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     For proposals of stockholders to be considered for inclusion in the proxy statement of the 1996 Annual Meeting of Stockholders of Coram, such proposals must be received by the Corporate Secretary of Coram, no later than
            , 1996.

     As described in Lincare's proxy statement relating to its 1995 Annual Meeting of Stockholders, for stockholder proposals to be considered for inclusion in the proxy statement for the 1996 Annual Meeting of Stockholders of Lincare (if the Merger is not consummated), such proposals must be received by the Corporate Secretary of Lincare no later than October 17, 1995.

     Under Rule 14a-8 adopted by the Commission under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are presented assuming the Merger has been consummated and accounted for as a pooling-of-interests. The acquisition of Caremark has been accounted for as a purchase. The pro forma condensed combined statements of income for the years ended December 31, 1992, December 31, 1993 and December 31, 1994 and for the three months ended March 31, 1995 have been prepared as if the Merger and the other transactions requiring pro forma adjustments had occurred on January 1, 1992. The pro forma condensed combined balance sheets as of March 31, 1995 have been prepared as if the Merger and the other transactions requiring pro forma adjustments had occurred on March 31, 1995. The pro forma statement of income for the year ended December 31, 1994 and the three months ended March 31, 1995 have been adjusted to give effect to the acquisition of Caremark by Coram as of January 1, 1994 and to 1995 Lincare acquisitions as if those acquisitions had occurred as of January 1, 1994.

     The pro forma combined data are based on the separate historical consolidated financial statements of Coram and Lincare giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable given the circumstances. The results of operations of the acquired companies were derived from unaudited financial statements (if applicable). The unaudited pro forma condensed combined financial statements are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated or that may be achieved in the future.

     For all applicable periods presented in the unaudited pro forma condensed combined statements of income, shares used in the computation of earnings per common and common equivalent share give effect to the Exchange Ratio. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the respective historical audited consolidated financial statements of Coram, the Caremark Business and Lincare contained in this Joint Proxy Statement/Prospectus.

                          CORAM HEALTHCARE CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 March 31, 1995
                                 (in thousands)

                                                                               COMBINED
                                                                                CORAM
                                                                                 AND                                    ALL
                                                   CAREMARK    PRO FORMA       CAREMARK               PRO FORMA      COMPANIES
                                         CORAM     BUSINESS   ADJUSTMENTS      BUSINESS   LINCARE    ADJUSTMENTS     COMBINED
                                        --------   --------   -----------      --------   --------   -----------     ---------
                                                            ASSETS
CURRENT ASSETS
Cash and cash equivalents.............  $ 21,580   $     --    $  (7,300)(A)   $ 14,280   $  7,266    $      --      $  21,546
Accounts receivable net of
  allowances..........................   106,419    138,800           --        245,219     29,504           --        274,723
Investments...........................    15,499         --           --         15,499         --           --         15,499
Inventories...........................    11,250     10,900           --         22,150      1,176           --         23,326
Prepaid taxes.........................     9,739         --           --          9,739         --           --          9,739
Deferred income taxes, net............    32,538         --           --         32,538         --           --         32,538
Other current assets..................    20,784         --           --         20,784        640           --         21,424
                                        --------   --------   -----------      --------   --------   -----------     ---------
  Total current assets................   217,809    149,700       (7,300)       360,209     38,586           --        398,795
Property and equipment, net...........    23,744     26,700       (6,100)(B)     44,344     61,010           --        105,354
Other assets..........................    18,629      4,700       26,000(B)      47,329     18,196           --         65,525
                                              --         --       (2,000)(C)         --         --           --             --
Goodwill, net.........................   337,269    191,900     (191,900)(B)    513,869    104,833           --        618,702
                                              --         --      176,600(B)          --         --           --             --
                                        --------   --------   -----------      --------   --------   -----------     ---------
  TOTAL ASSETS........................  $597,451   $373,000    $  (4,700)      $965,751   $222,625    $      --      $1,188,376
                                        ========   ========   ==========       ========   ========   ==========      =========
                                             LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Accounts payable......................  $ 32,553   $ 23,800    $      --       $ 56,353   $  9,609    $      --      $  65,962
Current maturities of long-term
  debt................................     5,562         --       30,600(A)      36,162      5,857           --         42,019
Deferred income taxes.................     5,818         --           --          5,818         --           --          5,818
Securities sold for repurchase........     7,365         --           --          7,365         --           --          7,365
Reserve for litigation................    22,647         --           --         22,647         --           --         22,647
Accrued merger and restructuring......    35,958         --           --         35,958         --           --         35,958
Other accrued liabilities.............    13,632     13,400           --         27,032     10,107           --         37,139
                                        --------   --------   -----------      --------   --------   -----------     ---------
  Total current liabilities...........   123,535     37,200       30,600        191,335     25,573           --        216,908
Revolving lines of credit.............   122,300         --     (122,300)(A)         --     10,000           --        10 ,000
                                              --         --           --             --         --           --             --
Long-term debt........................    10,801         --      169,400(A)     430,201      4,026           --        434,227
                                              --         --      150,000(A)          --         --           --             --
                                              --         --      100,000(A)          --         --           --             --
Minority interest.....................     4,729      5,200           --          9,929        738           --         10,667
Other liabilities.....................     1,885        200           --          2,085         --           --          2,085
Deferred income taxes, non current....     1,522         --           --          1,522      3,664           --          5,186
                                        --------   --------   -----------      --------   --------   -----------     ---------
  Total non current liabilities.......   141,237      5,400      297,100        443,737     18,428           --        462,165
                                        --------   --------   -----------      --------   --------   -----------     ---------
  TOTAL LIABILITIES...................   264,772     42,600      327,700        635,072     44,001           --        679,073
STOCKHOLDERS' EQUITY
Common stock, par $.001...............        39         --           --             39        275         (247)(J)         67
Additional paid in capital............   347,071         --           --        347,071     82,469          247(J)     429,787
Stock purchase note...................        --         --           --             --         --           --             --
Unrealized loss on available for sale
  securities..........................      (193)        --           --           (193)        --           --           (193)
Retained earnings (deficit)...........   (14,238)   330,400     (330,400)(B)    (16,238)    95,880           --         79,642
                                              --         --       (2,000)(C)         --         --           --             --
                                        --------   --------   -----------      --------   --------   -----------     ---------
  Total stockholders' equity..........   332,679    330,400     (332,400)       330,679    178,624           --        509,303
                                        --------   --------   -----------      --------   --------   -----------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY..............................  $597,451   $373,000    $  (4,700)      $965,751   $222,625    $      --      $1,188,376
                                        ========   ========   ==========       ========   ========   ==========      =========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          CORAM HEALTHCARE CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   For the three months ended March 31, 1995
                     (in thousands, except per share data)

                                                                       COMBINED
                                                                       CORAM AND                               ALL
                                             CAREMARK   PRO FORMA      CAREMARK               PRO FORMA      COMPANIES
                                   CORAM     BUSINESS  ADJUSTMENTS     BUSINESS    LINCARE   ADJUSTMENTS     COMBINED
                                  --------   -------   -----------     ---------   -------   -----------     --------
Net revenue...................... $104,778   $96,100     $    --       $ 200,878   $64,013     $    --       $264,891
Cost of service..................   75,609    76,200        (305)(F)     151,504     9,743      17,975(G)     179,222
                                  --------   -------   -----------     ---------   -------   -----------     --------
  Gross profit...................   29,169    19,900         305          49,374    54,270     (17,975)        85,669
Operating expenses:
  Operating expenses.............       --        --          --              --    13,884     (13,884)(G)         --
  Selling, general and
    administrative expenses......   17,885    14,200          --          32,085    12,932          --         45,017
  Provision for estimated
    uncollectible accounts.......    4,013     4,300          --           8,313       540          --          8,853
  Amortization of goodwill.......    2,790     1,300         172(E)        4,262     2,691          --          6,953
  Depreciation expense...........       --        --          --              --     4,091      (4,091)(G)         --
  Restructuring costs and
    other........................   (4,131)       --          --          (4,131)       --          --         (4,131)
                                  --------   -------   -----------     ---------   -------   -----------     --------
    Total operating expenses.....   20,557    19,800         172          40,529    34,138     (17,975)        56,692
Operating income.................    8,612       100         133           8,845    20,132          --         28,977
Other income (expense)
  Interest income................      402        --          --             402       135          --            537
  Interest expense...............   (3,436)       --      (7,809)(D)     (11,245)     (234)         --        (11,479)
  Minority interest..............   (2,432)     (500)                     (2,932)       --          --         (2,932)
  Other income (loss)............      338      (100)         --             238         7          --            245
                                  --------   -------   -----------     ---------   -------   -----------     --------
Income (loss) before income
  taxes..........................    3,484      (500)     (7,676)         (4,692)   20,040          --         15,348
                                  --------   -------   -----------     ---------   -------   -----------     --------
Provision (benefit) for income
  taxes..........................   (1,105)       --          --(J)       (1,105)    7,816          --          6,711
                                  --------   -------   -----------     ---------   -------   -----------     --------
Net income (loss)................ $  4,589   $  (500)    $(7,676)      $  (3,587)  $12,224     $    --       $  8,637
                                  =========  ========  ==========      =========   ========  ==========      =========
Income (loss) per share.......... $    .11                             $    (.09)  $   .43                   $    .10
                                  =========                            =========   ========                  =========
Shares used to compute income
  (loss) per share...............   40,939                                40,939    28,526      15,273(K)      84,738
                                  =========                            =========   ========  ==========      =========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                             LINCARE HOLDINGS INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   For the three months ended March 31, 1995
                     (in thousands, except per share data)

                                                                              PRO FORMA
                                                    HISTORICAL ---------------------------------------
                                                    -------     AGGREGATE
                                                    LINCARE    ACQUISITIONS    ADJUSTMENTS    COMBINED
                                                    -------    ------------    -----------    --------
Net revenue......................................   $61,223       $2,790          $  --       $64,013
Cost of service..................................     9,112          631             --         9,743
                                                    -------    ------------    -----------    --------
  Gross profit...................................    52,111        2,159             --        54,270
Operating expenses:
  Operating expenses.............................    13,207          677             --        13,884
  Selling, general and administrative expenses...    12,664          268             --        12,932
  Provision for estimated uncollectible
     accounts....................................       489           51             --           540
  Amortization expense...........................     2,391           --            300(1)      2,691
  Depreciation expense...........................     3,945          146             --         4,091
                                                    -------    ------------    -----------    --------
Operating income (loss)..........................    19,415        1,017           (300)       20,132
Other income (expense):
  Interest income................................       134            1             --           135
  Interest expense...............................      (110)          (7)          (117)(2)      (234 )
  Net gain on sales of property and equipment....         7           --             --             7
                                                    -------    ------------    -----------    --------
Income (loss) before income taxes................    19,446        1,011           (417)       20,040
Provision (benefit) for income taxes.............     7,584          434           (202)(3)     7,816
                                                    -------    ------------    -----------    --------
Net income (loss)................................   $11,862       $  577          $(215)      $12,224
                                                    =======    =========       =========      =======
  Net income per share...........................   $   .42                                   $   .43
                                                    =======                                   =======
Number of shares used to compute:
  Income per share...............................    28,526                                    28,526
                                                    =======                                   =======

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          CORAM HEALTHCARE CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1994
                     (in thousands, except per share data)

                                                                           COMBINED
                                                                           CORAM AND                                 ALL
                                                CAREMARK    PRO FORMA      CAREMARK                PRO FORMA      COMPANIES
                                      CORAM     BUSINESS   ADJUSTMENTS     BUSINESS    LINCARE    ADJUSTMENTS     COMBINED
                                    ---------   --------   -----------     ---------   --------   -----------     ---------
Net revenue.......................  $ 450,496   $441,900    $      --      $ 892,396   $220,089    $      --      $1,112,485
Cost of service...................    313,182    338,200       (1,220)(F)    650,162     34,322       64,019(G)     748,503
                                    ---------   --------   -----------     ---------   --------   -----------     ---------
  Gross profit....................    137,314    103,700        1,220        242,234    185,767      (64,019)       363,982
Operating expenses
  Operating expenses..............         --         --           --             --     49,827      (49,827)(G)         --
  Selling, general and
    administrative expenses.......     81,907     54,200           --        136,107     45,692           --        181,799
  Provision for estimated
    uncollectible accounts........     19,517     22,600           --         42,117      2,133           --         44,250
  Amortization expense............      8,971      4,500        1,387(E)      14,858      9,239           --         24,097
  Depreciation expense............         --         --           --             --     14,192      (14,192)(G)         --
  Provision for litigation........     23,220         --           --         23,220         --           --         23,220
  Merger costs....................     28,500         --           --         28,500         --           --         28,500
  Restructuring costs.............     95,500     25,000           --        120,500         --           --        120,500
  Special provision for
    uncollectible accounts........     17,300         --           --         17,300         --           --         17,300
                                    ---------   --------   -----------     ---------   --------   -----------     ---------
    Total operating expense.......    274,915    106,300        1,387        382,602    121,083      (64,019)       439,666
Operating income (loss)...........   (137,601)    (2,600)        (167)      (140,368)    64,684           --        (75,684)
Other income (expense)
  Interest income.................      2,469         --           --          2,469        448           --          2,917
  Interest expense................     (7,414)      (489)     (41,708)(D)    (49,611)    (1,121)          --        (50,732)
  Minority interest...............    (12,622)    (3,500)          --        (16,122)        --           --        (16,122)
  Other income (loss).............        865      2,489           --          3,354        101           --          3,455
                                    ---------   --------   -----------     ---------   --------   -----------     ---------
Income (loss) before income
  taxes...........................   (154,303)    (4,100)     (41,875)      (200,278)    64,112           --       (136,166)
                                    ---------   --------   -----------     ---------   --------   -----------     ---------
Provision (benefit) for income
  taxes...........................    (26,231)    (1,700)          --(J)     (27,931)    25,067           --         (2,864)
                                    ---------   --------   -----------     ---------   --------   -----------     ---------
Net income (loss).................  $(128,072)  $ (2,400)   $ (41,875)     $(172,347)  $ 39,045    $      --      $(133,302)
                                    ==========  =========  ==========      ==========  =========  ==========      ==========
Net income (loss) per share
  Primary.........................  $   (3.32)                             $   (4.46)  $   1.38                   $   (1.62)
                                    ==========                             ==========  =========                  ==========
Shares used to compute income
  (loss) per share................     38,633                                 38,633     28,307       15,156(K)      82,096
                                    ==========                             ==========  =========  ==========      ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                             LINCARE HOLDINGS INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1994
                     (in thousands, except per share data)

                                                                             PRO FORMA
                                                 HISTORICAL  -----------------------------------------
                                                 --------     AGGREGATE
                                                 LINCARE     ACQUISITIONS    ADJUSTMENTS      COMBINED
                                                 --------    ------------    -----------      --------
Net revenue...................................   $201,142      $ 18,947        $    --        $220,089
Cost of service...............................     29,058         5,264             --          34,322
                                                 --------    ------------    -----------      --------
  Gross Profit................................    172,084        13,683             --         185,767
Operating expenses:
  Operating expenses..........................     44,347         5,480             --          49,827
  Selling, general and administrative
     expenses.................................     43,249         2,443             --          45,692
  Provision for estimated uncollectible
     accounts.................................      1,546           587             --           2,133
  Amortization expense........................      7,281            --          1,958(4)        9,239
  Depreciation expense........................     13,403           789             --          14,192
                                                 --------    ------------    -----------      --------
Operating income (loss).......................     62,258         4,384         (1,958)         64,684
Other income (expense):
  Interest income.............................        434            14             --             448
  Interest expense............................       (473)          (88)          (560)(5)      (1,121)
  Net gain on sales of property and
     equipment................................        101            --             --             101
                                                 --------    ------------    -----------      --------
Income (loss) before income taxes.............     62,320         4,310         (2,518)         64,112
Provision (benefit) for income taxes..........     24,367         1,022           (322)(6)      25,067
                                                 --------    ------------    -----------      --------
Net income (loss).............................   $ 37,953      $  3,288        $(2,196)       $ 39,045
                                                 ========     =========      =========        ========
  Net income per share........................   $   1.34                                     $   1.38
                                                 ========                                     ========
Number of shares used to compute:
  Net income per share........................     28,307                                       28,307
                                                 ========                                     ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          CORAM HEALTHCARE CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      For the Year Ended December 31, 1993
                     (in thousands, except per share data)

                                                                                  PRO FORMA
                                                       HISTORICAL         -------------------------
                                                  --------------------     PRO FORMA
                                                   CORAM      LINCARE     ADJUSTMENTS      COMBINED
                                                  --------    --------    -----------      --------
Net revenue....................................   $462,304    $154,506     $      --       $616,810
Cost of service................................    285,023      21,115        46,152(G)     352,290
                                                  --------    --------    -----------      --------
  Gross profit.................................    177,281     133,391       (46,152)       264,520
  Operating expenses...........................         --      34,388       (34,388)(G)         --
  Selling, general and administrative
     expenses..................................     75,706      34,623            --        110,329
  Provision for estimated uncollectible
     accounts..................................     29,751       1,832            --         31,583
  Amortization of goodwill.....................      7,824       4,695            --         12,519
  Depreciation.................................         --      11,764       (11,764)(G)         --
  Provision for litigation settlements.........         --          --            --             --
  Merger costs.................................      2,868          --            --          2,868
  Restructuring costs..........................      1,600          --            --          1,600
  Special provision for uncollectible
     accounts..................................         --          --            --             --
                                                  --------    --------    -----------      --------
     Total operating expenses..................    117,749      87,302       (46,152)       158,899
                                                  --------    --------    -----------      --------
Operating income...............................     59,532      46,089            --        105,621
Other income (expense)
  Interest income..............................      3,746         611            --          4,357
  Interest expense.............................     (3,916)       (387)           --         (4,303)
  Minority interest............................     (9,715)         --            --         (9,715)
  Other income.................................      7,862         233            --          8,095
                                                  --------    --------    -----------      --------
Income before income taxes.....................     57,509      46,546            --        104,055
Provision for income taxes.....................     28,848      18,294            --         47,142
                                                  --------    --------    -----------      --------
Net income.....................................   $ 28,661    $ 28,252     $      --       $ 56,913
                                                  ========    ========     =========       ========
Income per share...............................   $    .76    $   1.01                     $    .71
                                                  ========    ========                     ========
Shares used to compute income per share........     37,778      27,911        14,944(K)      80,633
                                                  ========    ========     =========       ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          CORAM HEALTHCARE CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      For the Year Ended December 31, 1992
                     (in thousands, except per share data)

                                                                                  PRO FORMA
                                                       HISTORICAL         -------------------------
                                                  --------------------     PRO FORMA
                                                   CORAM      LINCARE     ADJUSTMENTS      COMBINED
                                                  --------    --------    -----------      --------
Net revenue....................................   $413,100    $117,403     $      --       $530,503
Cost of service................................    224,356      16,215        38,618(G)     279,189
                                                  --------    --------    -----------      --------
  Gross profit.................................    188,744     101,188       (38,618)       251,314
  Operating expenses...........................         --      28,475       (28,475)(G)         --
  Selling, general and administrative
     expenses..................................     48,927      28,354            --         77,281
  Provision for estimated uncollectible
     accounts..................................     24,036       1,591            --         25,627
  Amortization of goodwill.....................      4,832       5,125            --          9,957
  Depreciation.................................         --      10,143       (10,143)(G)         --
  Provision for litigation settlements.........         --          --            --             --
  Merger costs.................................         --          --            --             --
  Restructuring costs..........................      2,385          --            --          2,385
  Special provision for uncollectible
     accounts..................................         --          --            --             --
                                                  --------    --------    -----------      --------
     Total operating expenses..................     80,180      73,688       (38,618)       115,250
                                                  --------    --------    -----------      --------
Operating income...............................    108,564      27,500            --        136,064
Other income (expense)
  Interest income..............................      4,940         465            --          5,405
  Interest expense.............................     (2,860)     (1,242)           --         (4,102)
  Minority interest............................     (4,638)         --            --         (4,638)
  Other income.................................      3,969          16            --          3,985
                                                  --------    --------    -----------      --------
Income before income taxes and extraordinary
  item.........................................    109,975      26,739            --        136,714
Provision for income taxes.....................     38,117      10,600                       48,717
                                                  --------    --------    -----------      --------
Income before extraordinary loss...............   $ 71,858    $ 16,139     $      --       $ 87,997
                                                  ========    ========     =========       ========
Income per share before extraordinary item.....   $   1.95    $    .64                     $   1.16
                                                  ========    ========                     ========
Shares used to compute income per share........     36,812      25,334        13,564(K)      75,710
                                                  ========    ========     =========       ========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

CAREMARK PURCHASE COMBINATION

     On January 29, 1995, Coram entered into an agreement to acquire the Caremark Business for $309 million, subject to a potential purchase price adjustment of up to $18 million. On April 6, 1995, Coram completed the acquisition of the Caremark Business. Concurrently with the acquisition, Coram repaid $123.8 million ($122.3 million of which was outstanding on March 31, 1995) under long-term revolving lines-of-credit.

     The purchase price consisted of (i) $209 million in cash and (ii) $100 million aggregate principal amount of junior subordinated pay-in-kind notes.

     Coram financed the cash portion of the purchase price, costs associated with the acquisition and the repayment of amounts outstanding under the Former Credit Facility through (i) $200 million of borrowings under the Senior Credit Facility, and (ii) $150 million from the issuance of the Bridge Notes. Coram intends to redeem the Bridge Notes as promptly as practicable, subject to the availability of financing on terms reasonably satisfactory to it.

     Coram anticipates significant expenses to be incurred in connection with the implementation of the Caremark Consolidation Plan subsequent to the acquisition of the Caremark Business combination. Such expenses are expected to include severance costs, costs to terminate leases on closed branches, consolidation of information systems, and other costs related to consolidation activities. Additionally, Coram anticipates that it will record a special charge associated with a revaluation of specific assets including accounts receivable. The expenses associated with these activities are not currently estimable with a reasonable degree of accuracy. Accordingly, they have not been reflected in the unaudited pro forma condensed combined financial statements of operations as it will be a one time charge to operations within six months of the purchase combination.

     Coram expects to realize substantial cost savings and efficiencies from the implementation of the Caremark Consolidation Plan. The Caremark Consolidation Plan includes the elimination of duplicate or redundant facilities in overlapping markets, the elimination of duplicative corporate and administrative expenses and the renegotiation of procurement contracts. Coram has tentatively identified 66 of 77 total Caremark Business treatment centers which have significant geographical overlap with Coram's existing facilities. Based on current information available, management estimates that total annualized savings to be realized by the Caremark Consolidation Plan will approximate $45 million. No assurance, however, can be given regarding the aggregate amount or the timing of cost savings to be achieved by Coram from the Caremark Consolidation Plan. Management is currently developing a detailed Caremark Consolidation Plan, therefore, the unaudited pro forma condensed combined financial statements do not reflect such savings.

     The historical balances related to the Caremark Business presented in the pro forma information exclude certain assets and liabilities of the home infusion business of Caremark which were not included in the acquisition.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                             (Dollars in thousands)

A.  The Caremark acquisition was financed as presented below:

    Proceeds from borrowing under the Senior Credit Facility of which $30,600
      is classified as a current obligation....................................    $ 200,000
    Proceeds from the Bridge Notes.............................................      150,000
    Coram Junior Convertible Subordinated PIK Notes............................       75,000
    Coram Junior Non-Convertible Subordinated PIK Notes........................       25,000
    Purchase price for the Caremark Business including $26 million of fees and
      expenses(1)..............................................................     (335,000)
    Refinancing of Former Credit Facility......................................     (122,300)
                                                                                   ---------
      Decrease in cash.........................................................    $  (7,300)
                                                                                   =========

- ---------------

     (1) Includes approximately $4.8 million of fees and expenses related to a permanent financing undertaken by Coram and deferred as of May 1, 1995, which is expected to occur after the completion of this transaction.

B. Allocation of the purchase price of $335 million, based on the fair market value of the assets of the Caremark Business acquired and liabilities assumed results in the following:

    Net assets of Caremark Business at historical amounts.......................     $ 330,400
    Write-off of previously recorded goodwill...................................      (191,900)
    Decrease in fair value of property and equipment............................        (6,100)
    Deferred financing costs of the acquisition(1)..............................        26,000
    Cost in excess of net assets acquired.......................................       176,600
                                                                                     ---------
                                                                                     $ 335,000
                                                                                     =========

     (1) Includes approximately $4.8 million of fees and expenses related to a permanent financing undertaken by Coram and deferred as of May 1, 1995, which is expected to occur after the completion of this transaction.

C. Represents the write off of unamortized deferred financing costs associated with Former Credit Facility repaid concurrently with the acquisition of the Caremark Business. The write off of these costs is not reflected in the unaudited pro forma condensed combined statements of operations.

D. Pro forma interest expense adjustment detailed below reflects the elimination of interest expense related to the Former Credit Facility, and to record interest expense associated with the Senior Credit Facility, the Bridge Notes, the Junior Convertible Subordinated PIK Notes and Junior Non-Convertible Subordinated PIK Notes and the amortization of deferred financing costs.

                                                                THREE MONTHS ENDED      YEAR ENDED
                                                                    MARCH 31,          DECEMBER 31,
                                                                       1995                1994
                                                                ------------------     ------------
    Elimination of Former Credit Facility interest expense....       $ (2,921)           $ (5,604)
    Senior Credit Facility interest expense...................          2,948              13,335
    Bridge Notes interest expense.............................          3,406              16,313
    Junior Convertible Subordinated PIK notes interest
      expense.................................................          1,314               5,334
    Junior Non-Convertible Subordinated PIK notes interest
      expense.................................................            750               3,083
    Amortization of deferred financing costs(1)...............          2,312               9,247
                                                                   ----------          ------------
    Net interest expense adjustment...........................       $  7,809            $ 41,708
                                                                ===============        ==========

- ---------------

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (1) Excludes amortization of the $4.8 million of expenses related to a permanent financing undertaken by Coram and deferred as of May 1, 1995, which is expected to occur after the completion of this transaction.

E. Goodwill associated with the purchase of the Caremark Business is amortized in the unaudited pro forma condensed combined statement of operations assuming an estimated average aggregate 30-year useful life consistent with Coram accounting policies currently in effect. However, Coram intends to perform a study of the components of acquired goodwill and intangibles and may adjust amortization based upon the results of this study. The pro forma adjustment to record goodwill amortization is detailed below:

                                                                THREE MONTHS ENDED      YEAR ENDED
                                                                    MARCH 31,          DECEMBER 31,
                                                                       1995                1994
                                                                ------------------     ------------
    Elimination of goodwill amortization previously
      recorded................................................       $ (1,300)           $ (4,500)
    Amortization of costs in excess of fair value of net
      assets acquired.........................................          1,472               5,887
                                                                   ----------          ------------
      Net goodwill adjustment.................................       $    172            $  1,387
                                                                ===============        ==========

F. Depreciation expense related to the decrease in fair value of fixed assets over five years on a straight-line basis.

LINCARE POOLING COMBINATION

G. Under the pooling of interests accounting method, accounting policies followed by Coram and Lincare are conformed. The unaudited pro forma condensed combined financial statements give effect to pro forma adjustments to conform the accounting policies to reflect the reclassification of operating and depreciation expense to conform to Coram's presentation.

LINCARE PURCHASE COMBINATIONS

     Lincare's pro forma condensed combined statements of operations for the year ended December 31, 1994 and the three months ended March 31, 1995 give effect to the 1995 acquisition of the outstanding stock or certain assets of ten businesses in separate transactions for $27.3 million of cash (including cash acquired of $275,000), $2.4 million of deferred acquisition obligations and the assumption of $1.3 million of liabilities.

     Lincare's pro forma financial statements have been prepared by Lincare management based upon the historical financial statements of Lincare and the acquired businesses. These pro forma financial statements may not be indicative of the results of operations that actually would have occurred if the combinations had been in effect on January 1, 1994 or January 1, 1995 or which may be obtained in the future.

     Lincare's pro forma financial statements combine the results of operations of the companies for the year ended December 31, 1994 and for the three months ended March 31, 1995. In combining the companies, the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1995 reflect the following:

          (1) Amortization of customer list, covenants not to compete and goodwill are recorded over the estimated useful lives of three years, three to five years and forty years, respectively;

          (2) Interest expense associated with $8.0 million of acquisition debt is recorded at a 7% interest rate; and

          (3) Income taxes and income tax effect of (1) and (2) are recorded at 39.0%.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     In combining the companies, the pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1994 reflect the following:

          (4) Amortization of customer list, covenants not to compete and goodwill are recorded over estimated useful lives of three years, three to five years, and forty years respectively;

          (5) Interest expense associated with $8.0 million of acquisition debt is recorded at a 7% interest rate; and

          (6) Income taxes and income tax effect of (4) and (5) are recorded at 39.1%.

TRANSACTION FEES

H. Under the pooling-of-interests accounting method, direct transaction costs are expensed in the period in which the transaction is consummated. Such costs are estimated to be $.5 million and include investment banking, legal, accounting, printing, solicitation, filing fees and similar expenses. The accrual of these expenses has been reflected in the unaudited pro forma condensed combined balance sheet at March 31, 1995 but not in the unaudited pro forma condensed combined income statement for the period then ended.

INCOME TAXES

I. No tax benefits from the aforementioned pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements.

STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

J. Common stock and additional paid-in capital have been adjusted to reflect the issuance of shares of Coram Common Stock with a par value of $.001 in exchange for the issued and outstanding shares of Lincare Common Stock at March 31, 1994.

K. The weighted average common share amounts represent the aggregate weighted average shares of Coram and Lincare Common Stock adjusted to reflect the Exchange Ratio.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

CORAM HEALTHCARE CORPORATION

Reports of Independent Auditors.......................................................  F-3
Consolidated Balance Sheets -- As of December 31, 1994 and 1993.......................  F-8
Consolidated Statements of Operations -- Years Ended December 31, 1994, 1993 and
  1992................................................................................  F-9
Consolidated Statements of Stockholders' Equity -- Years Ended December 31, 1994, 1993
  and 1992............................................................................  F-10
Consolidated Statements of Cash Flows -- Years Ended December 31, 1994, 1993 and
  1992................................................................................  F-11
Notes to Consolidated Financial Statements............................................  F-12
Interim Financial Statements
  Condensed Consolidated Balance Sheets -- As of March 31, 1995 and December 31,
     1994.............................................................................  F-26
  Condensed Consolidated Statements of Operations -- Periods ended March 31, 1995 and
     1994.............................................................................  F-27
  Condensed Consolidated Statements of Cash Flows -- Periods ended March 31, 1995 and
     1994.............................................................................  F-28
  Notes to Condensed Consolidated Financial Statements................................  F-29
Schedule II -- Valuation and Qualifying Accounts......................................  F-33

THE CAREMARK BUSINESS

Report of Independent Accountants.....................................................  F-34
Combined Statements of Operations.....................................................  F-35
Combined Balance Sheets...............................................................  F-36
Combined Statements of Cash Flows.....................................................  F-37
Combined Statements of Divisional Equity..............................................  F-38
Notes to Combined Financial Statements................................................  F-39
Interim Financial Statements
  Condensed Combined Statements of Operations.........................................  F-47
  Condensed Combined Balance Sheets...................................................  F-48
  Condensed Combined Statement of Cash Flows..........................................  F-49
  Notes to Condensed Combined Financial Statements....................................  F-50
Schedule II--Valuation and Qualifying Accounts........................................  F-51

LINCARE HOLDINGS INC.

Independent Auditors Report...........................................................  F-52
Consolidated Balance Sheets -- As of December 31, 1994 and 1993.......................  F-53
Consolidated Statements of Operations -- Years Ended December 31, 1994, 1993 and
  1992................................................................................  F-54
Consolidated Statements of Stockholders' Equity -- Years Ended December 31, 1994, 1993
  and 1992............................................................................  F-55
Consolidated Statements of Cash Flows -- Years Ended December 31, 1994, 1993 and
  1992................................................................................  F-56
Notes to Consolidated Financial Statements............................................  F-57

Interim Financial Statements (unaudited except for December 31, 1994):
  Condensed Consolidated Balance Sheets as of December 31, 1994 and March 31, 1995....  F-66
  Condensed Consolidated Statements of Operations -- Three Months Ended March 31, 1995
     and 1994.........................................................................  F-67
  Condensed Consolidated Statements of Cash Flows -- Three Months Ended March 31, 1995
     and 1994.........................................................................  F-68
  Notes to Condensed Consolidated Financial Statements................................  F-69
Schedule II -- Valuation and Qualifying Accounts......................................  F-70

Board of Directors
Coram Healthcare Corporation and subsidiaries

     We have audited the accompanying consolidated balance sheet of Coram Healthcare Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1994. Our audit also included the 1994 financial statement schedules listed in the index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1994 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coram Healthcare Corporation and subsidiaries at December 31, 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related 1994 financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also have audited, as to combination only, the accompanying consolidated balance sheet of Coram Healthcare Corporation and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1993. As described in Note 1 to such statements, these statements have been combined from the financial statements of T(2) Medical, Inc., Curaflex Health Services, Inc., HealthInfusion, Inc., and Medisys, Inc. (which are not presented separately herein). The reports of Deloitte & Touche LLP, as it relates to T(2) Medical, Inc., as of September 30, 1993, and for the two years in the period ended September 30, 1993, KPMG Peat Marwick LLP, as it relates to Curaflex Health Services, Inc., Arthur Andersen LLP, as it relates to HealthInfusion, Inc., and Coopers & Lybrand, as it relates to Medisys, Inc., who have audited these statements appear elsewhere herein. In our opinion, the accompanying consolidated financial statements for 1993 and for the two years in the period ended December 31, 1993 have been properly combined on the basis described in
Note 1.

     We also audited the adjustments described in Note 1 that were applied to present the statements of operations, stockholders' equity, and cash flows, of T(2) Medical, Inc. for each of the two years in the period ended December 31, 1993. In our opinion, such adjustments are appropriate and have been properly applied.

                                            /s/ ERNST & YOUNG LLP
                                            ERNST & YOUNG LLP

Orange County, California
February 17, 1995

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of T2 Medical, Inc.

We have audited the accompanying consolidated balance sheet of T2 Medical, Inc. and its subsidiaries (the "Company") as of September 30, 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of T2 Medical, Inc. and subsidiaries at September 30, 1993, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 12, the Company is a defendant in civil suits filed on behalf of individuals claiming they have purchased Company stock at various times during the time period from December 2, 1991 through August 12, 1993. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of these suits has been made in the accompanying consolidated financial statements.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Atlanta, Georgia
November 17, 1993
(December 23, 1993 as to Note 17)

              INLAND EMPIRE OFFICE
              ONE LAKESHORE CENTRE
              3281 GUASTI ROAD, SUITE 550
              ONTARIO, CA 91761

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Curaflex Health Services, Inc.:

We have audited the accompanying consolidated balance sheets of Curaflex Health Services, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Curaflex Health Services, Inc. and subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in note 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                            /s/ KPMG PEAT MARWICK LLP
                                            KPMG PEAT MARWICK LLP

Ontario, California
February 28, 1994

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
  HealthInfusion, Inc. and subsidiaries:

     We have audited the consolidated balance sheet of HealthInfusion, Inc. (a Florida corporation) and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthInfusion, Inc. and subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                            /s/ ARTHUR ANDERSEN LLP
                                            ARTHUR ANDERSEN LLP

Miami, Florida,
  March 18, 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of

Medisys, Inc.:

     We have audited the consolidated balance sheet of Medisys, Inc. and Subsidiaries as of December 31, 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The 1992 consolidated financial statements of Medisys, Inc. and Subsidiaries have been restated to give retroactive effect to the merger of Medisys, Inc. and Subsidiaries and American Home Therapies, Inc., on July 30, 1993, which has been accounted for as a pooling-of-interests as described in note 2 to the consolidated financial statements of Medisys, Inc. and Subsidiaries.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medisys, Inc. and Subsidiaries as of December 31, 1993, and the consolidated results of their operations and their cash flows for each of the years in the two-year period then ended, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements of Medisys Inc., and Subsidiaries, in 1993 the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                            /s/ COOPERS & LYBRAND
                                            COOPERS & LYBRAND

Minneapolis, Minnesota
February 11, 1994

                          CORAM HEALTHCARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
CURRENT ASSETS:
  Cash and cash equivalents............................................  $ 20,046     $ 22,971
  Accounts receivable, net of allowances of $22,297 in 1994 and $25,076
     in 1993...........................................................   111,000      112,944
  Investment in available-for-sale securities..........................    16,546       33,032
  Inventories..........................................................    11,064       11,158
  Prepaid taxes........................................................    11,430           --
  Deferred income taxes, net...........................................    31,893        6,726
  Other current assets.................................................     5,667        5,453
                                                                         --------     --------
          Total current assets.........................................   207,646      192,284
PROPERTY AND EQUIPMENT, NET............................................    25,902       42,917
JOINT VENTURES AND OTHER ASSETS........................................     8,651       26,558
DEFERRED INCOME TAXES NON-CURRENT......................................       557           --
GOODWILL, NET..........................................................   333,359      294,118
                                                                         --------     --------
TOTAL ASSETS...........................................................  $576,115     $555,877
                                                                         ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................................................  $ 26,897     $ 18,745
  Taxes payable........................................................        --        3,600
  Revolving lines of credit............................................        --       15,073
  Current maturities of long-term debt.................................     5,911       13,684
  Deferred income taxes................................................     5,788        5,769
  Liabilities for securities sold under agreement to repurchase........     7,430           --
  Reserve for litigation...............................................    22,720           --
  Accrued merger and restructuring.....................................    42,794           --
  Other accrued liabilities............................................    12,711       10,421
                                                                         --------     --------
          Total current liabilities....................................   124,251       67,292
REVOLVING LINES-OF-CREDIT..............................................   108,099       22,093
LONG-TERM DEBT.........................................................    12,718       18,063
MINORITY INTEREST IN CONSOLIDATED JOINT VENTURES.......................     6,599        6,298
OTHER LIABILITIES......................................................       665          499
DEFERRED INCOME TAXES NON-CURRENT......................................     1,522        2,760
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, par value $.001, authorized 75,000 shares, issued
     38,964 in 1994 and 37,793 in 1993.................................        39           38
  Additional paid-in capital...........................................   341,328      328,390
  Stock purchase note..................................................        --         (860)
  Unrealized loss on available-for-sale securities.....................      (279)          --
  Retained earnings (deficit)..........................................   (18,827)     111,304
                                                                         --------     --------
          Total stockholders' equity...................................   322,261      438,872
                                                                         --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................  $576,115     $555,877
                                                                         ========     ========

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1994         1993        1992
                                                              ---------    --------    --------
NET REVENUE.................................................  $ 450,496    $462,304    $413,100
COST OF SERVICE.............................................    313,182     285,023     224,356
                                                              ---------    --------    --------
  Gross profit..............................................    137,314     177,281     188,744
OPERATING EXPENSES:
  Selling, general and administrative expenses..............     81,907      75,706      48,927
  Provision for estimated uncollectible accounts............     19,517      29,751      24,036
  Amortization of goodwill..................................      8,971       7,824       4,832
  Provision for litigation settlements......................     23,220          --          --
  Merger costs..............................................     28,500       2,868          --
  Restructuring costs.......................................     95,500       1,600       2,385
  Special provision for uncollectible accounts..............     17,300          --          --
                                                              ---------    --------    --------
          Total operating expenses..........................    274,915     117,749      80,180
                                                              ---------    --------    --------
OPERATING INCOME (LOSS).....................................   (137,601)     59,532     108,564
OTHER INCOME (EXPENSE):
  Interest income...........................................      2,469       3,746       4,940
  Interest expense..........................................     (7,414)     (3,916)     (2,860)
  Minority interest in net income of consolidated joint
     ventures...............................................    (12,622)     (9,715)     (4,638)
  Equity in net income of unconsolidated joint ventures.....        800       1,357       2,918
  Gain (loss) on sales of property and equipment............       (255)      5,359        (254)
  Other income..............................................        320       1,146       1,305
                                                              ---------    --------    --------
INCOME (LOSS) BEFORE INCOME TAXES...........................   (154,303)     57,509     109,975
PROVISION (BENEFIT) FOR INCOME TAXES........................    (26,231)     28,848      38,117
                                                              ---------    --------    --------
NET INCOME (LOSS)...........................................  $(128,072)   $ 28,661    $ 71,858
                                                              =========    ========    ========
NET INCOME (LOSS) PER COMMON SHARE:
  Primary...................................................  $   (3.32)   $   0.76    $   1.95
                                                              =========    ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Primary...................................................     38,633      37,778      36,812
                                                              =========    ========    ========

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                       UNREALIZED
                                                                                        LOSS ON
                                              COMMON STOCK     ADDITIONAL    STOCK     AVAILABLE-   RETAINED
                                             ---------------    PAID-IN     PURCHASE    FOR-SALE    EARNINGS
                                             SHARES   AMOUNT    CAPITAL       NOTE     SECURITIES   (DEFICIT)     TOTAL
                                             ------   ------   ----------   --------   ----------   ---------   ---------
BALANCE, JANUARY 1, 1992...................  32,158    $ 32     $ 193,521    $ (860)     $   --     $  37,846   $ 230,539
  Issuance of common stock, net............   3,954       4       109,890        --          --            --     109,894
  Dividends................................      --      --            --        --          --        (2,349)     (2,349)
  Distribution of S Corporation earnings...      --      --            --        --          --       (15,428)    (15,428)
  Net income...............................      --      --            --        --          --        71,858      71,858
                                             ------   ------   ----------   --------   ----------   ---------   ---------
BALANCE, DECEMBER 31, 1992.................  36,112      36       303,411      (860)         --        91,927     394,514
  Issuance of common stock, net............   1,681       2        24,979        --          --            --      24,981
  Dividends................................      --      --            --        --          --        (5,012)     (5,012)
  Distribution of S Corporation earnings...      --      --            --        --          --        (4,272)     (4,272)
  Net income...............................      --      --            --        --          --        28,661      28,661
                                             ------   ------   ----------   --------   ----------   ---------   ---------
BALANCE, DECEMBER 31, 1993.................  37,793      38       328,390      (860)         --       111,304     438,872
  Issuance of common stock, net (through
     June 30, 1994)........................     786       1         9,323        --          --            --       9,324
  Dividends (through June 30, 1994)........      --      --            --        --          --        (2,059)     (2,059)
  Net loss (through June 30, 1994)
     (unaudited)...........................      --      --            --        --          --        (5,788)     (5,788)
                                             ------   ------   ----------   --------   ----------   ---------   ---------
  Balance, at June 30, 1994................  38,579      39       337,713      (860)         --       103,457     440,349
  Issuance of common stock, net............     385      --         3,615        --          --            --       3,615
  Unrealized loss on available-for-sale
     securities............................      --      --            --        --        (279)           --        (279)
  Proceeds from stock purchase note........      --      --            --       860          --            --         860
  Net loss from June 30, 1994 to December
     31, 1994 (unaudited)..................      --      --            --        --          --      (122,284)   (122,284)
                                             ------   ------   ----------   --------   ----------   ---------   ---------
BALANCE, DECEMBER 31, 1994.................  38,964    $ 39     $ 341,328    $   --      $ (279)    $ (18,827)  $ 322,261
                                             ======   ======     ========   =======    ========     =========   =========

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     ---------------------------------
                                                                                       1994         1993        1992
                                                                                     ---------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..................................................................  $(128,072)   $ 28,661    $ 71,858
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
  Provision for estimated uncollectible accounts...................................     19,517      29,751      24,036
  Special provision for additional uncollectible amounts...........................     17,300          --          --
  Depreciation and amortization....................................................     22,871      18,983      11,876
  Income tax benefit of exercise of stock options..................................         --          --      15,464
  Merger/restructuring costs not requiring cash....................................     50,100          --          --
  Litigation settlements not requiring cash........................................      5,520          --          --
  Deferred income taxes, net.......................................................    (26,943)        377        (330)
  Minority interest in net income of consolidated joint ventures, net..............       (978)      1,240         901
  (Gain) loss on sales of property and equipment...................................        255      (5,359)        254
  (Gain) loss on sales of investments, net.........................................       (177)       (115)        278
  Equity in net income of unconsolidated joint ventures, net.......................        562         406      (1,154)
  Other, net.......................................................................        675        (115)      1,165
  Change in assets and liabilities, net of acquisitions:
    Increase in accounts receivable................................................    (20,597)    (17,683)    (35,483)
    Increase in prepaid expenses, inventories and other assets.....................    (15,286)     (4,451)    (12,347)
    Decrease in current and other liabilities......................................     (3,112)     (3,834)     (9,997)
    Increase in accrued merger and restructuring...................................     37,787          --          --
    Increase in reserve for litigation.............................................     17,200          --          --
                                                                                     ---------    --------    --------
        Net cash provided (used) by operating activities...........................    (23,378)     47,861      66,521
                                                                                     ---------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of available-for-sale securities..............................     17,207          --          --
  Purchases of available-for-sale securities.......................................     (1,000)         --          --
  Purchases and sales of short-term investments, net...............................         --      35,785     (66,668)
  Proceeds from sale of property and equipment.....................................      1,100       5,439         150
  Proceeds from sales of joint ventures............................................      1,050          --          --
  Purchases of property and equipment..............................................     (8,950)    (14,701)    (11,101)
  Payments for acquisition of businesses, net of cash acquired.....................    (61,450)    (60,364)    (57,153)
  Capital contributions to unconsolidated joint ventures...........................     (3,945)    (11,897)     (7,380)
  Distributions of S corporation earnings..........................................         --      (4,272)    (15,427)
                                                                                     ---------    --------    --------
        Net cash used by investing activities......................................    (55,988)    (50,010)   (157,579)
                                                                                     ---------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sales of common stock, net of repurchases and issuance costs.....................      2,597       1,296      50,887
  Borrowings and repayments of lines of credit, net................................     70,933          --          --
  Securities sold under agreements to repurchase...................................      7,430          --          --
  Debt borrowings..................................................................      2,180      62,941      22,809
  Repayment of debt................................................................    (11,655)    (50,823)    (49,465)
  Cash dividends paid..............................................................     (2,059)     (5,012)     (2,349)
  Exercise of stock options........................................................      7,015         223         291
                                                                                     ---------    --------    --------
        Net cash provided by financing activities..................................     76,441       8,625      22,173
                                                                                     ---------    --------    --------
NET INCREASE (DECREASE) IN CASH....................................................     (2,925)      6,476     (68,885)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....................................     22,971      16,495      85,380
                                                                                     ---------    --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........................................  $  20,046    $ 22,971    $ 16,495
                                                                                     =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.......................................................................  $   9,596    $  3,868    $  2,963
                                                                                     =========    ========    ========
    Income taxes...................................................................  $  16,692    $ 32,183    $ 28,174
                                                                                     =========    ========    ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of stock in connection with acquisitions................................  $   4,022    $ 23,331    $ 38,261
                                                                                     =========    ========    ========
  Capital lease obligations for purchase of property and equipment.................  $      --    $  1,700    $     --
                                                                                     =========    ========    ========
  Conversion of preferred stock to common stock....................................  $      --    $     --    $ 20,009
                                                                                     =========    ========    ========

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Activity

     Coram Healthcare Corporation and its subsidiaries ("Coram" or the "Company") are primarily engaged in providing alternate site infusion therapy and related services. Other services offered by the Company include the provision of lithotripsy, non-intravenous infusion products and physician support services.

     The operations of the Company commenced on July 8, 1994, as a result of a merger of T(2) Medical, Inc. ("T(2)"), Curaflex Health Services, Inc. ("Curaflex"), HealthInfusion, Inc. ("HealthInfusion") and Medisys, Inc. ("Medisys") (collectively, the "Merged Entities"). Each of these companies became and are now wholly owned subsidiaries of the Company. Each outstanding share of the Merged Entities was converted, at varying exchange rates, into shares of the Company's common stock, resulting in the issuance of 38.6 million shares of Coram common stock. The transaction was accounted for as a pooling-of-interests. Accordingly, the accompanying financial information was restated to include the accounts of the Merged Entities for all periods presented.

     The results of operations previously reported by the Merged Entities and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                                              YEARS ENDED
                                                                             DECEMBER 31,
                                                    SIX MONTHS ENDED     ---------------------
                                                     JUNE 30, 1994         1993         1992
                                                    ----------------     --------     --------
    Net Revenue:
      T(2)........................................      $115,770         $265,090     $264,562
      Curaflex....................................        48,989           89,152       75,127
      Medisys.....................................        27,438           51,381       23,662
      HealthInfusion..............................        34,515           56,681       49,749
                                                    ----------------     --------     --------
         Combined.................................      $226,712         $462,304     $413,100
                                                    =============        ========     ========
    Net Income (Loss):
      T(2)........................................      $ (3,387)        $ 35,504     $ 64,859
      Curaflex....................................        (4,400)          (8,615)        (875)
      Medisys.....................................           599              652        1,551
      HealthInfusion..............................         1,703            1,120        6,323
      Coram Holding...............................          (304)              --           --
                                                    ----------------     --------     --------
         Combined.................................      $ (5,789)        $ 28,661     $ 71,858
                                                    =============        ========     ========

     HMSS Acquisition -- On September 12, 1994, the Company acquired all of the capital stock of H.M.S.S., Inc. ("HMSS"), an alternate site infusion therapy provider. The acquisition was accounted for by the purchase method of accounting, and accordingly, the results of operations of HMSS have been included in the accompanying consolidated financial statements subsequent to the date of acquisition. The acquisition was not material to the Company's financial position or results of operations.

     Other Acquisitions -- During 1994, T(2) completed 55 acquisitions totaling $22.8 million which were accounted for as purchases. Individually, the acquisitions were not considered material to the Company's financial position or results of operations. During the years ended December 31, 1993 and 1992, the Merged Entities completed numerous acquisitions. Acquisitions accounted for as poolings of interests (four in 1993 and five in 1992) are reflected in the accounts and operations of the Merged Entities for all periods presented. Acquisitions accounted for as purchases (15 in 1993 and 14 in 1992) are included in the operations of the Merged Entities subsequent to the dates of acquisitions.

                          CORAM HEALTHCARE CORPORATION

     In connection with these purchase transactions, certain purchase agreements provided for additional contingent consideration. The amount of additional consideration, if any, is based on the financial performance levels of the acquired companies. If these contingent payments are paid, they will be recorded as additional costs in excess of fair value in the period in which the payment becomes probable.

     Fiscal Year -- In conjunction with the merger, Coram adopted a December 31 year end. While Curaflex, HealthInfusion and Medisys previously had year ends of December 31, T(2) prepared its financial statements on the basis of a September 30 fiscal year end. The restated financial statements for 1993 and 1992 include previously reported T(2) amounts adjusted to conform to a December 31 year end. Accordingly, T(2)'s results of operations as previously reported have been adjusted as follows (in thousands):

    NET REVENUES:
      As previously reported -- fiscal year ended September 30, 1992..........  $250,944
      As adjusted to conform to the year ended December 31, 1992..............  $264,562

      As previously reported -- fiscal year ended September 30, 1993..........  $273,199
      As adjusted to conform to the year ended December 31, 1993..............  $265,090
    NET INCOME:
      As previously reported -- fiscal year ended September 30, 1992..........  $ 64,959
      As adjusted to conform to the year ended December 31, 1992..............  $ 64,859

      As previously reported -- fiscal year ended September 30, 1993..........  $ 41,468
      As adjusted to conform to the year ended December 31, 1993..............  $ 35,504

     The adjustments made to conform T(2)'s previously reported amounts reflect the inclusion and exclusion, as necessary, of T(2)'s results of operations for the quarters ended December 31, 1993, 1992 and 1991.

     Merger and Restructuring -- During September 1994, the Company initiated a merger and restructuring plan ("the Coram Consolidation Plan") to reduce future operating costs, improve productivity and gain efficiencies through consolidation of redundant infusion centers and corporate offices, reductions in personnel, and elimination or discontinuance of investments in certain joint ventures and other non-infusion facilities. The Coram Consolidation Plan anticipated the costs associated with consummation of the merger transaction ("Merger Costs"); it also anticipated costs associated with severance and fringe benefits related to workforce reductions ("Personnel Reduction Costs"), consolidation of existing operating and corporate office facilities and disposition of redundant equipment and inventories ("Facility Reduction Costs") and the impact of changes in strategic direction related to certain non-core businesses ("Discontinuance Costs") (collectively "Restructuring Costs"). In connection with the Coram Consolidation Plan, the Company recorded charges of $28.5 million in estimated merger costs and $92.3 million in estimated restructuring costs. Additionally, upon the completion of the HMSS acquisition, the Company extended the Coram Consolidation Plan to include the consolidation of HMSS operations. Accordingly, the Company recorded estimated restructuring costs of $3.2 million related to the HMSS transaction. The estimated costs associated with each component of the

                          CORAM HEALTHCARE CORPORATION

Coram Consolidation Plan, including the writedown of existing assets to their estimated net realizable value were as follows (in thousands):

                                                             CASH         NON-CASH
                                                         EXPENDITURES     CHARGES       TOTAL
                                                         ------------     --------     -------
    Merger Costs.......................................    $ 27,900       $   600      $28,500
                                                          =========       =======      =======
    Personnel Reduction Costs..........................    $ 26,200       $   600      $26,800
    Facility Reduction Costs...........................      15,600        16,300       31,900
    Discontinuance Costs...............................       4,200        32,600       36,800
                                                         ------------     --------     -------
    Restructuring Costs................................    $ 46,000       $49,500      $95,500
                                                          =========       =======      =======

     Management believes these costs to be non-recurring; however, actual costs may vary from the recorded charges as the Coram Consolidation Plan continues.

     Implementation of the Coram Consolidation Plan began in September 1994. The Coram Consolidation Plan provided for the elimination of approximately 100 of the Company's home infusion branch facilities and the consolidation of corporate administrative operations into one location, with a corresponding significant reduction of branch and corporate personnel. The Company anticipates that the branch and corporate consolidation portions of the Coram Consolidation Plan will be substantially completed by March 31, 1995.

     Through December 31, 1994, the Company had completed a significant portion of the branch consolidation process, including the closure of 75 branch facilities and a reduction of approximately 500 employees. The Company has made total payments and recorded asset write-downs through December 31, 1994, as follows (in thousands):

                                                             CASH       NON-CASH      TOTAL
                                                            -------     --------     -------
    Merger Costs..........................................  $25,100     $   600      $25,700
                                                            =======     =======      =======
    Personnel Reduction Costs.............................  $ 6,200     $   600      $ 6,800
    Facility Reduction Costs..............................    1,200      16,200       17,400
    Discontinuance Costs..................................       --      32,600       32,600
                                                            -------     --------     -------
    Restructuring Costs...................................  $ 7,400     $49,400      $56,800
                                                            =======     =======      =======

     The accrued merger and restructuring includes the remaining portion of the restructuring amount related to the HMSS acquisition.

     As a result of the Company's decision to implement standardized policies for recognition of contractual and other allowances, de-emphasize certain businesses and provide for the disruptions experienced during the merger and post-merger transition process, the Company also recorded a special charge of $17.3 million in September 1994, for anticipated uncollectible accounts and other receivables. In establishing this reserve, the Company evaluated the aging of trade receivables since the merger process began and evaluated the impact of ending relationships with certain centers.

     Although subject to future adjustment, management of the Company believes it had adequate reserves as of December 31, 1994, to complete the Coram Consolidation Plan.

  Summary of Significant Accounting Policies

     Basis of Presentation and Principles of Consolidation -- The consolidated financial statements include the accounts of Coram, its subsidiaries and joint ventures in which ownership is 51% or greater. All material intercompany accounts and transaction balances have been eliminated in consolidation. The Company uses the equity method of accounting to account for investments in entities in which it exhibits significant influence

                          CORAM HEALTHCARE CORPORATION
and has an ownership interest of 20 to 50%. The cost method is used to account for investments in which ownership is less than 20%.

     Revenue Recognition -- Revenue is recognized as services are rendered or products are delivered. Substantially all of the Company's revenue is billed to third-party payors, including insurance companies, managed care plans, governmental payors and contracted institutions. Revenue is recorded net of contractual adjustments and related discounts. Contractual adjustments represent estimated differences between service revenue at established rates and amounts expected to be realized from third-party payors under contractual agreements.

     Management fees, which are collected from entities managed by the Company, are based on a percentage of the entities' annual pretax earnings or a percentage of revenue.

     Cash and Cash Equivalents -- Cash equivalents include all highly liquid investments with an original maturity of three months or less. A portion of the Company's cash balances were restricted as to their use. The restricted balances totaled approximately $6.5 million and $5.0 million at December 31, 1994 and 1993, respectively.

     Investments -- Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 1994, the Company had classified all of its investment securities as available-for-sale. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported on a net basis as a separate component of stockholders' equity until realized. Realized gains and losses on the sale of securities are computed using the specific identification method.

     Provision for Estimated Uncollectible Accounts -- The Company records a provision for estimated uncollectible accounts for the portion of recognized revenues which it estimates may not be ultimately collected. The provision includes any contractual adjustments in excess of those estimated at the time revenue is recognized and other differences between recorded revenues and collections from third party payors and patients. The provision and related allowance are adjusted periodically, based upon the Company's evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services for which the Company may not have had significant historical collection experience, industry reimbursement trends and other relevant factors.

     Inventories -- Inventories, consisting primarily of pharmaceuticals and medical supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of one to 10 years for machinery and equipment, furniture and fixtures and vehicles, and 30 to 31.5 years for buildings. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the related assets.

     Goodwill -- Goodwill represents the excess of the purchase price over the fair value of net assets acquired through business combinations accounted for as purchases and is amortized on a straight-line basis over the expected periods to be benefited. At December 31, 1994 and 1993, total accumulated amortization of goodwill was approximately $28.4 million and $19.1 million, respectively.

     Goodwill from acquisitions consummated prior to the merger and the HMSS acquisition is amortized over useful lives ranging from 30 to 40 years. Goodwill will be amortized over an average useful life of approximately 30 years for all companies purchased subsequent to December 31, 1994. The Company assesses the recoverability of goodwill at least annually using estimated undiscounted future cash flows determined based on its judgments as to the future profitability of its operations and the changing dynamics of the healthcare industry.

                          CORAM HEALTHCARE CORPORATION

     Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 requires an asset and liability approach to financial accounting and reporting for income taxes.

     Per Share Data -- Per share data have been computed by dividing net income or loss by the weighted average number of common and common equivalent shares outstanding during the period. The weighted average calculation also includes common shares issuable. Common stock equivalents include dilutive stock options and warrants. Fully diluted per share calculations are not presented in the financial statements because the assumed conversions of convertible debt and any additional incremental shares would be either antidilutive or cause de minimus dilution.

2. INVESTMENTS

     The carrying value of the Company's available-for-sale securities and their approximate fair values at December 31, 1994 were as follows (in thousands):

                                                          AMORTIZED    UNREALIZED    APPROXIMATE
                                                            COST         LOSSES      FAIR VALUE
                                                          ---------    ----------    -----------
    U.S. Government agencies............................   $   329        $  4         $   325
    Asset and mortgage-backed securities................     8,256         171           8,085
    U.S. Treasury obligations...........................     7,531          93           7,438
    Corporate obligations...............................       704          11             693
    Other securities....................................         5          --               5
                                                          ---------    ----------    -----------
              Total.....................................   $16,825        $279         $16,546
                                                           =======     ========      =========

     In accordance with the Company's previous investment accounting policy, the aggregate carrying value and estimated fair value of investments at December 31, 1993 were as follows (in thousands):

                                                                                APPROXIMATE
                                                                      COST      FAIR VALUE
                                                                    --------    -----------
    U.S. Government agencies......................................  $  1,313      $ 1,323
    Asset and mortgage-backed securities..........................    18,438       18,484
    U.S. Treasury obligations.....................................    12,296       12,307
    Corporate obligations.........................................       985          986
                                                                    --------    -----------
              Total...............................................  $ 33,032      $33,100
                                                                     =======    =========

     The amortized cost and approximate market value of investment securities at December 31, 1994, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    AMORTIZED     APPROXIMATE
                                                                      COST        FAIR VALUE
                                                                    ---------     -----------
    Due in one year or less.......................................   $ 5,618        $ 5,574
    Due after one year through five years.........................     2,951          2,887
    Asset and mortgage-backed securities..........................     8,256          8,085
                                                                    ---------     -----------
                                                                     $16,825        $16,546
                                                                     =======      =========

     On December 28, 1994, the Company entered into an agreement to sell and repurchase U.S. Treasury obligations totaling approximately $7.4 million. The liability to repurchase securities sold under this agreement reported as a current liability in the accompanying consolidated balance sheet because of its short-term maturity. The related investments were included as available-for-sale securities at December 31, 1994.

                          CORAM HEALTHCARE CORPORATION

     Gross realized gains and losses on sale of available-for-sale securities were as follows (in thousands):

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1994     1993     1992
                                                                    ----     ----     ----
    Gain..........................................................  $  8     $ 69     $182
    Loss..........................................................  $136     $264     $506

3. PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
    Land and buildings...............................................  $ 3,135     $ 3,218
    Leasehold improvements...........................................    4,943       4,570
    Machinery and equipment..........................................   50,940      51,703
    Furniture and fixtures...........................................    5,898       9,848
    Vehicles.........................................................    5,493       5,274
                                                                       -------     -------
                                                                        70,409      74,613
    Less accumulated depreciation and amortization...................   44,507      31,696
                                                                       -------     -------
                                                                       $25,902     $42,917
                                                                       =======     =======

4. LINES OF CREDIT AND LONG-TERM DEBT

     Lines of credit and Long-term debt were as follows (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1994        1993
                                                                      --------     -------
    Revolving lines of credit.......................................  $108,099     $37,166
    Subordinated convertible debentures, at 9%, with semi-annual interest payments, due June 30, 1996, convertible into common
      stock at the conversion rate of $16.36........................     7,000       7,000
    Other obligations, including capital leases, at rates ranging from 6% to 16%, collateralized by certain property and
      equipment.....................................................    11,629      24,747
                                                                      --------     -------
                                                                       126,728      68,913
    Less current maturities.........................................     5,911      28,757
                                                                      --------     -------
                                                                      $120,817     $40,156
                                                                      ========     =======

     On October 17, 1994, the Company entered into a $120 million revolving line of credit agreement to replace its prior borrowing facility. This agreement, which has a maturity date of June 30, 1996, bears interest at an adjusted LIBOR and/or base borrowing rates. Base rate borrowings under this agreement were zero to 1.125% over the greater of 1) prime rate or 2) Federal funds rate plus 0.5%, and LIBOR borrowings at a rate of floating LIBOR plus 0.875% to 2.125%. The revolving line of credit is collateralized by a pledge of the stock of the Company's subsidiaries, as well as accounts receivable, investment securities and all of the general assets of the Company and its subsidiaries. The agreement also requires the maintenance of certain financial ratios and contains other restrictive covenants. At December 31, 1994, borrowings on the revolving line of credit were at a weighted average LIBOR rate of 7.822%. At December 31, 1994, the available borrowings under the revolving credit facility, as defined in the Agreement, were approximately $12 million.

                          CORAM HEALTHCARE CORPORATION

     On February 10, 1995, the Company entered into an amendment, which had an effective date of December 31, 1994, to its revolving line of credit agreement. Under this amendment, the revolving line of credit was increased to $150 million. The base rate borrowings were adjusted to zero to 1.25% over the greater of 1) prime rate or 2) Federal funds rate plus 0.5%, and LIBOR borrowings at a rate of floating LIBOR plus 0.875% to 2.25%. The covenants include but are not limited to the restrictions in the payment of any dividends. The agreement contains a commitment fee ranging from 0.25% to 0.5% on the unused balance.

     The Company was in compliance with financial ratios and restrictive covenants at December 31, 1994 and for the year then ended.

     At December 31, 1994, the Company was obligated to make principal payments on long-term debt outstanding as follows (in thousands):

    Year Ending December 31,
      1995....................................................................  $  5,911
      1996....................................................................   117,879
      1997....................................................................       866
      1998....................................................................       820
      1999 and thereafter.....................................................     1,252
                                                                                --------
                                                                                $126,728
                                                                                ========

5. INCOME TAXES

     The components of consolidated income tax provision (benefit) were as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1994        1993        1992
                                                           --------     -------     -------
    Current:
      Federal............................................  $    237     $27,019     $33,138
      State..............................................        68       3,479       4,793
                                                           --------     -------     -------
              Total......................................       305      30,498      37,931
                                                           --------     -------     -------
    Deferred:
      Federal............................................  $(17,676)    $(1,440)    $   146
      State..............................................    (8,860)       (210)         40
                                                           --------     -------     -------
              Total......................................   (26,536)     (1,650)        186
                                                           --------     -------     -------
              Provision (benefit) for income taxes.......  $(26,231)    $28,848     $38,117
                                                           ========     =======     =======

     The following table reconciles the effective income tax rate (benefit) to the federal statutory rate:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1994      1993      1992
                                                                  -----     -----     -----
    Federal statutory rate......................................  (35.0)%    35.0%     34.0%
    Valuation allowance.........................................   15.9       6.8        --
    S corporation income........................................     --      (3.0)     (4.9)
    State income taxes, net of federal income tax benefit.......   (5.4)      5.8       3.9
    Non-deductible merger costs.................................    3.2       0.3        --
    Goodwill....................................................    1.1       2.0       1.1
    Other.......................................................    3.1       3.3       0.5
                                                                  -----     -----     -----
    Effective income tax rate (benefit).........................  (17.1)%    50.2%     34.6%
                                                                  =====     =====     =====

                          CORAM HEALTHCARE CORPORATION

     The temporary differences, tax effected, which give rise to the Company's net deferred tax asset (liability) were as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1993
                                                                       --------   --------
    Deferred tax assets:
      Restructuring costs............................................  $ 33,320   $     --
      Net operating loss carryforwards...............................    14,031     12,358
      Accrued litigation.............................................    10,286         69
      Allowance for doubtful accounts................................    11,146      5,656
      Accrued vacation...............................................       975        680
      Other..........................................................     1,303        383
                                                                       --------   --------
              Total gross deferred tax asset.........................    71,061     19,146
              Less valuation allowance...............................   (38,611)   (12,420)
                                                                       --------   --------
              Net deferred tax asset.................................    32,450      6,726
    Deferred tax liabilities:
      State taxes....................................................    (4,911)      (442)
      Amortization of intangibles....................................    (1,492)      (925)
      Partnerships...................................................      (608)    (5,327)
      Other..........................................................      (299)    (1,835)
                                                                       --------   --------
              Total deferred tax liabilities.........................    (7,310)    (8,529)
                                                                       --------   --------
    Net deferred tax asset (liability)...............................  $ 25,140   $ (1,803)
                                                                       ========   ========

     During the year ended December 31, 1992, the principal differences resulting in the deferred income tax provision of $186,000 were not significant.

     At December 31, 1994, the Company had net operating loss carryforwards ("NOL's") for federal income taxes of approximately $35 million which are available to offset future federal taxable income, expiring in the years 2002 through 2008. The NOL carryforwards were generated by Curaflex prior to the merger. Accordingly, the NOL's contain separate return limitations restricting their use to Curaflex and its subsidiaries. In addition, the NOL's have a maximum annual usage limitation of approximately $4.5 million as imposed under
Section 382 of the Internal Revenue Code.

     For financial reporting purposes, a valuation allowance of approximately $14 million has been recognized to offset the deferred tax assets related to these NOL's. An additional valuation allowance has been recognized to offset the deferred tax assets which cannot be realized as part of the Company's loss carryback. Both valuation allowances when realized will benefit the Company's income tax provision.

6. RELATED PARTY TRANSACTIONS

     Prior to the merger, the Merged Entities entered into agreements with individuals and/or companies considered to be related parties. The majority of these individuals and/or companies are no longer related parties as these individuals are no longer Company employees, officers and/or directors. The following summarizes the significant related party transactions:

     Receivables from officers and other related parties at December 31, 1993, were approximately $1.6 million.

     Certain executive officers and consultants to the Merged Entities had employment, severance or consulting agreements that entitled such executive officers or consultants to certain termination or severance payments upon consummation of the merger or upon termination of employment following the merger. In

                          CORAM HEALTHCARE CORPORATION
conjunction with the Coram Consolidation Plan (see Note 1), the Company accrued $18.8 million for the termination of the existing employment, consulting and/or severance agreements with these individuals. This accrual is included as a component of the Coram Consolidation Plan.

     All companies managed by the Company are considered related parties. Management fee revenue from entities managed by the Company was approximately $28.8 million, $51.6 million and $66.2 million in 1994, 1993 and 1992, respectively. Receivables from managed companies were $4.8 million and $11.6 million at December 31, 1994 and 1993, respectively.

     A former Director of one of the Merged Entities is associated with a law firm that rendered various legal services to the Company. The legal fees to the firm approximated $0.2 million in 1994 and $0.3 million in each of the years 1993 and 1992.

     A Director of the Company is associated with a law firm that rendered various legal services to the Company. The legal fees to the firm approximated $1.4 million during 1994.

     Certain former Directors of one of the Merged Entities were employed as consultants. Consulting fees to these individuals approximated $2.5 million, $0.3 million and $0.4 million during 1994, 1993, and 1992, respectively.

     In 1994, a note receivable totaling $0.4 million from a former Director of one of the Merged Entities was forgiven by the Company as part of his severance.

     At December 31, 1994, the Company had outstanding loans to certain members of management approximating $1.5 million. The loans are collateralized by the individuals' former primary residences and had interest rates ranging from zero to 6.6% per annum. The principal amount of the loans and all interest accumulated is due no later than one year from the date of origination.

7. STOCKHOLDERS' EQUITY

     At December 31, 1994, the Company was authorized to issue 10 million shares of preferred stock, $.001 par value, which may be issued at the discretion of the Company's Board of Directors without further stockholder approval. The Board can also determine the preferences, rights, privileges and restrictions of any series of preferred stock. At December 31, 1994, there were no shares of preferred stock issued and outstanding.

     In accordance with the Merger Agreement, Coram assumed the outstanding obligations under the various stock option and stock purchase plans of the Merged Entities. No further options will be granted under these plans, unless so determined by the Company's Board of Directors. In addition, the Company has implemented the 1994 Stock Option Plan (the "1994 Plan") and the Coram Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which an aggregate of up to 7.9 million shares of common stock are reserved for issuance. In 1994, options to purchase approximately 5.0 million shares of Coram stock were issued under the 1994 Plan and no shares were issued under the Purchase Plan.

     Common shares reserved for future issuance also include approximately 0.6 million shares related to options outside of the 1994 Plan, 0.4 million shares related to convertible debt (see Note 4), and 3.2 million shares related to stock purchase warrants.

                          CORAM HEALTHCARE CORPORATION

  Stock Option Plan

     The 1994 Plan contains three separate incentive programs which provide for the granting of stock options to certain officers, key employees, consultants and non-employee members of Coram's Board of Directors. Options granted under the 1994 Plan may constitute either incentive stock options, non-statutory options or stock appreciation rights based on the type of incentive program utilized. For each of the incentive programs, options may be granted at exercise prices ranging from 85% to 100% of the fair market value of the Company's stock at the date of grant. Options granted under the 1994 Plan expire ten years from the date of grant and become exercisable at varying dates depending upon the incentive program utilized. The 1994 Plan is administered by a committee of the Board of Directors. The committee has the authority to determine the employees to whom awards will be made and the incentive program to be utilized. During the year ended December 31, 1994 the options granted under the 1994 Plan were all at 100% of fair market value of the Company's stock at the date of grant. A summary of the stock option transactions under the prior stock option plans and the 1994 Plan is as follows (in thousands):

                                                                SHARES        EXERCISE PRICE
                                                              OUTSTANDING        PER SHARE
                                                              -----------     ---------------
    Balance at January 1, 1992..............................     2,750        $ 0.79 - $49.90
      Options granted.......................................     1,469          7.60 -  92.26
      Options exercised.....................................      (385)         0.79 -  51.19
      Options cancelled.....................................      (296)         1.38 -  92.26
                                                              -----------     ---------------
    Balance at December 31, 1992............................     3,538          0.79 -  92.26
      Options granted.......................................     1,254          9.52 -  41.67
      Options exercised.....................................      (258)         0.79 -  32.92
      Options cancelled.....................................      (714)         1.38 -  51.19
                                                              -----------     ---------------
    Balance at December 31, 1993............................     3,820          1.44 -  92.26
      Options granted.......................................     5,080         11.00 -  18.41
      Options exercised.....................................      (867)         1.44 -  19.84
      Options cancelled.....................................      (914)         1.44 -  92.26
                                                              -----------     ---------------
    Balance at December 31, 1994............................     7,119        $ 1.44 - $92.26
                                                              =========        ==============
    Total options exercisable at December 31, 1994..........     1,732        $ 1.44 - $92.26
                                                              =========        ==============

     The Company has an option agreement outside of the 1994 Plan, with a firm performing consulting services to the Company. An option to purchase 0.6 million shares of the Company's common stock was granted at an exercise price of $15.63 and expires in November 1999. This option vests over a 3 year period, commencing in November 1994.

  Warrants to Purchase Common Stock

     In connection with the settlement of certain stockholder litigation the Company has issued warrants to acquire approximately 0.5 million shares of the Company's common stock at an exercise price ranging from $18 per warrant, subject to adjustment. The Company has agreed, subject to court approval and certain other contingencies, to issue additional warrants to acquire up to 2.5 million shares of the Company's common stock at an exercise price of $20.25 per warrant, subject to adjustment (see Note 8).

     In addition, stock purchase warrants outstanding at December 31, 1994, which had been issued by the Merged Entities prior to the merger were converted into warrants to acquire approximately 0.2 million shares of the Company's stock at a price ranging from $12.58-$29.63 per warrant. Certain of these warrants do not have an expiration date.

                          CORAM HEALTHCARE CORPORATION

8. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office, other operating space and equipment under various operating and capital leases. The leases provide for monthly rental payments including real estate taxes and other operating costs. Total rental expense for 1994, 1993 and 1992 was approximately $14.8 million, $14.3 million and $10.8 million, respectively. At December 31, 1994 the aggregate future minimum lease commitments were as follows (in thousands):

                                                                       CAPITAL     OPERATING
                                                                       LEASES       LEASES
                                                                       -------     ---------
    Year Ending December 31,
      1995...........................................................  $ 2,844      $ 7,845
      1996...........................................................    1,376        5,560
      1997...........................................................      617        3,876
      1998...........................................................      484        1,795
      1999 and thereafter............................................       --          957
                                                                       -------     ---------
      Total minimum lease payments...................................    5,321       20,033
      Less amounts representing interest.............................      582           --
                                                                       -------     ---------
      Net minimum lease payments.....................................  $ 4,739      $20,033
                                                                        ======      =======

     Capital lease obligations are included in other obligations (see Note 4). The cost and related accumulated depreciation of equipment under capital leases were approximately $6.6 million and $3.2 million at December 31, 1994.

  Employee Benefit Plans

     The Merged Entities provide various defined contribution plans that are available to their employees. Management of the Company intends to merge these benefit plans during 1995. In general, each plan covers eligible employees, as defined in the plan documents, and certain plans contain provisions whereby the Company will contribute specified amounts. During the years ended December 31, 1994, 1993 and 1992, total contributions to these plans were approximately $1.4 million, $1.3 million and $0.9 million, respectively.

  Litigation

     The Company has entered into a Stipulation of Settlement (the "Stipulation") dated as of January 27, 1995 which sets forth the principal terms of a proposed settlement of class action shareholder litigation which was initiated against T2 in 1992. The settlement provides for the Company to pay the shareholder class $25 million in cash (of which approximately $7.8 million will be contributed by the Company's insurance carriers), and to issue warrants to acquire an aggregate of 2.52 million shares of the Company Common Stock at an exercise price of $20.25, subject to adjustment. The Stipulation is subject to the review and approval of the court on May 5, 1995 and certain other contingencies, and there can be no assurance that the settlement will be consummated.

     During September 1994, the Company also settled a dispute with the former principals of a company acquired by T2 in 1992 related to the valuation of that acquisition transaction. The dispute was settled with the Company issuing to the former principals, warrants to acquire 500,000 shares of the Company's common stock at an exercise price of $18, subject to adjustment. The Company is obligated to make a cash payment of up to $4 million to the warrantholders at the end of the five-year term of the warrants; provided, however, that the payment will be reduced, dollar-for-dollar, to the extent of the aggregate positive spread in excess of $16.00 per share on any warrants exercised prior to, or exercisable at the end of, the five year term of the

                          CORAM HEALTHCARE CORPORATION
warrants. The Company's obligation to make any cash payment terminates if the Company's stock price exceeds $26.00 for any five consecutive business days during the term of the warrants.

     In September 1994, the Company announced that T2 had agreed to settle the investigations conducted by Office of the Inspector General ("OIG") of the U.S. Department of Health and Human Services regarding T2's financial arrangements with physicians. T2, in expressly denying liability, agreed to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The order further requires T2 to comply with certain standards when providing management or other services to physicians. Under the terms of the settlement, T2 paid the federal government $500,000 to reimburse the government for the costs of its investigation and settle its claims. T2 will continue to participate in the Medicare/Medicaid programs. On September 30, 1994, the U.S. District Court for the Northern District of Georgia (Atlanta Division) approved the settlement.

     The Company is involved in various legal proceedings incidental to the normal course of business. While it is not possible to predict the outcome of such proceedings with certainty, management is of the opinion that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Other Commitments

     The Company's agreements with its lithotripsy physician partners contemplate that the Company will acquire the remaining interest in each partnership at a defined price in the event that legislation is passed or regulations are adopted that would prevent the physician from owning an interest in the partnership and using the partnership's lithotripsy equipment for the treatment of his or her patients. While current interpretations of existing law are subject to considerable uncertainty, the Company believes that its partnership arrangements with physicians in its lithotripsy business are in compliance with current law.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Most of the Company's financial instruments are carried at their fair value. The Company has estimated the fair value of its financial instruments whose carrying value differed from fair value using available market information and appropriate valuation methodologies. Considerable judgment is required in developing the estimates of fair value presented herein and, therefore, the values are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     At December 31, 1994, the carrying amount and the estimated fair value of such financial instruments consisted of the following:

                                                                      CARRYING    ESTIMATED
                                                                       AMOUNT     FAIR VALUE
                                                                      --------    ----------
    Investment securities...........................................  $ 16,546     $  16,546
    Long-term debt, including current portion.......................  $126,728     $ 127,116

     The estimated fair value of investment securities is based on quoted market prices and dealer quotes. The estimated fair value of long-term debt was determined based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. See Note 2 and
Note 4 for additional disclosures relating to the Company's investment securities and long-term debt, respectively. The Company has investments in unconsolidated subsidiaries totaling approximately $3.2 million. Since these subsidiaries are all closely held companies and there are no quoted market prices, it is not practicable to estimate the fair value of such investments.

                          CORAM HEALTHCARE CORPORATION

     The fair value estimates presented herein are based on information available to management as of December 31, 1994. Management is not aware of any subsequent factors that would significantly affect the estimated fair value amounts.

10. QUARTERLY RESULTS (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                                                    1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                                    -----------   -----------   -----------   -----------
Year Ended December 31, 1994
  Net revenue.....................................   $ 113,065     $ 113,647     $  110,206    $ 113,578
  Gross profit....................................      36,050        36,356         31,432       33,476
  Net income (loss)...............................   $   3,211     $  (9,000)    $ (121,176)   $  (1,107)
                                                      ========     =========      =========    =========
  Net income (loss) per common share:
     Primary......................................   $    0.08     $   (0.23)    $    (3.14)   $   (0.03)
                                                      ========     =========      =========    =========
Year Ended December 31, 1993
  Total revenue...................................   $ 113,416     $ 117,885     $  119,259    $ 111,744
  Gross profit....................................      47,590        48,173         47,881       33,637
  Net income (loss)...............................   $  10,217     $  12,680     $   10,235    $  (4,471)
                                                      ========     =========      =========    =========
  Net income (loss) per common share:
     Primary......................................   $    0.27     $    0.33     $     0.27    $   (0.12)
                                                      ========     =========      =========    =========

     In 1994, unusual or infrequently occurring charges included the Company's provision for litigation settlements of $17.2 million in the second quarter and, during the third quarter, a special provision for uncollectible accounts of $17.3 million, a provision for litigation settlements of $6.0 million and the development and implementation of the Coram Consolidation Plan which resulted in charges of $28.5 million in estimated Merger Costs and $95.5 million in estimated Restructuring Costs. In 1993 unusual or infrequently occurring charges included a $6.4 million gain or sale of assets during the second quarter and charges aggregating $11.3 million for additional provisions for uncollectible accounts during the fourth quarter.

11. SUBSEQUENT EVENTS

  Caremark

     In January 1995, the Company announced that it had reached a definitive agreement to acquire Caremark International Inc.'s alternate site infusion business. Under the terms of the agreement, the Company will pay Caremark approximately $310 million, subject to a net asset adjustment of up to $18 million. Consummation of the transaction is subject to the Company obtaining certain debt financing, which is currently being undertaken, and other normal closing conditions, including required government approvals. The acquisition will be accounted for as a purchase and accordingly, Caremark's results of operations, after consummation of the transaction, will be included in the Company's operating results.

                          CORAM HEALTHCARE CORPORATION

     Unaudited pro forma financial position and results of operations of the Company, as of and for the year ended December 31, 1994, assuming the purchase had occurred at the beginning of the period, are as follows (in thousands):

                                                                             UNAUDITED     UNAUDITED
                                                  HISTORICAL    HISTORICAL   PRO FORMA     PRO FORMA
                                                    CORAM       CAREMARK    ADJUSTMENTS    COMBINED
                                                  ----------    --------    -----------    ---------
Assets
  Current Assets................................  $  207,700    $184,900     $ (23,100)    $ 369,500
                                                   =========    ========     =========     =========
  Total Assets..................................  $  576,100    $418,700     $ (20,000)    $ 974,800
                                                   =========    ========     =========     =========
Liabilities and Stockholders' Equity
  Total Current Liabilities.....................  $  124,300    $ 81,700     $      --     $ 206,000
  Revolving Lines of Credit and Long Term
     Debt.......................................     120,800         600       321,900       443,300
  Other Liabilities.............................       8,800      35,300                      44,100
  Total Stockholders' Equity....................     322,200     301,100      (341,900)      281,400
                                                  ----------    --------    -----------    ---------
  Total Liabilities and Stockholders' Equity....  $  576,100    $418,700     $ (20,000)    $ 974,800
                                                   =========    ========     =========     =========
Net Revenue.....................................  $  450,500    $441,900     $      --     $ 892,400
Cost of Service.................................     313,200     338,200            --       651,400
                                                  ----------    --------    -----------    ---------
Gross profit....................................     137,300     103,700            --       241,000
Total operating expenses........................     274,900     106,300         5,800       387,000
                                                  ----------    --------    -----------    ---------
Operating loss..................................  $ (137,600)   $ (2,600)    $  (5,800)    $(146,000)
                                                   =========    ========     =========     =========
Interest expense, net...........................  $   (4,900)   $   (500)    $ (35,000)    $ (40,400)
                                                  ----------    --------    -----------    ---------
Net loss........................................  $ (128,100)   $ (2,400)    $ (33,800)    $(164,300)
                                                   =========    ========     =========     =========
Net loss per common share (primary).............                                           $   (4.25)
                                                                                           =========
Weighted average common shares outstanding
  (primary).....................................                                              38,633
                                                                                           =========

     This pro forma presentation assumes that the Company will obtain approximately $450 million of debt structured either as a combination of subordinated debt and convertible notes or entirely subordinated debt. For purposes of the calculation of interest expense, the Company has assumed an average interest rate of approximately 10%. The structure of the proposed financing is currently being negotiated. However, the Company anticipates the financing will also to provide for the repayment of the outstanding revolving line of credit totaling approximately $108 million at year end.

     The pro forma adjustments to financial position primarily relate to the increase in debt to be incurred by the Company to finance the acquisition of Caremark. In addition, the Company expects goodwill associated with the acquisition to be approximately $250 million, including $196 million of purchased goodwill. The pro forma adjustments to operational expenses are due to interest expense on the acquisition debt and adjustments to amortization of the excess purchase price over the net assets and liabilities assumed and is subject to change based upon finalizing the purchase agreement, asset valuation and potential future restructuring costs. The pro forma adjustments do not give affect to any benefits derived from the anticipated closures of a substantial number of branches, reduction of corporate administrative expenses and other savings. Additionally, interest expense could change significantly depending upon the structure of the financing which has not yet been determined.

     The pro forma financial information does not necessarily reflect the operations that would have occurred had the companies been combined as a single entity as of January 1, 1994 and the year ended December 31, 1994.

  Kids Medical Club

     On January 30, 1995, the Company reached an agreement in principle to sell its pediatric home care business known as Kid's Medical Club to Pediatric Services of America, Inc. ("PSAI"). The Company and PSAI simultaneously announced the formation of a strategic alliance pursuant to which PSAI's comprehensive pediatric home care services would be included in the Company's alternate site care network, allowing joint national marketing and capitation agreements with managed care organizations. The transaction is not material to the Company's results of operations or financial position.

                          CORAM HEALTHCARE CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       MARCH 31,     DECEMBER 31,
                                                                         1995            1994
                                                                       ---------     ------------
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $  21,580       $ 20,046
  Accounts receivable, net...........................................    106,419        109,087
  Investment in available-for-sale securities........................     15,499         16,546
  Inventories........................................................     11,250         11,864
  Prepaid taxes......................................................      9,739         11,510
  Deferred income taxes, net.........................................     32,538         31,893
  Other current assets...............................................     20,784          7,251
                                                                       ---------     ------------
          Total current assets.......................................    217,809        208,197
PROPERTY AND EQUIPMENT, NET..........................................     23,744         25,902
JOINT VENTURES AND OTHER ASSETS......................................     18,073          8,546
DEFERRED INCOME TAXES NON-CURRENT....................................        556            556
GOODWILL, NET........................................................    337,269        333,238
                                                                       ---------     ------------
TOTAL ASSETS.........................................................  $ 597,451       $576,439
                                                                        ========     ==========

                               LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................  $  32,553       $ 27,098
  Current maturities of long-term debt...............................      5,562          5,911
  Deferred income taxes..............................................      5,818          5,788
  Liabilities for securities sold under agreement to repurchase......      7,365          7,430
  Reserve for litigation.............................................     22,647         22,720
  Accrued merger and restructuring...................................     35,958         43,594
  Other accrued liabilities..........................................     13,632         11,845
                                                                       ---------     ------------
          Total current liabilities..................................    123,535        124,386
REVOLVING LINES-OF-CREDIT............................................    122,300        108,099
LONG-TERM DEBT.......................................................     10,801         11,627
MINORITY INTEREST IN CONSOLIDATED JOINT VENTURES.....................      4,729          6,599
OTHER LIABILITIES....................................................      1,885          1,945
DEFERRED INCOME TAXES NON-CURRENT....................................      1,522          1,522

STOCKHOLDERS' EQUITY:
  Common stock par value $.001, authorized 75,000 shares, issued
     39,454 in 1995 and 38,964 in 1994...............................         39             39
  Additional paid-in capital.........................................    347,071        341,328
  Unrealized loss on available-for-sale securities...................       (193)          (279)
  Retained earnings (deficit)........................................    (14,238)       (18,827)
                                                                       ---------     ------------
          Total stockholders' equity.................................    332,679        322,261
                                                                       ---------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................  $ 597,451       $576,439
                                                                        ========     ==========

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1995           1994
                                                                       --------       --------
NET REVENUE..........................................................  $104,778       $113,065
  Drugs and supplies.................................................    37,227         34,650
  Clinical services..................................................    38,382         42,365
                                                                       --------       --------
COST OF SERVICE......................................................    75,609         77,015
                                                                       --------       --------
  Gross profit.......................................................    29,169         36,050
OPERATING EXPENSES:
  Selling, general and administrative expenses.......................    17,885         19,584
  Provision for estimated uncollectible accounts.....................     4,013          4,732
  Amortization of goodwill...........................................     2,790          2,135
  Restructuring costs (benefit)......................................    (4,131)            --
                                                                       --------       --------
          Total operating expenses...................................    20,557         26,451
                                                                       --------       --------
OPERATING INCOME.....................................................     8,612          9,599
OTHER INCOME (EXPENSE):
  Interest income....................................................       402            715
  Interest expense...................................................    (3,436)        (1,168)
  Minority interest in net income of consolidated joint ventures.....    (2,432)        (2,391)
  Other income.......................................................       338            151
                                                                       --------       --------
INCOME BEFORE INCOME TAXES...........................................     3,484          6,906
PROVISION (BENEFIT) FOR INCOME TAXES.................................    (1,105)         3,695
                                                                       --------       --------
NET INCOME...........................................................  $  4,589       $  3,211
                                                                       ========       ========
NET INCOME PER COMMON SHARE:
  Primary............................................................  $   0.11       $   0.08
                                                                       ========       ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Primary............................................................    40,939         38,616
                                                                       ========       ========

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................................  $ 4,589     $ 3,211
Adjustments to reconcile net income to net cash provided (used) by operating activities:
  Provision for estimated uncollectible accounts.........................    4,013       4,732
  Depreciation and amortization..........................................    5,571       5,311
  Merger/restructuring benefit...........................................   (4,131)         --
  Deferred income taxes, net.............................................     (615)        500
  Minority interest in net income of consolidated joint ventures, net....     (493)        469
  Equity in net income of unconsolidated joint ventures, net.............      (11)         21
  Other, net.............................................................      (29)         43
  Change in assets and liabilities, net of acquisitions and dispositions:
     Accounts receivable.................................................   (6,414)     (9,355)
     Prepaid expenses, inventories and other assets......................   (6,910)     (2,834)
     Current and other liabilities and reserve for litigation............    6,123      (8,435)
     Accrued merger and restructuring....................................   (7,218)         --
                                                                           -------     -------
       Net cash provided (used) by operating activities..................   (5,525)     (6,337)
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale and maturities of available-for-sale securities.....    1,133       4,956
  Proceeds from sales of property and equipment..........................       62         393
  Proceeds from sales of joint ventures..................................      100          --
  Purchases of property and equipment....................................   (1,251)     (2,709)
  Payments for acquisition of businesses, net of cash acquired...........  (11,638)     (2,682)
  Proceeds from sales of businesses......................................      729          --
  Capital contributions to unconsolidated joint ventures.................     (556)       (929)
                                                                           -------     -------
       Net cash used by investing activities.............................  (11,421)       (971)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sales of common stock, net of repurchases and issuance costs...........       --       3,586
  Borrowings (repayments) of lines of credit, net........................   14,180         (14)
  Securities sold under agreements to repurchase, net....................      (65)         --
  Debt borrowings........................................................       24       8,908
  Repayment of debt......................................................   (1,020)       (457)
  Cash dividends paid....................................................       --      (1,027)
  Exercise of stock options..............................................    5,361          68
                                                                           -------     -------
       Net cash provided by financing activities.........................   18,480      11,064
                                                                           -------     -------
NET INCREASE IN CASH.....................................................    1,534       3,756
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................   20,046      22,971
                                                                           -------     -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................  $21,580      26,727
                                                                           =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid (received) during the period for:
     Interest............................................................  $ 3,954     $ 1,066
                                                                           =======     =======
     Income taxes........................................................  $(2,412)    $11,648
                                                                           =======     =======

                            See accompanying notes.

                          CORAM HEALTHCARE CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. The condensed consolidated financial statements reflect all adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. All such adjustments, other than those relating to the merger, restructuring, special provision for uncollectible accounts and litigation settlements, are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of the full fiscal year. Certain December 31, 1994 balance sheet amounts have been reclassified to conform with the March 31, 1995 presentation.

     Business Activity. The operations of the Company commenced on July 8, 1994, as a result of a merger of T2 Medical, Inc. ("T2"), Curaflex Health Services, Inc. ("Curaflex"), HealthInfusion, Inc. ("HealthInfusion") and Medisys, Inc. ("Medisys") (collectively, the "Merged Entities"). Each of those companies became and are now wholly owned subsidiaries of the Company. Each outstanding share of the Merged Entities was converted, at varying exchange rates, into shares of the Company's common stock, resulting in the issuance of
38.6 million shares of Coram common stock. The transaction was accounted for as a pooling of interests. Accordingly, the accompanying financial information was restated to include the accounts of the Merged Entities for all periods presented.

     The results of operations previously reported by the Merged Entities and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                                     THREE MONTHS ENDED
                                                                       MARCH 31, 1994
                                                                     -------------------
        Net Revenue
          T2.....................................................         $  58,209
          Curaflex...............................................            24,974
          Medisys................................................            13,508
          HealthInfusion.........................................            16,374
                                                                     -------------------
             Combined............................................         $ 113,065
                                                                     ===============
        Net Income(loss)
          T2.....................................................         $   3,562
          Curaflex...............................................            (1,590)
          Medisys................................................               277
          HealthInfusion.........................................               962
          Coram Holding..........................................                --
                                                                     ===============
             Combined............................................         $   3,211
                                                                     ===============

     HMSS Acquisition. On September 12, 1994, the Company acquired all of the capital stock of H.M.S.S., Inc. ("HMSS"), an alternate site infusion therapy provider. The acquisition was accounted for by the purchase method of accounting, and accordingly, the results of operations of HMSS have been included in the accompanying consolidated financial statements subsequent to the date of acquisition. The acquisition was not material to the Company's financial position or results of operations.

     Other Acquisitions. During the three months ended March 31, 1995, the Company completed six acquisitions totaling $12.2 million which were accounted for as purchases. During 1994, T2 completed 55

                          CORAM HEALTHCARE CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

acquisitions totaling $22.8 million which were accounted for as purchases. Individually, the acquisitions were not considered material to the Company's financial position or results of operations.

     Merger and Restructuring -- During September 1994, Coram initiated the Coram Consolidation Plan to reduce future operating costs, improve productivity and gain efficiencies through consolidation of redundant infusion centers and corporate offices, reduce personnel, and eliminate or discontinue investments in certain joint ventures and other non-infusion facilities. Additionally, upon the completion of the HMSS acquisition, Coram extended the Coram Consolidation Plan to include the consolidation of HMSS operations. Accordingly, Coram recorded estimated restructuring costs of $3.2 million related to the HMSS transaction. The estimated cost associated with each component of the Coram Consolidation Plan, recorded in the third quarter of 1994, including the writedown of existing assets to their estimated net realizable value, were as follows (in thousands):

                                                               CASH        NON-CASH
                                                           EXPENDITURES    CHARGES      TOTAL
                                                           ------------    --------    -------
    Merger Costs.........................................    $ 27,900      $   600     $28,500
                                                            =========      =======     =======
    Personnel Reduction Costs............................    $ 26,200      $   600     $26,800
    Facility Reduction Costs.............................      15,600       16,300      31,900
    Discontinuance Costs.................................       4,200       32,600      36,800
                                                           ------------    --------    -------
    Restructuring Costs..................................    $ 46,000      $49,500     $95,500
                                                            =========      =======     =======
    Change in Estimate, Sale of Kid's Medical............                  $(2,700 )   $(2,700)
                                                                           =======     =======

     Management believes these costs to be non-recurring; however, actual costs may vary from the recorded charges as the Coram Consolidation Plan continues.

     Implementation of the Coram Consolidation Plan began in September 1994. The Coram Consolidation Plan provided for the elimination of approximately 100 of Coram's alternate site infusion branch facilities and the consolidation of corporate administrative operations into one location, with a corresponding significant reduction of branch and corporate personnel. Coram anticipates that the branch and corporate consolidation portions of the Coram Consolidation Plan will be substantially completed by the third quarter of 1995.

     Through March 31, 1995, Coram had completed a significant portion of the branch consolidation process, including the closure of 115 infusion branch facilities, two corporate facilities, and a reduction of approximately 650 employees. The following table summarizes the utilization of restructuring reserves through March 31, 1995, (in thousands):

                                                            NON-CASH
                                                   ---------------------------          TOTAL
                                                      ACCRUALS/                  --------------------
                                          CASH     ASSET WRITEDOWN   DISPOSALS   RECORDED   COMPLETED
                                         -------   ---------------   ---------   --------   ---------
    Merger Costs........................ $25,100       $   600        $   600    $ 25,700    $25,700
                                         =======   ============       =======     =======   ========
    Personnel Reduction Costs........... $11,200       $   600        $   600    $ 11,800    $11,800
    Facility Reduction Costs............   3,800        16,300          9,600      20,100     13,400
    Discontinuance Costs................     100        32,600         12,300      32,700     12,400
                                         -------   ---------------   ---------   --------   ---------
    Restructuring Costs................. $15,100       $49,500*       $22,500*   $ 64,600    $37,600
                                         =======   ============       =======     =======   ========

- ---------------
* The accompanying balance sheet reflects assets net of the $49,500 of established accruals and reserves. Charges against those established reserves pertaining to disposals completed through March 31, 1995 aggregate $22,500.

                          CORAM HEALTHCARE CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Per Share Data. Per share data have been computed by dividing net income or loss by the weighted average number of common and common equivalent shares outstanding during the period. The weighted average calculation also includes common shares issuable. Common stock equivalents include dilutive stock options and warrants. Fully diluted per share amounts are not presented in the financial statements because the assumed conversions of convertible debt and any additional incremental shares would be either antidilutive or cause de minimus dilution.

2. LINES OF CREDIT

     On October 17, 1994, the Company entered into a revolving line of credit agreement to replace its prior borrowing facility. This agreement, which had a maturity date of June 30, 1996 was amended effective December 31, 1994. Under this amendment the revolving line of credit was $150 million. The base rate borrowings were zero to 1.25% over the greater of (i) prime rate or (ii) Federal funds rate plus 0.5%, and the LIBOR borrowings at a rate of floating LIBOR plus 0.875% to 2.25%.

     At March 31, 1995, borrowings on the revolving line of credit were $122.3 million of which $108.0 million was at weighted average LIBOR rate of 8.375% with the remaining $14.3 million at base rate borrowing at 10.25%.

     On April 6, 1995, the Company entered into a Senior Credit Facility. Under the Senior Credit Facility, the Company has (i) a $200 million term loan facility with a maturity date of April 6, 2000, and (ii) a $100 million revolving credit facility, with a maturity date of April 6, 2000, of which up to $20 million is available in the form of letters of credit. As of April 30, 1995, the available borrowing base under the revolving credit facility was $100 million and the amount borrowed under the term loan facility was $200 million. The loans under the Senior Credit Facility bear interest at a rate equal to, at the Company's option, (i) the Alternate Base Rate (as defined hereafter) for the respective interest period plus the Applicable Margin (as defined hereafter) ("ABR Loans") or (ii) the Eurodollar Rate (as defined hereafter) as determined by Chemical Bank ("Chemical") for the respective interest period plus the Applicable Margin ("Eurodollar Loans"). "Applicable Margin" means a percentage per annum ranging (a) in the case of ABR Loans, from 1.50% to 0.50%, and (b) in the case of Eurodollar Loans, from 2.50% to 1.50%, in each case based upon the Company's ability to maintain certain financial ratios determined as provided in the Credit Agreement. "Alternate Base Rate" means with respect to an interest period, an interest rate per annum equal to the highest of (i) the rate of interest publicly announced by Chemical as its prime rate in effect at its principal office in New York City, (ii) the secondary market rate for three month certificates of deposit (adjusted for reserves and assessments) plus 1% and (iii) the federal funds rate in effect from time to time plus 0.5%. "Eurodollar Rate" means, with respect to an interest period, an interest rate per annum equal to the product of (a) the LIBOR rate in effect for such interest period and (b) Statutory Reserves (as defined in the Credit Agreement). The Senior Credit Facility is secured by the stock of all of the Company's subsidiaries and contains standard financial covenants and conditions limiting the Company's ability to engage in certain activities. The proceeds of the loans under the Senior Credit Facility were used to repay amounts outstanding under the Former Credit Facility, to fund a portion of the cash purchase price for the Caremark Business and to pay certain expenses in connection therewith.

3. INCOME TAXES

     The Company recorded an income tax benefit of $1.1 million for the three months ended March 31, 1995. The resulting effective income tax benefit rate is primarily due to the ability to carry back a portion of the Company's current period tax deductible loss to the prior year tax returns of the predecessor companies.

                          CORAM HEALTHCARE CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

4. LITIGATION

     The Company has entered into a Stipulation of Settlement (the "Stipulation") dated as of January 27, 1995 which sets forth the principal terms of a proposed settlement of class action shareholder litigation which was initiated against T2 in 1992. The settlement provides for the Company to pay the shareholder class $25 million in cash (of which approximately $7.8 million will be contributed by the Company insurance carrier), and to issue warrants to acquire an aggregate of 2.52 million shares of the Company Common Stock at an exercise price of $20.25, subject to adjustment. The stipulation was approved by the court on May 5, 1995; however it is subject to certain other contingencies, and there can be no assurance that the settlement will be consummated.

     During September, 1994, the Company also settled a dispute with the former principals of a company acquired by T2 in 1992 related to the valuation of that acquisition transaction. The dispute was settled with the Company issuing to the former principals warrants to acquire 500,000 shares of the Company's common stock at an exercise price of $18, subject to adjustment. The Company is obligated to make a cash payment of up to $4 million to the warrantholders at the end of the five-year term of the warrants; provided, however, that the payment will be reduced, dollar-for-dollar, to the extent of the aggregate positive spread in excess of $16.00 per share on any warrant exercised prior to, or exercisable at the end of, the five year term of the warrants. The Company's obligation to make any cash payment terminates if the Company's stock price exceeds $26.00 for any five consecutive business days during the term of the warrants.

     The Company is involved in various legal proceedings incidental to the normal course of business. While it is not possible to predict the outcome of such proceedings with certainty, management is of the opinion that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

5. SUBSEQUENT EVENTS

     Caremark Acquisition. In April 1995, the Company acquired substantially all of the assets used in the alternate site infusion health care business, the home care management and utilization system business and women's health care business of Caremark Inc. ("Caremark"). The acquisition was accounted for by the purchase method of accounting. It is estimated that the purchase price of $309 million will exceed the fair market value of the assets of Caremark by over $190 million and will be recorded as an increase to goodwill. The results of operations of Caremark will be included with the results of the Company from April 1, 1995.

     Lincare Merger. On April 17, 1995, the Company and Lincare Holdings Inc. ("Lincare") entered into an Agreement Plan of Merger pursuant to which all of Lincare's outstanding common stock would be acquired by the Company in a business combination accounted for as a pooling of interests. Upon consummation of the transaction, shareholders of Lincare will receive 1.5354 shares of the Company's common stock. Historical financial information presented in reports following the merger will be restated to include Lincare.

                          CORAM HEALTHCARE CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT      CHARGED TO      CHARGED TO
                                             BEGINNING       COSTS AND     OTHER ACCOUNTS      DEDUCTIONS       BALANCE AT
                DESCRIPTION                  OF PERIOD        EXPENSES        DESCRIBE          DESCRIBE       END OF PERIOD
- -------------------------------------------  ----------      ----------    --------------      ----------      -------------
Three Months Ended March 31, 1995
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................   $ 22,297        $ 19,517         $                $(23,339)(1)      $18,475
Year Ended December 31, 1994
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................   $ 25,076        $ 19,517         $3,901(2)        $(46,383)(1)      $22,297
                                                                17,300                             2,886(3)
Year Ended December 31, 1993
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................   $ 17,530(2)     $ 29,751         $2,834(2)        $(24,788)(1)      $25,076
                                                                                                    (251)(3)
Year Ended December 31, 1992
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................   $ 18,953(2)     $ 24,036         $1,948(2)        $(27,407)(1)      $17,530

- ---------------

(1) Accounts written off, net of recoveries.

(2) Balance acquired in purchase acquisition(s).

(3) Other charges.

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 15, 1995

To the Board of Directors of
Caremark International Inc.

     In our opinion, the accompanying combined balance sheets and the related statements of operations, divisional equity and of cash flows present fairly, in all material respects, the financial position of Caremark International Inc.'s Home Infusion Business at December 31, 1994 and 1993, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICE WATERHOUSE LLP
                                            PRICE WATERHOUSE LLP

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31
                                                               --------------------------------
                                                                 1994        1993        1992
                                                               --------    --------    --------
                                                               (IN THOUSANDS)
Net revenue..................................................  $441,900    $420,500    $457,000
Cost of goods and services sold..............................   338,200     300,600     321,200
Marketing and administrative expenses........................    58,700      68,300      82,200
Provision for doubtful accounts..............................    22,600      31,100      25,400
Restructuring and integration charges........................    25,000          --      26,700
Minority interests...........................................     3,500       9,900      10,700
                                                               --------    --------    --------
Income (loss) before sundry and income taxes.................    (6,100)     10,600      (9,200)
Sundry income, net...........................................     2,000         500       5,400
                                                               --------    --------    --------
Income (loss) before income taxes............................    (4,100)     11,100      (3,800)
Income tax expense (benefit).................................    (1,700)      4,700      (1,000)
                                                               --------    --------    --------
Net income (loss)............................................  $ (2,400)   $  6,400    $ (2,800)
                                                               ========    ========    ========

            See accompanying Notes to Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

                            COMBINED BALANCE SHEETS

                                                                          YEAR ENDED DECEMBER
                                                                                  31
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
                                                                         (IN THOUSANDS)
ASSETS
Current assets:
  Cash and equivalents.................................................  $  4,700     $  1,600
  Accounts receivable, net.............................................   143,500      118,600
  Deferred tax assets..................................................    23,500       14,100
  Inventories..........................................................    11,500        9,900
  Prepaid expenses and other current assets............................     1,700        1,200
                                                                         --------     --------
          Total current assets.........................................   184,900      145,400
                                                                         --------     --------
Property and equipment, net............................................    29,700       32,800
Goodwill, net..........................................................   196,700       21,200
Other noncurrent assets................................................     7,400        7,200
                                                                         --------     --------
          Total assets.................................................  $418,700     $206,600
                                                                         ========     ========
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Current maturities of long-term debt and lease obligations...........  $  1,600     $    400
  Accounts payable.....................................................    26,700       34,600
  Accrued liabilities..................................................    53,400       30,000
                                                                         --------     --------
          Total current liabilities....................................    81,700       65,000
                                                                         --------     --------
Long-term debt and lease obligations...................................       600          300
Deferred tax liabilities...............................................    26,600        4,500
Other noncurrent liabilities...........................................     3,700        2,500
Commitments and contingent liabilities (Note 11).......................
Minority interests.....................................................     5,000       10,900
Divisional equity......................................................   301,100      123,400
                                                                         --------     --------
          Total liabilities and divisional equity......................  $418,700     $206,600
                                                                         ========     ========

            See accompanying Notes to Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31
                                                           ------------------------------------
                                                             1994          1993          1992
                                                           ---------     ---------     --------
                                                             (BRACKETS DENOTE CASH OUTFLOWS)
                                                                      (IN THOUSANDS)
Cash flows from operations:
  Net income (loss)......................................  $  (2,400)        6,400       (2,800)
  Adjustments for non-cash items:
     Provision for doubtful accounts.....................     22,600        31,100       25,400
     Depreciation and amortization.......................     17,500        16,100       14,400
     Deferred income taxes...............................     12,700        19,300       (8,900)
     Restructuring and integration charges...............     25,000            --       26,700
     Other...............................................      1,500         2,900        1,800
  Changes in balance sheet items:
     Accounts receivable.................................      4,400        (6,300)     (54,400)
     Inventories.........................................      4,300         6,500       (1,500)
     Accounts payable and accrued liabilities............    (10,000)      (24,600)      31,300
     Prepaid expenses and other current assets...........        700         1,400       (3,700)
     Restructuring and integration payments..............    (65,800)      (17,800)          --
                                                           ---------     ---------     --------
Cash flows from operations...............................     10,500        35,000       28,300
                                                           ---------     ---------     --------
Cash flows from investing activities:
  Capital expenditures...................................     (7,100)      (10,500)     (21,200)
  Acquisitions, net of cash received.....................   (180,800)           --       (7,600)
                                                           ---------     ---------     --------
Cash flows from investing activities.....................   (187,900)      (10,500)     (28,800)
                                                           ---------     ---------     --------
Cash flows from financing activities:
     Net issuance of debt and lease obligations..........        400           700           --
     Advances from (payments to) Caremark International
       Inc...............................................    180,100       (36,200)      (8,300)
                                                           ---------     ---------     --------
Cash flows from financing activities.....................    180,500       (35,500)      (8,300)
                                                           ---------     ---------     --------
Increase (decrease) in cash and equivalents..............      3,100       (11,000)      (8,800)
Cash and equivalents, beginning of year..................      1,600        12,600       21,400
                                                           ---------     ---------     --------
Cash and equivalents, end of year........................  $   4,700     $   1,600     $ 12,600
                                                           =========     =========     ========

            See accompanying Notes to Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

                    COMBINED STATEMENTS OF DIVISIONAL EQUITY

                                                                   YEAR ENDED DECEMBER 31
                                                             ----------------------------------
                                                               1994         1993         1992
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Balance, beginning of year................................   $123,400     $153,200     $164,300
Net income (loss).........................................     (2,400)       6,400       (2,800)
Advances from (payments to) Caremark International Inc....    180,100      (36,200)      (8,300)
                                                             --------     --------     --------
Balance, end of year......................................   $301,100     $123,400     $153,200
                                                             ========     ========     ========

            See accompanying Notes to Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: BUSINESS

     The accompanying combined financial statements comprise Caremark International Inc.'s ("Caremark") Home Infusion Business ("Home Infusion" or the "business") which consists of Caremark's Clinical Management Services Division and its Home Care Management System Division. The Clinical Management Services Division provides alternate site infusion therapies which include: total parenteral nutrition therapy, enteral nutrition therapy, antibiotic, antiviral and antifungal therapies, chemotherapy and pain management therapy. The Home Care Management System Division provides or arranges for all of a patient's homecare needs including respiratory therapy and durable medical equipment. In January 1995, Caremark entered into a definitive agreement to sell the business to Coram Healthcare Corporation (Note 13).

     The accompanying combined financial statements reflect the "carve-out" financial position, results of operations and cash flows of Home Infusion for the periods presented. The combined financial statements have been prepared as if Home Infusion had operated as a stand-alone entity for all periods presented, and include those assets, liabilities, revenues and expenses directly attributable to the Home Infusion operations. Certain corporate general and administrative expenses of Caremark have been allocated to the business on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practical for management to estimate, the nature and level of expenses which might have been incurred had the business been operating as a separate company. The financial information included herein does not necessarily reflect what the financial position and results of operations of Home Infusion would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the combined financial statements. These policies are in conformity with generally accepted accounting principles and have been applied consistently in all material respects.

  Basis of combination

     The combined financial statements include the accounts of the business and majority-owned subsidiaries and partnerships in which it has more than 50% ownership interest or exercises control. All material intercompany accounts and transactions have been eliminated in consolidation.

  Revenues

     Revenues are recorded net of estimated contractual allowances under third party reimbursement agreements.

  Cash and equivalents

     Cash and equivalents include cash, cash investments and marketable securities with original maturities of three months or less. Home Infusion participates in Caremark's centralized cash management program. Consequently, cash on hand at the balance sheet date is not necessarily indicative of the cash balance on a stand-alone basis (Note 12).

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Inventories

     Inventories primarily consist of pharmaceutical drugs, which require compounding and other processing before delivery to customers, and related supplies. Inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property and equipment

     Property and equipment are stated at cost, net of accumulated depreciation. Assets purchased in acquisitions are recorded at their respective fair values. Expenditures that extend the useful life of property and equipment or increase productivity are capitalized, whereas maintenance and repairs are charged to expense in the year incurred.

     Depreciation and amortization are provided for financial reporting purposes principally on the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over the terms of the related leases if shorter. Both straight-line and accelerated methods of depreciation are used for income tax purposes.

  Goodwill and other intangible assets

     Goodwill represents the excess of consideration paid for businesses acquired in purchase transactions over the fair value of net assets acquired. It is amortized on a straight-line basis over estimated useful lives not exceeding 40 years. The business recorded goodwill amortization of $4.5, $0.6 and $0.7 million in 1994, 1993 and 1992, respectively. Other intangible assets primarily include noncompete agreements and other identified rights which are amortized on a straight-line basis over the lesser of their legal or estimated useful lives. The carrying values of intangible assets are reviewed for impairment on a periodic basis.

  Income taxes

     Home Infusion's operations have been included in Caremark's consolidated U.S. federal and state income tax returns. Prior to November 30, 1992, operations of the business were included in Baxter International Inc.'s consolidated income tax returns. The provision for income taxes shown in the accompanying combined financial statements has been determined as if Home Infusion had filed separate tax returns under its existing legal structure for the periods presented. All U.S. income taxes, including deferred taxes, are settled with Caremark on a current basis through the "Advances from and payments to Caremark" account.

     Income tax expense is based on pre-tax income for financial reporting purposes, adjusted for the effects of permanent differences between such income and that reported for tax return purposes. In 1992, the business prospectively adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." FAS 109 requires an asset and liability approach, whereby deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the carrying amounts and tax bases of the underlying assets and liabilities. The impact of adopting FAS 109 was not material to the financial statements of the business.

NOTE 3: ACQUISITIONS

     Effective March 1, 1994, the business acquired the assets and assumed certain liabilities of Critical Care America ("Critical Care") for approximately $175 million in cash. This transaction was accounted for using the purchase method of accounting. As such, operating results of Critical Care have been included in the financial statements of the business from the date of acquisition.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summary, prepared on a pro forma basis, depicts Home Infusion's combined results of operations as if Critical Care had been acquired as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles and related income tax effects. Actual results of the business for the year ended December 31, 1994 include a pre-tax charge of $25.0 million for estimated costs to integrate the operations of Critical Care (Note 4).

                                                                      YEAR ENDED DECEMBER
                                                                              31
                                                                     ---------------------
                                                                       1994         1993
                                                                     --------     --------
                                                                        (IN THOUSANDS)
                                                                          (UNAUDITED)
    Net revenues...................................................  $473,000     $655,600
    Income (loss) before income taxes..............................  $ (7,900)    $ 15,800
    Net income (loss)..............................................  $ (4,500)    $  9,200

     These pro forma results do not anticipate any efficiencies from consolidating the Critical Care operations, are not necessarily indicative of what actually would have occurred if the Critical Care acquisition had been in effect for the entire periods presented, and are not intended to project future results.

NOTE 4: RESTRUCTURING AND INTEGRATION CHARGES

     The business recorded a pre-tax charge of $25.0 million in the first quarter of 1994 for estimated costs to integrate the operations of Critical Care, acquired in March 1994 (Note 3). This charge consists primarily of estimated exit costs to close redundant Home Infusion facilities and related headcount reductions. Accrued costs include severance ($16.8 million), lease commitments ($5.0 million), as well as fixed asset and other disposal costs ($3.2 million). The company also established a $54.4 million reserve via purchase method accounting, with no charge to income, for costs associated with the closing of redundant Critical Care facilities.

     Integration-related cash outlays during 1994 of $58.6 million for the activities cited above were funded through the "Advances from and payments to Caremark" account. Actual spending coincided with management's estimates. There were no unusual adjustments to these reserves during the year.

     During 1992, a pre-tax charge of $26.7 million was recorded for a restructuring program to reorganize sales and operations functions in the field, standardize operations throughout the business and consolidate certain facilities and administrative functions. Cumulative restructuring spending approximated $25.0 million as of December 31, 1994, of which $7.2 million was spent during 1994. Actual spending coincided with management's estimates.

NOTE 5: FINANCIAL INSTRUMENTS

     Financial instruments of the business primarily consist of cash and equivalents, receivables, payables, investments and debt obligations. The carrying value of these financial instruments approximated fair value at year-end.

NOTE 6: TRADE RECEIVABLES

     The business provides credit in the normal course of business to third-party payors (such as private insurers, Medicare and Medicaid), patients and private enterprises. Amounts due from Medicare and Medicaid approximated 29% and 30% of gross accounts receivable at December 31, 1994 and 1993, respectively. Revenues from Medicare and Medicaid approximated 22% and 23% of net revenues in 1994 and 1993, respectively. The company performs ongoing credit evaluations of its customers and maintains an

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

allowance for doubtful accounts based on the collectibility of trade receivables. Credit losses have historically coincided with management's expectations.

     A summary of the activity in the allowance for doubtful accounts is presented below:

                                                                   YEAR ENDED DECEMBER 31
                                                                    ---------------------
                                                                      1994         1993
                                                                    --------     --------
                                                                       (IN THOUSANDS)
    Balance, beginning of year....................................  $ 12,800     $ 29,500
    Provision for doubtful accounts...............................    22,600       31,100
    Write-offs, net of recoveries.................................   (27,000)     (31,100)
    Other(1)......................................................    (2,100)     (16,700)
                                                                    --------     --------
    Balance, end of year..........................................  $  6,300     $ 12,800
                                                                    ========     ========

- ---------------
(1) Represents valuation accounts of acquired or divested companies and account transfers.

NOTE 7: OTHER BALANCE SHEET DATA

                                                                        YEAR ENDED DECEMBER 31
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
                                                                         (IN THOUSANDS)
Property and equipment, net:
  Buildings and leasehold improvements.................................  $  3,700     $  4,700
  Machinery and other equipment........................................    44,800       52,700
  Equipment leased to customers........................................    24,500       24,400
  Software costs.......................................................     6,800        5,600
  Construction in progress.............................................     3,700          600
                                                                         --------     --------
Property and equipment, at cost........................................    83,500       88,000
Accumulated depreciation and amortization..............................   (53,800)     (55,200)
                                                                         --------     --------
          Totals.......................................................  $ 29,700     $ 32,800
                                                                         ========     ========
Accrued liabilities:
  Employee compensation and related taxes..............................  $ 21,000     $ 16,200
  Restructuring and integration costs..................................    22,500        8,900
  Other................................................................     9,900        4,900
                                                                         --------     --------
          Totals.......................................................  $ 53,400     $ 30,000
                                                                         ========     ========

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8: DEBT AND LEASE OBLIGATIONS

     The business leases certain facilities and equipment under operating and capital leases expiring at various dates. Most of the operating leases contain renewal options. Total rent expense under operating leases approximated $20.5, $20.1 and $16.1 million in 1994, 1993 and 1992, respectively.

     Future minimum lease payments under capital and noncancelable operating leases and aggregate long-term debt maturities as of December 31, 1994 are summarized as follows:

                                                            OPERATING     CAPITAL        DEBT
                                                             LEASES       LEASES      MATURITIES
                                                            ---------     -------     ----------
                                                            (IN THOUSANDS)
    1995..................................................   $10,800      $ 1,200        $400
    1996..................................................     7,700          200         100
    1997..................................................     4,500           --         300
    1998..................................................     2,000           --          --
    1999..................................................       900           --          --
    Thereafter............................................       400           --          --
                                                            ---------     -------     ----------
              Total obligations and commitments...........   $26,300      $ 1,400        $800
                                                             =======       ======     ========

     The net book value of capitalized lease property approximated $0.7 million at December 31, 1994.

     Caremark maintains, on behalf of the business, a $20.0 million unsecured line of credit, primarily for granting partnership loans that mature in three years and bear interest at specified floating rates. At December 31, 1994 and 1993, there were no borrowings under this facility.

NOTE 9: RETIREMENT PROGRAMS

     Home Infusion participates in Caremark-sponsored retirement plans for all qualifying employees of the business. Liabilities and expenses related to these retirement programs have been allocated to the business based on its eligible payroll in relation to the eligible payroll of Caremark. Benefits are typically based on years of service and the employee's compensation during five of the last ten years of employment as defined by the plans. Caremark's funding policy is to make contributions, which meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974, based on the projected unit credit actuarial cost method, and to limit such contributions to amounts currently deductible for tax reporting purposes. Pension expense allocated to the business was $2.8, $2.5 and $2.2 million for the years 1994, 1993 and 1992, respectively.

     Most employees of the business are eligible to participate in a qualified 401(k) plan sponsored by Caremark. Participants may contribute up to 12% of their annual compensation (limited in 1994 to $9,240 per individual) to the plan and Caremark matches the participants' contributions up to 3% of compensation.

     In 1992, the business adopted Statement of Financial Accounting Standards No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions", which requires the business to accrue costs for postretirement benefits over the service years of employees. The adoption of FAS 106 and its ongoing impact have not been material to the business' financial statements.

     In 1994, the business adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits", which requires employers to accrue costs for postemployment benefits (including salary continuation, severance and disability benefits, job training and counseling and continuation of benefits such as health care and life insurance coverage to former or inactive employees). The adoption of FAS 112 was not material to the business' financial statements.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10: INCOME TAXES

     Income tax expense for the indicated years consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            1994         1993        1992
                                                          --------     --------     -------
                                                                   (IN THOUSANDS)
    Current:
      Federal...........................................  $(12,600)    $(12,600)    $ 6,800
      State and Local...................................    (1,800)      (2,000)      1,100
                                                          --------     --------     -------
    Current income tax expense (benefit)................   (14,400)     (14,600)      7,900
                                                          --------     --------     -------
    Deferred:
      Federal...........................................    11,100       16,700      (7,700)
      State and local...................................     1,600        2,600      (1,200)
                                                          --------     --------     -------
    Deferred income tax expense (benefit)...............    12,700       19,300      (8,900)
                                                          --------     --------     -------
    Income tax expense (benefit)........................  $ (1,700)    $  4,700     $(1,000)
                                                          ========     ========     =======

     Deferred tax assets (liabilities) under FAS 109 are composed of the following:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Deferred tax assets:
      Bad debt and sales allowances..................................  $ 7,100     $ 3,600
      Restructuring and integration costs............................   10,800       4,400
      Accrued compensation and employee benefits.....................    4,400       4,900
      Other accrued expenses.........................................    1,200       1,200
                                                                       -------     -------
    Deferred tax assets..............................................  $23,500     $14,100
                                                                       -------     -------
    Deferred tax liabilities:
      Accelerated depreciation and amortization......................  $25,300     $ 4,800
      Other..........................................................    1,300        (300)
                                                                       -------     -------
    Deferred tax liabilities.........................................  $26,600     $ 4,500
                                                                       -------     -------
    Net deferred tax assets (liabilities)............................  $(3,100)    $ 9,600
                                                                       =======     =======

     Income tax expense applicable to pre-tax income for financial reporting purposes differs from income tax expense calculated by using the U.S. federal income tax rate for the following reasons:

                                                              YEAR ENDED DECEMBER 31
                                                        -----------------------------------
                                                         1994          1993          1992
                                                        -------       -------       -------
                                                                  (IN THOUSANDS)
    Income tax (benefit) expense at statutory rate....  $(1,400)      $ 3,900       $(1,300)
      State and local taxes...........................     (200)          600          (200)
      Nondeductible goodwill..........................      100           200           300
      Non-deductible meals and entertainment..........      200           100           100
      Other...........................................     (400)         (100)          100
                                                        -------       -------       -------
              Income tax expense (benefit)............  $(1,700)      $ 4,700       $(1,000)
                                                        =======       =======       =======

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

All income taxes related to the business have been paid by Caremark.

NOTE 11: COMMITMENTS AND CONTINGENT LIABILITIES

     Caremark was notified in August 1991 that the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG") and the U.S. Department of Justice, with subsequent grand jury participation, were investigating Caremark. The nature, scope, timing and outcome of the investigation are not currently determinable. Caremark has provided and continues to provide information and documents in connection with the investigation.

     Caremark is in discussions with the OIG and the U.S. Department of Justice to settle the investigation. Because certain state agencies are conducting related investigations of Caremark, representatives of various state health care programs are participating in these discussions. Caremark is seeking to settle all aspects of the investigation including any potential claims by the federal government or any state agency, as applicable, under the federal laws prohibiting payment of remuneration to induce the referral of Medicare and Medicaid beneficiaries (the "Medicare Referral Payments Law"), the federal False Claims Act (the "False Claims Act") or any other federal or state civil or criminal statute. No assurances can be given with regard to the outcome of these settlement discussions. Criminal penalties under the Medicare Referral Payments Law could include fines of up to $25,000 per violation or up to five years imprisonment or both. Criminal penalties under the Medicare Referral Payments Law could be increased, under the alternative fines statute, to include fines of up to $500,000 per violation. Fines could be increased to a maximum of two times the amount of gross gain or loss in connection with the violation under the alternative fines statute and could also be increased under the Federal Organizational Sentencing Guidelines. Civil penalties under the Medicare Referral Payments Law include exclusion from participation in the Medicare and Medicaid programs: civil penalties under the False Claims Act could include fines of up to $10,000 per claim and treble damages. If imposed, such penalties, although not estimable at this time, could have a material adverse effect on the company's business or on its income, cash flows or financial condition. In conjunction with the sale of the business, Caremark will retain liability for this investigation.

     The business is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Based on the advice of counsel, management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material effect on the business or its income, cash flows or financial condition.

NOTE 12: RELATED PARTY TRANSACTIONS

     The business participated in a centralized cash management program administered by Caremark. Advances from Caremark or excess cash sent to Caremark have been treated as an adjustment to Divisional Equity. No interest has been charged on this balance. Intercompany receivables and payables have historically been settled in the normal course of business, usually within 90 days, and are not interest bearing. The net intercompany balances have been included in the combined balance sheets as "Divisional Equity".

     Caremark has provided to Home Infusion certain legal, treasury, regulatory, insurance, benefits, administrative services and facilities. Charges for these services to Home Infusion have been based on allocation of Caremark's actual direct and indirect costs using varying allocation methods designed to estimate actual costs incurred by Caremark to render these services to the business. The allocation methodology is consistent with the methods used by Caremark to allocate the cost of similar services to its other business units. The allocated costs of these services as reflected in the combined statements of operations were $11.0, $5.1 and $4.0 million in 1994, 1993 and 1992, respectively. No provision has been made for possible incremental costs that may have been incurred had Home Infusion operated as a stand-alone entity for the periods presented. The business has provided facilities, nursing and other services to other operating units of

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Caremark. Reimbursement for these services have been at arm's length pricing and have not been material to the results of operations.

NOTE 13. SUBSEQUENT EVENT

     In January 1995, Caremark entered into a definitive agreement to sell specified assets and liabilities of the business to Coram Healthcare Corporation for approximately $310 million in cash and securities, not to exceed $328 million, subject to net asset adjustments. Both companies' Boards of Directors have approved the transaction. The sale is subject to government approval under the Hart-Scott-Rodino Act and other conditions. Assets and liabilities excluded from the sale include cash, specified receivables and fixed assets, income taxes, legal, employee benefit and certain restructuring/integration obligations and specified deferred purchase obligations.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------    --------
                                                                           (IN THOUSANDS)
Net revenues.............................................................  $96,100    $101,000
Cost of goods and services sold..........................................   76,200      74,200
Marketing and administrative expenses....................................   15,500      19,900
Provision for doubtful accounts..........................................    4,300       6,300
Restructuring and integration charges....................................       --      25,000
Minority interests.......................................................      500         800
                                                                           -------    --------
Income (loss) before sundry and income taxes.............................     (400)    (25,200)
Sundry income, net.......................................................     (100)        100
                                                                           -------    --------
Income (loss) before income taxes........................................     (500)    (25,100)
Income tax expense (benefit).............................................       --          --
                                                                           -------    --------
Net income (loss)........................................................  $  (500)   $(25,100)
                                                                           =======    ========

       See accompanying Notes to Condensed Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       MARCH 31,     DECEMBER 31,
                                                                         1995*           1994
                                                                       ---------     ------------
                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................  $      --       $  4,700
  Accounts receivable, net of allowances.............................    138,800        143,500
  Inventories........................................................     10,900         11,500
  Deferred tax asset.................................................         --         23,500
  Other current assets...............................................         --          1,700
                                                                       ---------     ------------
          Total current assets.......................................    149,700        184,900
Property and equipment, net..........................................     26,700         29,700
Other assets.........................................................      4,700          7,400
Goodwill, net........................................................    191,900        196,700
                                                                       ---------     ------------
Total assets.........................................................  $ 373,000       $418,700
                                                                        ========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................................  $  23,800       $ 26,700
  Current maturities of long-term debt...............................         --          1,600
  Other accrued liabilities..........................................     13,400         53,400
                                                                       ---------     ------------
          Total current liabilities..................................     37,200         81,700
Long-term debt.......................................................         --            600
Minority interest....................................................      5,200          5,000
Other liabilities....................................................        200          3,700
Deferred tax liabilities.............................................         --         26,600
Stockholders' equity:
  Divisional equity..................................................    330,400        301,100
                                                                       ---------     ------------
          Total stockholders' equity.................................    330,400        301,100
                                                                       ---------     ------------
Total liabilities and stockholders' equity...........................  $ 373,000       $418,700
                                                                        ========     ==========

                            See accompanying notes.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

             UANUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                                                              THREE MONTHS ENDED
                                                                                MARCH 31, 1995
                                                                              ------------------
                                                                               (BRACKETS DENOTE
                                                                                CASH OUTFLOWS)
                                                                                (IN THOUSANDS)
Cash flows from operations:
  Net income (loss).........................................................       $   (500)
  Adjustments for non-cash items:
     Provision for doubtful accounts........................................          4,300
     Depreciation and amortization..........................................          4,200
  Changes in balance sheet items:
     Accounts receivable....................................................         (2,800)
     Inventories............................................................            600
     Accounts payable and accrued liabilities...............................        (25,400)
     Prepaid expenses and other current assets..............................           (800)
                                                                              ------------------
Cash flows from operations..................................................        (20,400)
                                                                              ------------------
Cash flows from investing activities:
  Spin-off of net assets....................................................         15,600
  Cash received from disposal of equipment..................................            100
                                                                              ------------------
Cash flows from investing activities........................................         15,700
                                                                              ------------------
Cash flows from financing activities........................................             --
                                                                              ------------------
Increase (decrease) in cash and equivalents.................................         (4,700)
Cash and equivalents, beginning of period...................................          4,700
                                                                              ------------------
Cash and equivalents, end of period.........................................       $     --
                                                                              ==================

            See accompanying Notes to Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying condensed consolidated balance sheet as of March 31, 1995, condensed statements of operations for the three months ended March 31, 1995 and 1994 and cash flows for the three months ended March 31, 1995 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. The accompanying condensed consolidated balance sheet as of March 31, 1995 include only those assets acquired and liabilities assumed by Coram Healthcare Corporation as of that date.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT      CHARGED TO      CHARGED TO
                                             BEGINNING       COSTS AND     OTHER ACCOUNTS      DEDUCTIONS       BALANCE AT
                DESCRIPTION                  OF PERIOD        EXPENSES        DESCRIBE          DESCRIBE       END OF PERIOD
- -------------------------------------------  ----------      ----------    --------------      ----------      -------------
Three Months Ended March 31, 1995
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................   $  6,300        $  4,300         $   --           $ (6,335)         $ 4,265
Year Ended December 31, 1994
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................     12,800          22,600             --            (27,000)(1)        6,300
                                                                                                  (2,100)(2)
Year Ended December 31, 1993
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................     29,500          31,100             --            (31,100)(1)       12,800
                                                                                                 (16,700)(2)
Year Ended December 31, 1992(3)
  Reserve and allowances deducted from
     asset accounts:
     Allowance for uncollectible
       accounts............................         --              --             --                 --           29,500

- ---------------
(1) Accounts written off, net of recoveries

(2) Other charges

(3) Certain historical financial data for the year end December 31, 1992 is not available

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Lincare Holdings Inc.:

     We have audited the accompanying consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincare Holdings Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in notes 1 and 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes during the year ended December 31, 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP

St. Petersburg, Florida
January 20, 1995 (except for the
  last paragraph of note 5 which is
  as of February 10, 1995)

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                                           1994         1993
                                                                         --------     --------
                                       ASSETS (NOTE 5)
Current assets:
  Cash and cash equivalents............................................  $ 16,023     $ 29,738
  Accounts and notes receivable (note 2)...............................    23,629       21,314
  Inventories..........................................................     1,029          932
  Prepaid expenses.....................................................       752          449
                                                                         --------     --------
          Total current assets.........................................    41,433       52,433
                                                                         --------     --------
Property and equipment (notes 3 and 4).................................    93,098       72,572
Less accumulated depreciation..........................................    37,014       28,924
                                                                         --------     --------
          Net property and equipment...................................    56,084       43,648
                                                                         --------     --------
Other assets:
  Goodwill, less accumulated amortization of $3,878 in 1994 and $2,044
     in 1993...........................................................    82,795       41,710
  Intangible assets, less accumulated amortization of $21,249 in 1994
     and
     $17,370 in 1993...................................................     9,205        4,225
  Covenants not to compete, less accumulated amortization of $3,238 in
     1994
     and $1,670 in 1993................................................     6,055        4,869
  Other................................................................       206          199
                                                                         --------     --------
          Total other assets...........................................    98,261       51,003
                                                                         --------     --------
                                                                         $195,778     $147,084
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term obligations (note 6)...............  $  6,972     $  4,227
  Accounts payable.....................................................     8,273        6,990
  Accrued expenses:
     Compensation and benefits.........................................     5,087        4,226
     Other.............................................................     1,377          913
  Income taxes payable (note 7)........................................     1,207          435
                                                                         --------     --------
          Total current liabilities....................................    22,916       16,791
Revolving credit loan (note 5).........................................     2,000           --
Long-term obligations, excluding current installments (note 6).........     4,717        7,512
Deferred income taxes (note 7).........................................     3,255        5,483
Minority interest......................................................       802          240
Stockholders' equity (notes 7, 8 and 9):
  Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 27,124,130 shares in 1994 and 26,399,882 shares in
     1993..............................................................       271          264
  Additional paid-in capital...........................................    77,799       70,729
  Retained earnings....................................................    84,018       46,065
                                                                         --------     --------
          Total stockholders' equity...................................   162,088      117,058
Commitments and contingencies (notes 4 and 14)
                                                                         --------     --------
                                                                         $195,778     $147,084
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1994         1993         1992
                                                             --------     --------     --------
Net revenues (note 10).....................................  $201,142     $154,506     $117,403
                                                             --------     --------     --------
Costs and expenses:
  Cost of goods and services...............................    29,058       21,115       16,215
  Operating expenses.......................................    44,347       34,388       28,475
  Selling, general and administrative expenses.............    43,249       34,623       28,354
  Bad debt expense.........................................     1,546        1,832        1,591
  Depreciation expense.....................................    13,403       11,764       10,143
  Amortization expense.....................................     7,281        4,695        5,125
                                                             --------     --------     --------
                                                              138,884      108,417       89,903
                                                             --------     --------     --------
          Operating income.................................    62,258       46,089       27,500
                                                             --------     --------     --------
Other income (expenses):
  Interest income..........................................       434          611          465
  Interest expense (note 6)................................      (473)        (387)      (1,242)
  Net gain on disposal of property and equipment...........       101          233           16
                                                             --------     --------     --------
                                                                   62          457         (761)
                                                             --------     --------     --------
          Income before income taxes and extraordinary
            item...........................................    62,320       46,546       26,739
Income tax expense (note 7)................................    24,367       18,294       10,600
                                                             --------     --------     --------
          Income before extraordinary item.................    37,953       28,252       16,139
Extraordinary item -- loss on early extinguishment of debt,
  net of income tax benefit of $647 (note 13)..............        --           --       (1,000)
                                                             --------     --------     --------
          Net income.......................................  $ 37,953     $ 28,252     $ 15,139
                                                             ========     ========     ========
Income (loss) per common share:
  Income before extraordinary item.........................  $   1.34     $   1.01     $    .64
  Extraordinary item.......................................        --           --         (.04)
                                                             --------     --------     --------
          Net income.......................................  $   1.34     $   1.01     $    .60
                                                             ========     ========     ========
Weighted average number of common shares and common share
  equivalents outstanding (in thousands)...................    28,307       27,911       25,334
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                          ADDITIONAL                             TOTAL
                                                 COMMON    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                                 STOCK     CAPITAL     EARNINGS    STOCK        EQUITY
                                                 ------   ----------   --------   --------   -------------
Balances at December 31, 1991..................   $162     $  3,886    $  2,674     $ (1)      $   6,721
Issuance of common stock, net of offering
  costs of $1,170..............................     77       48,912          --       --          48,989
Conversion of Series B preferred stock into
  common stock.................................      4        1,496          --       --           1,500
Issuance of common stock, net of offering
  costs of $300................................      5        6,470          --       --           6,475
Exercise of stock options......................      7          217          --        1             225
Tax benefit related to exercise of employee
  stock options (note 7).......................     --        3,386          --       --           3,386
Net income.....................................     --           --      15,139       --          15,139
                                                 ------   ----------   --------      ---     -------------
Balances at December 31, 1992..................    255       64,367      17,813       --          82,435
Exercise of stock options (note 9).............      9          412          --       --             421
Adjustment of 1992 offering costs..............     --           16          --       --              16
Tax benefit related to exercise of employee
  stock options (notes 7 and 9)................     --        5,934          --       --           5,934
Net income.....................................     --           --      28,252       --          28,252
                                                 ------   ----------   --------      ---     -------------
Balances at December 31, 1993..................    264       70,729      46,065       --         117,058
Exercise of stock options (note 9).............      7          454          --       --             461
Tax benefit related to exercise of employee
  stock options (notes 7 and 9)................     --        6,616          --       --           6,616
Net income.....................................     --           --      37,953       --          37,953
                                                 ------   ----------   --------      ---     -------------
Balances at December 31, 1994..................   $271     $ 77,799    $ 84,018     $ --       $ 162,088
                                                 ======     =======     =======   ======       =========

          See accompanying notes to consolidated financial statements.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                               1994         1993         1992
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income...............................................  $ 37,953     $ 28,252     $ 15,139
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Decrease in provision for losses on accounts and notes
       receivable..........................................      (491)        (167)         (12)
     Depreciation expense..................................    13,403       11,764       10,143
     Gain on disposal of property and equipment............      (101)        (233)         (16)
     Amortization expense..................................     7,281        4,695        5,125
     Amortization of imputed interest......................       219          258          158
     Extraordinary item....................................        --           --        1,647
     Deferred income tax benefit...........................    (2,979)        (738)        (980)
     Minority interest in net earnings of subsidiary.......       122          187           51
     Change in operating assets and liabilities:
       Decrease (increase) in accounts and notes
          receivable.......................................       911       (2,995)        (995)
       Decrease in inventories.............................       177          140          153
       (Increase) decrease in prepaid expenses.............      (301)         185         (225)
       Decrease in deferred offering costs.................        --           --          347
       Increase in accounts payable........................     1,282          474        1,117
       Increase (decrease) in accrued expenses.............     1,154        1,294         (338)
       Increase in income taxes payable....................     7,388        8,276          862
                                                             --------     --------     --------
          Net cash provided by operating activities........    66,018       51,392       32,176
                                                             --------     --------     --------
Cash flows from investing activities:
  Proceeds from sale of property and equipment.............       900          737          532
  Capital expenditures.....................................   (22,614)     (18,166)     (12,910)
  Increase in other assets.................................        (7)         (27)         (26)
  Business acquisitions, net of cash acquired (note 12)....   (52,904)     (10,362)      (8,229)
                                                             --------     --------     --------
          Net cash used in investing activities............   (74,625)     (27,818)     (20,633)
                                                             --------     --------     --------
Cash flows from financing activities:
  Proceeds from revolving credit loan......................     8,000           --           --
  Payment of revolving credit loan.........................    (6,000)         (50)          --
  Payment of unsecured payable.............................        --           --       (2,900)
  Payment of long-term obligations.........................    (8,009)     (14,151)     (43,223)
  Prepayment premium.......................................        --           --         (300)
  Principal payments under capital lease obligations.......        --           --       (1,948)
  Increase (decrease) in minority interest.................       440           52         (144)
  Retirement of redeemable preferred stock.................        --           --      (10,576)
  Proceeds from issuance of common stock...................       461          421       57,159
  Adjustment (payment) of offering costs...................        --           16       (1,470)
                                                             --------     --------     --------
          Net cash used by financing activities............    (5,108)     (13,712)      (3,402)
                                                             --------     --------     --------
          Net (decrease) increase in cash..................   (13,715)       9,862        8,141
Cash and cash equivalents, beginning of year...............    29,738       19,876       11,735
                                                             --------     --------     --------
Cash and cash equivalents, end of year.....................  $ 16,023     $ 29,738     $ 19,876
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1993 AND 1992

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) DESCRIPTION OF BUSINESS

     Lincare Holdings Inc. and subsidiaries (the "Company") provides oxygen and respiratory therapy services to the home health care market and also supplies home medical equipment, such as hospital beds, wheelchairs and other medical supplies. The Company's customers are located in 35 states. The Company's supplies are readily available and the Company is not dependent on a single supplier or even a few suppliers.

     (B) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Lincare Holdings Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (C) FINANCIAL INSTRUMENTS

     The Company believes the book value of their financial instruments (cash equivalents, accounts and notes receivable, income taxes receivable, revolving credit loan, long-term obligations, accounts payable, accrued expenses and income taxes payable) approximates their fair value due to their short-term nature.

     (D) INVENTORIES

     Inventories, consisting of equipment, supplies and replacement parts, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     (E) PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or estimated useful life of the asset. Amortization is included with depreciation expense.

     (F) OTHER ASSETS

     Goodwill results from the excess of cost over net assets of acquired businesses and is amortized on a straight-line basis over 40 years.

     Intangible assets, consisting of customer base and assembled workforce, are amortized on a straight-line basis over the estimated life of the asset, ten to thirty-six months.

     Covenants not to compete are amortized on a straight-line basis over the life of the respective covenants.

     (G) INCOME TAXES

     Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, was issued by the Financial Accounting Standards Board in February 1992. Under the asset and liability method of Statement 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under Statement 109, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

     Statement 109 was adopted effective January 1, 1993. Upon adoption, the provisions of the Statement were applied without restating prior years' financial statements. The cumulative effect of the change in the method of accounting for income taxes was not material.

     Pursuant to the asset and liability method under Statement 96, which was applied in 1992 and prior years, deferred income taxes are recognized for the tax effects of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     (H) PENSION PLAN

     The Company has a defined contribution pension plan covering substantially all employees. The Company makes monthly contributions to the plan equal to the amount accrued for pension expense. Employer contributions (net of applied forfeitures) were approximately $1,079,000 in 1994, $750,000 in 1993, and $626,000 in 1992.

     (I) STATEMENT OF CASH FLOWS

     For purposes of the statements of cash flows, the Company considers all short-term investments with a purchased maturity of three months or less to be cash equivalents.

(2)  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable at December 31, 1994 and 1993 consist of:

                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Trade............................................................  $28,271     $25,848
    Other............................................................       81         >62
                                                                       -------     -------
                                                                        28,352      25,910
    Less allowance for uncollectible accounts........................    4,723       4,596
                                                                       -------     -------
                                                                       $23,629     $21,314
                                                                       =======     =======

(3)  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1993 consists of:

                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Land and improvements............................................  $    87     $    87
    Building and improvements........................................    1,412       1,312
    Equipment and furniture..........................................   91,599      71,173
                                                                       -------     -------
                                                                       $93,098     $72,572
                                                                       =======     =======

     Rental equipment of approximately $71,324,000 in 1994 and $54,562,000 in 1993 is included with equipment and furniture.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

(4)  LEASES

     The Company has several noncancelable operating leases, primarily for buildings, computer equipment and vehicles, that expire over the next five years and provide for purchase or renewal options. Operating lease expense was approximately $6,971,000 in 1994, $5,469,000 in 1993 and $4,665,000 in 1992.

     Future minimum lease payments under noncancelable operating leases, net of sublease income, as of December 31, 1994 are as follows:

                                                                     (IN THOUSANDS)
            1995...................................................     $  5,775
            1996...................................................        4,448
            1997...................................................        2,499
            1998...................................................          679
            1999...................................................           83
                                                                     --------------
            Total minimum lease payments...........................     $ 13,484
                                                                     ===========

(5)  REVOLVING CREDIT LOAN

     Under the revolving line of credit, the Company may borrow amounts up to $25,000,000. The maturity date is sixty months from the date of the note, and amounts borrowed under the revolving line of credit are payable in full on the maturity date. The revolving line of credit bears interest at prime less one-quarter of one percent (8.25% at December 31, 1994) and is payable monthly. The Loan Agreement contains several financial and other covenants and is secured by, effectively, all of the assets of the Company. At December 31, 1994, $2,000,000 was outstanding under the revolving line of credit. At December 31, 1993, there were no outstanding balances under the revolving line of credit.

     Amortization of loan origination fees amounted to approximately $4,000 in 1994, $1,000 in 1993 and $41,000 in 1992.

     On February 10, 1995, the Company increased the amount it may borrow under the revolving line of credit from $25,000,000 to $50,000,000. The revolving line of credit now bears interest at LIBOR plus 58 basis points. Substantially all other terms of the Loan Agreement are essentially unchanged.

(6)  LONG-TERM OBLIGATIONS

     Long-term obligations generally consist of unsecured, non-interest bearing deferred acquisition obligations payable in varying installments through 1998. Unamortized imputed interest at 5.75% to 8.25% was $47,000 in 1994 and $62,000 in 1993.

     Interest expense was $473,000 in 1994, $387,000 in 1993 and $1,242,000 in
1992 (approximately $399,000 to related parties).

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

     The aggregate maturities of long-term obligations for each of the five years subsequent to December 31, 1994 are as follows:

                                                                     (IN THOUSANDS)
            1995...................................................     $  6,972
            1996...................................................        2,748
            1997...................................................        1,133
            1998...................................................          836
            1999...................................................           --
                                                                     --------------
                                                                        $ 11,689
                                                                     ===========

(7)  INCOME TAXES

     The tax effects of temporary differences that account for significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Deferred tax assets:
      Accounts receivable, principally due to allowance for
         uncollectible accounts......................................  $(1,878)    $(1,680)
      Accrued expenses, principally due to deferral for income tax
         reporting purposes..........................................   (1,140)       (738)
      Intangible assets and covenants not to compete, principally due
         to differences in amortization..............................   (2,777)         --
      Other..........................................................      (41)         (8)
                                                                       -------     -------
              Total gross deferred tax assets........................   (5,836)     (2,426)
                                                                       -------     -------
    Deferred tax liabilities:
      Property and equipment, principally due to differences in
         depreciation................................................    7,182       4,880
      Goodwill, principally due to differences in amortization.......      922          --
      Excess of tax over book for certain loan origination and other
         fees........................................................       --       2,237
      Other..........................................................      987         792
                                                                       -------     -------
              Total gross deferred tax liabilities...................    9,091       7,909
                                                                       -------     -------
              Net deferred tax liability.............................  $ 3,255     $ 5,483
                                                                       =======     =======

     There was no valuation allowance for deferred tax assets as of January 1, 1994 or December 31, 1994.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

     Income tax expense attributable to continuing operations consists of:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Current:
      Federal.............................................  $23,224     $15,549     $ 9,502
      State...............................................    4,147       3,483       2,078
                                                            -------     -------     -------
              Total current...............................   27,371      19,032      11,580
    Deferred:
      Federal.............................................   (2,606)       (605)       (805)
      State...............................................     (398)       (133)       (175)
                                                            -------     -------     -------
              Total deferred..............................   (3,004)       (738)       (980)
                                                            -------     -------     -------
                                                            $24,367     $18,294     $10,600
                                                            =======     =======     =======
    Total income tax expense was allocated:
      Income from continuing operations...................  $24,367     $18,294     $10,600
      Stockholders' equity for compensation expense for
         tax
         purposes in excess of financial reporting
         purposes.........................................   (6,616)     (5,934)     (3,386)
                                                            -------     -------     -------
                                                            $17,751     $12,360     $ 7,214
                                                            =======     =======     =======

     Total income tax expense differs from the amounts computed by applying U.S. federal income tax rates (35% in 1994 and 1993 and 34% in 1992) to income before income taxes and extraordinary item as a result of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Computed "expected" tax expense.......................  $21,812     $16,291     $ 9,091
    State income taxes, net of federal income tax
      benefit.............................................    2,437       2,178       1,256
    Other.................................................      118        (175)        253
                                                            -------     -------     -------
              Total income tax expense....................  $24,367     $18,294     $10,600
                                                            =======     =======     =======

(8)  STOCKHOLDERS' EQUITY

     The Company has 4,879,238 authorized and unissued shares of preferred stock. The Board of Directors has the authority to issue up to such number of shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof without any further vote or action by the stockholders.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

(9)  STOCK OPTIONS

     The Company has reserved a total of 2,973,768 shares of common stock for issuance under its Non-Qualified Stock Option Plan (the Plan). Information related to the Plan is as follows:

                                                                  NUMBER OF        OPTION
                                                                   OPTIONS         PRICES
                                                                  ---------     ------------
    Outstanding at December 31, 1992............................  2,322,536     $.25 - $3.63
    Exercised in 1993...........................................    943,226     $.25 - $3.63
                                                                  ---------
    Outstanding at December 31, 1993............................  1,379,310     $.25 - $3.63
    Exercised in 1994...........................................    700,248     $.25 - $3.63
                                                                  ---------
    Outstanding at December 31, 1994............................    679,062     $.25 - $3.63
                                                                   ========

     Of the options outstanding under the Plan at December 31, 1994, 333,459 are exercisable as of January 1, 1995. Options for 161,631 shares are exercisable on November 30, 1995 and options for 183,972 shares are exercisable on January 1, 1996.

     In connection with the exercise of stock options in 1994, 1993 and 1992, the Company receives a tax deduction for the difference between the fair value of the common stock at the date of exercise and the exercise price. The related income tax benefit of approximately $6,616,000 in 1994, $5,934,000 in 1993 and $3,386,000 in 1992 has been recorded as a reduction of income taxes payable and an addition to additional paid-in capital.

     On December 17, 1991, the Board of Directors and the stockholders approved the Lincare Holdings Inc. 1991 Stock Plan (the 1991 Plan). The Company is authorized to issue an aggregate 1,600,000 shares of common stock under the 1991 Plan. The 1991 Plan provides for the granting of non-qualified and incentive stock options to acquire common stock and/or granting of rights to purchase common stock on a restricted stock basis. Options granted (96,000 at $7.00 per share, 54,000 at $9.07 per share, 650,000 at $12.125 and 700,000 at $19 per share) vest between December 31, 1992 and December 31, 1997. Options for 48,000 shares at $7.00 per share, 100,000 shares at $12.125 per share and 200,000 shares at $19 per share are exercisable as of December 31, 1994. At December 31, 1994, there were 100,000 shares available for issuance under the 1991 Plan.

     On April 14, 1994, the Board of Directors and the stockholders approved the Lincare Holdings Inc. 1994 Stock Plan (the 1994 Plan). The Company is authorized to issue an aggregate 500,000 shares of common stock under the 1994 Plan. The 1994 Plan provides for the granting of nonqualified and incentive stock options to acquire common stock and/or granting of rights to purchase common stock on a restricted stock basis. There have been no options or shares granted under the 1994 Plan.

(10)  NET REVENUES

     Included in the Company's net revenues is reimbursement from the federal government under the Medicare and under Medicaid programs which aggregated approximately 58% in 1994, 57% in 1993 and 56% in 1992.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

(11)  SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1993        1992
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Cash paid for:
  Interest....................................................  $   254     $   183     $ 1,089
                                                                =======     =======     =======
  Income taxes................................................  $19,983     $11,609     $10,718
                                                                =======     =======     =======

(12)  BUSINESS COMBINATIONS

     During 1994, the Company acquired the outstanding stock or certain assets of 26 businesses in 20 separate transactions. During 1993, the Company acquired the outstanding stock or certain assets of 15 businesses in 11 separate transactions. Consideration for the acquisitions generally included cash, unsecured non-interest bearing obligations and the assumption of certain liabilities.

     None of the businesses acquired were related to the Company prior to acquisition. Each acquisition during 1994 and 1993 was accounted for as a purchase. The results of operations of the acquired companies are included in the accompanying consolidated statement of operations since the respective date of acquisition. Each of the acquired companies conducted operations similar to that of the Company.

     The aggregate cost of the above acquisitions was as follows:

                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Cash.............................................................  $52,904     $10,362
    Deferred acquisition obligations.................................    7,701      14,032
    Assumption of liabilities........................................      947       1,610
                                                                       -------     -------
                                                                       $61,552     $26,004
                                                                       =======     =======

     The aggregate purchase price was allocated as follows:

                                                                        1994        1993
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Current assets...................................................  $ 2,915     $ 1,704
    Property and equipment...........................................    4,024       2,828
    Intangible assets................................................   11,613       7,277
    Goodwill.........................................................   43,000      14,195
                                                                       -------     -------
                                                                       $61,552     $26,004
                                                                       =======     =======

     The unaudited pro forma supplemental information on the results of operations for the years ended December 31, 1994 and 1993 include the acquisitions as if they had been combined at the beginning of the respective years.

                                                                       1994         1993
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Net revenues...................................................  $213,237     $162,544
                                                                     ========     ========
    Net income.....................................................  $ 40,106     $ 29,673
                                                                     ========     ========

     The unaudited pro forma financial information is not necessarily indicative of either the results of operations that would have occurred had the transactions been effected at the beginning of the respective preceding years or of future results of operations of the combined companies.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

(13)  EXTRAORDINARY ITEM

     The Company recorded an extraordinary expense, net of an income tax benefit, of $1,000,000 ($0.04 per share) in the quarter ended March 31, 1992. The extraordinary expense is associated with the early extinguishment of the Company's senior and subordinated debt from the net proceeds of the Company's initial public stock offering in March 1992. The extraordinary expense was comprised of unamortized loan origination fees, a prepayment premium for the early prepayment of bank loans and the unamortized original issue discount attributable to the Company's subordinated debt.

(14)  CONTINGENCIES

     In January 1994, the Company was advised by the United States Attorney for the Middle District of Florida that a grand jury has been investigating certain services provided by the Company to a pharmacy that supplied medications to home respiratory patients. Under its contracts with the pharmacy, the Company was responsible for providing various marketing, field administration and patient services to the pharmacy. The contracts were in effect from February 1989 to April 1992, and accounted for less than one percent of the Company's revenues during such period. The Company is also involved in certain other claims and legal actions arising in the ordinary cause of business. In the opinion of management, the ultimate disposition of all matters will not have a material adverse impact on the Company's financial position or results of operations.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

(15)  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of quarterly financial results for the years ended December 31, 1994 and 1993:

                                                         FIRST    SECOND     THIRD    FOURTH
                                                        QUARTER   QUARTER   QUARTER   QUARTER
                                                        -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
    1994:
      Net revenues....................................  $44,009   $49,267   $52,812   $55,054
                                                        =======   =======   =======   =======
      Operating income................................  $13,255   $14,922   $16,555   $17,526
                                                        =======   =======   =======   =======
      Net income......................................  $ 8,129   $ 9,022   $10,102   $10,700
                                                        =======   =======   =======   =======
      Income per common share(1)......................  $  0.29   $  0.32   $  0.36   $  0.38
                                                        =======   =======   =======   =======

                                                         FIRST    SECOND     THIRD    FOURTH
                                                        QUARTER   QUARTER   QUARTER   QUARTER
                                                        -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
    1993:
      Net revenues....................................  $34,177   $37,535   $40,643   $42,151
                                                        =======   =======   =======   =======
      Operating income................................  $ 9,229   $10,917   $12,679   $13,264
                                                        =======   =======   =======   =======
      Net income......................................  $ 5,699   $ 6,711   $ 7,698   $ 8,144
                                                        =======   =======   =======   =======
      Income per common share(1)......................  $  0.21   $  0.24   $  0.28   $  0.29
                                                        =======   =======   =======   =======

- ---------------
(1) Based on the weighted average number of common shares and common share equivalents outstanding for each quarter. The total of the four quarters do not equal the annual amount as a result of the treasury stock method of calculating weighted average number of common shares and common share equivalents outstanding.

                       LINCARE HOLDINGS INC. AND SUBSIDIARIES

                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (IN THOUSANDS)

                                       ASSETS

                                                                     MARCH 31,       DECEMBER 31,
                                                                       1995              1994
                                                                    -----------     --------------
                                                                    (UNAUDITED)
Current Assets:
  Cash and cash equivalents.......................................   $   7,266         $ 16,023
  Accounts and notes receivable...................................      29,504           23,629
  Inventories.....................................................       1,176            1,029
  Prepaid expenses................................................         640              752
                                                                    -----------     --------------
          Total current assets....................................      38,586           41,433
                                                                    -----------     --------------
Property and Equipment............................................      99,522           93,098
Less accumulated depreciation.....................................      38,512           37,014
                                                                    -----------     --------------
          Net Property, plant and equipment.......................      61,010           56,084
                                                                    -----------     --------------
Other Assets:
  Goodwill........................................................     104,833           82,795
  Intangible assets...............................................      11,523            9,205
  Covenants not to compete........................................       6,493            6,055
  Other...........................................................         180              206
                                                                    -----------     --------------
          Total other assets......................................     123,029           98,261
                                                                    -----------     --------------
          Total assets............................................   $ 222,625         $195,778
                                                                     =========      ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term obligations...................   $   5,857         $  6,972
  Accounts payable................................................       9,609            8,273
  Accrued expenses:
     Compensation and benefits....................................       3,928            5,087
     Other........................................................       1,515            1,377
  Income taxes payable............................................       4,664            1,207
                                                                    -----------     --------------
          Total current liabilities...............................      25,573           22,916
Revolving credit loan.............................................      10,000            2,000
Long-term obligations, excluding current installments.............       4,026            4,717
Deferred income taxes.............................................       3,664            3,255
Minority interest.................................................         738              802
Stockholders' equity:
  Common stock....................................................         275              271
  Additional paid-in capital......................................      82,469           77,799
  Retained earnings...............................................      95,880           84,018
                                                                    -----------     --------------
          Total stockholders' equity..............................     178,624          162,088
                                                                    -----------     --------------
          Total liabilities and stockholders' equity..............   $ 222,625         $195,778
                                                                     =========      ===========

           See accompanying notes to condensed financial statements.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   UNAUDITED
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                     FOR THE THREE MONTHS ENDED
                                                                     --------------------------
                                                                     MARCH 31,       MARCH 31,
                                                                        1995            1994
                                                                     ----------      ----------
Net revenues.......................................................  $   61,223      $   44,009
                                                                     ----------      ----------
  Costs of goods and services......................................       9,112           6,027
  Operating expenses...............................................      13,207           9,803
  Selling, general and administrative expenses.....................      12,664           9,818
  Bad debt expense.................................................         489             433
  Depreciation expense.............................................       3,945           3,340
  Amortization expense.............................................       2,391           1,333
                                                                     ----------      ----------
                                                                         41,808          30,754
                                                                     ----------      ----------
          Operating income.........................................      19,415          13,255
                                                                     ----------      ----------
Other income (expense):
  Interest income..................................................         134             138
  Interest expense.................................................        (110)            (63)
  Net gain on disposal of property and equipment...................           7              79
                                                                     ----------      ----------
                                                                             31             154
                                                                     ----------      ----------
          Income before income taxes...............................      19,446          13,409
Income taxes.......................................................       7,584           5,280
                                                                     ----------      ----------
          Net income...............................................  $   11,862      $    8,129
                                                                      =========       =========
Net income per common share........................................  $     0.42      $     0.29
                                                                      =========       =========
Weighted average number of common shares and common share
  equivalents outstanding..........................................  28,525,960      28,303,054
                                                                      =========       =========

     See accompanying notes to condensed consolidated financial statements.

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                                          FOR THE THREE MONTHS
                                                                                 ENDED
                                                                        ------------------------
                                                                        MARCH 31,      MARCH 31,
                                                                          1995           1994
                                                                        ---------      ---------
Cash from operations..................................................  $  20,088      $  12,000
Investing activities:
  Proceeds from sale of property and equipment........................        292            240
  Capital expenditures................................................     (7,336)        (5,503)
  Decrease in other assets............................................         26              5
  Business acquisitions, net of cash acquired.........................    (27,033)       (29,056)
                                                                        ---------      ---------
                                                                          (34,051)       (34,314)
                                                                        ---------      ---------
Financing activities:
  Proceeds from revolving line of credit..............................      8,000          5,000
  Payment of long-term obligations....................................     (4,075)        (1,530)
  Decrease in minority interest.......................................       (116)           (11)
  Proceeds from issuance of common stock..............................      1,397              5
                                                                        ---------      ---------
                                                                            5,206          3,464
                                                                        ---------      ---------
Decrease in cash and cash equivalents.................................     (8,757)       (18,850)
Cash and cash equivalents, beginning of period........................     16,023         29,738
                                                                        ---------      ---------
Cash and cash equivalents, end of period..............................  $   7,266      $  10,888
                                                                         ========       ========

     See accompanying notes to condensed consolidated financial statements

                             LINCARE HOLDINGS INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying condensed consolidated balance sheet as of March 31, 1995 and condensed statements of operations and cash flows for the three months ended March 31, 1995 and 1994 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. The accompanying condensed consolidated balance sheet as of December 31, 1994 is derived from the Lincare Holdings Inc.'s (the "Company") audited balance sheet as of that date.

NOTE 2 -- BUSINESS COMBINATIONS

     During the three months ended March 31, 1995 the Company acquired, in unrelated acquisitions, the stock of five companies and certain assets of five companies. Each acquisition was accounted for as a purchase. The results of the acquired companies are included in the accompanying consolidated statements of operations since the respective date of acquisition.

     The aggregate cost of these acquisitions (including cash acquired of $275,000) was as follows:

                                                                         (IN THOUSANDS)
        Cash...........................................................     $ 27,308
        Deferred acquisition obligations...............................        2,359
        Assumption of liabilities......................................        1,278
                                                                         --------------
                                                                            $ 30,945
                                                                         ===========

     The aggregate purchase price was allocated as follows:

        Current assets.................................................     $  2,085
        Property and equipment.........................................        1,820
        Intangible assets..............................................        4,548
        Goodwill.......................................................       22,492
                                                                         --------------
                                                                            $ 30,945
                                                                         ===========

     Unaudited pro forma supplemental information on the results of operations for the three months ended March 31, 1995 and March 31, 1994 are provided below and reflect the acquisitions as if they had been combined at the beginning of each respective period.

                                                                      FOR THE THREE
                                                                         MONTHS
                                                                     ENDED MARCH 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                   DATA)
        Net revenues.............................................  $64,013     $48,251
                                                                   =======     =======
        Net income...............................................  $12,224     $ 8,938
                                                                   =======     =======
        Net income per common share..............................  $  0.43     $  0.32
                                                                   =======     =======

     The unaudited pro forma financial information is not necessarily indicative of either the results of operations that would have occurred had the transactions been effected at the beginning of the respective preceding periods or of future results of operations of the combined companies.

                                                                     SCHEDULE II

                     LINCARE HOLDINGS INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                  CHARGED TO
                                    BALANCE AT     CHARGED TO       OTHER
                                    BEGINNING      COSTS AND       ACCOUNTS      DEDUCTIONS      BALANCE AT
           DESCRIPTION              OF PERIOD       EXPENSES       DESCRIBE       DESCRIBE      END OF PERIOD
- ----------------------------------  ----------     ----------     ----------     ----------     -------------
YEAR ENDED DECEMBER 31, 1994
  Deducted from asset accounts:
     Allowance for uncollectible
       accounts...................    $4,596         $1,546          $617(1)       $2,036(2)       $ 4,723
                                    ========       ========       ========       ========        =========
YEAR ENDED DECEMBER 31, 1993
  Deducted from asset accounts:
     Allowance for uncollectible
       accounts...................    $3,860         $1,832          $903(1)       $1,999(2)       $ 4,596
                                    ========       ========       ========       ========        =========
YEAR ENDED DECEMBER 31, 1992
  Deducted from asset accounts:
     Allowance for uncollectible
       accounts...................    $3,129         $1,591          $743(1)       $1,603(2)       $ 3,860
                                    ========       ========       ========       ========        =========

- ---------------
(1) To record allowance on business combinations.

(2) To record write-offs.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          CORAM HEALTHCARE CORPORATION

                             CHC ACQUISITION CORP.

                                      AND

                             LINCARE HOLDINGS INC.

                           DATED AS OF APRIL 17, 1995

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I  THE MERGER................................................................   A-1
     1.1   The Merger................................................................   A-1
     1.2   Closing...................................................................   A-1
     1.3   Effective Time............................................................   A-1
     1.4   Effect of Merger..........................................................   A-1
     1.5   Certificate of Incorporation and Bylaws...................................   A-2
     1.6   Directors and Officers....................................................   A-2
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.......................   A-2
     2.1   Share Consideration; Conversion or Cancellation of Shares in the Merger...   A-2
     2.2   Payment for Shares in the Merger..........................................   A-3
     2.3   Exchange Agent............................................................   A-4
     2.4   Fractional Shares.........................................................   A-4
     2.5   Transfer of Shares After the Effective Time...............................   A-5
     2.6   Further Assurances........................................................   A-5
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF CORAM AND
                  MERGER SUB.........................................................   A-5
     3.1   Corporate Organization....................................................   A-5
     3.2   Capital Stock.............................................................   A-5
     3.3   Options or Other Rights...................................................   A-5
     3.4   Authority Relative to this Agreement......................................   A-6
     3.5   Coram Common Stock........................................................   A-6
     3.6   No Violation..............................................................   A-6
     3.7   Compliance with Laws......................................................   A-6
     3.8   Litigation................................................................   A-7
     3.9   Financial Statements and Reports..........................................   A-7
     3.10  Absence of Certain Changes or Events......................................   A-7
     3.11  Employee Benefit Plans and Employment Matters.............................   A-8
     3.12  Labor Matters.............................................................   A-9
     3.13  Insurance.................................................................   A-9
     3.14  Environmental Matters.....................................................   A-9
     3.15  Tax Matters...............................................................   A-9
     3.16  Intellectual Property.....................................................  A-10
     3.17  Related Party Transactions................................................  A-10
     3.18  No Undisclosed Material Liabilities.......................................  A-10
     3.19  No Default................................................................  A-10
     3.20  Title to Properties; Encumbrances.........................................  A-10
     3.21  Pooling of Interests......................................................  A-11
     3.22  Representations Complete..................................................  A-11
     3.23  Brokers...................................................................  A-11
     3.24  Certain Cost Savings Estimates............................................  A-11
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF LINCARE................................  A-11
     4.1   Corporate Organization....................................................  A-11
     4.2   Capital Stock.............................................................  A-11
     4.3   Options or Other Rights...................................................  A-12
     4.4   Authority Relative to Agreement...........................................  A-12
     4.5   No Violation..............................................................  A-12
     4.6   Compliance with Laws......................................................  A-12
     4.7   Litigation................................................................  A-13
     4.8   Financial Statements and Reports..........................................  A-13

     4.9   Absence of Certain Changes or Events......................................  A-13
     4.10  Employee Benefit Plans and Employment Matters.............................  A-14
     4.11  Labor Matters.............................................................  A-15
     4.12  Insurance.................................................................  A-15
     4.13  Environmental Matters.....................................................  A-15
     4.14  Tax Matters...............................................................  A-15
     4.15  Intellectual Property.....................................................  A-16
     4.16  Related Party Transactions................................................  A-16
     4.17  No Undisclosed Material Liabilities.......................................  A-16
     4.18  No Default................................................................  A-16
     4.19  Title to Properties; Encumbrances.........................................  A-16
     4.20  Pooling of Interests......................................................  A-17
     4.21  Representations Complete..................................................  A-17
     4.22  Brokers...................................................................  A-17
ARTICLE V  COVENANTS AND AGREEMENTS..................................................  A-17
     5.1   Joint Proxy Statement/Prospectus; Registration Statement; Stockholders'
      Meeting........................................................................  A-17
     5.2   Conduct of the Business of Lincare Prior to the Effective Time............  A-18
     5.3   Conduct of the Business of Coram Prior to the Effective Time..............  A-20
     5.4   Access to Properties and Records..........................................  A-21
     5.5   No Solicitation, Etc......................................................  A-21
     5.6   Employee Benefit Plans....................................................  A-22
     5.7   Treatment of Options......................................................  A-22
     5.8   Existing Agreements.......................................................  A-22
     5.9   Confidentiality...........................................................  A-23
     5.10  Reasonable Best Efforts...................................................  A-23
     5.11  Certification of Stockholder Vote.........................................  A-23
     5.12  Employment/Non-Compete Agreements.........................................  A-24
     5.13  Affiliate Letters.........................................................  A-24
     5.14  Listing Application.......................................................  A-24
     5.15  Supplemental Disclosure Schedules.........................................  A-24
     5.16  No Action.................................................................  A-24
     5.17  Conduct of Business of Merger Sub.........................................  A-24
     5.18  Directors of Coram........................................................  A-24
     5.19  Notification of Certain Matters; Delivery of Financial Information........  A-24
ARTICLE VI  CONDITIONS PRECEDENT.....................................................  A-25
     6.1   Conditions to Each Party's Obligation to Effect the Merger................  A-25
     6.2   Conditions to the Obligation of Lincare to Effect the Merger..............  A-25
     6.3   Conditions to the Obligations of Coram and Merger Sub to Effect the
      Merger.........................................................................  A-26
ARTICLE VII  TERMINATION.............................................................  A-27
     7.1   Termination by Mutual Consent.............................................  A-27
     7.2   Termination by Either Coram or Lincare....................................  A-27
     7.3   Termination by Lincare....................................................  A-28
     7.4   Termination by Coram......................................................  A-28
     7.5   Effect of Termination and Abandonment.....................................  A-28
     7.6   Extension; Waiver.........................................................  A-29
ARTICLE VIII  MISCELLANEOUS..........................................................  A-29
     8.1   Amendment.................................................................  A-29
     8.2   Waiver....................................................................  A-29
     8.3   Survival..................................................................  A-29
     8.4   Expenses and Fees.........................................................  A-30
     8.5   Notices...................................................................  A-30
     8.6   Headings..................................................................  A-30

     8.7   Publicity.................................................................  A-30
     8.8   Entire Agreement..........................................................  A-30
     8.9   Assignment................................................................  A-30
     8.10  Counterparts..............................................................  A-31
     8.11  Invalidity; Severability..................................................  A-31
     8.12  Governing Law.............................................................  A-31

                                    EXHIBITS

Exhibit A     Form of Affiliate Letters
Exhibit B     Opinion of Brobeck, Phleger & Harrison
Exhibit C     Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of April 17, 1995 among Coram Healthcare Corporation, a Delaware corporation ("Coram"), CHC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Coram ("Merger Sub"), and Lincare Holdings Inc., a Delaware corporation ("Lincare").

     WHEREAS, the Boards of Directors of Coram, Merger Sub and Lincare deem advisable and in the best interests of their respective stockholders the merger of Merger Sub with and into Lincare (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") (Lincare, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Boards of Directors of Coram, Merger Sub and Lincare have approved the Merger pursuant to this Agreement, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Coram and Lincare have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein; and

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Lincare and thereupon the separate existence of Merger Sub shall cease, and Lincare, as the Surviving Corporation, shall continue to exist under and be governed by the DGCL.

     1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison, 4675 MacArthur Court, Suite 1000, Newport Beach, California 92660 as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Effective Time. If all the conditions to the Merger set forth in
Article VI shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.4 Effect of Merger. After the Effective Time, pursuant to the DGCL, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

     1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of Lincare shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Lincare as in effect on the date hereof shall be the Bylaws of the Surviving Corporation.

     1.6 Directors and Officers. The persons who are directors of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The persons who are officers of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

     (a) Each issued and outstanding share of the common stock, $.01 par value, of Lincare (the "Lincare Common Stock"), other than (i) shares of Lincare Common Stock owned of record by Coram, or a wholly owned Subsidiary (as hereinafter defined) of Coram, and (ii) shares of Lincare Common Stock that are owned by Lincare as treasury stock (the "Treasury Shares"), shall be automatically converted into the right to receive 1.5354 shares (the "Exchange Ratio") of the common stock, $.001 par value, of Coram (the "Coram Common Stock"). If prior to the Effective Time, Coram or Lincare should split or combine its Common Stock, or pay a stock dividend or other stock distribution in its Common Stock, or otherwise change its Common Stock into any other securities, or make any other dividend or distribution on its Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. The Exchange Ratio shall, in each case, be rounded to the nearest ten-thousandth of a share.

     (b) All of the shares of the Lincare Common Stock to be converted into Coram Common Stock pursuant to Section 2.1(a) (the "Lincare Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of the shares, upon the surrender of such certificate in accordance with
Section 2.2(b), the number of shares of Coram Common Stock specified in Section 2.01(a) above (the "Share Consideration") and cash in lieu of fractional Coram Common Stock as contemplated by Section 2.4.

     (c) The issued and outstanding shares of the common stock, $1.00 par value, of Merger Sub (the "Merger Sub Common Stock") shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

     (d) All shares of Lincare Common Stock which are owned of record by Coram or any wholly owned Subsidiary of Coram and all of the Treasury Shares shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

     (e) Each outstanding option to purchase Lincare Common Stock (each an, "Lincare Stock Option") shall be assumed by Coram as provided in Section 5.7.

     As used in this Agreement, the term "Subsidiary" shall mean any corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, however, that as used in Sections 3.1, 3.3, 3.6, 3.7, 3.8, 3.10, 3.11, 3.12,
3.13, 3.14, 3.15, 3.17, 3.19, 3.20, 3.21, 4.1, 4.5, 4.6, 4.7, 4.9, 4.10, 4.11,
4.12, 4.13, 4.14, 4.16, 4.17, 4.18, 4.19, 4.20, 5.2(c)-(f), 5.3 and 5.16 of this
Agreement, the term "Subsidiary" shall also include any unincorporated organization, including partnerships and joint ventures, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or at least a majority of the voting interests in such organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries (such unincorporated organizations being collectively referred to herein as the "Joint Ventures");

     2.2  Payment for Shares in the Merger.

     (a) At the Effective Time, Coram shall make available to an exchange agent selected by Coram and reasonably acceptable to Lincare (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Lincare Shares, a sufficient number of certificates representing shares of Coram Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Coram Common Stock comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Coram Common Stock contemplated to be issued pursuant to Section 2.1 and effect the sales provided for in Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and transmittal form to each holder of record of the Lincare Shares immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Coram) the certificate or certificates to be exchanged pursuant to the Merger (the "Certificates"). Upon the surrender for exchange of Certificates, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the Share Consideration to which such holder is entitled hereunder, and such Certificates shall forthwith be cancelled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Share Consideration pursuant to Section 2.1 and cash in lieu of fractional shares as contemplated by
Section 2.4, subject to any required withholding of taxes. If any payment for the Lincare Shares is to be made to a person other than the person in whose name the Certificates for such shares surrendered are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such payment to a person other than the registered owner of the Certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. To the extent permitted by law, former stockholders of record of Lincare shall be entitled to vote, after the Effective Time, at any meeting of Coram stockholders, the number of whole shares of Coram Common Stock into which their respective Lincare Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

     (c) No dividends or other distributions with respect to Coram Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificates with respect to the shares of Coram Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the surrender of such Certificates in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificates, there shall be paid to the holder of the Certificates representing whole shares of Coram Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Coram Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Coram Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Coram Common Stock.

     (d) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Coram, the posting by such person of a bond in such amount, form and with such surety as Coram may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Coram Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

     (e) Coram, as the sole stockholder of Merger Sub, shall, upon surrender to the Surviving Corporation of Certificates representing the Merger Sub Common Stock, receive a Certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to Section 2.1.

     (f) Certificates surrendered for exchange by any person constituting a Rule 145 Affiliate of Lincare (as defined in Section 5.13) shall not be exchanged for Certificates representing Coram Common Stock until Coram has received a written agreement from such person as provided in Section 5.13.

     2.3 Exchange Agent. Subject to the agreement of the Exchange Agent, among other things, (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Lincare Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.2, (ii) any portion of the Exchange Fund that has not been paid to holders of the Lincare Shares pursuant to Section 2.2 prior to that date which is six months from the Effective Time shall be paid to Coram, and any holders of Lincare Shares who shall not have theretofore complied with Section
2.2 shall thereafter look only to Coram for payment of the number of shares of Coram Common Stock to which they are entitled under this Agreement, (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein; and (iv) all expenses of the Exchange Agent shall be paid directly by Coram. Promptly following the date which is six months from the Effective Time, the Exchange Agent shall return to Coram all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates formerly representing Lincare Shares may surrender such Certificates to Coram and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Share Consideration and cash in lieu of fractional shares payable with respect thereto pursuant to Sections 2.1 and 2.4 hereof, without interest, but shall have no greater rights against Coram than may be accorded to general creditors of Coram under the DGCL. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Coram Common Stock held by it from time to time hereunder.

     2.4 Fractional Shares. No fractional shares of Coram Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Lincare Shares who would otherwise have been entitled to a fractional share of Coram Common Stock upon surrender of Certificates for exchange pursuant to this
Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of the Coram Common Stock issued pursuant to this
Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of the Coram Common Stock delivered to the Exchange Agent by Coram over (ii) the aggregate number of full shares of the Coram Common Stock to be distributed to holders of Lincare Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Lincare Shares, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Coram shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of Lincare, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Lincare in lieu of any fractional interests, the

Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

     2.5 Transfer of Shares After the Effective Time. No transfers of Lincare Shares shall be made on the stock transfer books of Lincare after the close of business on the day prior to the date of the Effective Time.

     2.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of Lincare or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Lincare and Merger Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of Lincare and Merger Sub and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Lincare and Merger Sub or otherwise to take any and all such action.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF CORAM AND MERGER SUB

     Coram and Merger Sub, jointly and severally, represent and warrant to Lincare that, except as set forth in the Disclosure Schedule delivered herewith (the "Coram Disclosure Schedule"):

     3.1 Corporate Organization. Each of Coram and its Subsidiaries (the "Coram Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole (a "Material Adverse Effect on Coram"). The Coram Disclosure Schedule contains a complete and accurate list of all of the Coram Subsidiaries. Neither Coram nor any Coram Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws which could have a Material Adverse Effect on Coram. Merger Sub has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than relating to this Agreement and the transactions contemplated hereby.

     3.2 Capital Stock. The authorized capital stock of Coram consists in its entirety of (i) 75,000,000 shares of Coram Common Stock, $.001 par value, and
(ii) 10,000,000 shares of Preferred Stock, $.001 par value. As of March 31, 1995, 39,454,218 shares of Coram Common Stock were issued and outstanding, (ii) options to acquire 7,286,181 shares of Coram Common Stock were outstanding under all stock option plans of Coram, (iii) 9,600,000 shares were reserved for issuance pursuant to all employee benefit plans of Coram and (iv) warrants to purchase 766,076 shares of Coram Common Stock were outstanding. As of the date hereof, the authorized capital stock of Merger Sub consists in its entirety of 1,000 shares of common stock, $1.00 par value, of which 100 shares are issued and outstanding. All of the outstanding shares of capital stock of each of the Coram Subsidiaries are owned beneficially and of record by Coram or a Coram Subsidiary free and clear of all liens, charges and encumbrances of any nature. All of the outstanding shares of capital stock of Coram, Merger Sub and each of the Coram Subsidiaries have been validly issued and are fully paid and nonassessable.

     3.3 Options or Other Rights. Except as disclosed in Section 3.2, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Coram or any Coram Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Coram or any Coram Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. No options or rights to acquire equity securities granted by Coram have provisions which accelerate the

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

vesting or right to exercise such options or rights or terminate any repurchase rights of Coram upon the consummation of the Merger.

     3.4 Authority Relative to this Agreement. Each of Coram and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement by each of Coram and Merger Sub and the consummation of the transactions contemplated on its part hereby have been duly authorized by their respective Board of Directors, and, other than the approval of Coram's stockholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Coram or Merger Sub are necessary to the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by each of Coram and Merger Sub, and constitutes a legal, valid and binding obligation of each of Coram and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     3.5 Coram Common Stock. The shares of Coram Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and nonassessable, and not subject to any preemptive rights.

     3.6 No Violation. The execution, delivery and performance of this Agreement by each of Coram and Merger Sub and the consummation by each of them of the transactions contemplated hereby will not (i) violate or conflict with any provision of any law applicable to Coram or any Coram Subsidiary or by which any of their property or assets are bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Coram or any Coram Subsidiary with any public authority (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the DGCL, the Bylaws of the NYSE or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement) or (iii) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal or result in the creation of a lien or other encumbrance on any property or asset of Coram or any Coram Subsidiary pursuant to or under any provision of any charter or bylaw, indenture, mortgage, lien, lease, license, agreement, contract, instrument, order, judgment, ordinance, Coram Permit (as defined below), law, regulation or decree to which Coram or any Coram Subsidiary is subject or by which Coram or any Coram Subsidiary or any of their property or assets are bound, except where the failure to give such notice, make such filings, or obtain such authorizations, consents, waivers, licenses or approvals, or where such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations, loss of rights, liens or encumbrances, individually or in the aggregate, would not have a Material Adverse Effect on Coram or on Coram's or Merger Sub's ability to consummate the transactions contemplated hereby.

     3.7  Compliance with Laws.

     (a) Coram and each Coram Subsidiary hold all material licenses, permits and other authorizations necessary to conduct its business (collectively, "Coram Permits"), are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Coram Permits and all federal, state and other laws, rules, regulations, ordinances and orders governing its business, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid and other third-party reimbursement programs, except where the failure to hold such Coram Permits and other authorizations or to so comply would not be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole. The Coram Permits are in full force and effect.

     (b) All health care personnel employed by Coram or any Coram Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, would not be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole.

     (c) No action or proceeding is pending or, to Coram's knowledge, threatened that may result in the suspension, revocation or termination of any Coram Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Coram nor any Coram Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Coram Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole.

     (d) Neither Coram nor any Coram Subsidiary has received notice that Medicare, Medicaid or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in material offsets against future reimbursement or recovery of prior payments, which offsets or recoveries have not been reserved for in Coram's financial statements.

     3.8 Litigation. Except as may be disclosed in the Coram SEC Filings (as defined below) made prior to the date hereof, there are no suits, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to Coram's knowledge, threatened, or, to Coram's knowledge, investigations pending or threatened, against Coram or any Coram Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, individually or in the aggregate, would have a Material Adverse Effect on Coram. Neither Coram nor any Coram Subsidiary nor any property or asset of any of them is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Coram.

     3.9 Financial Statements and Reports. Coram has made available to Lincare true and complete copies of (i) its Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "Commission"), for the year ended December 31, 1994 (the "Coram Form 10-K"), (ii) all registration statements filed by Coram and declared effective under the Securities Act (other than registration statements on Form S-8), and (c) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission subsequent to the filing of the Coram Form 10-K, if any. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Coram SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the Coram SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Coram included in the Coram SEC Filings were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Coram and the Coram Subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein.

     3.10 Absence of Certain Changes or Events. Since December 31, 1994 and except as disclosed in the Coram SEC Filings made through the date hereof, the business of Coram and of each of the Coram Subsidiaries has been conducted in the ordinary course, and there has not been (i) any material adverse change in the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries, taken as a whole; (ii) any indebtedness incurred by Coram or any Coram Subsidiary for money borrowed; (iii) any material transaction or commitment, except in the ordinary course of business or as

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

contemplated by this Agreement, entered into by Coram or any of the Coram Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Coram; (v) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Coram Common Stock; (vi) any material agreement to acquire any assets or stock or other interests of any third-party; (vii) any increase in the compensation payable or to become payable by Coram or any Coram Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans in existence as of the date hereof, and except for increases consistent with past practice);
(viii) any material revaluation by Coram or any Coram Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (ix) any material change by Coram in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (x) any mortgage or pledge of any of the assets or properties of Coram or any Coram Subsidiary or the subjection of any of the assets or properties of Coram or any Coram Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of other with respect thereto; or (xi) any assumption or guarantee by Coram or an Coram Subsidiary of the indebtedness of any person or entity.

     3.11  Employee Benefit Plans and Employment Matters.

     (a) The Coram Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Coram SEC Filings which provide for the annual payment of more than $100,000 in which Coram participates, or by which it is bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")) that is not exempted from the coverage of ERISA by reason of the Department of Labor regulations. Coram is in compliance in all material respects with the requirements prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Coram has performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Coram, threatened legal action, proceeding or investigation against or involving any Coram employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Coram.

     (b) Coram does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Coram under Title IV of ERISA.

     (c) Coram does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that would subject Coram to any material amount of liability with respect to any such plan.

     (d) All group health plans of Coram have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Coram that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Coram.

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

     (g) The Coram Disclosure Schedule sets forth the name of each director, officer or employee of Coram entitled to receive any material amount of benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

     (h) Coram has made available to Lincare true and correct copies of all plan documents and employment agreements referred to on the Coram Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

     (i) For purposes of this Section 3.11, any reference to "Coram" shall be deemed to include a reference to any entity that is aggregated with Coram under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

     3.12 Labor Matters. Neither Coram nor any Coram Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Coram or any Coram Subsidiary is represented by any labor union. To the knowledge of Coram, there is no activity involving any employees of Coram or the Coram Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     3.13 Insurance. Coram and the Coram Subsidiaries maintain insurance against such risks and in such amount as Coram reasonably believes are necessary to conduct its business. Coram and the Coram Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Coram. Neither Coram nor any Coram Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     3.14 Environmental Matters. Coram and the Coram Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Coram. Neither Coram nor any Coram Subsidiary has received any notice or communication from any governmental agency with, respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Coram threatened, in any case, which would lead to a Material Adverse Effect on Coram.

     3.15 Tax Matters. Coram has paid, or made adequate provision for on its balance sheet at December 31, 1994, all federal, state, local, foreign or other governmental income, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and, to its knowledge, franchise and all other taxes imposed on Coram or any Coram Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Coram Taxes"), for the Coram taxable period ended September 30, 1994 and all fiscal periods of Coram prior thereto, except such nonpayment, or failure to make adequate provision, that would not be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole. Coram Taxes paid and/or incurred from September 30, 1994 include only Coram Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ended September 30, 1994 and Coram has properly accrued for all such Taxes for such periods. Coram and each of the Coram Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Coram and/or such Coram Subsidiary (as the case may be) are required to file ("Coram Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings or the nonpayment of such amounts would not be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole. Neither Coram nor any Coram

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

Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Coram, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Coram Taxes, other than among Coram and the Coram Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Coram nor any Coram Subsidiary files Coram Tax Returns that they are or may be subject to Coram Taxes by that jurisdiction, except for any such claims as would not be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole. No action or proceeding is pending or, to Coram's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Coram or any Coram Subsidiary of any Coram Taxes, no unresolved claim for any deficiency, assessment or collection of any Coram Taxes has been asserted against Coram or any Coram Subsidiary, and all resolved assessments of Coram Taxes have been paid or are reflected on the Coram balance sheet at December 31, 1994, except for any of the foregoing which would not be material to the financial condition, results of operations, business or properties of Coram and the Coram Subsidiaries taken as a whole.

     3.16 Intellectual Property. Coram and the Coram Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Coram Intellectual Property Rights") which are necessary, to the conduct of their respective businesses. To the knowledge of Coram, neither Coram nor any Coram Subsidiary is infringing or otherwise violating intellectual property rights of any person which infringement or violation would subject Coram or any Coram Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Coram or which would prevent Coram or any Coram Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Coram's knowledge, threatened against Coram or any Coram Subsidiary alleging any such violation.

     3.17 Related Party Transactions. Except as disclosed in the Coram SEC Filings made through the date hereof, there have been no material transactions between Coram or any Coram Subsidiary on the one hand, and any (i) officer or director of Coram or any Coram Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Coram, or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Coram or the Coram Subsidiaries by any officers of Coram or Coram Subsidiaries.

     3.18 No Undisclosed Material Liabilities. Except as disclosed in the Coram SEC Filings made through the date hereof, neither Coram, any of the Coram Subsidiaries or, to the knowledge of Coram, any of the Joint Ventures has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Coram other than liabilities under or contemplated by this Agreement.

     3.19 No Default. Neither Coram nor any of the Coram Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Coram or any of the Coram Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Coram or any of the Coram Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Coram.

     3.20 Title to Properties; Encumbrances. Except as described in the following sentence, each of Coram and the Coram Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of Coram and the Coram Subsidiaries at December 31, 1994 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1994). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens for taxes not yet due and payable and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Coram and the Coram Subsidiaries.

     3.21 Pooling of Interests. Neither Coram, any of the Coram Subsidiaries nor, to the knowledge of Coram, any of their respective directors, officers or stockholders has taken any action which would interfere with the parties' ability to account for the Merger as a pooling of interests.

     3.22 Representations Complete. None of the representations or warranties made by Coram or Merger Sub herein or in any Schedule hereto, including the Coram Disclosure Schedule, or certificate furnished by Coram or Merger Sub pursuant to this Agreement, or the Coram SEC Filings, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.23 Brokers. Neither Coram nor Merger Sub has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation.

     3.24 Certain Cost Savings Estimates. The information regarding estimated annualized cost savings of Coram as of December 31, 1994, derived from the implementation of Coram's consolidation plan as of such date, which information has been delivered to Alex. Brown & Sons Incorporated on behalf of Lincare has been prepared in good faith and, to the knowledge of Coram, is reasonable based on the estimates and assumptions underlying such information and Coram is not, as of the date hereof, aware that such information is false or misleading in any material respect; it being understood that such cost savings are projections and as such are inherently uncertain.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF LINCARE

     Lincare represents and warrants to Coram and Merger Sub that, except as set forth in the Disclosure Schedule delivered herewith (the "Lincare Disclosure Schedule"):

     4.1 Corporate Organization. Each of Lincare and its Subsidiaries (the "Lincare Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole (a "Material Adverse Effect on Lincare"). The Lincare Disclosure Schedule contains a complete and accurate list of all of the Lincare Subsidiaries. Neither Lincare nor any Lincare Subsidiary is in violation of any provision of its charter or Bylaws which could have a Material Adverse Effect on Lincare.

     4.2 Capital Stock. As of the date hereof, the authorized capital stock of Lincare consists in its entirety of (i) 100,000,000 shares of common stock, $.01 par value, and (ii) 4,879,238 shares of Preferred Stock, $1.00 par value, none of which shares of Preferred Stock are issued and outstanding. As of March 31, 1995, 27,472,262 shares of Lincare Common Stock were issued and outstanding,
(ii) options to acquire 2,268,750 shares of Lincare Common Stock were outstanding under the Lincare Option Plans (as hereinafter defined) and (iii) 68,000 shares of Lincare Common Stock were reserved for issuance under all of the Lincare Option Plans. All of the outstanding shares of capital stock of each of the Lincare Subsidiaries are owned beneficially and of record by Lincare or a Lincare Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding

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shares of capital stock of Lincare and each of the Lincare Subsidiaries have been validly issued and are fully paid and nonassessable.

     4.3 Options or Other Rights. Except as disclosed in Section 4.2, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Lincare or any Lincare Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Lincare or any Lincare Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. No options or rights to acquire equity securities granted by Lincare have provisions which accelerate the vesting or right to exercise such options or rights or terminate any rights upon the consummation of the Merger.

     4.4 Authority Relative to Agreement. Lincare has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement by Lincare and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and, other than the approval of Lincare's stockholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Lincare are necessary to authorize the execution and delivery of this Agreement by Lincare or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Lincare, and constitutes legal, valid and binding obligations of Lincare, enforceable against Lincare in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     4.5 No Violation. The execution, delivery and performance of this Agreement by Lincare and the consummation by it of the transactions contemplated hereby will not (i) violate or conflict with any provision of any law applicable to Lincare or any Lincare Subsidiary or by which any of its property or assets are bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Lincare or any Lincare Subsidiary with any public authority (other than as described in clause (ii) of the first sentence of Section 3.6) or, (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal or result in the creation of a lien or other encumbrance on any property or asset of Lincare or any Lincare Subsidiary pursuant to or under any provision of any charter or bylaw, indenture, mortgage, lien, lease, license, agreement, contract, instrument, order, judgment, ordinance, Lincare Permit (as defined below), law, regulation or decree to which Lincare or Lincare Subsidiary is subject or by which Lincare or any Lincare Subsidiary or any of their property or assets are bound, except where the failure to give such notice, make such filings, or obtain such authorizations, consents, waivers, licenses or approvals, or where such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations, loss of rights, liens or encumbrances, individually or in the aggregate, would not have a Material Adverse Effect on Lincare or on Lincare's ability to consummate the transactions contemplated hereby.

     4.6  Compliance with Laws.

     (a) Lincare and each Lincare Subsidiary hold all licenses, permits and other authorizations necessary to conduct its business (collectively, "Lincare Permits"), are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Lincare Permits and all federal, state and other laws, rules, regulations, ordinances and orders governing its business, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid and other third-party reimbursement programs, except where the failure to hold such licenses, permits and other authorizations or to so comply would not be material to the financial condition, results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole. The Lincare Permits are in full force and effect.

     (b) All health care personnel employed by Lincare or any Lincare Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed would not be material to the financial condition, results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole.

     (c) No action or proceeding is pending or, to Lincare's knowledge, threatened that may result in suspension, revocation or termination of any Lincare Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Lincare nor any Lincare Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Lincare Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation, or proceeding would be material to the financial condition, results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole.

     (d) Neither Lincare nor any Lincare Subsidiary has received notice that Medicare, Medicaid or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in material offsets against future reimbursement or recovery of prior payments, which offsets or recoveries have not been reserved for in Lincare's financial statements.

     4.7 Litigation. Except as may be disclosed in the Lincare SEC Filings (as defined below) made as of the date hereof, there are no suits, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to Lincare's knowledge, threatened or, to Lincare's knowledge, investigations pending or threatened, against Lincare or any Lincare Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, individually or in the aggregate, would have a Material Adverse Effect on Lincare. Neither Lincare nor any Lincare Subsidiary nor any property or asset of any of them is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Lincare.

     4.8 Financial Statements and Reports. Lincare has made available to Coram true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 1994 (the "Lincare 10-K"), as filed with the Commission, (ii) its proxy statement relating to the annual meetings of its stockholders held on May 16, 1994, (iii) all registration statements filed by Lincare and declared effective under the Securities Act since January 1, 1993 (other than registration statements on Form S-8) and (iv) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission subsequent to the filing of the Lincare 10-K, if any. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Lincare SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the Lincare SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lincare included in the Lincare SEC Filings were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Lincare and the Lincare Subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustment and any other adjustment described therein.

     4.9 Absence of Certain Changes or Events. Since December 31, 1994, except as disclosed in the Lincare SEC Filings made through the date hereof, the business of Lincare and of each of the Lincare Subsidiaries has been conducted in the ordinary course, and there has not been (i) any material adverse change in the financial condition, results of operations, properties or business of Lincare and the Lincare Subsidiaries, taken as a whole; (ii) any indebtedness incurred by Lincare or any Lincare Subsidiary for money borrowed; (iii) any

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

material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Lincare or any of the Lincare Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Lincare; (v) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Lincare Common Stock; (vi) any material agreement to acquire any assets or stock or other interests of any third-party; (vii) any increase in the compensation payable or to become payable by Lincare or any Lincare Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Lincare Disclosure Schedule, and except for increases consistent with past practice); (viii) any material revaluation by Lincare or any Lincare Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (ix) any material change by Lincare in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (x) any mortgage or pledge of any of the assets or properties of Lincare or any Lincare Subsidiary or the subjection of any of the assets or properties of Lincare or any Lincare Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Lincare or a Lincare Subsidiary of the indebtedness of any person or entity.

     4.10  Employee Benefit Plans and Employment Matters.

     (a) The Lincare Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Lincare SEC Filings, which provide for the annual payment of more than $100,000 in which Lincare participates, or by which it is bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is not exempted from the coverage of ERISA by reason of the Department of Labor regulations. Lincare is in compliance in all material respects with the requirement prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreement, including, but not limited to, ERISA and the Code. Lincare has performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Lincare, threatened legal action, proceeding or investigation against or involving any Lincare employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Lincare.

     (b) Lincare does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Lincare under Title IV of ERISA.

     (c) Lincare does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that would subject Lincare to any material amount of liability with respect to any such plan.

     (d) All group health plans of Lincare have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Lincare that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Lincare.

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

     (g) The Lincare Disclosure Schedule sets forth the name of each director, officer or employee of Lincare entitled to receive any material amount of benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

     (h) Lincare has made available to Coram true and correct copies of all plan documents and employment agreements referred to on the Lincare Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

     (i) For purposes of this Section 4.10, any reference to "Lincare" shall be deemed to include a reference to any entity that is aggregated with Lincare under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

     4.11 Labor Matters. Neither Lincare nor any Lincare Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Lincare or any Lincare Subsidiary is represented by any labor union. To the knowledge of Lincare, there is no activity involving any employees of Lincare or the Lincare Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     4.12 Insurance. Lincare and the Lincare Subsidiaries maintain insurance against such risks and in such amounts as Lincare reasonably believes are necessary to conduct its business. Lincare and the Lincare Subsidiaries are not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Lincare. Neither Lincare nor any Lincare Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     4.13 Environmental Matters. Lincare and the Lincare Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Lincare. Neither Lincare nor any Lincare Subsidiary has received any notice or communication from any governmental agency with respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Lincare threatened, in any case, which would lead to a Material Adverse Effect on Lincare.

     4.14 Tax Matters. Lincare has paid, or made adequate provision for on its December 31, 1994 balance sheet, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Lincare or any Lincare Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Lincare Taxes"), for the Lincare taxable period ended December 31, 1994 and all fiscal periods of Lincare prior thereto, except such nonpayment, or failure to make adequate provision, which would not be material to the financial condition, results of operations, business or properties of Lincare and Lincare Subsidiaries taken as a whole. Lincare Taxes paid and/or incurred from December 31, 1994 include only Lincare Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on December 31, 1994 and Lincare has properly accrued for all such Taxes for such periods. Lincare and each of the Lincare Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Lincare and/or such Lincare Subsidiary (as the case may be) are required to file ("Lincare Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings would not be material to the financial condition, results of operations, business or properties of Lincare and Lincare Subsidiaries taken as a whole, and except for the nonpayment of such amounts which would not be material to the financial condition,

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

results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole. Neither Lincare nor any Lincare Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Lincare, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Lincare Taxes other than among Lincare and the Lincare Subsidiaries, (iii) has elected to be treated as a consenting corporation under Section 341(f) of the Code, or (iv) has received any claim by an authority in a jurisdiction where neither Lincare nor any Lincare Subsidiary files Lincare Tax Returns that they are or may be subject to Lincare Taxes by that jurisdiction, except for any such claims as would not be material to the financial condition, results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole. No action or proceeding is pending or, to Lincare's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Lincare or any Lincare Subsidiary of any Lincare Taxes, no unresolved claim for any deficiency, assessment or collection of any Lincare Taxes has been asserted against Lincare or any Lincare Subsidiary, and all resolved assessments of Lincare Taxes have been paid or are reflected on the Lincare balance sheet at December 31, 1994 included in its Annual Report on Form 10-K for the period ended on such date, except for any of the foregoing which would not be material to the financial condition, results of operations, business or properties of Lincare and the Lincare Subsidiaries taken as a whole.

     4.15 Intellectual Property. Lincare and the Lincare Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Lincare Intellectual Property Rights") which are necessary to the conduct of their respective businesses. To the knowledge of Lincare, neither Lincare nor any Lincare Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Lincare or any Lincare Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Lincare or which would prevent Lincare or any Lincare Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Lincare's knowledge, threatened against Lincare or any Lincare Subsidiary alleging any such violation.

     4.16 Related Party Transactions. Except as disclosed in the Lincare SEC Filings, there have been no material transactions between Lincare or any Lincare Subsidiary on the one hand, and any (i) officer or director of Lincare or any Lincare Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Lincare or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Lincare or the Lincare Subsidiaries by any officer of Lincare or Lincare Subsidiaries.

     4.17 No Undisclosed Material Liabilities. Except as disclosed in the Lincare SEC Filings, neither Lincare nor any of the Lincare Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Lincare other than liabilities under or contemplated by this Agreement.

     4.18 No Default. Neither Lincare nor any of the Lincare Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Lincare or any of the Lincare Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Lincare or any of the Lincare Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Lincare.

     4.19 Title to Properties; Encumbrances. Except as described in the following sentence, each of Lincare and the Lincare Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of Lincare and the Lincare Subsidiaries at

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

December 31, 1994 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1994). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Lincare and the Lincare Subsidiaries.

     4.20 Pooling of Interests. Neither Lincare nor any of the Lincare Subsidiaries nor, to the knowledge of Lincare, any of their respective directors, officers or stockholders has taken any action which would interfere with the parties' ability to account for the Merger as a pooling of interests.

     4.21 Representations Complete. None of the representations or warranties made by Lincare herein or in any Schedule hereto, including the Lincare Disclosure Schedule, or certificate furnished by Lincare pursuant to this Agreement, or the Lincare SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     4.22 Brokers. Neither Lincare nor any Lincare Subsidiary has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Lincare has retained Alex, Brown & Sons Incorporated ("Alex. Brown") as its financial advisor for the transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     5.1 Joint Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting.

     (a) Coram and Lincare agree that this Agreement shall be submitted to their respective stockholders for approval at a meeting (the "Meeting") duly called and held pursuant to applicable state law. As soon as practicable after the date of this Agreement, each of Lincare and Coram shall take all action, to the extent necessary in accordance with applicable law and their respective Certificates of Incorporation and Bylaws, to convene each Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable after the date of this Agreement, Lincare and Coram shall jointly prepare and file with (i) the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary proxy materials relating to each Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Coram Common Stock issuable to the holders of the Lincare Shares, and (ii) state securities administrators, such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of Coram Common Stock issuable to the holders of the Lincare Shares (the "Blue Sky Filings"). Lincare, Merger Sub and Coram will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, Lincare and Coram shall mail the proxy statement to their respective stockholders. Such joint proxy statement at the time it initially is mailed to the stockholders of Lincare and the stockholders of Coram and all duly filed amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Lincare Meeting shall be mailed to the stockholders of Lincare and notice of the Coram Meeting shall be mailed to the stockholders of Coram along with the Proxy Statement.

     (b) Each party represents and warrants that the information supplied or to be supplied by it for and included or incorporated by reference in the Registration Statement, the Blue Sky Filings, the Proxy Statement and any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed or, as applicable, declared effective and, as of the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to the stockholders of Lincare and the stockholders of Coram and at the time of the Meetings, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

     (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the stockholders of Lincare and Coram, to the extent required by applicable federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filing, the Proxy Statement, or any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

     (d) Lincare hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Lincare's stockholders, (ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of Lincare; provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Lincare's Board of Directors under applicable law, as advised in writing by outside counsel. Coram hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Coram's stockholders, (ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of Coram, provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Coram's Board of Directors under applicable law, as advised in writing by outside counsel.

     (e) Lincare shall use all reasonable efforts to cause to be delivered to Coram (i) a letter of KPMG Peat Marwick, Lincare's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Coram, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to Coram and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and (ii) the letter referred to in Section 6.1(f) within two (2) weeks of the date of this Agreement. Coram shall use all reasonable efforts to cause to be delivered to Lincare (i) a letter of Ernst & Young, Coram's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Lincare, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to Lincare and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and (ii) the letter referred to in Section 6.1(f) within two (2) weeks of the date of this Agreement. Lincare shall, and shall cause KPMG Peat Marwick and its other representatives to fully cooperate with Coram, Ernst & Young and its other representatives in seeking to obtain confirmation from the Commission that the Merger should be accounted for as a "pooling of interests."

     5.2 Conduct of the Business of Lincare Prior to the Effective Time. Prior to the Effective Time, except as otherwise consented to or approved in writing by Coram, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this
Agreement:

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

     (a) Lincare and the Lincare Subsidiaries shall conduct their respective businesses in the ordinary course and consistent in all material respects with past practice and shall use all reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant;

     (b) Neither Lincare nor any Lincare Subsidiary shall (i) amend its charter or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Lincare Common Stock, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except for repurchases of Lincare Common Stock from employees pursuant to existing stock subscription agreements between Lincare and certain of its employees) or (iv) split, combine or reclassify its outstanding shares of capital stock;

     (c) Neither Lincare nor any Lincare Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Lincare or such Lincare Subsidiary except that Lincare may issue shares of Lincare Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof, (ii) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for (A) cash acquisitions utilizing existing cash resources and amounts available under Lincare's existing credit facilities and (B) transactions pending as of the date hereof, and in each case which are of a nature so as not to require a merger or consolidation with Lincare or to cause the filing or the effectiveness of the Registration Statement or the Proxy Statement to be delayed or be amended by Coram to include separate or pro forma financial statements for the acquired entity, (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, (vii) permit any material revaluation of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), (viii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles or
(ix) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto;

     (d) Neither Lincare nor any Lincare Subsidiary will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Lincare Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Lincare and the Lincare Subsidiaries), (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Lincare or any Lincare Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Lincare or any Lincare Subsidiary, except in the ordinary course of business;

     (e) Neither Lincare nor any Lincare Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices; and

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

     (f) Neither Lincare nor any Lincare Subsidiary shall take any action which would interfere with the abilities of the parties hereto to account for the Merger as a pooling of interests.

     (g) Neither Lincare nor any Lincare Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.2.

     5.3 Conduct of the Business of Coram Prior to the Effective Time. Prior to the Effective Time, except as otherwise consented to or approved in writing by Lincare, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by this
Agreement:

     (a) Coram and the Coram Subsidiaries shall conduct their respective businesses in the ordinary course and consistent in all material respects with past practice and shall use all reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer or supplier prior to the Effective Time shall not constitute a breach of this covenant;

     (b) Neither Coram nor any Coram Subsidiary shall (i) amend its charter or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Coram Common Stock, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, except if required by a written agreement existing as of the date hereof, or (iv) split, combine or reclassify its outstanding shares of capital stock;

     (c) Neither Coram nor any Coram Subsidiary shall, directly or indirectly,
(i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Coram or such Coram Subsidiary, except that Coram may
(A) grant stock options to employees and consultants under the Coram Option Plans consistent with past practices, (B) issue shares of Coram Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof, (C) issue shares of Coram Common Stock pursuant to the terms of other agreements or instruments outstanding as of the date hereof and (D) issue up to 500,000 additional shares of Coram Common Stock for any other general corporate purpose, (ii) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time (other than to increase the availability of credit thereunder) or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire, propose to acquire or enter into an agreement to acquire any assets, stock or other interests of a third-party except for cash transactions permitted under Coram's credit facilities which are of a nature so as not to require a merger or consolidation with Lincare or to cause the filing or the effectiveness of the Registration Statement or the Proxy Statement to be delayed or to be amended by Coram to include separate or pro forma financial statements for the acquired entity, (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets except as permitted under Coram's credit facilities, (vii) permit any material revaluation of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), (viii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles or (ix) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto.

     (d) Neither Coram nor any Coram Subsidiary will, directly or indirectly,
(i) increase the cash compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Coram Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Coram and the Coram Subsidiaries), (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Coram or any Coram Subsidiary (other than to increase the number of authorized shares), (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Coram or any Coram Subsidiary, except in the ordinary course of business;

     (e) Neither Coram nor any Coram Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

     (f) Neither Coram nor any Coram Subsidiary shall take any action which would interfere with the abilities of the parties hereto to account for the Merger as a pooling of interests.

     (g) Neither Coram nor any Coram Subsidiary shall enter into an agreement to do any of the things described in clauses (a) through (f) of this Section 5.3.

     5.4 Access to Properties and Records. Each party shall afford to the other and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, books, contracts, commitments and written records) and shall make reasonably available their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

     5.5  No Solicitation, Etc.

     (a) Prior to the Effective Time, each of Coram and Lincare agrees that it shall not, and shall cause each of its officers, directors, employees, agents, legal and financial advisors and affiliates not to, directly or indirectly, make, solicit, encourage, initiate or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of such party's business and properties or a substantial amount of such party's equity securities or debt securities whether by purchase, merger, purchase of assets, tender offer, exchange offer, business combination or otherwise (any such proposal or offer being hereinafter referred to as a "Third Party Transaction").

     (b) Prior to the Effective Time, each of Coram, Lincare and their respective Subsidiaries shall not, and shall cause each of their officers, directors, legal and financial advisors, agents and affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, a Third Party Transaction with or involving any other person unless such party shall have received an unsolicited written offer from a person other than Coram or Lincare to effect a Third Party Transaction and the Board of Directors of such party determines in good faith with the advice of outside legal counsel that, in the exercise of the fiduciary obligations of the Board of Directors under applicable law, such information is required to be provided to or such discussions or negotiations are required to be undertaken with the person submitting such Third Party Transaction. Each of Coram and Lincare represents it is not currently involved in any existing discussions or negotiations with any person with respect to any Third Party Transaction.

     (c) Prior to the Effective Time, each of Coram and Lincare will promptly communicate to the other party the terms of any Third Party Transaction which it may receive and will keep such other party informed as to the status of any actions, including negotiations or discussions, taken pursuant to clause (b) of this Section 5.5. As soon as practicable following the Effective Time, each of Coram and Lincare shall promptly request each person who has executed a confidentiality agreement in connection with its consideration of a Third Party Transaction to return all confidential information that has been furnished to such person by or on behalf of Lincare or Coram, as the case may be.

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

     5.6 Employee Benefit Plans. Except as otherwise provided in this Agreement, the Lincare employee benefit plans listed on the Lincare Disclosure Schedule which are in effect at the date of this Agreement shall remain in effect immediately following the Effective Time. Coram and Lincare shall cooperate in coordinating their respective benefit plans, and any Lincare employee benefit plan may be terminated after the Effective Time, to the extent reasonably comparable benefits (including credit for past service), considered in the aggregate, are made available to employees of Lincare under one or more employee benefits plans of Coram or any Coram Subsidiary.

     5.7  Treatment of Options.

     (a) Each Lincare Stock Option issued pursuant to Lincare's stock option plans (collectively, the "Lincare Option Plans") set forth in the Lincare Disclosure Schedule, whether or not vested or exercisable, shall be assumed by Coram and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Lincare Stock Option (including the vesting provisions thereof), a number of shares of Coram Common Stock equal to the product of the Exchange Ratio and the number of shares of Lincare Common Stock subject to such Lincare Stock Option, at a price per share equal to the aggregate exercise price for the shares of Lincare Common Stock subject to such Lincare Stock Option divided by the number of full shares of Coram Common Stock deemed to be purchasable pursuant to such Lincare Stock Option; provided, however, that (i) subject to the provisions of clause (ii) below, the shares of Coram Common Stock that may be purchased upon exercise of such Lincare Stock Option shall not include any fractional shares and, upon the last such exercise of such Lincare Stock Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the Coram Common Stock as reported on the NYSE on the date of such exercise, and
(ii) in the case of any Lincare Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Lincare Stock Option and the terms and conditions of exercise of such Lincare Stock Option shall be determined in order to comply with Section 424 of the Code. As soon as practicable after the Effective Time, Coram shall deliver to holders of Lincare Stock Options appropriate option agreements representing the right to acquire shares of Coram Common Stock on the same terms and conditions as contained in the outstanding Lincare Stock Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Lincare Stock Options. Coram shall comply with the terms of the Lincare Option Plans as they apply to the Lincare Stock Options assumed as set forth above.

     (b) Coram shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Coram Common Stock for delivery upon exercise of the Lincare Stock Options assumed in accordance with this Section 5.7. Coram shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Coram Common Stock subject to such Lincare Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Lincare Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Coram shall administer the Lincare Option Plans assumed pursuant to this Section 5.7 in a manner that complies with rule 16b-3 promulgated under the Exchange Act to the extent the applicable Lincare Option Plan complied with such rule prior to the Merger.

     5.8 Existing Agreements. Coram and the Surviving Corporation shall insure and guaranty that the provisions with respect to indemnification by Lincare and the Lincare Subsidiaries now existing in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of Lincare or any Lincare Subsidiary, respectively (the "Indemnified Parties"), as set forth in their respective charters or Bylaws or pursuant to other agreements (including any insurance policies), shall survive the Merger, shall not be amended, repealed or modified in any manner as to adversely affect the rights of such Indemnified Parties and shall continue in full force and effect for a period of at least six years from the Effective Time; provided, however, that Coram and the Surviving Corporation shall be required to maintain or obtain such insurance coverage only (i) if it is available for an annual premium not in excess of two times the last annual premium paid by Lincare or the Lincare Subsidiaries prior to the date of this Agreement (but in such case shall

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

purchase as much coverage as possible for an amount which shall not exceed two times the last annual premium paid by Lincare or the Lincare Subsidiaries prior to the date of the Agreement), and (ii) for six years after the Effective Time. This Section 5.8 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and employees of Lincare and of the Lincare Subsidiaries at the Effective Time and each of the Indemnified Parties (each of which shall be entitled to enforce this Section 5.8 against Coram and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of the Surviving Corporation.

     5.9 Confidentiality. The Confidentiality Agreement, dated March 8, 1995 (the "Confidentiality Agreement") between Lincare and Coram, and the Standstill Agreement dated March 31, 1995 (the "Standstill Agreement") between Lincare and Coram are each hereby affirmed by Coram and Lincare and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, each of the Confidentiality Agreement and the Standstill Agreement shall thereafter remain in full force and effect in accordance with its terms; provided, however, to the extent there are any provisions in the Confidentiality Agreement or the Standstill Agreement inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Each of Coram and Lincare agrees that it will not, and will cause its Respective Representatives not to, use any information obtained pursuant to Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and documents obtained pursuant to Section 5.4 except as otherwise consented to by the other party; provided, however, that neither Coram nor Lincare shall be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event that any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of Coram and Lincare will collect and deliver to the other party all documents obtained pursuant to Section 5.4 or otherwise from such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof.

     5.10 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents; and
(iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action. No party hereto shall (i) take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration or the mailing of the Proxy Statement or
(ii) take any action that could reasonably have the effect of preventing Coram from accounting for the Merger as a pooling of interests.

     5.11 Certification of Stockholder Vote. At or prior to the closing of the transactions contemplated by this Agreement, Lincare and Coram shall deliver to each other a certificate of their respective Secretary setting forth the number of shares of Lincare Common Stock or Coram Common Stock, as the case may be, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of

Lincare Common Stock or Coram Common Stock voted against adoption of this Agreement and consummation of the Merger.

     5.12 Employment/Non-Compete Agreements. Each of the executive officers of Lincare listed on the schedule provided by Coram to Lincare shall have, as of the date of this Agreement, executed and delivered Employment/Non-Compete Agreements in substantially the form provided to Lincare (the "Employment Agreements").

     5.13 Affiliate Letters. At least 30 days prior to the Closing Date, Coram and Lincare shall each deliver to the other a list of names and addresses of those persons who were, in the reasonable judgment of Coram or Lincare, as the case may be, at the record date for their respective stockholders' meeting to approve the Merger, "affiliates" (each such person a "Rule 145 Affiliate") of such party within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Each party shall provide to the other such information and documents as the other may reasonably request for purposes of reviewing such list. Each party shall use all reasonable efforts to deliver or cause to be delivered to the other, prior to the Closing Date, from each of its Rule 145 Affiliates identified in the foregoing list, an Affiliate Letter. Rule 145 Affiliates of Coram shall deliver Affiliate letters in the form attached hereto as Exhibit A-1 and Affiliates of Coram shall deliver Affiliate Letters in the form attached hereto as Exhibit A-2. Coram shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Coram Common Stock to be received by Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such Coram Common Stock, consistent with the terms of such Affiliate Letters.

     5.14 Listing Application. Coram will use its reasonable best efforts to cause the Coram Common Stock to be issued pursuant to this Agreement in the Merger, to be listed for trading on the NYSE.

     5.15 Supplemental Disclosure Schedules. Each of Coram and Lincare shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Effective Time to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Effective Time, each of Coram and Lincare will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Effective Time; provided, however, that no such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement.

     5.16 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited), or as of the Effective Time.

     5.17 Conduct of Business of Merger Sub. Merger Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

     5.18 Directors of Coram. Coram agrees that promptly after the Effective Time, Coram shall take such action as may be necessary to cause James T. Kelly and Frank T. Cary to be appointed to the Board of Directors of Coram. Mr. Kelly shall also serve as Vice-Chairman of Coram's Board of Directors.

     5.19  Notification of Certain Matters; Delivery of Financial Information.

     (a) Coram and Merger Sub agree that they shall give prompt notice to Lincare, and Lincare agrees that it shall give prompt notice to Coram and Merger Sub, of (i) any known breach of any representations or warranties contained in this Agreement at any time from the date hereof to the Effective Time and (ii) any material failure of Coram, Merger Sub or Lincare, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

     (b) Each of Coram and Lincare shall furnish the other with all financial, operating and other information and data as Coram or Lincare, as the case may be, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other party a copy of (i) each report, schedule and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) monthly operating and financial reports as such party shall reasonably request from time to time, when such reports become available.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. Coram shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue the Share Consideration pursuant to the Merger and the transactions contemplated hereby.

     (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of (i) the holders of the outstanding shares of the Lincare Common Stock entitled to vote thereon at the Lincare Meeting and (ii) the holders of the outstanding shares of Coram Common Stock entitled to vote thereon at the Coram Meeting.

     (c) No governmental authority or other agency, commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; provided, however, that, prior to invoking this condition, each party hereto shall use all reasonable efforts to have such statute, rule, regulation, injunction or order vacated.

     (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

     (e) The shares of Coram Common Stock issuable to Lincare's stockholders and option holders in the Merger or thereafter shall have been authorized for listing on the NYSE, upon official notice of issuance.

     (f) Coram and Lincare shall have each received from Ernst & Young and KPMG Peat Marwick, respectively, a letter to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such treatment is in accordance with generally accepted accounting practices.

     6.2 Conditions to the Obligation of Lincare to Effect the Merger. The obligation of Lincare to effect the Merger shall be subject to the fulfillment or waiver by Lincare at or prior to the Effective Time of the following additional conditions:

     (a) Each of Coram and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

     (b) All representations or warranties of Coram and Merger Sub in this Agreement which are qualified with respect to a Material Adverse Effect on Coram or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and, with respect to
Section 3.3, to the extent it is permitted to change by the provisions of this Agreement.

     (c) All material federal, state, local and foreign governmental consents, approvals and filings required to permit the Merger and the consummation of the transactions contemplated by this Agreement shall have been received or made and any applicable waiting period shall have expired or been terminated without the imposition of conditions that are or would become applicable to Lincare or the Lincare Subsidiaries or Coram or the Coram Subsidiaries and which would have a Material Adverse Effect on Lincare or a Material Adverse Effect on Coram.

     (d) Coram and Merger Sub shall have obtained all Third Party Consents (applicable to Coram, any Coram Subsidiary or Merger Sub) contemplated by subsection (ii) of Section 5.10, except for such Third Party Consents which, if not obtained, would not, individually or in aggregate, have a Material Adverse Effect on Coram.

     (e) From the date hereof through the Effective Time, there shall have been no material adverse change in the financial condition, results of operations, properties or business of Coram and the Coram Subsidiaries taken as a whole.

     (f) Each of Coram and Merger Sub shall have delivered a certificate of its President or Vice President and its Chief Financial Officer to the effect set forth in clauses (a), (b), (c) and (e) of this Section 6.2.

     (g) Lincare shall have received from Brobeck, Phleger & Harrison, counsel to Coram, opinion or opinions dated as of the Effective Time covering the matters set forth in Exhibit B hereto.

     (i) Lincare shall have received the opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Lincare, in form and in substance reasonably satisfactory to Lincare and dated as of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization for United States Federal income tax purposes within the meaning of Section 368(a) of the Code,
(ii) Coram, Merger Sub and Lincare will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Coram, Merger Sub or Lincare pursuant to the Merger and (iv) no gain or loss will be recognized by stockholders of Lincare to the extent their shares of the capital stock of Lincare are converted into and exchanged solely for Coram Common Stock (except to the extent that cash is received in lieu of a fractional share interest and except with respect to the conversion and exchange of any shares of the capital stock of Lincare that were acquired by the holder thereof pursuant to any employee stock option, employee stock purchase plan or otherwise as compensation). In rendering such opinion, Reboul, MacMurray, Hewitt, Maynard & Kristol may require and rely upon representations contained in certificates of officers of Coram, Merger Sub, Lincare and others.

     6.3 Conditions to the Obligations of Coram and Merger Sub to Effect the Merger. The obligations of Coram and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Coram at or prior to the Effective Time of the following additional conditions:

     (a) Lincare shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

     (b) All representations or warranties of Lincare in this Agreement which are qualified with respect to a Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and with respect to Section 4.3, to the extent permitted to change by the provisions of this Agreement.

     (c) All material federal, state, local and foreign governmental consents, approvals and filings required to permit the Merger and the consummation of the transactions contemplated by this Agreement shall have been received or made and any applicable waiting period shall have expired or been terminated without the imposition of conditions that are or would become applicable to Lincare or the Lincare Subsidiaries or Coram or the Coram Subsidiaries and which would have a Material Adverse Effect on Lincare or a Material Adverse Effect on Coram.

     (d) Lincare shall have obtained all Third Party Consents (applicable to Lincare or any Lincare Subsidiary) contemplated by subsection (ii) of Section 5.10, except for such Third Party Consents which, if not obtained, would not, individually or in aggregate, have a Material Adverse Effect on Lincare.

     (e) From the date hereof through the Effective Time, there shall have been no material adverse change in the financial condition, results of operations, properties or business of Lincare and the Lincare Subsidiaries taken as a whole.

     (f) Lincare shall have delivered a certificate of its President or Vice President and its Chief Financial Officer to the effect set forth in paragraphs
(a), (b), (c) and (e) to this Section 6.3.

     (g) Coram shall have received from Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Lincare, an opinion or opinions dated as of the Effective Time covering the matters set forth in Exhibit C hereto.

     (h) Coram shall have received the opinion of Brobeck, Phleger & Harrison, counsel to Coram, in form and in substance reasonably satisfactory to Coram and dated as of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization for United States Federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) Coram, Merger Sub and Lincare will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Coram, Merger Sub or Lincare pursuant to the Merger and (iv) no gain or loss will be recognized by stockholders of Lincare to the extent their shares of the capital stock of Lincare are converted into and exchanged solely for Coram Common Stock (except to the extent that cash is received in lieu of a fractional share interest and except with respect to the conversion and exchange of any shares of the capital stock of Lincare that were acquired by the holder thereof pursuant to any employee stock option, employee stock purchase plan or otherwise as compensation). In rendering such opinion, Brobeck, Phleger & Harrison may require and rely upon representations contained in certificates of officers of Coram, Merger Sub, Lincare and others.

     (i) Merger Sub shall have received letters of resignation addressed to Lincare from the members of Lincare's board of directors, which resignations shall be effective as of the Effective Time.

     (j) Each of Coram and Lincare shall have received the Affiliate Letters from each of the Rule 145 Affiliates, as provided in Section 5.13.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Lincare or Coram, by the mutual consent of Coram and Lincare.

     7.2 Termination by Either Coram or Lincare. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Coram or Lincare if:

     (a) The Merger shall not have been consummated by October 31, 1995;

     (b) The approval of the stockholders of each of Lincare and Coram required by Section 6.1(b) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or

     (c) A United States federal or state court of competent jurisdiction or United States federal or state governmental regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; provided, in the case of a termination pursuant to clauses (a) or (b) above, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by September 30, 1995 and; provided further, that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a government or governmental authority, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed.

     7.3 Termination by Lincare. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Lincare referred to in Section 6.1(b), by action of the Board of Directors of Lincare, if:

     (a) The Board of Directors of Lincare determines in good faith with the advice of outside legal counsel that, in the exercise of the fiduciary obligations of the Board of Directors under applicable law, such termination is required by reason of a Third Party Transaction;

     (b) The Board of Directors of Coram shall have withdrawn or modified in a manner adverse to Lincare (other than a modification indicating that the Board of Directors of Coram, in accordance with Section 5.5, is considering a Third Party Transaction) its approval or recommendation of this Agreement or the Merger due to the existence of a Third Party Transaction, or shall have recommended a Third Party Transaction to Coram stockholders;

     (c) There has been a breach by Coram or Merger Sub of any representation or warranty contained in this Agreement the effect of which is a Coram Material Adverse Effect; or

     (d) There has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Coram, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Lincare to Coram.

     7.4 Termination by Coram. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Coram, if:

     (a) The Board of Directors of Lincare shall have withdrawn or modified in a manner adverse to Coram (other than a modification indicating that the Board of Directors of Lincare, in accordance with Section 5.5, is considering a Third Party Transaction) its approval or recommendation of this Agreement or the Merger due to the existence of a Third Party Transaction, or shall have recommended a Third Party Transaction to Lincare stockholders;

     (b) The Board of Directors of Coram determines in good faith with the advice of outside legal counsel that, in the exercise of the fiduciary obligations of the Board of Directors under applicable law, such termination is required by reason of a Third Party Transaction;

     (c) There has been a breach by Lincare of any representation or warranty contained in this Agreement the effect of which is a Lincare Material Adverse Effect; or

     (d) There has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Lincare, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Coram to Lincare.

     7.5  Effect of Termination and Abandonment.

     (a) In the event that this Agreement is terminated by Lincare pursuant to
Section 7.3(a) or by Coram pursuant to Section 7.4(a), then Lincare shall promptly, but in no event later than ten days after the date of such request, pay Coram a fee of $15,000,000 plus reasonable out-of-pocket fees and expenses up to $3,000,000, which amount shall be payable by wire transfer of same day funds. If, within nine months of the date this Agreement is terminated by Lincare pursuant to Section 7.3(a) or by Coram pursuant to Section 7.4(a), a Third Party Transaction is consummated by Lincare, then Lincare shall promptly, and in no event later than ten days following the closing date of such Third Party Transaction, pay to Coram an additional $15,000,000 by wire transfer of same day funds. Lincare acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Coram and Merger Sub would not enter into this Agreement.

     (b) In the event that this Agreement is terminated by Lincare pursuant to
Section 7.3(b) or by Coram pursuant to Section 7.4(b), then Coram shall promptly, but in no event later than ten days after the date of such request, pay Lincare a fee of $15,000,000 plus reasonable out-of-pocket fees and expenses up to $3,000,000, which amount shall be payable by wire transfer of same day funds. If, within nine months of the date this Agreement is terminated by Coram pursuant to Section 7.4(b) or by Lincare pursuant to Section 7.3(b), a Third Party Transaction is consummated by Coram, then Coram shall promptly, and in no event later than ten days following the closing date of such Third Party Transaction, pay to Lincare an additional $15,000,000 by wire transfer of same day funds. Coram acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Lincare would not enter into this Agreement.

     (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and except as provided in Section 8.3. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent allowed by law, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

     8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7, as the case may be, except that the agreements set forth in Article I, Article II and in Sections 5.5, 5.8, 5.9, 8.4 and 8.7 will survive the Effective Time indefinitely and those set forth in Sections 7.5 and 8.7 will survive the termination of this Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

     8.4 Expenses and Fees. Whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by Coram and Lincare.

     8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses:

    If to Merger Sub or Coram:     Coram Healthcare Corporation
                                   1125 Seventeenth Street, Suite 1500
                                   Denver, Colorado 80202
                                   Attention: Chief Executive Officer
                                   Telecopier: (303) 298-0043
    With copies to:                Brobeck, Phleger & Harrison
                                   4675 MacArthur Court, Suite 1000
                                   Newport Beach, California 92660
                                   Attention: Richard A. Fink, Esq.
                                   Telecopier: (714) 752-7522
    If to Lincare:                 Lincare Holdings Inc.
                                   19337 U.S. 19 North
                                   Clearwater, Florida 34624
                                   Attention: Chief Executive Officer
                                   Telecopier: (813) 532-9692
    With copies to:                Reboul, MacMurray, Hewitt, Maynard
                                   & Kristol
                                   45 Rockefeller Plaza
                                   New York, New York 10111
                                   Attention: Robert A. Schwed, Esq.
                                   Telecopier: (212) 841-5725

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

     8.6 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7 Publicity. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without consulting with all other parties and their respective counsel; provided, however, that to the extent either party believes on the advice of counsel that it is obligated under federal or state law to issue or cause the publication of any press release or other announcement, such party shall only be obligated to so consult if it is possible to do so without violating any such legal obligation.

     8.8 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     8.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.11 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

     8.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

     IN WITNESS WHEREOF, Coram, Merger Sub and Lincare have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LINCARE HOLDINGS INC.                             CORAM HEALTHCARE
                                                  CORPORATION
By: /s/  JAMES T. KELLY                           By: /s/  JAMES M. SWEENEY
    ------------------------------------              -----------------------------------
            James T. Kelly,                                   James M. Sweeney,
    Chairman and Chief Executive Officer              Chairman and Chief Executive Officer

                                                  CHC ACQUISITION CORP.

                                                  By: /s/  JAMES M. SWEENEY
                                                      -----------------------------------
                                                            James M. Sweeney,
                                                      Chairman and Chief Executive Officer

                                                                      APPENDIX B

                                [DLJ LETTERHEAD]

                                 April 17, 1995

Board of Directors
Coram Healthcare Corporation
1125 Seventeenth Street, 15th Floor
Denver, Colorado 80202

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Coram Healthcare Corporation (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of April 17, 1995 (the "Agreement") between the Company, Everest Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and Lincare Holdings Inc. ("Lincare").

     Pursuant to the Agreement, the Company is proposing to issue 1.5354 shares of its common stock for each share of Lincare common stock.

     In arriving at our opinion, we have reviewed the Agreement and have reviewed financial and other information that was publicly available or furnished to us by the Company and Lincare, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Lincare prepared by the management of Lincare, certain financial projections of the Company prepared by the management of the Company and certain financial projections of the Company and Lincare on a combined basis prepared by the Company. In addition, we have compared certain financial and securities data of the Company and Lincare with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Lincare and the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to by the Company and Lincare or their respective representatives and financial advisors, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Lincare. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Lincare as to the future operating and financial performances of the Company and Lincare. We have not assumed any responsibility for making any independent evaluation of Lincare's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which the Company's common stock or Lincare's common stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. On April 6, 1995, an affiliate of DLJ made a bridge loan to the Company in the amount of $150 million, the proceeds of which were to be used in connection with the acquisition of Caremark Internation, Inc.'s home infusion therapy business (the "Caremark Acquisition"). In addition, DLJ acted as an underwriter in connection with two 1992 public offerings of common stock by Lincare and was compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                            Very truly yours,


                                            /s/ DONALDSON, LUFKIN & JENRETTE
                                                SECURITIES CORPORATION
                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                                                      APPENDIX C

                        [ALEX. BROWN & SONS LETTERHEAD]

                                 April 17, 1995

Board of Directors
Lincare Holdings Inc.
19337 U.S. 19 North
Clearwater, FL 34624

Dear Sirs:

     Lincare Holdings Inc. ("Lincare"), Coram Healthcare Corporation ("Coram") and CHC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Coram ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of April 17, 1995 (the "Agreement"). Pursuant to the Agreement, Merger Sub will merge with and into Lincare (the "Merger") and each share, par value $.01 per share, of Lincare common stock ("Lincare Common Stock"), other than Lincare Common Stock held directly or indirectly by Coram, Merger Sub or the Company, will be converted into the right to receive 1.5354 shares (the "Exchange Ratio") of the common stock, par value $.001 per share, of Coram ("Coram Common Stock") in a tax-free exchange. You have requested our opinion regarding the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Lincare.

     Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have served as financial advisor to the Board of Directors of Lincare in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We maintain a market in Lincare Common Stock and regularly publish research reports regarding the health care industry and the businesses and securities of publicly owned companies in that industry, including Lincare.

     In connection with our opinion, we have reviewed the Agreement and certain publicly available financial information concerning Lincare and Coram. We have reviewed certain internal financial analyses and other information regarding Lincare and Coram made available to us by their respective managements and have held discussions with members of the senior management of Lincare and Coram regarding the business and prospects of their respective companies and the joint prospects of a combined company. We have also held discussions with consultants to Coram regarding the business and prospects of Coram and the home infusion business which it recently acquired from Caremark International Inc. In addition, we have (i) reviewed the reported price and trading activity for Lincare Common Stock and Coram Common Stock, (ii) compared certain financial and stock market information for Lincare and Coram with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information furnished to or otherwise reviewed by or discussed with us for purposes of this opinion. With respect to the financial projections used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Lincare and Coram as to the likely future financial performance of their respective companies. We have assumed, with your consent, that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We have not made an independent evaluation or appraisal of the assets of Lincare or Coram, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter. Our opinion does not imply any conclusion as to the likely trading range of the Coram Common Stock following consummation of the Merger nor does it constitute a recommendation by us to any stockholder of Lincare as to how such stockholder should vote with respect to the Merger.

     It is understood that this letter is for the information of the Board of Directors of Lincare only and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the stockholders of Lincare.

                                        Very truly yours,


                                        /s/ ALEX. BROWN & SONS INCORPORATED
                                        ALEX. BROWN & SONS INCORPORATED





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                                                                      APPENDIX D

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          CORAM HEALTHCARE CORPORATION

     Coram Healthcare Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: The name of the corporation is Coram Healthcare Corporation.

          SECOND: The date on which the Certificate of Incorporation was filed with the Secretary of State of Delaware is November 30, 1993.

          THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article Fourth in its entirety to read as follows:

             "FOURTH. A. AUTHORIZED CAPITAL STOCK. The total number of shares that the Corporation shall have authority to issue shall be 210,000,000 shares, of which 200,000,000 shares shall be designated Common Stock, $.001 par value, and 10,000,000 shares shall be designated Preferred Stock, $.001 par value."

          FOURTH: Thereafter, pursuant to a resolution of the Board of Directors and in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment was submitted to the stockholders of the corporation and was adopted by a majority of the outstanding shares of each class entitled to vote thereon.

     IN WITNESS WHEREOF, Coram Healthcare Corporation, a Delaware corporation, has caused this Certificate of Amendment to be signed by its President and
attested to by its Secretary this   day of           , 1995.

                                            CORAM HEALTHCARE CORPORATION

                                            Patrick J. Fortune, President

ATTEST:

Sam R. Leno, Secretary

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                                                                      APPENDIX E

                          CORAM HEALTHCARE CORPORATION
                     1994 STOCK OPTION/STOCK ISSUANCE PLAN

                        AS AMENDED THROUGH MAY   , 1995

                                  ARTICLE ONE

                                    GENERAL

I. PURPOSE OF THE PLAN

     This 1994 Stock Option/Stock Issuance Plan (the "Plan") is intended to promote the interests of Coram Healthcare Corporation, a Delaware corporation (the "Corporation"), by providing (i) key employees (including officers) of the Corporation (or its parent or subsidiary corporations) who are responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations), (ii) the non-employee members of the Corporation's Board of Directors or the board of directors of any parent or subsidiary corporation and (iii) those consultants and other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations).

II. DEFINITIONS

     A. For purposes of the Plan, the following definitions shall be in effect:

     BOARD: the Corporation's Board of Directors.

     CHANGE IN CONTROL: a change in ownership or control of the Corporation effected through either of the following transactions:

          - the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

          - a change in the composition of the Board over a period of thirty-six
     (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either
     (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause
     (a) who were still in office at the time such election or nomination was approved by the Board.

     CODE: the Internal Revenue Code of 1986, as amended.

     COMMON STOCK: shares of the Corporation's common stock, par value $0.001 per share.

     CONSTITUENT CORPORATIONS: Curaflex Health Services, Inc., a Delaware corporation; HealthInfusion, Inc., a Florida corporation; Medisys, Inc., a Delaware corporation, and T2 Medical, Inc., a Delaware corporation. Each of the Constituent Corporations became a separate wholly-owned operating subsidiary of the Corporation on July 8, 1994 pursuant to the Agreement and Plan of Merger dated February 6, 1994 and amended May 25, 1994 which was subsequently approved by the stockholders of each Constituent Corporation on July 8, 1994.

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     CORPORATE TRANSACTION: any of the following stockholder-approved transactions effected after the Effective Date to which the Corporation is a party:

          - a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,

          - the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (including the capital stock of the Corporation's subsidiary corporations) in complete liquidation or dissolution of the Corporation, or

          - any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

     EFFECTIVE DATE: July 8, 1994, the date on which the merger of each of the Constituent Corporations into a wholly-owned subsidiary of the Corporation was consummated.

     EMPLOYEE: an individual who performs services while in the employ of the Corporation or one or more parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

     EXERCISE DATE: the date on which the Corporation shall have received written notice of the option exercise.

     FAIR MARKET VALUE: the fair market value per share of Common Stock determined in accordance with the following provisions:

          - The Fair Market Value per share of Common Stock on any relevant date under the Plan other than the Effective Date shall be the closing selling price per share on the date in question on the New York Stock Exchange, as such price is reported on the composite tape of transactions on such exchange. If there is no reported closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          - The Fair Market Value per share of Common Stock subject to any stock option grants made under the Plan on the Effective Date shall be deemed to be equal to the average closing selling price per share of the Common Stock on the New York Stock Exchange for the five (5) consecutive trading day period commencing with the Effective Date.

     HOSTILE TAKE-OVER: a change in ownership of the Corporation effected through the following transaction:

          - the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and

          - more than fifty percent (50%) of the acquired securities are accepted from holders other than the officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

     INCENTIVE OPTION: a stock option which satisfies the requirements of Code
Section 422.

     INVOLUNTARY TERMINATION: the termination of the Service of any Optionee or Participant which occurs by reason of:

          - such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

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          - such individual's voluntary resignation following (i) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award) by more than five percent (5%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

     MISCONDUCT: the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Corporation or its parent or subsidiary corporations, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Corporation in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation or any parent or subsidiary may consider as grounds for the dismissal or discharge of any Optionee, Participant or other individual in the Service of the Corporation.

     NEWLY ISSUED SHARES: shares of Common Stock drawn from the Corporation's authorized but unissued shares of Common Stock.

     1934 ACT: the Securities and Exchange Act of 1934, as amended.

     NON-STATUTORY OPTION: a stock option not intended to meet the requirements of Code Section 422.

     OPTIONEE: any person to whom an option is granted under the Discretionary Option Grant or Automatic Option Grant Program in effect under the Plan.

     PARTICIPANT: any person who receives a direct issuance of Common Stock under the Stock Issuance Program in effect under the Plan.

     PERMANENT DISABILITY OR PERMANENTLY DISABLED: the inability of the Optionee or Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

     PLAN ADMINISTRATOR: the particular entity, whether the Primary Committee, any secondary committee or the Board, which is authorized (either pursuant to the express provisions of the Plan or by resolution of the Board) to exercise administrative discretion under the Discretionary Option Grant and Stock Issuance Programs with respect to one or more classes of eligible individuals, to the extent such entity is acting within the scope of its administrative authority under such programs with respect to those individuals over which it has jurisdiction.

     PRIMARY COMMITTEE: a committee of two (2) or more non-employee Board members appointed by the Board.

     SERVICE: the provision of services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option or stock issuance agreement.

     TAKE-OVER PRICE: the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

     TREASURY SHARES: shares of Common Stock reacquired by the Corporation and held as treasury shares.

     B. The following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

          Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT of the Corporation, provided each such corporation in the

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     unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in any other corporation in such chain.

          Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in any other corporation in such chain.

III. STRUCTURE OF THE PLAN

     A. Stock Programs. The Plan shall be divided into four separate components:

          - The Discretionary Option Grant Program, under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock in accordance with the provisions of Article Two.

          - The Automatic Option Grant Program, under which non-employee Board members shall automatically receive option grants at periodic intervals to purchase shares of Common Stock in accordance with the provisions of Article Three.

          - The Stock Issuance Program, under which eligible individuals may be issued shares of Common Stock directly, either through the immediate purchase of such shares at a price not less than eighty-five percent (85%) of their Fair Market Value at the time of issuance or as a bonus tied to the performance of services or the Corporation's attainment of financial objectives.

     B. General Provisions. Unless the context clearly indicates otherwise, the provisions of Articles One and Five shall apply to the Discretionary Option Grant, Automatic Option Grant and Stock Issuance Programs and shall accordingly govern the interests of all individuals under the Plan.

IV. ADMINISTRATION OF THE PLAN

     A. The Plan shall be administered in accordance with the following provisions:

          - The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to those individuals subject to the short-swing profit restrictions of the Federal securities laws. No Board member shall be eligible to serve on the Primary Committee if such individual has, within the twelve
     (12)-month period immediately preceding the date such individual is to be appointed to the Primary Committee, received an option grant or stock issuance under this Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any parent or subsidiary corporation), other than pursuant to the Automatic Option Grant Program specified in Article Three or any similar automatic option grant programs in effect for the non-employee directors of the Constituent Corporations prior to the Effective Date.

          - Administration of the Discretionary Option Grant and Stock Issuance Programs with respect to all other individuals eligible to participate in those programs may, at the Board's discretion, be vested in the Primary Committee or a secondary committee of two (2) or more Board members appointed by the Board, or the Board may retain the power to administer those programs with respect to all individuals who are not subject to the short-swing profit restrictions of the Federal securities laws. The membership of any secondary committee may include Board members who are Employees eligible to receive option grants or stock issuances under this Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any parent or subsidiary corporation).

          - Members of the Primary Committee or any secondary committee shall serve for such period as the Board may determine and shall be subject to removal by the Board at any time. The Board may also

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     at any time reassume all administrative powers and authority delegated under the Plan to any secondary committee appointed by the Board.

     B. The Plan Administrator shall, within the scope of its administrative authority under the Plan, have full power and discretion (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of each such program and any outstanding option grants or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative authority under the Plan, shall be final and binding on all parties who have an interest in the Discretionary Option Grant or Stock Issuance Program or any outstanding option or stock issuance thereunder.

     C. Service on the Primary Committee or the secondary committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of either committee shall be liable for any act or omission made in good faith with respect to the Plan or any option granted or shares issued under the Plan.

     D. Administration of the Automatic Option Grant shall be self-executing in accordance with the express terms and conditions of Article Three, respectively, and no Plan Administrator shall exercise any discretionary functions with respect to the option grants made pursuant to such programs.

V. OPTION GRANTS AND STOCK ISSUANCES

     A. The persons eligible to participate in the Discretionary Option Grant Program under Article Two and the Stock Issuance Program under Article Four are as follows:

          - officers and other key employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations);

          - non-employee members of the board of directors of any parent or subsidiary corporations, provided such individuals do not concurrently serve as members of the Board; and

          - those consultants or other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations).

     B. Non-employee Board members shall not be eligible to participate in the Discretionary Option Grant or Stock Issuance Program or in any other stock option, stock purchase, stock bonus or other stock plan of the Corporation (or its parent or subsidiary corporations). Such non-employee Board members shall be eligible to receive automatic option grants under Article Three.

     C. The Plan Administrator shall have full authority to determine, (i) with respect to the option grants made under the Discretionary Option Grant Program, which eligible individuals are to receive option grants, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding and (ii), with respect to stock issuances under the Stock Issuance Program, which eligible individuals are to be selected for participation, the number of shares to be issued to each selected individual, the vesting schedule (if any) to be applicable to the issued shares and the consideration to be paid for such shares.

VI. STOCK SUBJECT TO THE PLAN

     A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number

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of shares of Common Stock which may be issued over the term of the Plan shall not exceed 12,000,000 shares1, subject to adjustment from time to time in accordance with the provisions of this Section VI.

     B. In no event may the aggregate number of shares of Common Stock for which any one individual participating in the Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances exceed 5,000,000 shares over the term of the Plan.

     C. Should one or more outstanding options under the Plan expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of Section IV of Article Two), then the shares subject to the portion of each option not so exercised shall be available for subsequent issuance under the Plan. Shares subject to any option or portion thereof surrendered in accordance with the stock appreciation right provisions of the Plan and all share issuances under the Plan, whether or not the shares are subsequently repurchased by the Corporation pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan or the vesting of a share issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the share issuance, and not by the net number of shares of Common Stock actually issued to the holder of such option or share issuance.

     D. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one individual participating in the Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances in the aggregate over the term of the Plan, (iii) the number and/or class of securities for which automatic option grants are to be subsequently made per newly elected or continuing non-employee Board member under the Automatic Option Grant Program and (iv) the number and/or class of securities and price per share in effect under each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

- ---------------

1  Includes the 4,400,000-share increase approved by the Board on May   , 1995,
   subject to stockholder approval at the 1995 Annual Meeting.

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                                  ARTICLE TWO

                       DISCRETIONARY OPTION GRANT PROGRAM

I. TERMS AND CONDITIONS OF OPTIONS

     Options granted pursuant to the Discretionary Option Grant Program shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or Non-Statutory Options. Individuals who are not Employees may only be granted Non-Statutory Options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section II of this Article Two.

     A. Exercise Price.

     1. The exercise price per share under this Article Two shall be fixed by the Plan Administrator in accordance with the following provisions:

          The exercise price per share of Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of such Common Stock on the grant date.

          The exercise price per share of Common Stock subject to a Non-Statutory Option shall in no event be less than eighty-five percent (85%) of the Fair Market Value of such Common Stock on the grant date.

     2. The exercise price shall become immediately due upon exercise of the option and, subject to the provisions of Section I of Article Five and the instrument evidencing the grant, shall be payable in one of the alternative forms specified below:

          (i) full payment in cash or check made payable to the Corporation's order,

          (ii) full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,

          (iii) full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check made payable to the Corporation's order, or

          (iv) to the extent the option is exercised for vested shares, full payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee shall provide concurrent irrevocable written instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation in connection with such purchase and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

     B. Term and Exercise of Options. Each option granted under this Article Two shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing such option. No granted option shall, however, have a maximum term in excess of ten (10) years. During the lifetime of the Optionee, the option, together with any stock appreciation rights pertaining to such option, shall be exercisable only by the Optionee and shall not be assignable or transferable other than by transfer of the option effected by will or by the laws of descent and distribution following the Optionee's death.

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     C. Termination of Service.

     1. Should an Optionee cease Service for any reason (including death or Permanent Disability) while holding one or more outstanding options under this Article Two, then none of those options shall (except to the extent otherwise provided pursuant to subparagraph 7 below) remain exercisable for more than a thirty-six (36)-month period (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) measured from the date of such cessation of Service.

     2. Any option held by the Optionee under this Article Two and exercisable in whole or in part on the date of his or her death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. However, the right to exercise such option shall lapse upon the earlier of (i) the third anniversary of the date of the Optionee's death (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) or (ii) the specified expiration date of the option term. Accordingly, upon the occurrence of the earlier event, the option shall terminate and cease to remain outstanding.

     3. Under no circumstances shall any such option be exercisable after the specified expiration date of the option term.

     4. During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of shares (if any) in which the Optionee is vested at the time of his or her cessation of Service. Upon the expiration of the limited post-Service exercise period or (if earlier) upon the specified expiration date of the option term, each such option shall terminate and cease to remain outstanding with respect to any vested shares for which the option has not otherwise been exercised. However, each outstanding option shall immediately terminate and cease to remain outstanding, at the time of the Optionee's cessation of Service, with respect to any shares for which the option is not otherwise at that time exercisable or in which the Optionee is not otherwise vested.

     5. Should the Optionee's Service be terminated for Misconduct, all outstanding options held by the Optionee under this Article Two shall terminate immediately and cease to remain outstanding.

     6. The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the Optionee under this Article Two to be exercised, during the limited post-Service exercise period applicable under this Section I.C, not only with respect to the number of vested shares of Common Stock for which each such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more subsequent installments of vested shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

     7. The Plan Administrator shall have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period in effect under subparagraphs 1 and 2 above to such greater period of time as the Plan Administrator shall deem appropriate. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

     D. Stockholder Rights. An Optionee shall have none of the rights of a stockholder with respect to any option shares until such individual shall have exercised the option and paid the exercise price for the purchased shares.

     E. Repurchase Rights. The shares of Common Stock acquired under this Article Two may be subject to repurchase by the Corporation in accordance with the following provisions:

     1. The Plan Administrator shall have the discretion to grant options for unvested shares of Common Stock under this Article Two. Should the Optionee cease Service while holding any unvested shares purchased under such options, then the Corporation shall have the right to repurchase any or all of those unvested shares at the exercise price paid per share. The terms and conditions upon which such repurchase right shall be

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exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the instrument evidencing such repurchase right.

     2. All of the Corporation's outstanding repurchase rights under this Article Two shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of a Corporate Transaction, except to the extent: (i) any such repurchase right is expressly assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued. However, to the extent any of the Corporation's repurchase rights with respect to the unvested shares held by an Optionee are assigned in the Corporate Transaction pursuant to clause (i) above, those repurchase rights shall subsequently terminate, and all the shares subject to the terminated rights shall immediately vest in full, upon the Involuntary Termination of the Optionee's Service (other than for Misconduct) within eighteen (18) months after the effective date of the Corporate Transaction.

     3. The Plan Administrator shall have the discretionary authority, exercisable either before or after the Optionee's cessation of Service, to cancel the Corporation's outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Optionee under this Article Two and thereby accelerate the vesting of such shares in whole or in part at any time.

II. INCENTIVE OPTIONS

     The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two. Incentive Options may only be granted to individuals who are Employees. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to such terms and conditions.

     A. Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then the option may nevertheless be exercised in that calendar year for the excess number of shares as a non-statutory option under the Federal tax laws.

     B. 10% Stockholder. If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the grant date and the option term shall not exceed five (5) years measured from the grant date.

     Except as modified by the preceding provisions of this Section II, the provisions of Articles One, Two and Five shall apply to all Incentive Options granted hereunder.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

     A. In the event of any Corporate Transaction, each option which is at the time outstanding under this Article Two shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for such Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Article Two shall not so accelerate if and to the extent:

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(i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option or
(iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. However, upon an Optionee's cessation of Service by reason of an Involuntary Termination (other than for Misconduct) within eighteen (18) months after a Corporate Transaction in which his or her outstanding options are assumed or replaced pursuant to clause (i) above, each such option shall automatically accelerate and become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. The option as so accelerated shall remain exercisable until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

     B. Immediately following the consummation of the Corporate Transaction, all outstanding options under this Article Two shall terminate and cease to remain outstanding, except to the extent assumed by the successor corporation or its parent company.

     C. Each outstanding option under this Article Two that is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder, in consummation of such Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share, provided the aggregate exercise price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan on both an aggregate and participant basis following the consummation of the Corporate Transaction shall be appropriately adjusted.

     D. The Plan Administrator shall have the discretionary authority, exercisable either in advance of any actually anticipated Change in Control or at the time of an actual Change in Control, to provide for the automatic acceleration of one or more outstanding options under this Article Two (and the termination of one or more of the Corporation's outstanding repurchase rights under this Article Two) upon the occurrence of the Change in Control. The Plan Administrator shall also have full power and authority to condition any such option acceleration (and the termination of any outstanding repurchase rights) upon the subsequent termination of the Optionee's Service within a specified period following the Change in Control.

     E. Any options accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term or the surrender of such option in accordance with Section V of this Article Two.

     F. The grant of options under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     G. The portion of any Incentive Option accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain exercisable as an incentive stock option under the Federal tax laws only to the extent the dollar limitation of Section II of this Article Two is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a non-statutory option under the Federal tax laws.

IV. CANCELLATION AND REGRANT OF OPTIONS

     The Primary Committee shall have the sole and exclusive authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under

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this Article Two and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share based upon the Fair Market Value of the Common Stock on the new grant date.

V. STOCK APPRECIATION RIGHTS

     A. One or more Optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish, to surrender all or part of an unexercised option under this Article Two in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

     B. No such option surrender shall be effective unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section V may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

     C. If the surrender of an option is rejected by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

     D. One or more officers of the Corporation subject to the short-swing profit restrictions of the Federal securities laws may, in the Primary Committee's sole discretion, be granted limited stock appreciation rights in tandem with their outstanding options under this Article Two. Upon the occurrence of a Hostile Take-Over, each such officer holding one or more options with such a limited stock appreciation right in effect for at least six (6) months shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation, to the extent the option is at the time exercisable for fully vested shares of Common Stock. The officer shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the vested shares of Common Stock at the time subject to each surrendered option (or surrendered portion of such option) over (ii) the aggregate exercise price payable for such vested shares. Such cash distribution shall be made within five (5) days following the option surrender date. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Any unsurrendered portion of the option shall continue to remain outstanding and become exercisable in accordance with the terms of the instrument evidencing such grant.

     E. The shares of Common Stock subject to any option surrendered for an appreciation distribution pursuant to this Section V shall not be available for subsequent issuance under the Plan.

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                                 ARTICLE THREE

                         AUTOMATIC OPTION GRANT PROGRAM

I. ELIGIBILITY

     A. Eligible Optionees. The individuals eligible to receive automatic option grants pursuant to the provisions of this Article Three shall be limited to (i) those individuals who are serving as non-employee Board members on July 28, 1994 (other than Tommy H. Carter), (ii) those individuals who are first elected or appointed as non-employee Board members after July 28, 1994, whether through appointment by the Board or election by the Corporation's stockholders, and
(iii) those individuals who continue to serve as non-employee Board members at one or more Annual Stockholder Meetings beginning with the 1995 Annual Meeting. Any non-employee Board member eligible to participate in the Automatic Option Grant Program pursuant to the foregoing criteria shall be designated an Eligible Director for purposes of this Article Three.

     B. Limitation. Except for the option grants to be made pursuant to the provisions of this Automatic Option Grant Program and the special option grant made to Mr. Carter on July 28, 1994, non-employee Board members shall not be eligible to receive any additional option grants or stock issuances under this Plan or any other stock plan of the Corporation (or its parent or subsidiaries).

II. TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

     A. Grant Dates. Option grants shall be made under this Article Three on the dates specified below:

     1. Each individual serving as an Eligible Director on July 28, 1994 (other than Tommy H. Carter) shall automatically be granted on such date a Non-Statutory Option to purchase 75,000 shares of Common Stock upon the terms and conditions of this Article Three.

     2. Each individual who first becomes an Eligible Director after July 28, 1994, whether through election by the Corporation's stockholders or appointment by the Board, shall automatically be granted, at the time of such initial election or appointment, a Non-Statutory Option to purchase 75,000 shares of Common Stock upon the terms and conditions of this Article Three.

     3. On the date of each Annual Stockholders Meeting held after the Effective Date, beginning with the 1995 Annual Meeting, each individual who is thereafter to continue to serve as an Eligible Director, whether or not such individual is standing for re-election as a Board member at that particular meeting, shall automatically be granted a Non-Statutory Option to purchase an additional 2,500 shares of Common Stock upon the terms and conditions of this Article Three, provided such individual has served as a Board member for at least six (6) months.

     B. No Limitation. There shall be no limit on the number of such 2,500-share annual option grants any one Eligible Director may receive over his or her period of Board service. The number of shares for which the automatic option grants are to be made to newly elected or continuing Eligible Directors shall be subject to periodic adjustment pursuant to the applicable provisions of Section VI.E. of Article One.

     C. Exercise Price. The exercise price per share of Common Stock of each automatic option grant made under this Article Three shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the automatic grant date.

     D. Payment. The exercise price shall be payable in one of the alternative forms specified in Section I.A.2 of Article Two. To the extent the option is exercised for any unvested shares, the Optionee must execute and deliver to the Corporation a stock purchase agreement for those unvested shares which provides the Corporation with the right to repurchase, at the exercise price paid per share, any unvested shares held by the Optionee at the time of cessation of Board service and which precludes the sale, transfer or other disposition of any shares purchased under the option, to the extent those shares are subject to the Corporation's repurchase right.

     E. Option Term. Each automatic grant under this Article Three shall have a maximum term of ten (10) years measured from the automatic grant date.

     F. Exercisability/Vesting. Each automatic grant shall be immediately exercisable for any or all of the option shares. However, any shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares in accordance with the applicable schedule below:

          - Each initial 75,000-share automatic grant shall vest, and the Corporation's repurchase right shall lapse, with respect to (i) twenty-five percent (25%) of the option shares upon the Optionee's completion of one
     (1) year of Board service measured from the automatic grant date (or from July 8, 1994 for the initial grants made under this Article Three on July 28, 1994) and (ii) the balance of the option shares in equal successive monthly installments over the next thirty-six (36) months of continued Board service thereafter.

          - Each additional 2,500-share automatic grant shall vest, and the Corporation's repurchase right shall lapse, in a series of twelve (12) equal and successive monthly installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon the Optionee's completion of one (1) month of Board service measured from the automatic grant date.

     Vesting of the option shares shall be subject to acceleration as provided in Section II.H.3 and Section III of this Article Three. In no event shall any additional option shares vest after the Optionee's cessation of Board service, except as otherwise provided pursuant to Section II.H.3 of this Article Three.

     G. Non-Transferability. During the lifetime of the Optionee, the automatic option grant, together with the limited stock appreciation right pertaining to such option, shall be exercisable only by the Optionee and shall not be assignable or transferable other than by transfer of the option effected by will or by the laws of descent and distribution following the Optionee's death.

     H. Termination of Board Service.

     1. Should the Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding one or more automatic option grants under this Article Three, then such individual shall have a six
(6)-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares in which the Optionee is vested at the time of such cessation of Board service. However, each such option shall immediately terminate and cease to remain outstanding, at the time of such cessation of Board service, with respect to any option shares in which the Optionee is not otherwise at that time vested under such option.

     2. Should the Optionee die within six (6) months after cessation of Board service, then any automatic option grant held by the Optionee at the time of death may subsequently be exercised, for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service (less any option shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the expiration of the twelve (12)-month period measured from the date of the Optionee's death.

     3. Should the Optionee die or become Permanently Disabled while serving as a Board member, then the shares of Common Stock at the time subject to each automatic option grant held by the Optionee shall immediately vest in full (and the Corporation's repurchase right with respect to such shares shall terminate), and the Optionee (or the representative of the Optionee's estate or the person or persons to whom the option is transferred upon the Optionee's death) shall have a twelve (12)-month period following the date of the Optionee's cessation of Board service in which to exercise such option for any or all of those vested shares of Common Stock.

     4. In no event shall any automatic grant under this Article Three remain exercisable after the expiration date of the ten (10)-year option term. Upon the expiration of the applicable post-service exercise period under subparagraphs 1 through 3 above or (if earlier) upon the expiration of the ten (10)-year option term, the automatic grant shall terminate and cease to be outstanding for any option shares in which the Optionee was vested at the time of his or her cessation of Board service but for which such option was not otherwise exercised.

     I. Stockholder Rights. The holder of an automatic option grant under this Article Three shall have none of the rights of a stockholder with respect to any shares subject to that option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

     J. Remaining Terms. The remaining terms and conditions of each automatic option grant shall be as set forth in the form Automatic Stock Option Agreement attached as Exhibit A to the Plan.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

     A. In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option under this Article Three but not otherwise vested shall automatically vest in full and the Corporation's repurchase right with respect to those shares shall terminate, so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. Each such outstanding option shall be assumed by the successor corporation and remain fully exercisable until the expiration or sooner termination of the option term, whether or not the Optionee continues in Board service.

     B. In connection with any Change in Control of the Corporation, the shares of Common Stock at the time subject to each outstanding option under this Article Three but not otherwise vested shall automatically vest in full and the Corporation's repurchase right with respect to those shares shall terminate, so that each such option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. Each option shall remain so exercisable until the expiration or sooner termination of the option term, whether or not the Optionee continues in Board service.

     C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each option held by him or her under this Article Three for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The shares of Common Stock subject to each option surrendered in connection with the Hostile Take-Over shall not be available for subsequent issuance under the Plan.

     D. The automatic option grants outstanding under this Article Three shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. AMENDMENT OF THE AUTOMATIC GRANT PROVISIONS

     The provisions of this Automatic Option Grant Program, together with the automatic option grants outstanding under this Article Three, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations.

                                  ARTICLE FOUR

                             STOCK ISSUANCE PROGRAM

I. TERMS AND CONDITIONS OF STOCK ISSUANCES

     Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate purchases without any intervening stock option grants. The issued shares shall be evidenced by a Stock Issuance Agreement ("Issuance Agreement") that complies with the terms and conditions of this Article Four.

     A. Consideration

     1. Newly Issued Shares shall be issued under the Stock Issuance Program for one or more of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

          (i) full payment in cash or check made payable to the Corporation's order,

          (ii) a promissory note payable to the Corporation's order in one or more installments, which may be subject to cancellation in whole or in part upon terms and conditions established by the Plan Administrator, or

          (iii) past services rendered to the Corporation or any parent or subsidiary corporation.

     2. Newly Issued Shares may, in the absolute discretion of the Plan Administrator, be issued for consideration with a value less than one hundred percent (100%) of the Fair Market Value of such shares at the time of issuance, but in no event less than eighty-five percent (85%) of such Fair Market Value.

     3. Treasury Shares may be issued under the Stock Issuance Program for such consideration (including one or more of the items of consideration specified in subparagraph 1 above) as the Plan Administrator may deem appropriate, whether such consideration is in an amount less than, equal to or greater than the Fair Market Value of the Treasury Shares at the time of issuance. Treasury Shares may, in lieu of any cash consideration, be issued subject to such vesting requirements tied to the Participant's period of future Service or the Corporation's attainment of specified performance objectives as the Plan Administrator may establish at the time of issuance.

     B. Vesting Provisions

     1. The shares of Common Stock issued under the Stock Issuance Program (other than shares issued in lieu of salary) may, in the absolute discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in installments over the Participant's period of Service. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program, namely:

          (i) the Service period to be completed by the Participant or the performance objectives to be achieved by the Corporation,

          (ii) the number of installments in which the shares are to vest,

          (iii) the interval or intervals (if any) which are to lapse between installments, and

          (iv) the effect which death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

shall be determined by the Plan Administrator and incorporated into the Issuance Agreement executed by the Corporation and the Participant at the time such unvested shares are issued.

     2. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to him or her under the Stock Issuance Program, whether or not his or her interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. Any new, additional or different shares of stock or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued, subject to (i) the same vesting requirements applicable to the Participant's unvested shares and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

     3. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock under the Stock Issuance Program, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money promissory note), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares. The surrendered shares may, at the Plan Administrator's discretion, be retained by the Corporation as Treasury Shares or may be retired to authorized but unissued share status.

     4. The Plan Administrator may in its discretion elect to waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.

II. CORPORATE TRANSACTION/CHANGE IN CONTROL

     A. Upon the occurrence of any Corporate Transaction, all unvested shares of Common Stock at the time outstanding under this Stock Issuance Program shall immediately vest in full and the Corporation's repurchase rights shall terminate, except to the extent: (i) any such repurchase right is expressly assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination is precluded by other limitations imposed in the Issuance Agreement. However, to the extent any of the Corporation's repurchase rights with respect to the unvested shares held by a Participant are assigned in the Corporate Transaction pursuant to clause (i) above, those repurchase rights shall subsequently terminate, and all the shares subject to the terminated rights shall immediately vest in full, upon the Involuntary Termination of the Participant's Service (other than for Misconduct) within eighteen (18) months after the effective date of the Corporate Transaction.

     B. The Plan Administrator shall have the discretionary authority, exercisable either in advance of any actually anticipated Change in Control or at the time of an actual Change in Control, to provide for the immediate and automatic vesting of one or more unvested shares outstanding under the Stock Issuance Program, and the termination of the Corporation's repurchase rights with respect to those shares, at the time of such Change in Control. The Plan Administrator shall also have full power and authority to condition any such accelerated vesting upon the subsequent termination of the Participant's Service within a specified period following the Change in Control.

III. TRANSFER RESTRICTIONS/SHARE ESCROW

     A. Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing such unvested shares. To the extent an escrow arrangement is utilized, the unvested shares and any securities or other assets issued with respect to such shares (other than regular cash dividends) shall be delivered in escrow to the Corporation to be held until the Participant's interest in such shares (or other securities or assets) vests. Alternatively, if the unvested shares are issued directly to the Participant, the restrictive legend on the certificates for such shares shall read substantially as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE UNVESTED AND ARE SUBJECT TO (I) CERTAIN TRANSFER RESTRICTIONS AND (II) CANCELLATION OR REPURCHASE IN THE EVENT THE REGISTERED HOLDER (OR HIS/HER PREDECESSOR IN INTEREST) CEASES TO REMAIN IN THE CORPORATION'S SERVICE. SUCH TRANSFER RESTRICTIONS AND THE TERMS AND CONDITIONS OF SUCH CANCELLATION OR REPURCHASE ARE SET FORTH IN A STOCK ISSUANCE AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER (OR HIS/HER PREDECESSOR IN INTEREST)
     DATED             , 199 , A COPY OF WHICH IS ON FILE AT THE PRINCIPAL
     OFFICE OF THE CORPORATION."

     B. The Participant shall have no right to transfer any unvested shares of Common Stock issued to him or her under the Stock Issuance Program. For purposes of this restriction, the term "transfer" shall include (without limitation) any sale, pledge, assignment, encumbrance, gift, or other disposition of such shares, whether voluntary or involuntary. Upon any such attempted transfer, the unvested shares shall immediately be cancelled in accordance with substantially the same procedures in effect under Section I.B.3 of this Article Four, and neither the Participant nor the proposed transferee shall have any rights with respect to such cancelled shares. However, the Participant shall have the right to make a gift of unvested shares acquired under the Stock Issuance Program to the Participant's spouse or issue, including adopted children, or to a trust established for such spouse or issue, provided the donee of such shares delivers to the Corporation a written agreement to be bound by all the provisions of the Stock Issuance Program and the Issuance Agreement.

                                  ARTICLE FIVE

                                 MISCELLANEOUS

I. LOANS OR INSTALLMENT PAYMENTS

     A. The Plan Administrator may, in its discretion, assist any Optionee or Participant, to the extent such Optionee or Participant is an Employee (including an Optionee or Participant who is an officer of the Corporation), in the exercise of one or more options granted to such Optionee under the Discretionary Option Grant Program or the purchase of one or more shares issued to such Participant under the Stock Issuance Program, including the satisfaction of any Federal, state and local income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or Participant or (ii) permitting the Optionee or Participant to pay the exercise price or purchase price for the purchased shares in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be upon such terms as the Plan Administrator specifies in the applicable option or issuance agreement or otherwise deems appropriate under the circumstances. Loans or installment payments may be authorized with or without security or collateral. However, the maximum credit available to the Optionee or Participant may not exceed the exercise or purchase price of the acquired shares (less the par value of such shares) plus any Federal, state and local income and employment tax liability incurred by the Optionee or Participant in connection with the acquisition of such shares.

     B. The Plan Administrator may, in its absolute discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness by the Corporation in whole or in part upon such terms and conditions as the Plan Administrator may deem appropriate.

II. AMENDMENT OF THE PLAN AND AWARDS

     A. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to stock options or unvested stock issuances at the time outstanding under the Plan, unless the Optionee or Participant consents to such amendment, and (ii) any amendment made to the Automatic Option Grant Program (or any options outstanding thereunder) shall be in compliance with the applicable limitations of Section IV of Article Three. In addition, the Board may not, without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan, the number of shares for which options may be granted to newly elected or continuing non-employee Board members under Article Three or the maximum number of shares for which any one individual participating in the Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances in the aggregate over the term of the Plan, except for permissible adjustments under Section VI.E. of Article One, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to Optionees or Participants.

     B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program and shares of Common Stock may be issued under the Stock Issuance Program, which are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Discretionary Option Grant or Stock Issuance Program are held in escrow until stockholder approval is obtained for a sufficient increase in the number of shares available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess option grants or excess share issuances are made, then (i) any unexercised excess options shall terminate and cease to be exercisable and (ii) the Corporation shall promptly refund the purchase price paid for any excess shares actually issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow.

III. TAX WITHHOLDING

     A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of stock options or the direct issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income tax and employment tax withholding requirements.

     B. The Plan Administrator may, in its discretion and in accordance with the provisions of this Section III and such supplemental rules as the Plan Administrator may from time to time adopt (including the applicable safe-harbor provisions of Securities and Exchange Commission Rule 16b-3), provide any or all holders of Non-Statutory Options (other than the options granted pursuant to Article Three) or unvested shares under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Federal, state and local income and employment tax liabilities (the "Taxes") incurred by such holders in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

          - Stock Withholding: The holder of the Non-Statutory Option or unvested shares may be provided with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Taxes (up to one hundred percent (100%)) specified by such holder.

          - Stock Delivery: The holder of the Non-Statutory Option or the unvested shares may be provided with the election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock already held by such individual (other than in connection with the option exercise or share vesting triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes (up to one hundred percent (100%)) specified by such holder.

IV. EFFECTIVE DATE AND TERM OF PLAN

     A. The Plan became effective on July 8, 1994 upon consummation of the merger pursuant to which each of the Constituent Corporations merged with a wholly-owned subsidiary of the Corporation and thereby became a separate operating subsidiary of the Corporation, and all of the outstanding shares of the common stock of each such Constituent Corporation were converted into shares of the Corporation's common stock.

     B. On May   , 1995, the Board amended the Plan to increase the number of shares of Common Stock issuable thereunder by 4,400,000 shares, subject to stockholder approval at the 1995 Annual Stockholders Meeting. Any options granted on the basis of the 4,400,000 share increase shall not become exercisable in whole or in part unless such share increase is approved by the Corporation's stockholders. If such stockholder approval is not obtained at the 1995 Annual Stockholders Meeting, then all options granted on the basis of such 4,400,000-share increase shall terminate without ever becoming exercisable for the option shares, and no further option grants shall be made on the basis of such share increase. Subject to the foregoing limitations, options may be granted on the basis of the 4,400,000-share increase at any time from and after
the May   , 1995 effective date of such increase and before the date fixed herein for termination of the Plan.

     C. The Plan shall terminate upon the earlier of (i) December 31, 2003 or
(ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise of options or stock appreciation rights granted under the Plan or the issuance of shares (whether vested or unvested) under the Stock Issuance Program. If the date of termination is determined under clause (i) above, then all option grants and unvested stock issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

V. USE OF PROCEEDS

     Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or stock issuances under the Plan shall be used for general corporate purposes.

VI. REGULATORY APPROVALS

     A. The implementation of the Plan, the granting of any option or stock appreciation right under the Plan, the issuance of any shares under the Stock Issuance Program, and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Common Stock issued pursuant to it.

     B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

VII. NO EMPLOYMENT/SERVICE RIGHTS

     Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the Service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's Service at any time and for any reason, with or without cause.

                                   EXHIBIT A

                        AUTOMATIC STOCK OPTION AGREEMENT

                          CORAM HEALTHCARE CORPORATION
                        AUTOMATIC STOCK OPTION AGREEMENT

RECITALS

     A. The Corporation has approved an automatic option grant program under the 1994 Stock Option/Stock Issuance Plan (the "Plan"), pursuant to which special option grants are to be made to eligible members of the Corporation's Board of Directors (the "Board") at periodic intervals over their period of Board service in order to encourage such individuals to remain in the Corporation's service.

     B. Optionee is an eligible Board member and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock").

     C. The granted option is intended to be a non-statutory option which does not meet the requirements of Section 422 of the Internal Revenue Code and is designed to provide Optionee with a meaningful incentive to continue to serve as a member of the Board.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Grant of Option. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the date of grant (the "Grant Date") specified in the accompanying Notice of Grant of Non-Employee Director Automatic Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the price per share (the "Exercise Price") specified in the Grant Notice.

     2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall expire at the close of business on the Expiration Date specified in the Grant Notice, unless sooner terminated under Paragraph 5 or 8.

     3. Limited Transferability. This option, together with the special stock appreciation right provided under Paragraph 8.b, shall be neither transferable nor assignable by Optionee, other than a transfer of this option effected by will or by the laws of descent and distribution following Optionee's death, and may be exercised, during Optionee's lifetime, only by Optionee.

     4. Exercisability. This option shall be immediately exercisable for any or all of the Option Shares, whether or not the Option Shares are vested in accordance with the Vesting Schedule set forth in the Grant Notice, and shall remain so exercisable until the expiration or sooner termination of the option term. In no event, however, shall any additional Option Shares vest following Optionee's cessation of service as a Board member.

     5. Cessation of Board Service. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

          a. Upon Optionee's cessation of Board service for any reason other than death or permanent disability, this option shall immediately terminate and cease to be outstanding with respect to any and all Option Shares in which Optionee is not otherwise at that time vested in accordance with the normal Vesting Schedule set forth in the Grant Notice or the special vesting acceleration provisions of Paragraph 7 or 8.

          b. Should Optionee cease to serve as a Board member for any reason (other than death or permanent disability) while holding this option, then the period for exercising this option shall be reduced to a six (6)-month period commencing with the date of such cessation of Board service, but in no event shall this option be exercisable at any time after the Expiration Date. During such limited period of exercisability, this option may not be exercised for more than the number of Option Shares (if any) in which Optionee is vested on the date Optionee ceases service as a Board member. Upon the earlier of

     (i) the expiration of such six (6)-month period or (ii) the specified Expiration Date, the option shall terminate and cease to be exercisable with respect to any vested Option Shares for which the option has not been exercised.

          c. Should Optionee die during the six (6)-month period following his or her cessation of Board service, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option for any or all of the Option Shares in which Optionee is vested at the time of Optionee's cessation of Board service (less any Option Shares purchased by Optionee after such cessation of Board service but prior to death). Such right of exercise shall terminate, and this option shall accordingly cease to be exercisable for such vested Option Shares, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (ii) the specified Expiration Date.

          d. Should Optionee die or become permanently disabled while serving as a Board member, then all the Option Shares subject to this option at the time of such cessation of Board service shall immediately vest, and Optionee (or the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution) shall have the right to exercise this option for any or all of those vested Option Shares. Such right of exercise shall terminate, and this option shall accordingly cease to be outstanding with respect to the Option Shares, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date on which Optionee dies or becomes permanently disabled or (ii) the specified Expiration Date.

          e. Optionee shall be deemed to be PERMANENTLY DISABLED if Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

          f. In the event of a Corporate Transaction (as defined in Paragraph 7) or Change in Control (as defined in Paragraph 8), the provisions of Paragraph 7 and 8.a shall govern the period for which this option shall remain exercisable following Optionee's cessation of Board service and shall supersede any provisions to the contrary in this Paragraph 5.

     6. Adjustment in Option Shares.

     a. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Common Stock as a class without the Corporation's receipt of consideration, then the number and class of securities purchasable under this option and the Exercise Price payable per share shall be appropriately adjusted to prevent the dilution or enlargement of Optionee's rights hereunder; provided, however, the aggregate Exercise Price shall remain the same.

     b. Upon the assumption of this option in connection with any Corporate Transaction under Paragraph 7, this option shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share, provided the aggregate Exercise Price payable hereunder shall remain the same.

     7. Corporate Transaction. In the event of any of the following stockholder-approved transactions effected after July 8, 1994 to which the Corporation is a party (a "Corporate Transaction"):

          (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (including the capital stock of the Corporation's subsidiary corporations) in complete liquidation or dissolution of the Corporation, or

          (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, all Option Shares at the time subject to this option but not otherwise vested shall automatically vest and the Corporation's repurchase right shall terminate so that this option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. The option as so accelerated shall be assumed by the successor corporation in the Corporate Transaction and shall remain exercisable for such fully vested Option Shares, whether or not Optionee continues in Board service, until the earlier of
(i) the specified Expiration Date or (ii) the surrender of this option under Paragraph 8.b.

     8. Change in Control/Hostile Takeover.

     a. All Option Shares subject to this option at the time of a Change in Control (as defined below) but not otherwise vested shall automatically vest and the Corporation's repurchase right shall terminate so that this option shall, immediately prior to the effective date of such Change in Control, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully vested shares of Common Stock. This option shall remain exercisable for such fully vested Option Shares, whether or not Optionee continues in Board service, until the earlier of
(i) the specified Expiration Date or (ii) the surrender of this option under Paragraph 8.b.

     b. Provided this option has been outstanding for at least six (6) months prior to the occurrence of a Hostile Take-Over (as defined below), Optionee shall have an unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of such Hostile Take-Over) to surrender this option to the Corporation in exchange for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the Option Shares at the time subject to the surrendered option (whether or not those Option Shares are at the time vested) over (ii) the aggregate Exercise Price payable for such shares.

     To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the Option Shares for which the option has been surrendered, and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. The option shall, however, remain outstanding and exercisable for the balance of the Option Shares (if any) in accordance with the terms and provisions of this Agreement, and the Corporation shall accordingly issue a new stock option agreement (substantially in the same form of this Agreement) for those remaining Option Shares.

     This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

     c. Definitions: For purposes of this Agreement, the following definitions shall be in effect:

          A CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

             (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the

        Securities Exchange Act of 1934 (the "1934 Act")) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

             (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

          A HOSTILE TAKE-OVER shall be deemed to occur in the event of a change in ownership of the Corporation effected through the following transaction:

             (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and

             (ii) more than fifty percent (50%) of the acquired securities are accepted from holders other than the officers and directors of the Corporation subject to the shortswing profit restrictions of Section 16 of the 1934 Act.

          The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over, as determined in accordance with the valuation provisions of Paragraph 9.b, or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over.

     9. Manner of Exercising Option.

     a. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

          (i) To the extent the option is exercised for vested Option Shares, the Secretary of the Corporation shall be provided with written notice of the option exercise (the "Exercise Notice"), in substantially the form of
     Exhibit I attached hereto, in which there is specified the number of vested Option Shares which are to be purchased under the exercised option. To the extent the option is exercised for one or more unvested Option Shares, Optionee (or other person exercising the option) shall deliver to the Secretary of the Corporation a stock issuance agreement (in form and substance satisfactory to the Corporation) which grants the Corporation the right to repurchase, at the Exercise Price, any and all unvested Option Shares held by Optionee at the time of his or her cessation of Board service and which precludes the sale, transfer or other disposition of any purchased Option Shares while subject to such repurchase right (the "Issuance Agreement").

          (ii) The aggregate Exercise Price for the purchased shares shall be paid in one of the following alternative forms:

             (A) full payment in cash or check made payable to the Corporation's order;

             (B) full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as such terms are defined below);

             (C) full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check made payable to the Corporation's order; or

             (D) to the extent the option is exercised for vested Option Shares, full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written instructions to (1) a Corporation-designated brokerage firm to effect the immediate sale of the vested shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares and (2) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

          (iii) Appropriate documentation evidencing the right to exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than Optionee.

     b. For purposes of Paragraph 9.a and for all other valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share on the date in question on the New York Stock Exchange, as such price is reported on the composite tape of transactions on such exchange. If there is no reported closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

     c. The Exercise Date shall be the date on which the Exercise Notice is delivered to the Secretary of the Corporation, together with the appropriate Issuance Agreement for any unvested shares acquired under the option. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the Exercise Price for the purchased shares must accompany such notice.

     d. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares. To the extent any such Option Shares are unvested, the certificates for those Option Shares shall be endorsed with an appropriate legend evidencing the Corporation's repurchase rights and may be held in escrow with the Corporation until such shares vest.

     e. In no event may this option be exercised for any fractional shares.

     10. Stockholder Rights. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised this option and paid the Exercise Price for the purchased shares.

     11. No Impairment of Rights. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

     12. Compliance with Laws and Regulations. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Common Stock may be listed at the time of such exercise and issuance.

     13. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the Corporation's successors and assigns.

     14. Discharge of Liability. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

     15. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 1125 17th Street, Suite 1500, Denver, Colorado 80202. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

     16. Construction/Governing Law. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, including the automatic option grant provisions of Article Three of the Plan. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State, without resort to that State's conflict-of-laws rules.

                                   EXHIBIT I

                               NOTICE OF EXERCISE
                                       OF
                             AUTOMATIC STOCK OPTION

     I hereby notify Coram Healthcare Corporation (the "Corporation") that I
elect to purchase           shares of the Corporation's Common Stock (the
"Purchased Shares") at the option exercise price of $          per share (the
"Exercise Price") pursuant to that certain option (the "Option") granted to me
under the Corporation's 1994 Stock Option/Stock Issuance Plan on             ,
1994 to purchase up to           shares of the Corporation's Common Stock.

     Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.
                  , 199
Date

                                                  ---------------------------------------------
                                                                    Optionee
                                                  Address:

                                                  ---------------------------------------------
Print name in exact manner it is to appear
on the stock certificate:
Address to which certificate is to be sent,
if different from address above:                  ---------------------------------------------

                                                  ---------------------------------------------

Social Security Number:                           ---------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Statutory Provisions

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

     Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the DGCL. The indemnification provided by the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  The Coram Certificate of Incorporation and Coram Bylaws

     The Coram Certificate of Incorporation limits the directors' liability for monetary damages to Coram and its stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the DGCL as described above under "-- Statutory Provisions."

     The Coram Bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suit or proceeding where the basis of such involvement is such persons' alleged action in an official capacity or in another capacity while serving as a director or officer of Coram. The Coram Bylaws also provide for the right of a person submitting a written claim for indemnification to bring suit against Coram if such claim is not paid in full by Coram within thirty days of its receipt. In addition, the Coram Bylaws permit Coram to maintain insurance to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not Coram would have the power to indemnify such person under the DGCL.

  Contractual and Other Provisions

     Directors and officers of Coram are covered by directors and officers liability insurance of 100% of the amount of loss up to a maximum of $25,000,000 per occurrence. This coverage is for claims made against them solely by reason of their being directors or officers of Coram. Among the principal exclusions from the coverage are claims for libel or slander, those based on illegal personal profits, those for return of remuneration illegally paid, those made under Section 16(b) of the Exchange Act for accounting of profits made from a transaction in Coram's securities, those which a final adjudication establishes are acts of dishonesty, those based upon fines or penalties and those which shall be indemnified by Coram.

ITEM 21. EXHIBITS.

EXHIBIT
NUMBER                                         EXHIBIT
- ------   ------------------------------------------------------------------------------------
   2.1   -- Agreement and Plan of Merger dated as of February 6, 1994, by and among the
            Registrant, T2, Curaflex, HealthInfusion, Medisys, T2 Acquisition Company, CHS
            Acquisition Company, HII Acquisition Company and MI Acquisition Company
            (Incorporated by reference to Exhibit 2.1 of Registration No. 33-53957 on Form
            S-4).
   2.2   -- First Amendment to Agreement and Plan of Merger dated as of May 25, 1994, by and among the Registrant, T2, Curaflex, HealthInfusion, Medisys, T2 Acquisition
            Company, CHS Acquisition Company, HII Acquisition Company and MI Acquisition
            Company (Incorporated by reference to Exhibit 2.2 of Registration No. 33-53957 on
            Form S-4).
   2.3   -- Second Amendment to Agreement and Plan of Merger dated as of July 8, 1994 by and between the Registrant, T2, Curaflex, HealthInfusion, Medisys, T2 Acquisition
            Company, CHS Acquisition Company, HII Acquisition Company and MI Acquisition
            Company (Incorporated by reference to Exhibit 2.3 of the Registrant's Current
            Report on Form 8-K dated as of July 15, 1994).
   2.4   -- Agreement and Plan of Merger, dated as of April 17, 1995, between Coram
            Healthcare Corporation and Lincare Holdings Inc. (Incorporated by reference from
            Registrant's Current Report on Form 8-K filed on May 2, 1995).
   3.1   -- Certificate of Incorporation of Registrant, as amended through May 11, 1994
            (Incorporated by reference to Exhibit 2.1 of Registration No. 33-53957 on Form
            S-4).
   3.2   -- Bylaws of Registrant (Incorporated by reference to Exhibit 3.2 of Registration
            No. 33-53957 on Form S-4).
   4.1   -- Form of Common Stock Certificate for the Registrant's common stock, $.001 par value per share (Incorporated by reference to Exhibit 4.1 from Registrant's
            Annual Report on Form 10-K filed March 31, 1995).
   4.2   -- $75 million 7% Convertible Subordinated PIK Note and $25 million 12%
            Non-Convertible Subordinated PIK Note (Incorporated by reference to Exhibit F from Registrant's Current Report on Form 8-K dated April 6, 1995).
  *5     -- Opinion of Brobeck, Phleger & Harrison.
  *8.1   -- Opinion of Brobeck, Phleger & Harrison regarding certain tax matters.
  *8.2   -- Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol regarding tax matters.
 +10.1   -- Amended and Restated Credit Agreement dated as of February 10, 1995, by and among
            Curaflex, T2, HealthInfusion, Medisys, and HMSS as Co-Borrowers, Toronto Dominion
            (Texas), Inc., as Agent (the "Amended Credit Agreement") (Incorporated by
            reference to Exhibit 10.1 from Registrant's Annual Report on Form 10-K filed
            March 31, 1995).
  10.2   -- Form of Employment Agreement between the Registrant and Charles A. Laverty
            (Incorporated by reference to Exhibit 10.1 of Registration No. 33-53957 on Form
            S-4).

EXHIBIT
NUMBER                                         EXHIBIT
- ------   ------------------------------------------------------------------------------------
 10.3    -- Form of Severance/Non-Compete Agreement between the Registrant and Miles E.
            Gilman (Incorporated by reference to Exhibit 10.2 of Registration No. 33-53957 on
            Form S-4).
 10.4    -- Form of Severance/Non-Compete Agreement between the Registrant and William J.
            Brummond (Incorporated by reference to Exhibit 10.3 of Registration No. 33-53957 on Form S-4).
 10.5    -- Form of Severance/Non-Compete Agreement between the Registrant and Tommy H.
            Carter (Incorporated by reference to Exhibit 10.4 of Registration No. 33-53957 on
            Form S-4).
*10.6    -- Form of Indemnification Agreement between the Registrant and each of the
            Registrant's directors and certain executive officers.
 10.7    -- Registrant's 1994 Stock Option/Stock Issuance Plan and related forms of agreements (Incorporated by reference to Exhibit 10.15 of Registration No.
            33-53957 on Form S-4).
 10.8    -- Registrant's Employee Stock Purchase Plan (Incorporated by reference to Exhibit
            10.16 of Registration No. 33-53957 on Form S-4).
 10.9    -- 401(k) Plan of T2 dated December 8, 1989 (Incorporated herein by reference to
            Exhibit 10(s) of T2's Annual Report on Form 10-K for the fiscal year ended
            September 30, 1989, filed with the Commission on or about December 29, 1988.
 10.10   -- 1988 Stock Option Plan of T2, as amended and restated as of July 31, 1990 and as further amended as of (i) August 20, 1991; (ii) November 12, 1991; and (iii) July
            6, 1992 (Incorporated by reference to Exhibit 10.18 of Registration No. 33-53957 on Form S-4).
 10.11   -- Curaflex 1989 Stock Option Plan (Incorporated by reference to Exhibit 10.53 of
            Registration No. 33-53957 on Form S-4).
 10.12   -- Curaflex Amended 1990 Stock Option Plan (Incorporated by reference to Exhibit
            10.54 of Registration No. 33-53957 on Form S-4).
 10.13   -- Curaflex Directors' Nonqualified Stock Option Plan (Incorporated by reference to
            Exhibit 10.59 of Registration No. 33-53957 on Form S-4).
 10.14   -- Clinical Homecare Ltd. 1990 Incentive Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.61 of Registration No. 33-53957 on Form S-4).
 10.15   -- Clinical Homecare Ltd. 1990 Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.62 of Registration No. 33-53957 on Form S-4).
 10.16   -- 1989 Stock Option Plan of Medisys (Incorporated by reference to Exhibit 10.85 of
            Registration No. 33-53957 on Form S-4).
 10.17   -- Form of Non-Plan Option Agreement of Medisys (Incorporated by reference to
            Exhibit 10.86 of Registration No. 33-53957 on Form S-4).
 10.18   -- Asset Sale and Note Purchase Agreement dated as of January 29, 1995, among Coram
            Healthcare Corporation, Caremark International Inc. and Caremark Inc., as amended
            April 1, 1995 (Incorporated by reference to Exhibit G from Registrant's Current
            Report on Form 8-K dated as of April 6, 1995).
+10.19   -- Credit Agreement dated as of April 6, 1995 among Coram Healthcare Corporation,
            Coram, Inc., the lenders named therein and Chemical Bank as Administrative Agent, as Collateral Agent and as Fronting Bank (Incorporated by reference to Exhibit C from Registrant's Current Report on Form 8-K dated as of April 6, 1995).
 10.20   -- Securities Purchase Agreement, and Form of Subordinated Bridge Note, dated as of
            April 6, 1995 among Coram, Inc., as Issuer, Coram Funding, Inc., as initial
            Purchaser and Coram Healthcare Corporation (Incorporated by reference to Exhibit
            E from Registrant's Current Report on Form 8-K dated as of April 6, 1995).
*11      -- Statement regarding Computation of Per Share Earnings.

EXHIBIT
NUMBER                                         EXHIBIT
- ------   ------------------------------------------------------------------------------------
**23.1   -- Consent of Ernst & Young LLP.
**23.2   -- Consent of KPMG Peat Marwick LLP (St. Petersburg).
**23.3   -- Consent of Deloitte & Touche LLP.
**23.4   -- Consent of KPMG Peat Marwick LLP (Ontario).
**23.5   -- Consent of Arthur Andersen LLP.
**23.6   -- Consent of Coopers & Lybrand LLP.
**23.7   -- Price Waterhouse LLP.
 *24.1   -- Consent of Brobeck, Phleger & Harrison (included in the opinion filed as Exhibit
            5 to this Registration Statement).
 *24.2   -- Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
**99.1   -- Form of Coram Healthcare Corporation Proxy Card.
**99.2   -- Form of Lincare Holdings Inc. Proxy Card.

- ------------

 * To be filed by amendment.
** Filed herewith.

+ The exhibits and schedules to this report are omitted from this Exhibit. The
  Registrant agrees to furnish supplementally any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

  ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information statement.

          (2) that, for the propose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or any party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 15th day of May, 1995.

                                            CORAM HEALTHCARE CORPORATION

                                            By:    /s/  JAMES M. SWEENEY
                                                -----------------------------
                                                       James M. Sweeney
                                                 Chairman and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints James M. Sweeney, Patrick J. Fortune and Sam R. Leno, acting singly or together, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, and hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  SIGNATURE                                TITLE                      DATE
- ---------------------------------------------  ------------------------------    --------------
       /s/  JAMES M. SWEENEY                   Chairman and Chief Executive      May 15, 1995
- -----------------------------------            Officer (Principal Executive
         James M. Sweeney                      Officer)

       /s/  PATRICK J. FORTUNE                 President, Chief Operating        May 15, 1995
- -----------------------------------            Officer and Director
         Patrick J. Fortune

            /s/  SAM R. LENO                   Vice President, Secretary and     May 15, 1995
- -----------------------------------            Chief Financial Officer
              Sam R. Leno                      (Principal Financial Officer
                                               and Principal Accounting
                                               Officer)

        /s/  TOMMY H. CARTER                   Vice Chairman of the Board of     May 15, 1995
- -----------------------------------            Directors
           Tommy H. Carter

         /s/  RICHARD A. FINK                  Director                          May 15, 1995
- -----------------------------------
           Richard A. Fink

     /s/  STEPHEN G. PAGLIUCA                  Director                          May 15, 1995
- -----------------------------------
       Stephen G. Pagliuca

         /s/  L. PETER SMITH                   Director                          May 15, 1995
- -----------------------------------
           L. Peter Smith

        /s/  GAIL R. WILENSKY                  Director                          May 15, 1995
- -----------------------------------
          Dr. Gail R. Wilensky

                                        INDEX TO EXHIBITS
                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                    EXHIBIT                                      PAGE
- -------------------------------------------------------------------------------------------------
   2.1     -- Agreement and Plan of Merger dated as of February 6, 1994, by and among the Registrant, T2, Curaflex, HealthInfusion, Medisys, T2 Acquisition
              Company, CHS Acquisition Company, HII Acquisition Company and MI
              Acquisition Company (Incorporated by reference to Exhibit 2.1 of
              Registration No. 33-53957 on Form S-4).
   2.2     -- First Amendment to Agreement and Plan of Merger dated as of May 25,
              1994, by and among the Registrant, T2, Curaflex, HealthInfusion,
              Medisys, T2 Acquisition Company, CHS Acquisition Company, HII
              Acquisition Company and MI Acquisition Company (Incorporated by
              reference to Exhibit 2.2 of Registration No. 33-53957 on Form S-4).
   2.3     -- Second Amendment to Agreement and Plan of Merger dated as of July 8,
              1994 by and between the Registrant, T2, Curaflex, HealthInfusion,
              Medisys, T2 Acquisition Company, CHS Acquisition Company, HII
              Acquisition Company and MI Acquisition Company (Incorporated by
              reference to Exhibit 2.3 of the Registrant's Current Report on Form 8-K
              dated as of July 15, 1994).
   2.4     -- Agreement and Plan of Merger, dated as of April 17, 1995, between Coram
              Healthcare Corporation and Lincare Holdings Inc. (Incorporated by
              reference from Registrant's Current Report on Form 8-K filed on May 2,
              1995).
   3.1     -- Certificate of Incorporation of Registrant, as amended through May 11,
              1994 (Incorporated by reference to Exhibit 2.1 of Registration No.
              33-53957 on Form S-4).
   3.2     -- Bylaws of Registrant (Incorporated by reference to Exhibit 3.2 of
              Registration No. 33-53957 on Form S-4).
   4.1     -- Form of Common Stock Certificate for the Registrant's common stock,
              $.001 par value per share (Incorporated by reference to Exhibit 4.1 from Registrant's Annual Report on Form 10-K filed March 31, 1995).
   4.2     -- $75 million 7% Convertible Subordinated PIK Note and $25 million 12%
              Non-Convertible Subordinated PIK Note (Incorporated by reference to
              Exhibit F from Registrant's Current Report on Form 8-K dated April 6,
              1995).
  *5       -- Opinion of Brobeck, Phleger & Harrison.
  *8.1     -- Opinion of Brobeck, Phleger & Harrison regarding certain tax matters.
  *8.2     -- Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol regarding tax matters.
 +10.1     -- Amended and Restated Credit Agreement dated as of February 10, 1995, by and among Curaflex, T2, HealthInfusion, Medisys, and HMSS as
              Co-Borrowers, Toronto Dominion (Texas), Inc., as Agent (the "Amended
              Credit Agreement") (Incorporated by reference to Exhibit 10.1 from
              Registrant's Annual Report on Form 10-K filed March 31, 1995).
  10.2     -- Form of Employment Agreement between the Registrant and Charles A.
              Laverty (Incorporated by reference to Exhibit 10.1 of Registration No.
              33-53957 on Form S-4).
  10.3     -- Form of Severance/Non-Compete Agreement between the Registrant and
              Miles E. Gilman (Incorporated by reference to Exhibit 10.2 of
              Registration No. 33-53957 on Form S-4).

                                        INDEX TO EXHIBITS
                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                    EXHIBIT                                      PAGE
- -------------------------------------------------------------------------------------------------
  10.4     -- Form of Severance/Non-Compete Agreement between the Registrant and Wil-
              liam J. Brummond (Incorporated by reference to Exhibit 10.3 of
              Registration No. 33-53957 on Form S-4).
  10.5     -- Form of Severance/Non-Compete Agreement between the Registrant and
              Tommy H. Carter (Incorporated by reference to Exhibit 10.4 of
              Registration No. 33-53957 on Form S-4).
 *10.6     -- Form of Indemnification Agreement between the Registrant and each of the Registrant's directors and certain executive officers.
  10.7     -- Registrant's 1994 Stock Option/Stock Issuance Plan and related forms of agreements (Incorporated by reference to Exhibit 10.15 of Registration
              No. 33-53957 on Form S-4).
  10.8     -- Registrant's Employee Stock Purchase Plan (Incorporated by reference to
              Exhibit 10.16 of Registration No. 33-53957 on Form S-4).
  10.9     -- 401(k) Plan of T2 dated December 8, 1989 (Incorporated herein by reference to Exhibit 10(s) of T2's Annual Report on Form 10-K for the
              fiscal year ended September 30, 1989, filed with the Commission on or about December 29, 1988.
  10.10    -- 1988 Stock Option Plan of T2, as amended and restated as of July 31,
              1990 and as further amended as of (i) August 20, 1991; (ii) November
              12, 1991; and (iii) July 6, 1992 (Incorporated by reference to Exhibit
              10.18 of Registration No. 33-53957 on Form S-4).
  10.11    -- Curaflex 1989 Stock Option Plan (Incorporated by reference to Exhibit
              10.53 of Registration No. 33-53957 on Form S-4).
  10.12    -- Curaflex Amended 1990 Stock Option Plan (Incorporated by reference to
              Exhibit 10.54 of Registration No. 33-53957 on Form S-4).
  10.13    -- Curaflex Directors' Nonqualified Stock Option Plan (Incorporated by
              reference to Exhibit 10.59 of Registration No. 33-53957 on Form S-4).
  10.14    -- Clinical Homecare Ltd. 1990 Incentive Stock Option Plan, as amended
              (Incorporated by reference to Exhibit 10.61 of Registration No.
              33-53957 on Form S-4).
  10.15    -- Clinical Homecare Ltd. 1990 Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.62 of Registration No. 33-53957 on Form
              S-4).
  10.16    -- 1989 Stock Option Plan of Medisys (Incorporated by reference to Exhibit
              10.85 of Registration No. 33-53957 on Form S-4).
  10.17    -- Form of Non-Plan Option Agreement of Medisys (Incorporated by reference to Exhibit 10.86 of Registration No. 33-53957 on Form S-4).
  10.18    -- Asset Sale and Note Purchase Agreement dated as of January 29, 1995, among Coram Healthcare Corporation, Caremark International Inc. and
              Caremark Inc., as amended April 1, 1995 (Incorporated by reference to
              Exhibit G from Registrant's Current Report on Form 8-K dated as of
              April 6, 1995).
 +10.19    -- Credit Agreement dated as of April 6, 1995 among Coram Healthcare
              Corporation, Coram, Inc., the lenders named therein and Chemical Bank as Administrative Agent, as Collateral Agent and as Fronting Bank
              (Incorporated by reference to Exhibit C from Registrant's Current
              Report on Form 8-K dated as of April 6, 1995).

                                        INDEX TO EXHIBITS
                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                    EXHIBIT                                      PAGE
- -------------------------------------------------------------------------------------------------
  10.20    -- Securities Purchase Agreement, and Form of Subordinated Bridge Note,
              dated as of April 6, 1995 among Coram, Inc., as Issuer, Coram Funding,
              Inc., as initial Purchaser and Coram Healthcare Corporation
              (Incorporated by reference to Exhibit E from Registrant's Current
              Report on Form 8-K dated as of April 6, 1995).
 *11       -- Statement regarding Computation of Per Share Earnings.
**23.1     -- Consent of Ernst & Young LLP.
**23.2     -- Consent of KPMG Peat Marwick LLP (St. Petersburg).
**23.3     -- Consent of Deloitte & Touche LLP.
**23.4     -- Consent of KPMG Peat Marwick LLP (Ontario).
**23.5     -- Consent of Arthur Andersen LLP.
**23.6     -- Consent of Coopers & Lybrand LLP.
**23.7     -- Price Waterhouse LLP.
 *24.1     -- Consent of Brobeck, Phleger & Harrison (included in the opinion filed as Exhibit 5 to this Registration Statement).
 *24.2     -- Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
**99.1     -- Form of Coram Healthcare Corporation Proxy Card.
**99.2     -- Form of Lincare Holdings Inc. Proxy Card.

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 * To be filed by amendment.
** Filed herewith.

+ The exhibits and schedules to this report are omitted from this Exhibit. The
  Registrant agrees to furnish supplementally any omitted exhibit or schedule to the Securities and Exchange Commission upon request.